     As filed with the Securities and Exchange Commission on October 23, 1997

                            Registration No. 333-31149


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549





                                    FORM S-4/A-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          MAGNUM HUNTER RESOURCES, INC.
           (Exact name of registrants as specified in their charters)

                                     Nevada
                                      1311
                                  87-0462881
                         (State or other jurisdiction of
                         incorporation or organization)
                          (Primary Standard Industrial
                           Classification Code Number)
                                (I.R.S. Employer
                               Identification No.)

       File No.333-31149-1                           File No.333-31149-2
 MAGNUM HUNTER PRODUCTION, INC.                  HUNTER GAS GATHERING, INC.
(Exact name of registrants                      (Exact name of registrants
as specified in their charters)               as specified in their charters)
         Texas                                           Texas
(State or other jurisdiction                  (State or other jurisdiction
of incorporation or organization)            of incorporation or organization)
         75-2589131                                     75-1222501
(I.R.S. Employer Identification No.)        (I.R.S. Employer Identification No.)


      File No.333-31149-3                         File No.333-31149-4
GRUY PETROLEUM MANAGEMENT, CO.                  CONMAG ENERGY CORPORATION
(Exact name of registrants                      (Exact name of registrants
as specified in their charters)                as specified in their charters)
           Texas                                           Texas
(State or other jurisdiction                    (State or other jurisdiction
of incorporation or organization)             of incorporation or organization)
        75-1074365                                      75-2715164
(I.R.S. Employer Identification No.)        (I.R.S. Employer Identification No.)

                             File No.333-31149-5
                            RAMPART PETROLEUM, INC.
                           (Exact name of registrants
                        as specified in their charters)
                                     Texas
                         (State or other jurisdiction
                        of incorporated or organization)
                                   75-1896997
                      (I.R.S. Employer Identification No.)



                     600 East Las Colinas Blvd., Suite 1200,
                               Irving, Texas 75039
                                 (972) 401-0752
      (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                            Morgan F. Johnston, Esq.
                     600 East Las Colinas Blvd., Suite 1200
                               Irving, Texas 75039
                                 (972) 401-0752
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:
                             David E. Morrison, Esq.
                             Thompson & Knight, P.C.
                         1700 Pacific Avenue, Suite 3300
                               Dallas, Texas 75201
                                 (214) 969-1700

         Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

         If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

The Co-Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Co-Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

                          Magnum Hunter Resources, Inc.

                              Offer to Exchange its
                      10% Senior Notes due 2007, That Have
                Been Registered under the Securities Act of 1933,
                 As Amended, for Any and All of its Outstanding
                            10% Senior Notes due 2007


  The Exchange Offer and Withdrawal Rights Will Expire at 5:00 p.m., New York City Time, on December 2, 1997, Unless Extended (the "Expiration Date")


     Magnum Hunter Resources, Inc., a Nevada corporation (the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus (as the same may be amended or supplemented from time to time, this "Prospectus") and in the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"), to exchange up to $140,000,000 aggregate principal amount of its 10% Senior Notes due 2007 (the "Exchange Notes") that have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement (as defined herein) of which this Prospectus constitutes a part, for a like aggregate principal amount of its outstanding 10% Senior Notes due 2007 (the "Outstanding Notes" and, together with the Exchange Notes and the Private Exchange Notes (as defined), if any, the "Notes"), of which $140,000,000 aggregate principal amount is outstanding.

     The terms of the Exchange Notes are identical in all material respects to the terms of the Outstanding Notes, except that (i) the Exchange Notes have been registered under the Securities Act and therefore will not be subject to certain restrictions on transfer applicable to the Outstanding Notes and generally will not be entitled to registration rights, and (ii) the Exchange Notes generally will not provide for any increase in the interest rate thereon related to such registration rights. See "Description of the Exchange Notes" and "Description of the Outstanding Notes." The Outstanding Notes were sold by the Company on May 29, 1997 to BT Securities Corporation, First Union Capital Markets Corp., Paribas Corporation and PaineWebber Incorporated (collectively, the "Initial Purchasers") pursuant to an offering exempt from registration under the Securities Act (the "Offering").

     The Exchange Notes are being offered for exchange in order to satisfy certain obligations of the Company and the Subsidiary Guarantors (as defined) under the Registration Rights Agreement dated May 29, 1997 (the "Registration Agreement") among the Company, the Subsidiary Guarantors and the Initial Purchasers. Upon request of certain holders of Outstanding Notes, the Company shall exchange for certain Outstanding Notes other notes (the "Private Exchange Notes") identical to the Exchange Notes in all material respects, except for the placement of a legend on such Private Exchange Notes. See "Description of the Exchange Notes-Registration Agreement." The Exchange Notes will be issued under the same Indenture (as defined) as the Outstanding Notes, and the Exchange Notes, the Private Exchange Notes, if any, and the Outstanding Notes will constitute a single series of debt securities under the Indenture. In the event that the Exchange Offer is consummated, any Outstanding Notes that remain outstanding after consummation of the Exchange Offer, the Exchange Notes issued in the Exchange Offer and the Private Exchange Notes, if any, will vote together as a single class for purposes of determining whether holders of the requisite percentage in outstanding principal amount of Notes have taken certain actions or exercised certain rights under the Indenture.

         Interest on the Notes will accrue from their date of original issuance (the "Issue Date") and will be payable semi-annually in arrears on June 1 and December 1 of each year, commencing on December 1, 1997, at the rate of 10% per annum. The Notes will be redeemable, in whole or in part, at the option of the Company on or after June 1, 2002, at the redemption prices set forth herein, plus accrued interest to the date of redemption. In addition, at any time on or prior to June 1, 2000, the Company may, at its option, redeem up to 35% of the aggregate principal amount of the Notes originally issued with the net cash proceeds of one or more Equity Offerings (as defined), at a redemption price equal to 110% of the aggregate principal amount of the Notes to be redeemed plus accrued interest to the date of redemption; provided, however, that after giving effect to any such redemption, at least 65% of the aggregate principal amount of the Notes originally issued remains outstanding. Upon a Change of Control (as defined), each holder of the Notes will have the right to require the Company to repurchase such holder's Notes at a price equal to 101% of the principal amount thereof, plus accrued interest to the date of repurchase. In addition, the Company will be obligated to offer to repurchase the Notes at 100% of the principal amount thereof plus accrued interest to the date of repurchase in the event of certain Asset Sales (as defined). See "Description of the Exchange Notes" and "Description of the Outstanding Notes."

     The Outstanding Notes are and the Exchange Notes will be general unsecured obligations of the Company, ranking pari passu with any unsubordinated indebtedness of the Company and senior in right of payment to all subordinated obligations of the Company. The Outstanding Notes are and the Exchange Notes will be unconditionally guaranteed (the "Guarantees") on a senior basis by certain of the Company's subsidiaries (the "Subsidiary Guarantors"). The Guarantees are general unsecured obligations of the Subsidiary Guarantors and rank pari passu with any unsubordinated indebtedness of the Subsidiary Guarantors and senior in right of payment to all subordinated obligations of the Subsidiary Guarantors. The Outstanding Notes are and the Exchange Notes will be effectively subordinated to all secured indebtedness of the Company and the Subsidiary Guarantors to the extent of the value of the assets securing such indebtedness. As of September 30, 1997, the Company had approximately $48 million of secured indebtedness outstanding (excluding unused commitments of $12 million under the New Credit Facility (as defined)), all of which is guaranteed by the Subsidiary Guarantors.

     Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Outstanding Notes where such Outstanding Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that it will make this Prospectus available to any broker-dealer for such period of time as is necessary to comply with applicable law in connection with any such resale, provided that such time period generally not exceed 180 days after the Registration Statement is declared effective.

         See "Risk Factors" beginning on page 20 for a discussion of certain factors that should be considered in connection with the Exchange Offer.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY
              OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO
                       THE CONTRARY IS A CRIMINAL OFFENSE.

            The date of this Prospectus is October 24, 1997.

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission (the "Commission"). These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such State.

     THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM MORGAN F. JOHNSTON, SECRETARY, MAGNUM HUNTER RESOURCES, INC., 600 EAST LAS COLINAS BLVD., IRVING, TEXAS 75039 TELEPHONE (972) 401-0752. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY NOVEMBER 17, 1997.

     The Company is making the Exchange Offer in reliance on a position of the staff of the Division of Corporation Finance of the Commission as set forth in certain interpretive letters addressed to third parties in other transactions. However, the Company has not sought its own interpretive letter and there can be no assurance that the staff of the Division of Corporation Finance of the Commission would make a similar determination with respect to the Exchange Offer as it has in such interpretive letters to third parties. Based on these interpretations by the staff of the Division of Corporation Finance, and subject to the three immediately following sentences, the Company believes that the Exchange Notes issued pursuant to this Exchange Offer in exchange for Outstanding Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than a holder who is a broker-dealer) without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that (i) such Exchange Notes are acquired in the ordinary course of such holder's business and (ii) such holder is not participating, and has no arrangement or understanding with any person to participate, in a distribution (within the meaning of the Securities Act) of such Exchange Notes. However, any holder of the Outstanding Notes who is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act or any broker-dealer who purchased Outstanding Notes from the Company to resell pursuant to Rule 144A under the Securities Act ("Rule 144A") or any other available exemption under the Securities Act, (a) will not be able to rely on the interpretations of the staff of the Division of Corporation Finance of the Commission set forth in the above mentioned interpretive letters, (b) will not be permitted or entitled to tender such Outstanding Notes in the Exchange Offer and (c) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of such Outstanding Notes unless such sale or transfer is made pursuant to an exemption from such requirements. In addition, any holder who tenders Outstanding Notes in the Exchange Offer with the intention or for the purpose of participating in a distribution of the Exchange Notes cannot rely on such interpretations of the staff of the Division of Corporation Finance of the Commission referred to above and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. A broker-dealer who is not an "affiliate" of the Company may participate in the Exchange Offer with respect to Outstanding Notes acquired for its own account as a result of market-making activities or other trading activities, provided that
(i) in connection with any resales of Exchange Notes received by the broker-dealer in exchange for such Outstanding Notes, the broker-dealer delivers a prospectus meeting the requirements of the Securities Act, and (ii) the broker-dealer has not entered into any arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities
Act) of such Exchange Notes. In the event that applicable interpretations by the staff of the Division of Corporation Finance of the Commission change or otherwise do not permit resales of the Exchange Notes without compliance with the registration and prospectus delivery requirements of the Securities Act, holders of Exchange Notes who transfer Exchange Notes in violation of the prospectus delivery provisions of the Securities Act or without an exemption from registration thereunder may incur liability thereunder.

     Each holder of Outstanding Notes who wishes to exchange such Outstanding Notes for Exchange Notes in the Exchange Offer will be required to represent that (i) it is not an "affiliate" of the Company, (ii) any Exchange Notes to be received by it are being acquired in the ordinary course of its business, and
(iii) at the time of consummation of the Exchange Offer such holder will have no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of such Exchange Notes in violation of the Securities Act. Each broker-dealer that receives Exchange Notes for its own account in exchange for Outstanding Notes pursuant to the Exchange Offer must acknowledge that it acquired the Outstanding Notes for its own account as a result of market-making activities or other trading activities (a "Participating Broker-Dealer"), and must agree that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Based on the position taken by the staff of the Division of Corporation Finance of the Commission in the interpretive letters referred to above, the Company believes that Participating Broker-Dealers may fulfill the prospectus delivery requirements with respect to the Exchange Notes received upon exchange of such Outstanding Notes (other than Outstanding Notes that represent an unsold allotment from the original sale of the Outstanding Notes) with a prospectus meeting the requirements of the Securities Act that may be the prospectus prepared for an exchange offer so long as it contains a description of the plan of distribution with respect to the resale of such Exchange Notes. Accordingly, this Prospectus may be used by a Participating Broker-Dealer during the period referred to below in connection with resales of Exchange Notes received in exchange for Outstanding Notes where such Outstanding Notes were acquired by such Participating Broker-Dealer for its own account as a result of market-making or other trading activities. Subject to certain provisions set forth in the Registration Agreement, the Company has agreed that this Prospectus may be used by a Participating Broker-Dealer for such period of time as is necessary to comply with applicable law in connection with resales of such Exchange Notes, provided that such time period generally not exceed 180 days after the Registration Statement is declared effective. Any Participating Broker-Dealer who is an "affiliate" of the Company may not rely on such interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. See "Plan of Distribution" and "The Exchange Offer - Resales of Exchange Notes."

     Each Participating Broker-Dealer will be deemed to have agreed, by its acquisition of the Outstanding Notes or Exchange Notes to be sold by such Participating Broker-Dealer, that, upon receipt of notice from the Company of the occurrence of any event or the discovery of any fact which makes untrue in any material respect or which causes this Prospectus to omit to state a material fact necessary in order to make the statements contained or incorporated by reference herein, in light of the circumstances under which they were made, not misleading or of the occurrence of certain other events specified in the Registration Agreement, such Participating Broker-Dealer will suspend the sale of Exchange Notes pursuant to this Prospectus until the Company has amended or supplemented this Prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemented Prospectus to each such Participating Broker-Dealer or until the Company has given notice that the sale of Exchange Notes may be resumed, as the case may be. If the Company gives such notice to suspend the sale of the Exchange Notes, it shall extend the 180 day period referred to above during which Participating Broker-Dealers are entitled to use this Prospectus in connection with the resale of Exchange Notes by the number of days during the period from and including the date of the giving of such notice to and including the date when Participating Broker-Dealers shall have received copies of the amended or supplemented Prospectus necessary to permit resales of the Exchange Notes, or to and including the date on which the Company has given notice that the sale of Exchange Notes may be resumed, as the case may be.

         Prior to the Exchange Offer, there has been only a limited secondary market and no public market for the Outstanding Notes. The Exchange Notes will be a new issue of securities for which there is currently no market. While the Company does intend to apply for listing of the Exchange Notes on the American Stock Exchange, there can be no assurance as to the development or liquidity of any market for the Exchange Notes. Although the Initial Purchasers have informed the Company that they each currently intend to make a market in the Exchange Notes, they are not obligated to do so, and any such market-making may be discontinued at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the Exchange Notes.

     Any Outstanding Notes not tendered or accepted in the Exchange Offer will remain outstanding and will be entitled to all the same rights and will be subject to the same limitations applicable thereto under the Indenture (except for those rights that terminate upon the consummation of the Exchange Offer). Following consummation of the Exchange Offer, the holders of Outstanding Notes will continue to be subject to the existing restrictions upon transfer thereof and the Company will have no further obligation to such holders (other than under certain limited circumstances primarily relating to holders who are not eligible to participate in the Exchange Offer) to provide the registration under the Securities Act of the Outstanding Notes held by them. If Outstanding Notes are tendered and accepted in the Exchange Offer, the trading market for untendered Outstanding Notes is likely to diminish; accordingly, holders who do not tender their Outstanding Notes may encounter difficulties in selling such notes following the Exchange Offer. See "Risk Factors - Consequences of a Failure to Exchange Outstanding Notes."

         THIS PROSPECTUS AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION. HOLDERS OF OUTSTANDING NOTES ARE URGED TO READ THIS PROSPECTUS AND THE RELATED LETTER OF TRANSMITTAL CAREFULLY BEFORE DECIDING WHETHER TO TENDER THEIR OUTSTANDING NOTES PURSUANT TO THE EXCHANGE OFFER.

     Outstanding Notes may be tendered for exchange on or prior to 5:00 p.m., New York City time, on December 2, 1997, unless the Exchange Offer is extended by the Company (the "Expiration Date"). Tenders of Outstanding Notes may be withdrawn at any time thereafter on or prior to the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Outstanding Notes being tendered for exchange. Outstanding Notes may be tendered in whole or in part in a principal amount of $1,000 and integral multiples thereof.

         Each Exchange Note will bear interest from the most recent date to which interest has been paid or duly provided for on the Outstanding Note surrendered in exchange for such Exchange Note or, if no such interest has been paid or duly provided for on such Outstanding Note, from May 29, 1997. Holders of the Outstanding Notes whose Outstanding Notes are accepted for exchange will not receive accrued interest on such Outstanding Notes for any period from and after the last interest payment date to which interest has been paid or duly provided for on such Outstanding Notes prior to the original issue date of the Exchange Notes or, if no such interest has been paid or duly provided for, will not receive any accrued interest on such Outstanding Notes, and will be deemed to have waived the right to receive any interest on such Outstanding Notes accrued from and after such interest payment date or, if no such interest has been paid or duly provided for, from and after May 29, 1997.

         The Company will not receive any cash proceeds from the issuance of the Exchange Notes offered hereby. See "Use of Proceeds." No dealer-manager is being used in connection with this Exchange Offer. See "Plan of Distribution." Solicitation of tenders of Outstanding Notes may be made in person or by mail, telephone or telecopy, by directors, officers and regular employees of the
Company. Such persons will receive no additional compensation for any solicitation activities. The Company may employ third-party agents to solicit tenders of Outstanding Notes, for which services such agents would be paid their usual and customary fee. The Company has agreed to pay the expenses of the Exchange Offer.

         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE AFFAIRS OF THE COMPANY OR ITS SUBSIDIARIES SINCE THE DATE HEREOF.

     This Prospectus, together with the Letter of Transmittal, is being sent to all registered holders of the Outstanding Notes as of October 27, 1997.

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by the more detailed information, financial statements, and other data appearing elsewhere or incorporated by reference in this Prospectus. Unless the context otherwise requires, all references herein to "Magnum Hunter" or the "Company" include Magnum Hunter Resources, Inc., formerly known as Magnum Petroleum, Inc., and its consolidated subsidiaries. Except as otherwise indicated herein, each reference herein to on a "pro forma basis" shall mean that the results for the stated period or other information has been adjusted to reflect the consummation of the Transactions (as defined herein). Certain capitalized terms relating to the oil and natural gas business are defined in the "Glossary." The Company maintains its corporate headquarters at 600 East Las Colinas Blvd., Suite 1200, Irving, Texas 75039 and its telephone number is (972) 401-0752.

                                   The Company

         Magnum Hunter is an independent energy company engaged in the exploitation and development, acquisition, exploration and operation of oil and natural gas properties with a focus on Texas, Oklahoma and New Mexico. In December 1995, Magnum Petroleum, Inc. and Hunter Resources, Inc. ("Hunter") combined their oil and natural gas reserves and other assets (the "Magnum Hunter Combination"), whereby the management of Hunter assumed operating control of the Company. The new management implemented a business strategy emphasizing acquisitions of long-lived Proved Reserves with significant exploitation and development opportunities where the Company generally can control operations of the properties. As part of this strategy, in June 1996 the Company acquired from a subsidiary of Burlington Resources, Inc. ("Burlington") property interests located in the Texas Panhandle and western Oklahoma (the "Panoma Properties") for $34.7 million. Additionally, in April 1997, the Company acquired from Burlington property interests located in west Texas and southeast New Mexico (the "Permian Basin Properties") for a net purchase price of $133.0 million. While the Company is considering further acquisitions and, to a lesser extent, plans to pursue selected exploratory drilling opportunities, the Company intends to focus its efforts on the substantial inventory of exploitation and development opportunities arising from the acquisitions.

         The Company is a holding company that operates through three primary subsidiaries: (i) Gruy Petroleum Management Co. ("Gruy"), which conducts the Company's operations; (ii) Magnum Hunter Production, Inc., which owns the Company's oil and natural gas assets; and (iii) Hunter Gas Gathering, Inc., which owns the Company's gas gathering and processing facilities.

         On a pro forma basis at December 31, 1996, the Company had an interest in 2,581 wells and had estimated Proved Reserves of 314.2 Bcfe with an SEC PV-10 of $408.0 million. As adjusted to use market prices in effect on March 31, 1997, the Proved Reserves were 300.5 Bcfe with an SEC PV-10 of $224.8 million on a pro forma basis at December 31, 1996. Approximately 68% of these reserves were classified as Proved Developed Producing Reserves and 86% were attributable to the Panoma Properties and the Permian Basin Properties. On a pro forma basis at December 31, 1996, the Company's Proved Reserves had an estimated Reserve Life of 14.6 years and were 61% natural gas. The Company serves as operator for approximately 71% of its properties. Additionally, the Company owns over 500 miles of gas gathering systems and a 50% interest in a gas processing plant that is connected to the gas gathering system purchased with the Panoma Properties. In 1996, on a pro forma basis, the Company had revenues of $63.6 million and EBITDA (as defined) of $38.3 million.

         Beginning with the Magnum Hunter Combination in December 1995, the Company has made nine acquisitions for an aggregate net purchase price of $185.4 million. This strategy has added approximately 305.6 Bcfe of reserves (determined as of the respective times of their acquisition) at an average cost of $0.61 per Mcfe, as well as a 427 mile gas gathering system and a 50% interest in a gas processing plant. As a result of its acquisitions, the Company has achieved substantial growth as described below (comparing 1996 pro forma data to 1995 historical data):

         o Proved reserves increased to 314.2 Bcfe at year end 1996 (300.5 Bcfe as adjusted for March 31, 1997 market prices) from
                  36.7 Bcfe at year end 1995;

         o Annual production increased to 20.4 Bcfe in 1996 from 0.3 Bcfe in 1995;

         o SEC PV-10 increased to $408.0 million at year end 1996 ($224.8 million as adjusted for March 31, 1997 market prices) from $37.2 million at year end 1995; and

         o EBITDA increased to $38.3 million in 1996 from $(0.5) million in 1995.

                          The Permian Basin Acquisition

         On April 30, 1997, the Company acquired the Permian Basin Properties from Burlington effective as of January 1, 1997 (the "Permian Basin Acquisition"). The Permian Basin Properties consist of 47 field areas in west Texas and southeast New Mexico. The net purchase price was $133.0 million after adjustments of $10.5 million for production cash flow from January 1, 1997 to the closing date and other minor adjustments.

         The Permian Basin Properties include 1,852 producing oil and natural gas wells on approximately 113,810 gross acres (82,175 net acres), which the Company believes have significant additional exploitation, development and exploration opportunities. Approximately 66% of the wells acquired are operated by the Company. Among other opportunities, the Company has identified approximately 250 drilling locations, including production and injection wells, to further develop an existing waterflood in the Westbrook Field in Mitchell County, Texas. The proposed waterflood project is estimated to cost approximately $38.1 million over a four-year period. While the reserve report for the Permian Basin Properties assumes approximately $6.6 million of development expenditures during 1997 to enhance this waterflood project, the Company is evaluating the timing of these development expenditures relative to the Company's other capital expenditure requirements. The Company has initially budgeted approximately $5.0 million for development expenditures on the Permian Basin Properties for 1997.

         According to Ryder Scott Co., independent petroleum engineers engaged by the Company to evaluate the Permian Basin Properties ("Ryder Scott"), the Proved Reserves attributable to the Permian Basin Properties as of December 31, 1996 aggregated 191.6 Bcfe with an SEC PV-10 of $243.3 million, including 60.4 Bcfe of Proved Undeveloped Reserves. At December 31, 1996, on a pro forma basis, the Permian Basin Acquisition increased the Company's Proved Reserves to 314.2 Bcfe with an SEC PV-10 of $408.0 million as compared to Proved Reserves of 122.6 Bcfe with an SEC PV-10 of $164.8 on a historical basis at December 31, 1996. As adjusted to use market prices in effect on March 31, 1997, the Proved Reserves attributable to the Permian Basin Properties as of December 31, 1996 aggregated
181.6 Bcfe with an SEC PV-10 of $139.6 million, including 60.3 Bcfe of Proved Undeveloped Reserves.

         The Company financed the acquisition of the Permian Basin Properties with a new $130.0 million credit facility (the "New Credit Facility") and a senior subordinated credit facility of $60.0 million (the "Term Loan Facility"). Borrowings of $119.5 million under the New Credit Facility and $60.0 million under the Term Loan Facility were used to pay the $123.0 million balance of the $133.0 million net purchase price for the Permian Basin Properties, to repay the $53.7 million in outstanding indebtedness as of April 30, 1997 under the Company's previous $100.0 million credit facility (the "Previous Credit Facility") and to pay the costs associated with the Permian Basin Acquisition and the related financings. Upon the closing of the Offering, the Company used the net proceeds from the Outstanding Notes to repay the outstanding indebtedness under the Term Loan Facility and to reduce indebtedness under the New Credit Facility by approximately $75.5 million.

                             The Panoma Acquisition

         In June 1996, the Company purchased the Panoma Properties from Burlington for $34.7 million (the "Panoma Acquisition") using borrowings under the Previous Credit Facility. Assets acquired in the Panoma Acquisition included interests in 520 natural gas wells in the Texas Panhandle and western Oklahoma and an associated 427 mile gas gathering system. The Company now operates the gas gathering system and approximately 90% of the acquired natural gas wells.

         According  to  Gaffney,  Cline  &  Associates,   independent  petroleum
engineers engaged by the Company to evaluate the Panoma Properties ("Gaffney, Cline"), the Proved Reserves attributable to the Panoma Properties as of

December 31, 1996 aggregated 77.3 Bcfe with an SEC PV-10 of $111.0 million. As adjusted to use market prices in effect on March 31, 1997, the Proved Reserves attributable to the Panoma Properties as of December 31, 1996 aggregated 74.2 Bcfe with an SEC PV-10 of $53.3 million.

     The Company plans to drill over 80 in-fill wells on the Panoma Properties based on the greater well density of nearby analogous fields. The Company has budgeted approximately $5.0 million to drill 40 of these natural gas wells during 1997. During the first nine months of 1997, the Company completed approximately half of these wells. The Company has increased the natural gas flow through the gas gathering system by installing new compressor units and reconfiguring the compression system.

                            McLean Plant Acquisition

     In January 1997, the Company acquired for $2.5 million a 50% ownership interest in the McLean gas processing plant (the "McLean Gas Plant"), which currently processes 100% of the natural gas produced from the Panoma Properties (the "McLean Plant Acquisition"). The Company receives 100% of the net profits from the McLean Gas Plant until it recoups the $2.5 million purchase price, after which time it will receive 50% of the net profits. Management believes that the McLean Plant Acquisition allows the Company to capture a portion of the processing profits on natural gas produced at the Panoma Properties that would otherwise go to third party processors.

                  Other Development and Exploration Activities

     Apart from the Permian Basin and Panoma Properties, the Company has identified a number of development opportunities on its other properties for which it has budgeted approximately $7.0 million to be spent during 1997. The Company believes it can enhance the value of selected west Texas fields through in-fill drilling and enhanced recovery projects, and it also plans to participate in the drilling of up to 16 new lateral extensions from existing well bores in the Austin Chalk formation in Fayette County in central Texas. The Company also plans to participate in drilling approximately seven exploratory wells during 1997, for which it has budgeted approximately $3.0 million. The Company has participated in a successful exploratory gas discovery in Oklahoma and is presently testing another exploratory well drilled earlier this year. The Company plans to drill additional exploratory wells in 1997 on properties near the Texas Gulf Coast and in southwest Texas.

                                Company Strengths

     o Quality of Reserves. The Company has a high quality reserve base. The majority of the reserves are in the Permian Basin and Hugoton Embayment, both of which are well-known, mature oil and natural gas producing regions. The fields in which the properties are located generally have significant production history and performance data. In addition, approximately 68% of the Company's Proved Reserves were classified as Proved Developed Producing Reserves on a pro forma basis at December 31, 1996. These attributes reduce the risks associated with determining remaining reserves and forecasting future production from the properties. The properties are also long-lived with an estimated Reserve Life on a pro forma basis at December 31, 1996 of 14.6 years.

     o Substantial Inventory of Exploitation and Development Projects. The Company has identified over 400 development drilling locations on its properties. The Company believes that the majority of these locations are low-risk in-fill drilling opportunities which should add incremental reserves and increase production rates. In addition to drilling opportunities, the Company has identified several enhanced recovery projects which will include the use of waterflood and tertiary recovery methods.

     o Significant Operating Control. Through its Gruy subsidiary, the Company operates approximately 71% of the properties in which it owns an interest. This level of operating control benefits the Company in numerous ways by enabling the Company to (i) control the timing and nature of capital expenditures, (ii) identify and implement cost control programs, (iii) respond quickly to operating problems and (iv) receive overhead reimbursements from other working interest owners.

     o Experienced Management. The Company's three senior managers have over 82 combined years of direct oil and natural gas experience in the areas of drilling and completions, production operations, acquisitions and divestitures and reservoir engineering. Most members of the Company's technical staff, having spent their entire careers specializing in these regions, have in-depth knowledge of the Company's core operating regions.

     o Balanced Reserve Mix. On a pro forma basis at December 31, 1996, the Company's reserve mix was approximately 39% oil and 61% natural gas. This balanced portfolio reduces the Company's exposure to a single product's price volatility.

                                Business Strategy

         The Company's objective is to aggressively grow its reserves, production, cash flow and earnings utilizing a balanced program of (i) exploitation and development of acquired properties, including development drilling, workovers and cost reduction programs, (ii) strategic acquisitions, and (iii) a selective exploration program. Since the Magnum Hunter Combination, the Company has acquired long-lived properties with significant exploitation and development potential where the Company can control operations on a high percentage of the properties. The Company is now focusing its efforts on fully developing the large inventory of properties arising from its acquisitions and, to a lesser extent, is identifying and participating in selected exploratory prospects. The Company is also evaluating several smaller strategic acquisitions which fit the Company's objectives of having long-lived Proved Reserves with exploitation and development potential and operating control.

         The following are key elements of the Company's strategy:

     o Exploitation and Development of Existing Properties. The Company has a substantial inventory of exploitation projects including development drilling, workovers and recompletions and cost reduction programs. As of December 31, 1996, on a pro forma basis, 32% (100.0 Bcfe) of the Company's total Proved Reserves were classified as Proved Undeveloped Reserves. The Company seeks to maximize the value of the properties through development activities including in-fill drilling, waterflooding and other enhanced recovery techniques. Management believes that the proximity of these Proved Undeveloped Reserves to existing production makes development of these projects less risky and more cost effective than other drilling opportunities available to the Company.

     o Operating Cost Management. The Company emphasizes strict cost controls in all aspects of its business, and seeks to operate its properties wherever possible. By operating approximately 71% of its properties, the Company is generally able to control direct operating and drilling costs as well as to manage the timing of development and exploration activities. For example, following the Panoma Acquisition, the Company increased operating margins by restoring shut-in wells to production, reducing the number of field employees, implementing compression and other improvements on the Panoma gas gathering system and purchasing a 50% interest in the McLean Gas Plant. Management believes it can also reduce operating costs on the Permian Basin Properties by reducing the number of field employees, using contract pumpers and implementing other efficiencies. Moreover, as a result of its acquisition of the Permian Basin Properties, the Company expects only a moderate increase in its general and administrative expenses in relation to the large number of properties acquired. Therefore, the Company anticipates that such expenses will decline on a per Mcfe basis.

     o Strategic Acquisitions. Although the Company has an extensive inventory of exploitation and development opportunities, it is continuing to pursue smaller strategic acquisitions in its existing areas of operations which fit its objectives of having long-lived Proved Reserves with development potential and operating control.

     o Expansion of Gas Gathering and Marketing Operations. The Company has implemented several programs to expand and increase the efficiency of its gas gathering systems. The Company owns over 75% and markets 100% of the natural gas that moves through its gas gathering systems and, therefore, directly benefits from any cost and productivity improvements. Since the Company believes that its gas gathering systems have significant underutilized throughput capacity, it is actively pursuing several opportunities to add new Company and third party well connections. The Company is also considering opportunities to acquire complementary gas gathering systems and to form joint ventures with other operators. In addition, the Company believes that its acquisition of a 50% interest in the McLean Gas Plant allows the Company to capture a portion of the processing profits on natural gas produced at the Panoma Properties that would otherwise go to third party processors.

                           Recent Financing Activities

         TCW Preferred Stock. In December 1996, the Company sold $10.0 million of its 1996 Series A Convertible Preferred Stock (the "TCW Preferred Stock") in a private placement to funds managed by Trust Company of the West (collectively, "TCW"). The purpose of the private placement was to fund the capital costs necessary to develop certain developmental drilling and secondary recovery projects. The proceeds were initially used to reduce the Company's outstanding indebtedness under the Previous Credit Facility.

         New Credit Facility and Term Loan Facility. On April 30, 1997, the Company entered into the New Credit Facility (which replaced the Previous Credit Facility) and the Term Loan Facility. On such date, the Company borrowed $119.5 million and $60.0 million under the New Credit Facility and the Term Loan Facility, respectively, to fund the balance due on the purchase price of the Permian Basin Acquisition, to repay the outstanding indebtedness under the Previous Credit Facility and to pay the costs associated with the Permian Basin Acquisition and the related financings.

     Offering of Senior Notes. On May 29, 1997, the Company completed an offering of $140,000,000 aggregate principal amount of its Outstanding Notes (the "Offering"). Interest on the Notes accrues from their date of original issuance and is payable semi-annually in arrears on June 1 and December 1 of each year, commencing on December 1, 1997, at the rate of 10% per annum. In general, the Notes will be redeemable, in whole or in part, at the option of the Company on or after June 1, 2002, at the redemption prices set forth herein, plus accrued interest to the date of redemption. The Outstanding Notes are and the Exchange Notes will be general unsecured obligations of the Company, ranking pari passu with any unsubordinated indebtedness of the Company and senior in right of payment to all subordinated obligations of the Company. The net proceeds from the Offering were approximately $135.5 million after deducting fees and expenses of $4.5 million payable by the Company. The Company utilized the net proceeds to repay the $60.0 million of outstanding indebtedness under the Term Loan Facility and to reduce indebtedness under the New Credit Facility by approximately $75.5 million. As of September 30, 1997, the Company had approximately $48 million of secured indebtedness outstanding (excluding unused commitments of $12 million under the New Credit Facility).

                                The Transactions

         The Offering and the application of the net proceeds thereof, the Permian Basin Acquisition (including the incurrence of indebtedness under the New Credit Facility and the Term Loan Facility and the use of proceeds therefrom), the Panoma Acquisition, the McLean Plant Acquisition, the issuance of the TCW Preferred Stock and the conversion or redemption of the Company's Series B and Series C Preferred Stock into Common Stock, each as more fully described in the "Unaudited Pro Forma Combined Financial Data" and the notes thereto, are collectively referred to herein as the "Transactions."



          Summary Description of the Exchange Offer and Exchange Notes


Exchange Offer................................    Up to $140,000,000 aggregate principal  amount of  Exchange
                                                  Notes are being offered  in  exchange  for  like  aggregate principal  amount  of Outstanding Notes. Outstanding  Notes may  be  tendered  for  exchange  in  whole or in part in a principal  amount of $1,000  and integral multiples thereof.
                                                  The  Company  is  making  the  Exchange  Offer  in order to satisfy  its obligations  under  the Registration Agreement relating  to the Outstanding  Notes. The Company will issue the Exchange Notes to  tendering holders of the Outstanding
                                                  Notes promptly following the Expiration Date.

Registration Agreement........................... The  Outstanding  Notes were sold by the Company on May 29,
                                                  1997  to BT  Securities  Corporation,  First  Union Capital
                                                  Markets   Corp.,   Paribas   Corporation   and  PaineWebber
                                                  Incorporated, which   placed    the  Outstanding  Notes  in
                                                  the United  States  with  Qualified  Institutional   Buyers
                                                  ("QIBs") in reliance on Rule 144A under  the Securities Act
                                                  and  institutional   accredited  investors.  In  connection
                                                  therewith,  the   Company,    the    Subsidiary  Guarantors
                                                  and the Initial Purchasers executed and   delivered for the
                                                  benefit  of  the  holders  of  the  Outstanding  Notes  the
                                                  Registration Agreement providing for, among other   things,
                                                  the Exchange Offer.

Expiration Date.................................. 5:00  p.m.,  New  York  City  time, on  December  2,   1997
                                                  unless the Exchange Offer is  extended by the Company.  See
                                                  "The Exchange Offer - Terms of the Exchange."

Procedures for Tendering Outstanding
   Notes......................................... Each  holder  of  Outstanding  Notes  wishing to accept the
                                                  Exchange Offer must either (i) complete,  sign and date the
                                                  Letter of Transmittal, or a facsimile thereof,in accordance with the instructions  contained  herein and  therein,  and mail or  otherwise  deliver  such  Letter  of  Transmittal, or such  facsimile, together  with either the  certificates
                                                  for such  Outstanding  Notes or, if   such    procedure  is
                                                  available, a Book-Entry Confirmation  of  such  Outstanding
                                                  Notes into the Exchange Agent's  account  at the Book-Entry
                                                  Transfer  Facility,  or  (ii) deliver  such  a   Book-Entry
                                                  Confirmation together with an Agent's Message (whereby  the holder  acknowledges  its  receipt  of  and  agrees  to  be bound by the Letter of Transmittal), and any other required documentation to  the  Exchange Agent  at  the  address set forth  herein. By  executing  the Letter of  Transmittal or delivering  an  Agent's Message each  holder of Outstanding
                                                  Notes will  represent to  the  Company  that,  among  other things, (i)  the Exchange  Notes  acquired pursuant  to the
                                                  Exchange  Offer by  the holder and any beneficial owners of such  Outstanding  Notes are being acquired in the ordinary course of business of the  person receiving  such  Exchange
                                                  Notes, (ii) at the time of the consummation of the Exchange
                                                  Offer such holder will have no arrangement or understanding with any person to participate in the  distribution of such
                                                  Exchange Notes in violation of the Securities Act and (iii)
                                                  neither  the  holder  nor  such  beneficial  owner  is  an
                                                  "affiliate," as defined in Rule 405  under  the  Securities
                                                  Act, of the Company.



                                      -12-


                                                  A Participating  Broker-Dealer  that receives Exchange Notes for its own account in  exchange for Outstanding  Notes  may participate in  the  Exchange  Offer  but may  be  deemed an
                                                  "underwriter" under the Securities Act and,  therefore, must acknowledge that  it will  deliver a  prospectus meeting the requirements of the  Securities Act in connection  with  any resale of such Exchange  Notes. The  Company has undertaken, for a period of 180 days  after its  Registration  Statement of which this Prospectus  is  a part is declared  effective, to maintain  the effectiveness of the Registration Statement
                                                  for use in satisfaction  of  such   persons' obligations  to
                                                  deliver a  prospectus.  The  Letter  of  Transmittal  states that by so acknowledging  and by  delivering a prospectus, a
                                                  Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning  of the Securities
                                                  Act. See  "The Exchange Offer-Resales of Exchange Notes" and
                                                  "Plan of Distribution."

Special Procedures for Beneficial
   Owners........................................ Any beneficial owner whose Outstanding Notes are  registered
                                                  in the name of a broker,  dealer,   commercial  bank,  trust
                                                  company or   other nominee and who    wishes to  tender such
                                                  Outstanding Notes in the Exchange Offer should contact  such registered  holder  promptly  and  instruct  such registered holder to tender on such beneficial owner's behalf.  If such beneficial owner wishes to tender  on  its  own behalf, such owner must, prior to completing and executing the Letter  of
                                                  Transmittal and delivering  its  Outstanding  Notes,  either make appropriate arrangements to  register ownership  of the
                                                  Outstanding Notes in such owner's  name or obtain a properly completed bond power from the registered holder.The transfer of registered ownership may take  considerable time and  may not be able to be completed prior to the Expiration Date.

Guaranteed Delivery
   Procedures.................................... Holders   of   Outstanding  Notes  who  wish to tender their
                                                  Outstanding   Notes  and whose  Outstanding  Notes  are  not
                                                  immediately available or who cannot complete the  procedures for book-entry transfer of such Outstanding Notes or deliver their Outstanding Notes, the Letter  of  Transmittal  or any other required documents to the Exchange  Agent prior to the
                                                  Expiration   Date   must  tender  their  Outstanding   Notes
                                                  according to the guaranteed delivery  procedures  set  forth in "The Exchange Offer- Procedures for Tendering Outstanding
                                                  Notes - Guaranteed Delivery."

Withdrawal Rights................................ Tenders may be withdrawn at any time prior to the Expiration
                                                  Date.  See "The Exchange Offer -Withdrawal Rights."
Certain Federal Income Tax
     Considerations.............................. The exchange of the Outstanding Notes for  Exchange Notes by tendering holders should not be  a taxable exchange for U.S.
                                                  federal  income tax  purposes, and such  holders  should not recognize any taxable  gain or  loss for U.S. federal income
                                                  tax purposes  as  a  result of  such exchange.    Holders of
                                                  Exchange  Notes  will  continue to  be  required  to include interest received on such Exchange Notes in gross  income in accordance with their method of accounting for U.S.  federal income tax purposes.  Holders should review  the information set forth under "Certain Federal Income  Tax Considerations"
                                                  for   a   discussion   of  certain  U.S.  federal income tax
                                                  considerations  relating  to  the  Exchange  Notes  prior to tendering the Outstanding Notes in the Exchange Offer.

Exchange Agent................................... First Union National Bank of  North  Carolina is  serving as
                                                  Exchange Agent in  connection  with the Exchange Offer.  See
                                                  "The Exchange Offer - Exchange Agent."



                                      -13-






The Exchange Notes............................... $140,000,000 in   aggregate  principal  amount of 10% Senior
                                                  Notes due 2007. The form and terms of the Exchange Notes are identical in all  material  respects  to  the terms  of  the respective Outstanding Notes for which they may be exchanged pursuant to the Exchange Offer, except for certain  transfer
                                                  restrictions   and  registration  rights  relating  to   the
                                                  Outstanding Notes and except for certain interest provisions relating  to  such  registration rights. See "Description of the Exchange Notes."

Maturity......................................... June 1, 2007.

Interest on the Exchange Notes................... The Exchange Notes will bear interest at the rate of 10% per annum, payable semiannnually  on  June 1  and  December 1 of
                                                  each year, commencing December 1, 1997.   Each Exchange Note
                                                  will  bear  interest  from  the  most  recent  date to which
                                                  interest  has  been  paid  or  duly  provided  for  on   the
                                                  Outstanding  Note  surrendered in exchange for such Exchange
                                                  Note or, if no such interest has been paid  or duly provided for on such Outstanding Note, from May 29, 1997. Interest on the  Outstanding  Notes  accepted for exchange will cease to accrue upon issuance of the Exchange Notes.

Ranking.......................................... The Exchange  Notes will be general unsecured obligations of the Company and will rank pari passu with any unsubordinated indebtedness of the Company and will rank senior in right of payment to all subordinated obligations of the Company.  The
                                                  Exchange Notes  will  be  effectively  subordinated  to  all secured indebtedness of  the Company to  the  extent of  the value  of  the  assets  securing  such  indebtedness. As  of
                                                  September  30,  1997,  the  Company  had  approximately  $48
                                                  million  of secured   indebtedness    outstanding (excluding
                                                  unused commitments  of  $12 million  under  the  New  Credit
                                                  Facility), all of  which  is  guaranteed  by  the Subsidiary
                                                  Guarantors.

Guarantees....................................... The  Exchange  Notes  will be  unconditionally guaranteed on a senior  basis by the Subsidiary Guarantors. The Guarantees will  be  general  unsecured  obligations  of the Subsidiary
                                                  Guarantors  and will rank pari passu with any unsubordinated indebtedness  of  the  Subsidiary  Guarantors  and will rank senior in right of payment to all  subordinated  obligations
                                                  of  the  Subsidiary   Guarantors.  The  Guarantees  will  be
                                                  effectively subordinated to all secured  indebtedness of the
                                                  Subsidiary  Guarantors  to the  extent  of  the value of the assets securing such indebtedness.

Optional Redemption.............................. The Exchange Notes will be  redeemable,  in whole or in part, at the option of the  Company on or  after  June 1,  2002  at the redemption prices set forth herein, plus accrued interest to  the  date of  redemption. In addition, at any time on  or prior to June 1, 2000, the Company may, at its option, redeem up  to  35% of  the  aggregate  principal amount of the Notes originally issued with  the  net cash  proceeds  of  one  or more Equity Offerings, at a redemption price equal to 110% of the aggregate principal amount  of  the  Notes to be redeemed plus accrued interest to  the  date of  redemption;  provided, however, that, after giving effect to any such redemption, at least  65% of  the aggregate principal  amount  of the  Notes originally issued remains outstanding.

Change of Control................................ Upon a Change of Control, each holder will have  the  right to require the Company to repurchase such holder's Exchange Notes at a price equal to 101% of the principal amount thereof  plus accrued interest to the date of repurchase.



                                      -14-






Certain Covenants................................ The  Indenture  governing   the Exchange Notes (the "Indenture")
                                                  contains certain covenants that limit the ability of the Company and  its  Restricted  Subsidiaries (as defined) to,  among other things,  incur  additional  indebtedness,  pay dividends or make certain  other  restricted  payments, consummate  certain  asset sales,  enter  into certain transactions  with affiliates, incur liens, impose  restrictions  on  the  ability  of  a  Restricted
                                                  Subsidiary to  pay  dividends or  make certain payments  to  the
                                                  Company and its Restricted  Subsidiaries,  merge or  consolidate with any other person or sell, assign, transfer,lease, convey or otherwise  dispose of all or substantially  all of the assets of
                                                  the  Company. In  addition,  under certain   circumstances,  the
                                                  Company will be required to offer to purchase the Exchange Notes, in whole or in part,  at  a purchase  price equal to 100% of the principal amount thereof plus  accrued interest to  the  date of repurchase, with the proceeds of certain Asset Sales (as defined).

Listing.......................................... The Company has applied for listing of the Exchange Notes on the
                                                  American  Stock Exchange. See "Risk  Factors -  Lack  of  Public
                                                  Market."

Sinking Fund..................................... None.

         For additional information regarding the Exchange Notes, see "Description of the Exchange Notes."


                                 Use of Proceeds

         The Company will not receive any cash proceeds from the issuance of the Exchange Notes offered hereby.

                                  Risk Factors

         See "Risk Factors" for a discussion of certain factors that should be considered in evaluating an investment in the Exchange Notes.

                 SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

     The following table sets forth summary historical consolidated financial data of the Company as of and for the three years ended December 31, 1996, for the six months ended June 30, 1996 and 1997 and as of June 30, 1997, which have been derived from the Company's consolidated financial statements, and unaudited summary pro forma data as of and for the six months ended June 30, 1997. The historical financial data of the Company for the six months ended June 30, 1996 and 1997 and as of June 30, 1997 have been derived from the Company's unaudited interim consolidated financial statements. The pro forma data give effect to the consummation of the Transactions. The pro forma income statement data and other data for the six months ended June 30, 1997 reflect such adjustments as if the Transactions had occurred on January 1, 1997. The pro forma financial data do not purport to represent what the Company's financial position or results of operations would actually have been had the Transactions in fact occurred on the assumed dates and are not necessarily indicative of future operating results or financial position. The information contained in this table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition
and Results of Operations," "Selected Consolidated Financial Data," the Consolidated Financial Statements and the notes thereto and the "Unaudited Pro Forma Combined Financial Data" and the notes thereto included elsewhere in this Prospectus.

                                                                                                 Six Months
                                                    Year Ended December 31,                     Ended June 30,
                                             ------------------------------------ -----------------------------------------
                                                                                                               Pro-forma
                                                   1994        1995         1996        1996        1997         1997
                                             ------------ ----------- -----------  ---------- ------------    -------------
                                                                     (dollars in thousands)
Income Statement Data:
Operating revenues:
   Oil and natural gas......................   $     729   $     617  $    10,248  $    2,821   $ 11,791       $ 24,418
   Gas gathering, marketing and processing..           -           -        5,768       1,528      5,283          5,283
   Oil field services and international sales         16          32          396         201      3,606          3,606
                                             ----------- ----------- -----------  ----------- -----------     -------------
      Total operating revenues..............         745         649       16,412       4,550     20,680         33,307
Operating costs and expenses:
   Oil and natural gas production...........         318         268        4,390       1,126      4,740          7,779
   Gas gathering, marketing and processing..           -           -        4,708       1,314      3,938          3,938
   Oil field services and international sales          6          26          267         327      3,424          3,424
   Depreciation and depletion...............         243         421        2,951       1,084      4,460          8,089
   General and administrative...............         769         977        1,225         443        651            701
                                             ----------- ----------- -----------  ----------- -----------     -------------
      Total operating costs and expenses....       1,336       1,692       13,541       4,294     17,213         23,931
                                             ----------- ----------- -----------  ----------- -----------     -------------
Operating profit (loss).....................        (591)     (1,043)       2,871         256      3,467          9,376
   Other income.............................          52          77          344         186        155            155
   Interest expense.........................          (7)         (2)      (2,394)       (499)    (4,758)        (9,258)
   Provision for deferred income taxes......           -           -         (312)          -        432            (97)
   Minority interest in subsidiary earnings.           -           -            -           -        (20)           (20)
                                             ----------- -----------  -----------  ----------- -----------    -------------
Net income (loss) before extraordinary loss.        (547)       (968)         509         (57)      (724)            156

Extraordinary Loss from Early
     Extinguishment of Debt.................           -            -           -           -     (1,384)              -
                                               ---------    ----------  ----------   ----------  ---------    -------------
Net Income (loss)...........................        (547)        (968)        509         (57)    (2,108)            156
   Dividends applicable to preferred shares.        (579)        (617)       (406)       (340)      (438)           (438)
                                               ---------    ----------  ----------  -----------  ---------    -------------
Net income (loss) applicable to
     common shares..........................   $  (1,126)   $  (1,585)  $     103   $    (397)   $(2,546)           (282)

Other Data:
EBITDA(1)...................................       $(297)      $(545)      $6,166   $   1,526   $  8,082        $ 17,620
Cash interest expense(2)....................           7           2        2,347         485      4,605           9,123
Capital expenditures(3).....................       1,945       1,244       41,471      37,301    141,677         141,677
Ratio of EBITDA to cash interest expense and
   preferred share dividends(4).............           -           -        2.24x       1.85x      1.60x           1.84x
Ratio of earnings to fixed charges(5).......           -           -        1.15x           -          -             -




                                                                        December 31,               June 30, 1997
                                                            ----------------------------------     -------------
                                                             1994         1995         1996           Actual
                                                            ------        -------     --------       --------
                                                                                (dollars in thousands)

Balance Sheet Data:
Working capital......................................       $1,197       $  (916)     $ 2,279        $  4,170
Property, plant and equipment, net...................        7,255        36,405       73,648         210,397
Total assets.........................................        9,575        40,065       83,072         231,670
Total debt(6)........................................          186         9,612       38,766         187,055
Stockholders' equity.................................        8,645        24,496       35,154          32,253
ACNTA(7).............................................            -             -            -         236,478
Ratio of ACNTA to total debt(6)......................            -             -            -           1.26x

- -----------

     (1) EBITDA is defined as net income (loss) before income taxes and minority interest, plus the sum of depletion and depreciation and interest expense.
EBITDA is not a measure of cash flow as determined by generally accepted accounting principles. The Company has included information concerning EBITDA because EBITDA is a measure used by certain investors in determining the Company's historical ability to service its indebtedness. EBITDA should not be considered as an alternative to, or more meaningful than, net income or cash flows as determined in accordance with generally accepted accounting principles or as an indicator of the Company's operating performance or liquidity.

     (2) Cash interest expense consists of interest expense less amortization of debt issuance costs.

     (3) Capital expenditures include cash expended for acquisitions plus normal additions to oil and natural gas properties and other fixed assets.

     (4) For purposes of calculating the ratio of EBITDA to cash interest expense and preferred share dividends, cash interest expense consists of interest expense less amortization of debt issuance costs. EBITDA for the years ended December 31, 1994 and 1995 would have been inadequate to cover cash interest expense and preferred share dividends by approximately $883,000 and $1,164,000 respectively.

     (5) For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income (loss) applicable to common shares plus extraordinary loss, plus provision for income taxes, plus fixed charges. Fixed charges consist of interest expense (which includes amortization of deferred debt issuance costs), plus the portion of rental expense under operating leases which has been deemed by the Company to be representative of an appropriate interest factor, plus preferred share dividends. Earnings for the years ended December 31, 1994 and 1995 and the six months ended June 30, 1996 and 1977 would have been inadequate to cover fixed charges by approximately $1,126,000, $1,585,000, $397,000 and $1,593,000, respectively. EBITDA for the six months ended June 30, 1997 on a pro forma basis would have been inadequate to cover cash interest expenses and preferred dividends by $185,000.

     (6) Consists of long-term debt, including current maturities of long-term debt, and excluding production payment liabilities of $288,000, $937,000 and $831,000 as of December 31, 1995 and 1996 and June 30, 1997, respectively.

     (7) Adjusted  Consolidated Net Tangible Assets  ("ACNTA").  ACNTA includes:
$221,771,000 of adjusted SEC PV-10,  $4,170,000 of working capital,  $10,577,000 of book value for other tangible assets and less $40,000 of book value for minority interest.

        SUMMARY HISTORICAL AND PRO FORMA OPERATING, RESERVE AND WELL DATA

         The following table sets forth certain summary information with respect to the Company's operations for the periods indicated and summary information with respect to the Company's estimated proved oil and natural gas reserves. The pro forma operating data for the year ended December 31, 1996 give effect to the Transactions as if they had occurred on January 1, 1996, and the pro forma reserve and well data at December 31, 1996 give effect to the Transactions as if they had occurred on December 31, 1996. The information contained in this table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Consolidated Financial Statements and the notes thereto, the "Unaudited Pro Forma Combined Financial Data" and the notes thereto and "Business and Properties" included elsewhere in this Prospectus.

                                                           Year Ended December 31,                    Six Months
                                                                                                        Ended
                                                                                                       June 30,
                                                ------------------------------------------------- ---------------------
                                                                                     Pro Forma
                                                   1994      1995        1996          1996          1996         1997
                                                ---------- ---------- ----------- --------------- ----------    -------
                                                                       (dollars in thousands)
Operating Data:
Production:
   Oil (MBbl)................................         42          30         191           1,105       90          240
   Natural gas (MMcf)........................         88         102       2,675          13,811      488        3,332
   Natural Gas Equivalents (MMcfe)...........        340         282       3,821          20,442    1,027        4,771
Average sales price:
   Oil (per Bbl).............................     $14.20      $15.60      $20.46          $20.15   $19.32       $18.33
   Natural gas (per Mcf).....................       1.53        1.46        2.37            2.22     2.23         2.22
   Natural Gas Equivalents (Mcfe)............       2.15        2.19        2.68            2.59     2.75         2.47
Average oil and natural gas production
   expense (per Mcfe) (1)....................      $0.94       $0.95       $1.15           $0.84   $ 1.10       $  .99




                                                               December 31,                    Pro Forma 1996
                                                  -----------------------------------  ----------------------------------
                                                                                          Dec. 31, 1996     Mar. 31, 1997
                                                  1994           1995        1996            Prices          Prices (2)
                                                  -----------------------------------  ----------------------------------

Reserve and Well Data (3):
Proved Reserves:
   Oil (MBbl)...........................          1,261         3,768         5,338          20,629              19,851
   Natural gas (MMcf)...................          4,914        14,072        90,566         190,442             181,363
   Natural Gas Equivalents (MMcfe)......         12,477        36,678       122,596         314,218             300,470
Percent Proved Developed Reserves.......            15%           51%           68%             68%                 67%
Percent natural gas reserves............            39%           38%           74%             61%                 60%
Reserve Life (years)....................           10.9          16.2          16.6            14.6                14.0
Estimated future net cash flows before tax
   (thousands)..........................        $12,209       $45,940      $353,542        $822,385            $447,932
SEC PV-10 (thousands)...................         $7,775       $37,209      $164,766        $408,049            $224,831
Producing wells:
   Gross................................             51           462           729           2,581               2,581
   Net..................................             31           130           569           1,436               1,436
   Average Working Interest.............            61%           28%           78%             56%                 56%
Operated wells (4)......................             27           130           609           1,833               1,833
- -----------

(1) Includes lease operating expenses and production and ad valorem taxes, if applicable. For the years ended December 31, 1996 on a historical basis and December 31, 1996 on a pro forma basis and the six months ended June 30, 1997, includes internal transfer price expenses for gas gathering and overhead costs of $0.23 per Mcfe, $0.04 per Mcfe and $0.19 per Mcfe, respectively.

(2) Proved Reserves, future net cash flows before tax and SEC PV-10 have been estimated as of December 31, 1996 using March 31, 1997 market prices of $20.41 per Bbl of oil and $2.30 per Mcf of natural gas (with appropriate adjustments for Btu content) and have not been adjusted for production for the three-month period ended March 31, 1997.

(3) For limitations on the accuracy and reliability of reserves and future net cash flow estimates, see "Risk Factors -- Uncertainty of Estimates of Reserves and Future Net Cash Flows." For reserve pricing information, see "Business and Properties -- Oil and Natural Gas Reserves."

(4)   Includes wells operated for third parties.

                                  RISK FACTORS

      Information contained or incorporated by reference in this Prospectus may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by the use of forward-looking terminology such as "may," "expect," "intend," "anticipate," "estimate" or "continue" or the negative thereof or other variations thereon or comparable terminology. The following matters and certain other factors noted throughout this Prospectus constitute cautionary statements identifying important factors with respect to any such forward-looking statements, including certain risks and uncertainties, that could cause actual results to differ materially from those in such forward-looking statements.

      Prior to making an investment decision, prospective investors should carefully consider, together with the other information contained in this Prospectus, the following risk factors:

Substantial Leverage; Ability to Service Debt

     The Company is highly leveraged, with outstanding long-term indebtedness of approximately $187 million and stockholders' equity of $32.2 million as of June 30, 1997. The Company's level of indebtedness has several important effects on its future operations, including (i) a substantial portion of the Company's cash flow from operations is dedicated to the payment of interest on its indebtedness and is not available for other purposes, (ii) the covenants contained in the New Credit Facility require the Company to meet certain financial tests and limit the Company's ability to borrow additional funds or to acquire or dispose of assets, and (iii) the Company's ability to obtain additional financing in the future may be impaired. Additionally, the senior (as opposed to subordinated) status of the Notes, the Company's high debt to equity ratio, and the use of substantially all of the Company's assets as collateral for the New Credit Facility will for the present time make it difficult for the Company to obtain financing on an unsecured basis or to obtain secured financing other than certain "purchase money" indebtedness collateralized by the acquired assets.

      Although the Company reported an operating profit for fiscal 1996, at December 31, 1996 the Company had an accumulated deficit of $5.1 million due to operating losses incurred in prior years. The Company's ability to meet its financial covenants and to make scheduled payments of principal and interest to repay its indebtedness, including the Notes, is dependent upon its operating results and its ability to obtain financing. However, there can be no assurance that the Company's business will generate sufficient cash flow from operations or that future bank credit will be available in an amount sufficient to enable the Company to service its indebtedness, including the Notes, or make necessary capital expenditures. In such event, the Company would be required to obtain such financing from the sale of equity securities or other debt financing. There can be no assurance that any such financing will be available on terms acceptable to the Company. Should sufficient capital not be available, the Company may not be able to continue to implement its strategy.

     The New Credit Facility limits the Company's borrowings to amounts determined by the lenders, in their sole discretion, based upon a variety of factors including the amount of indebtedness which can be adequately supported by the value of oil and natural gas reserves and assets, contracts and throughput attributable to the gas gathering systems and processing plant, and assets owned by the Company (the "Borrowing Base"). As of September 30, 1997, the Company had $12.0 million borrowing availability under the Borrowing Base of the New Credit Facility. If oil or natural gas prices decline below their current levels, the availability of funds under the New Credit Facility could be materially adversely affected.

     The New Credit Facility also requires the Company to satisfy certain financial ratios in the future. One covenant requires the Company to maintain a ratio of the Company's funded indebtedness divided by the sum of funded indebtedness plus equity (the "Debt to Capitalization Ratio") of not more than
0.86 from the closing of the New Credit Facility until March 31, 1998, not more than 0.75 from April 1, 1998 until September 30, 1998, and not more than 0.70 thereafter. At June 30, 1997, the Company had a debt to Capitalization Ratio of
0.86. Another covenant requires the Company to maintain a ratio of Consolidated EBITDA to Interest Expense (as defined in the New Credit Facility) of not less than 2.00 to 1 through June 30, 1998, not less than 2.50 to 1 from July 1, 1998 through December 31, 1998 and not less than 2.75 to 1 thereafter. The Company had a ratio of Consolidated EBITDA to Interest Expense of 2.21 to 1 as of June 30, 1997. The failure to satisfy these covenants or any of the other covenants in the New Credit Facility would constitute an event of default thereunder and, subject to certain grace periods, may permit the lenders to accelerate the indebtedness then outstanding under the New Credit Facility and demand immediate repayment thereof. See "Description of New Credit Facility."

      The agreement with TCW relating to the TCW Preferred Stock requires the Company to raise an aggregate of $15.0 million in additional equity by December 31, 1997 or the Company will be required to redeem 333,333 shares of the TCW Preferred Stock on June 30 of each of the years 2006, 2007 and 2008 for an aggregate purchase price of $10.0 million plus any accrued and unpaid dividends and interest thereon. Such a mandatory redemption obligation of the Company could have negative implications under the Company's credit arrangements and could negatively affect financial covenants under future credit facilities and affect the Company's ability to raise debt or equity capital in the future.

Holding Company Structure; Effective Subordination of Exchange Notes

      The Company is a holding company, the principal assets of which consist of equity interests in its subsidiaries. The Outstanding Notes are and the Exchange Notes will be a direct unsecured obligation of the Company, which derives all of its revenues from the operations of its subsidiaries. As a result, the Company will be dependent on the earnings and cash flow of, and dividends and distributions or advances from, its subsidiaries to provide the funds necessary to meet its debt service obligations, including the payment of principal of and interest on the Notes. The payment of dividends from the subsidiaries to the Company and the payment of any interest on or the repayment of any principal of any loans or advances made by the Company to any of its subsidiaries may be subject to statutory restrictions and are contingent upon the earnings of such subsidiaries.

     The Outstanding Notes are and the Exchange Notes will be general unsecured obligations of the Company, ranking pari passu in right of payment to all unsubordinated indebtedness of the Company and senior in right of payment to all subordinated indebtedness of the Company. The Outstanding Notes are and the Exchange Notes will be unconditionally guaranteed, jointly and severally, by each of the Subsidiary Guarantors. The Guarantees are general unsecured obligations of the Subsidiary Guarantors, ranking pari passu in right of payment to all unsubordinated indebtedness of the Subsidiary Guarantors and senior in right of payment to all subordinated indebtedness of the Subsidiary Guarantors. However, the Notes are effectively subordinated to secured indebtedness of the Company and the Subsidiary Guarantors to the extent of the value of the assets securing such indebtedness. In the event of a default on such secured indebtedness, or a bankruptcy, liquidation or reorganization of the Company and its subsidiaries, such assets will be available to satisfy obligations with respect to the secured indebtedness before any payment therefrom will be made on the Notes. As of September 30, 1997, the Company had approximately $48 million of secured indebtedness outstanding (excluding unused commitments of $12 million under the New Credit Facility). The Company's subsidiaries are also guarantors of the New Credit Facility. The Outstanding Notes are and the Exchange Notes will not be secured by any of the assets of the Company or its subsidiaries. The indebtedness incurred under the New Credit Facility is secured by liens against substantially all of the Company's and its subsidiaries' assets.

Consequences of a Failure to Exchange Outstanding Notes

      The Outstanding Notes have not been registered under the Securities Act or any state securities laws, and therefore, may not be offered, sold or otherwise transferred except in compliance with the registration requirements of the Securities Act and any other applicable securities laws, or pursuant to an exemption therefrom or in a transaction not subject thereto, and in each case in compliance with certain other conditions and restrictions, including the Company's and the Trustee's right in certain cases to require the delivery of opinions of counsel, certifications and other information prior to any such transfer. Outstanding Notes that remain outstanding after the consummation of the Exchange Offer will continue to bear a legend reflecting such restrictions on transfer. In addition, upon consummation of the Exchange Offer, holders of Outstanding Notes that remain outstanding will not be entitled to any rights to have such Outstanding Notes registered under the Securities Act or to any similar rights under the Registration Agreement (subject to certain limited exceptions). The Company currently intends to register under the

Securities Act Outstanding Notes that remain outstanding after consummation of the Exchange Offer only if such Outstanding Notes are held by Initial Purchasers and persons ineligible to participate in the Exchange Offer (other than due solely to the status of such person as an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act). See "Description of the Exchange Notes - Registration Agreement". If Outstanding Notes are tendered and accepted in the Exchange Offer, the trading market for untendered Outstanding Notes is likely to diminish; accordingly, holders who do not tender their Outstanding Notes may encounter difficulties in selling such notes following the Exchange Offer. The Exchange Notes, the Private Exchange Notes, if any, and any Outstanding Notes that remain outstanding after consummation of the Exchange Offer will constitute a single series of debt securities under the Indenture and, accordingly, will vote together as a single class for purposes of determining whether holders of the requisite percentage in outstanding principal amount thereof have taken certain actions or exercised certain rights under the Indenture.

     The Indenture provides that, with respect to the Outstanding Notes, if the Company or the Subsidiary Guarantors fail to comply with certain provisions concerning registration rights, specifically the timing of the Exchange Offer, Additional Interest (as defined herein) will accrue and be payable until such time as such registration defaults have been cured. Following consummation of the Exchange Offer, neither the Outstanding Notes nor the Exchange Notes will be entitled to any increase in the interest rate thereon (subject to certain limited exceptions.) See "Description of the Outstanding Notes" and "Description of the Exchange Notes - Registration Agreement."

Volatility of Oil and Natural Gas Prices

      The Company's  revenues,  profitability  and the carrying value of its oil and natural gas properties are substantially dependent upon prevailing prices of, and demand for, oil and natural gas and the costs of acquiring, finding, developing and producing reserves. The Company's ability to maintain or increase its borrowing capacity, to repay the Exchange Notes and outstanding indebtedness under any current or future credit facility, and to obtain additional capital on attractive terms is also substantially dependent upon oil and natural gas prices. Historically, the markets for oil and natural gas have been volatile and are likely to continue to be volatile in the future. Prices for oil and natural gas are subject to wide fluctuations in response to: (i) relatively minor changes in the supply of, and demand for, oil and natural gas; (ii) market uncertainty; and (iii) a variety of additional factors, all of which are beyond the Company's control. These factors include domestic and foreign political conditions, the price and availability of domestic and imported oil and natural gas, the level of consumer and industrial demand, weather, domestic and foreign government relations, the price and availability of alternative fuels and overall economic conditions. The Company's production is predominantly weighted toward natural gas, making earnings and cash flow more sensitive to natural gas price fluctuations. For 1996, the Company has estimated that a $0.10 per Mcf change in natural gas prices would have resulted in a $250,000 difference in
EBITDA, and a $1.00 per Bbl change in oil prices would have resulted in a $182,000 difference in EBITDA. On a pro forma basis for the Permian Basin Acquisition for 1996, the Company has estimated that a $0.10 per Mcf change in natural gas prices would have resulted in a $1,275,000 difference in EBITDA, and a $1.00 per Bbl change in oil prices would have resulted in a $1,055,000 difference in EBITDA. Furthermore, the marketability of the Company's production depends in part upon the availability, proximity and capacity of gathering systems, pipelines and processing facilities. Volatility in oil and natural gas prices could affect the Company's ability to market its production through such systems, pipelines or facilities.

      Under full cost accounting, the Company would be required to take a non-cash charge against earnings to the extent capitalized costs of acquisition, exploration and development (net of depletion and depreciation), less deferred income taxes, exceed the SEC PV-10 of its Proved Reserves and the lower of cost or fair value of unproved properties after income tax effects. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Background."

Uncertainty of Estimates of Reserves and Future Net Cash Flows

      This Prospectus contains estimates of the Company's oil and natural gas reserves and the future net cash flows from those reserves, which have been prepared or audited by certain independent petroleum consultants. There are numerous uncertainties inherent in estimating quantities of Proved Reserves of oil and natural gas and in projecting future rates of production and the timing of development expenditures, including many factors beyond the Company's control. The estimates in this Prospectus are based on various assumptions, including, for example, constant oil and natural gas prices, operating expenses, capital expenditures and the availability of funds, and, therefore, are inherently imprecise indications of future net cash flows. Actual future production, cash flows, taxes, operating expenses, development expenditures and quantities of recoverable oil and natural gas reserves may vary substantially from those assumed in the estimates. Any significant variance in these assumptions could materially affect the estimated quantity and value of reserves set forth in this Prospectus. Additionally, the Company's reserves may be subject to downward or upward revision based upon actual production performance, results of future development and exploration, prevailing oil and natural gas prices and other factors, many of which are beyond the Company's control. See "Business and Properties -- Oil and Natural Gas Reserves."

      The SEC PV-10 of Proved Reserves referred to in this Prospectus should not be construed as the current market value of the estimated Proved Reserves of oil and natural gas attributable to the Company's properties. In accordance with applicable requirements of the Commission, the estimated discounted future net cash flows from Proved Reserves are generally based on prices and costs as of the date of the estimate, whereas actual future prices and costs may be materially higher or lower. The calculation of the SEC PV-10 of the Company's oil and natural gas reserves on a pro forma basis at December 31, 1996 is based on average prices at December 31, 1996 of $24.18 per Bbl of oil and $4.05 per Mcf of natural gas. These prices were higher than the market prices of $20.41 per Bbl of oil and $2.30 per Mcf of natural gas (with appropriate adjustments for Btu content) at March 31, 1997 and are higher than historical prices used in recent years to estimate the SEC PV-10 of the Company's reserves. These numbers compare to the Company's pro forma average product prices of $20.15 per Bbl of oil and $2.22 per Mcf of natural gas, which are based on the average of the actual prices received at the respective properties during 1996. Actual future net cash flows also will be affected by (i) the timing of both production and related expenses; (ii) changes in consumption levels and (iii) governmental regulations or taxation. In addition, the calculation of the present value of the future net cash flows using a 10% discount as required by the Commission is not necessarily the most appropriate discount factor based on interest rates in effect from time to time and risks associated with the Company's reserves or the oil and gas industry in general. Furthermore, the Company's reserves may be subject to downward or upward revision based upon actual production, results of future development, supply and demand for oil and natural gas, prevailing oil and natural gas prices and other factors. See "Business and Properties -- Oil and Natural Gas Reserves."

Finding and Acquiring Additional Reserves; Depletion

      The Company's future success depends upon its ability to find or acquire additional oil and natural gas reserves that are economically recoverable. Except to the extent the Company conducts successful exploration or development activities or acquires properties containing Proved Reserves, the Proved Reserves of the Company will generally decline as they are produced. The decline rate varies depending upon reservoir characteristics and other factors. The Company's future oil and natural gas reserves and production, and, therefore, cash flow and income, are highly dependent upon the Company's level of success in exploiting its current reserves and acquiring or finding additional reserves. There can be no assurance that the Company's planned development projects and acquisition activities will result in significant additional reserves or that the Company will have success drilling productive wells at economic returns to replace its current and future production.

Acquisition Risks

      The Company has grown primarily through acquisitions and intends to continue acquiring oil and natural gas properties. Although the Company performs a review of the properties proposed to be acquired, such reviews are subject to uncertainties. It generally is not feasible to review in detail every individual property involved in an acquisition. Ordinarily, review efforts are focused on the higher-valued properties. However, even a detailed review of all properties and records may not reveal existing or potential problems; nor will it permit the Company to become sufficiently familiar with the properties to assess fully their deficiencies and capabilities. Inspections are not always performed on every well, and potential problems, such as mechanical integrity of equipment and environmental conditions that may require significant remedial expenditures, are not necessarily observable even when an inspection is undertaken.

      The Company has recently begun to focus its acquisition efforts on larger packages of oil and natural gas properties, such as the properties involved in the Panoma and Permian Basin Acquisitions. The acquisition of larger oil and gas properties may involve substantially higher costs and may pose additional issues regarding operations and management. There can be no assurance that oil and natural gas properties acquired by the Company will be successfully integrated into the Company's operations or will achieve desired profitability objectives. See "Business and Properties -- Recent Acquisitions."

Exploration and Development Risks; Waterflood Projects

      The Company intends to increase its development and exploration activities. Exploration drilling and, to a lesser extent, development drilling of oil and natural gas reserves involve a high degree of risk that no commercial production will be obtained and/or that production will be insufficient to recover drilling and completion costs. The cost of drilling, completing and operating wells is often uncertain. The Company's drilling operations may be curtailed, delayed or canceled as a result of numerous factors, including title problems, weather conditions, compliance with governmental requirements and shortages or delays in the delivery of equipment. Furthermore, completion of a well does not assure a profit on the investment or a recovery of drilling, completion and operating costs. See "Business and Properties -- Development and Exploration Activities."

      There are certain risks associated with secondary recovery operations, especially the use of waterflooding techniques, and drilling activities in general. Part of the Company's inventory of development prospects consists of waterflood projects. With respect to the Permian Basin Properties, the Company has identified significant potential expenditures related to further developing an existing waterflood. The proposed waterflood project is estimated to cost an aggregate of $38.1 million over a four-year period, which costs are reflected in the Company's reserve reports. While the reserve report for the Permian Basin Properties assumes approximately $6.6 million of development expenditures in 1997 to enhance this waterflood, the Company is evaluating the timing of these development expenditures relative to the Company's other capital expenditure requirements. The Company has initially budgeted approximately $5.0 million for development expenditures on the Permian Basin Properties for 1997. Waterflooding involves significant capital expenditures and uncertainty as to the total amount of secondary reserves that can be recovered. In waterflood operations, there is generally a delay between the initiation of water injection into a formation containing hydrocarbons and any increase in production that may result. The operating cost per unit of production of waterflood projects is generally higher during the initial phases of such projects due to the purchase of injection water and related costs, as well as during the later stages of the life of the project as production declines. The degree of success, if any, of any secondary recovery program depends on a large number of factors, including the porosity of the formation, the technique used and the location of injector wells. See "Business and Properties -- Development and Exploration Activities."

Operating Hazards and Uninsured Risks; Production Curtailments

      The Company's oil and natural gas business involves a variety of operating risks, including, but not limited to, unexpected formations or pressures, uncontrollable flows of oil, gas, brine or well fluids into the environment (including groundwater contamination), blowouts, fires, explosions, pollution and other risks, any of which could result in personal injuries, loss of life, damage to properties and substantial losses. Although the Company carries insurance at levels which it believes are reasonable, it is not fully insured against all risks. The Company does not carry business interruption insurance. Losses and liabilities arising from uninsured or under-insured events could have a material adverse effect on the financial condition and operations of the Company.

      From time to time, due primarily to contract terms, pipeline interruptions or weather conditions, the producing wells in which the Company owns an interest have been subject to production curtailments. The curtailments range from production being partially restricted to wells being completely shut-in. The duration of curtailments varies from a few days to several months. In most cases the Company is provided only limited notice as to when production will be curtailed and the duration of such curtailments. The Company is not currently experiencing any material curtailment on its production.

Marketing Risks

      For the year ended December 31, 1996, natural gas revenues comprised approximately 62% of total oil and natural gas revenues on a historical basis and approximately 58% on a pro forma basis. The types of natural gas contracts under which production is sold vary, but generally can be grouped into three categories: (i) life-of-well, (ii) long-term (one year or longer), and (iii) short-term contracts. Short-term contracts are defined as contracts which may have a primary term of less than one year, but which are cancelable at either party's discretion in 30 to 120 days. Substantially all of the Company's natural gas production is currently sold to gas marketing firms or end users either on the spot market on a month-to-month basis at prevailing spot market prices or under long-term contracts based on current spot market prices. For the year ended December 31, 1996, one purchaser accounted for approximately 91% of the Company's natural gas revenues. The Company does not believe that any discontinuation of its sales arrangement with such firm would be disruptive to the Company's natural gas marketing operations. See "Business and Properties -- Marketing of Production."

      Approximately 5% of the estimated natural gas reserves in the Permian Basin Properties are served by a single gas gathering system operated by Burlington Resources Oil and Gas Company, a Burlington affiliate. Burlington has agreed, however, that it will deliver the natural gas at a sufficient pressure to enter at least one third party gas transmission system and that it will only impose any natural gas curtailments in the same proportion as its own natural gas. The Company is not otherwise protected from increased gas gathering charges that would make it uneconomic to continue production in times of low natural gas prices.

Hedging Risks

     As of March 31, 1997 on an historical basis, the Company had hedged approximately (i) 50% of its natural gas production through January 1998, and
(ii) 85% of its oil production through August 1997. As of June 30, 1997, the Company had hedged approximately 16% of its oil production and 50% of its natural gas production. These hedges have in the past involved fixed price arrangements and other price arrangements at a variety of prices, floors and caps. The Company is currently evaluating the use of hedges on the oil and natural gas produced from the Permian Basin Properties. The Company has in the past and may in the future enter into oil and natural gas futures contracts, options and swaps. The Company's hedging activities, while intended to reduce the Company's sensitivity to changes in market prices of oil and natural gas, are subject to a number of risks including instances in which the Company or the counterparties to its futures contracts could fail to purchase the contracted quantities of oil or natural gas. Additionally, the fixed price sales and hedging contracts limit the benefits the Company will realize if actual prices rise above the contract prices. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- Hedging Activity" and Note 14 to the Company's Consolidated Financial Statements.

Laws and Regulations

      The Company's operations are affected by extensive regulation pursuant to various federal, state and local laws and regulations relating to the exploration for and development, production, gathering and marketing of oil and natural gas. Matters subject to regulation include discharge permits for drilling operations, drilling and abandonment bonds or other financial responsibility requirements, reports concerning operations, the spacing of wells, unitization and pooling of properties, and taxation. From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of oil and natural gas wells below actual production capacity in order to conserve supplies of oil and natural gas.

      Operations of the Company are also subject to numerous environmental laws, including but not limited to, those governing management of waste, protection of water, air quality, the discharge of materials into the environment, and preservation of natural resources. Non-compliance with environmental laws and the discharge of oil, natural gas, or other materials into the air, soil or water may give rise to liabilities to the government and third parties, including civil and criminal penalties, and may require the Company to incur costs to remedy the discharge. Laws and regulations protecting the environment have become more stringent in recent years, and may in certain circumstances impose retroactive, strict, and joint and several liability rendering entities liable for environmental damage without regard to negligence or fault. From time to time the Company has agreed to indemnify sellers of producing properties from whom the Company has acquired reserves against certain liabilities for environmental claims associated with such properties. There can be no assurance that new laws or regulations, or modifications of or new interpretations of existing laws and regulations, will not increase substantially the cost of compliance or otherwise adversely affect the Company's oil and natural gas operations and financial condition or that material indemnity claims will not arise against the Company with respect to properties acquired by the Company. While the Company does not anticipate incurring material costs in connection with environmental compliance and remediation, it cannot guarantee that material costs will not be incurred. See "Business and Properties -- Regulation."

Competition

      The Company encounters substantial competition in acquiring properties, marketing oil and natural gas, securing trained personnel and operating its properties. Many competitors have financial and other resources that substantially exceed those of the Company. The Company's competitors in acquisitions, development, exploration and production include major oil companies, numerous independents, individual proprietors and others. Therefore, competitors may be able to pay more for desirable leases and to evaluate, bid for and purchase a greater number of properties or prospects than the financial or personnel resources of the Company will permit. See "Business and Properties
- -- Competition."

Dependence Upon Key Personnel

      The Company is substantially dependent upon three key individuals within its management, Gary C. Evans, Matthew C. Lutz and Richard R. Frazier, all of whom were executives of Hunter prior to the Magnum Hunter Combination. The loss of the services of any one of these individuals could have a material adverse impact upon the Company. See "Management."

Change of Control

      Upon the occurrence of a Change of Control, the Company will be required to offer to repurchase all or a portion of the outstanding Notes at 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase. The source of funds for any such payment at maturity or earlier repurchase will be the Company's available cash or cash generated from operating or other sources, including, without limitation, borrowings or sales of assets or equity securities of the Company. There can be no assurance that sufficient funds will be available at the time of any such event to pay such principal or to make any required repurchase. If an offer to repurchase is required to be made and the Company does not have available funds sufficient to pay for Notes tendered for repurchase, an event of default would occur under the Indenture. The occurrence of an event of default could result in acceleration of maturity of the Notes and all amounts due under the New Credit Facility. See "Description of Exchange Notes."

Lack of Public Market

     The Outstanding Notes were issued to, and the Company believes are currently owned by, a relatively small number of beneficial owners. The Outstanding Notes have not been registered under the Securities Act and will continue to be subject to restrictions on transferability to the extent that they are not exchanged for Exchange Notes. See "-- Consequences of a Failure to Exchange Outstanding Notes." Although the Exchange Notes will generally be permitted to be resold or otherwise transferred by the holders (who are not affiliates of the Company or broker-dealers) without compliance with the registration and prospectus delivery requirements under the Securities Act, they will constitute a new issue of securities with no established trading market. The Company has been advised by the Initial Purchasers that the Initial Purchasers presently intend to make a market in the Exchange Notes. However, the Initial Purchasers are not obligated to do so and any market making activity with respect to the Exchange Notes may be discontinued at any time without notice. In addition, such market making activity will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the Exchange Offer. If the Exchange Notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors including general economic conditions and the financial condition of the Company. While the Company does intend to apply for a listing of the Exchange Notes on the American Stock Exchange, there can be no assurance as to the development or liquidity of any market for the Exchange Notes. The liquidity of, and trading market for, the Notes also may be adversely affected by general declines in the market for similar securities. Such a decline may adversely affect such liquidity and trading markets independent of the financial performance of, and prospects for, the Company.

     Notwithstanding the registration of the Exchange Notes in the Exchange Offer, holders who are "affiliates" (as defined in Rule 405 under the Securities
Act) of the Company may publicly offer for sale or resell the Exchange Notes only in compliance with the provisions of Rule 144 under the Securities Act. Each broker-dealer that receives Exchange Notes for its own account in exchange for Outstanding Notes, where such Outstanding Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes. Subject to certain provisions set forth in the Registration Agreement, the Company has agreed that, for a period of up to 180 days after the Registration Statement is declared effective, it will make this Prospectus available to any Participating Broker-Dealer for use in connection with any such resale. However, under certain circumstances, the Company has the right to require that Participating Broker-Dealers suspend the resale of Exchange Notes pursuant to this Prospectus. See "The Exchange Offer -- Resales of Exchange Notes."

Exchange Offer Procedures

     Any holder of the Outstanding Notes who is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act or any broker-dealer who purchased Outstanding Notes from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act will not be permitted or entitled to tender such Outstanding Notes in the Exchange Offer and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of such Outstanding Notes unless such sale or transfer is made pursuant to an exemption from such requirements. See "The Exchange Offer -- Resales of Exchange Notes."

     Each holder of Outstanding Notes who wishes to exchange its Outstanding Notes for Exchange Notes in the Exchange Offer will be required to make certain representations to the Company set forth in "The Exchange Offer -- Acceptance for Exchange and Issuance of Exchange Notes."

     Issuance of the Exchange Notes in exchange for the Outstanding Notes pursuant to the Exchange Offer will be made only after timely receipt by the Company of such Outstanding Notes, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, holders of the Outstanding Notes desiring to tender such Outstanding Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. The Company is under no duty to give notification of defects or irregularities with respect to tenders of Outstanding Notes for exchange. See "The Exchange Offer -- Procedures for Tendering Outstanding Notes."

Fraudulent Conveyance

      Various fraudulent conveyance laws enacted for the protection of creditors may apply to the Subsidiary Guarantors' issuance of the Guarantees. To the extent  that a  court  were to find  that  (x) a  Guarantee  was  incurred  by a
Subsidiary Guarantor with intent to hinder, delay or defraud any present or future creditor or the Subsidiary Guarantor contemplated insolvency with a design to prefer one or more creditors to the exclusion in whole or in part of others or (y) a Subsidiary Guarantor did not receive fair consideration or reasonably equivalent value for issuing its Guarantee and such Subsidiary Guarantor (i) was insolvent, (ii) was rendered insolvent by reason of the issuance of such Guarantee, (iii) was engaged or about to engage in a business or transaction for which the remaining assets of such Subsidiary Guarantor constituted unreasonably small capital to carry on its business or (iv) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, the court could avoid or subordinate such Guarantee in favor of the Subsidiary Guarantor's creditors. Among other things, a legal challenge of a Guarantee on fraudulent conveyance grounds may focus on the benefits, if realized by the Subsidiary Guarantor as a result of the issuance by the Company of the Notes. The Indenture contains a savings clause, which generally limits the obligations of each Subsidiary Guarantor under its
Guarantee to the maximum amount as will, after giving effect to all of the liabilities of such Subsidiary Guarantor, result in such obligations not constituting  a  fraudulent  conveyance.  To  the  extent  a  Guarantee  of  any
Subsidiary Guarantor was avoided as a fraudulent conveyance or held unenforceable for any other reason, holders of the Notes would cease to have any claim against such Subsidiary Guarantor and would be creditors solely of the Company and any Subsidiary Guarantor whose Guarantee was not avoided or held unenforceable. In such event, the claims of the holders of the Notes against the issuer of an invalid Guarantee would be subject to the prior payment of all liabilities of such Subsidiary Guarantor. There can be no assurance that, after providing for all prior claims, there would be sufficient assets to satisfy the claims of the holders of the Notes relating to any avoided portions of any of the Guarantees.

      The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law applied in any such proceeding. Generally, however, a Subsidiary Guarantor may be considered insolvent if the sum of its debts, including contingent liabilities, was greater than the fair marketable value of all of its assets at a fair valuation or if the present fair marketable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature.

      Based upon financial and other information, the Company and the Subsidiary Guarantors believe that the Guarantees are being incurred for proper purposes and in good faith and that the Company and each Subsidiary Guarantor is solvent and will continue to be solvent, will have sufficient capital for carrying on its business after such issuance and will be able to pay its debts as they mature. There can be no assurance, however, that a court passing on such standards would agree with the Company.

                                 USE OF PROCEEDS

      At April 30, 1997, following the closing of the Permian Basin Acquisition, the Company's outstanding indebtedness under the New Credit Facility was $119.5 million and under the Term Loan Facility was $60.0 million. The indebtedness under the New Credit Facility and the Term Loan Facility was incurred to pay the $123.0 million balance of the $133.0 million net purchase price in the Permian Basin Acquisition, to repay the approximately $53.7 million outstanding indebtedness under the Previous Credit Facility as of April 30, 1997, and to pay the costs associated with the Permian Basin Acquisition and the related financings. The New Credit Facility currently bears interest at 7.4375% per annum and matures on April 30, 2002. See "Description of New Credit Facility."

     On May 29, 1997, the Company completed an offering of $140.0 million aggregate principal amount of its 10% Senior Notes due 2007. Interest on the Notes will accrue from their date of original issuance and will be payable semi-annually in arrears on June 1 and December 1 of each year, commencing on December 1, 1997, at the rate of 10% per annum. In general, the Notes will be redeemable, in whole or in part, at the option of the Company on or after June 1, 2002, at the redemption prices set forth herein, plus accrued interest to the date of redemption. The Notes will be general unsecured obligations of the
Company and will rank pari passu with any unsubordinated indebtedness of the Company and will rank senior in right of payment to all subordinated obligations of the Company. The net proceeds from the Offering were approximately $135.5 million after deducting fees and expenses of approximately $4.5 million paid by the Company. The Company utilized the net proceeds to repay the $60.0 million of outstanding indebtedness under the Term Loan Facility and to reduce indebtedness under the New Credit Facility by approximately $75.5 million. As of September 30, 1997, the Company had approximately $48.0 million of secured indebtedness outstanding (excluding unused commitments of $12.0 million under the New Credit Facility).

      The Exchange Offer is intended to satisfy certain of the Company's obligations under the Registration Agreement. The Company will not receive any cash proceeds from the issuance of the Exchange Notes in the Exchange Offer. In consideration for issuing the Exchange Notes as contemplated in this Prospectus, the Company will receive Outstanding Notes in like principal amount. The form and terms of the Exchange Notes are identical in all material respects to the form and terms of the Outstanding Notes, except certain transfer restrictions and registration rights relating to the Outstanding Notes and except for certain interest provisions relating to such registration rights. See "Description of the Exchange Notes." The Outstanding Notes surrendered in exchange for the Exchange Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the Exchange Notes will not result in any increase in the outstanding debt of the Company.

                               THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

     In connection with the sale of the Outstanding Notes, the Company and the Subsidiary Guarantors entered into the Registration Agreement with the Initial Purchasers, pursuant to which the Company and the Subsidiary Guarantors agreed to file and to use their best efforts to cause to become effective with the Commission a registration statement with respect to the exchange of the Outstanding Notes for debt securities with terms identical in all material respects (subject to certain exceptions) to the terms of the Outstanding Notes. A copy of the Registration Agreement has been filed as an Exhibit to the Registration Statement of which this Prospectus is a part.

     The Exchange Offer is being made to satisfy the contractual obligations of the Company and the Subsidiary Guarantors under the Registration Agreement. The form and terms of the Exchange Notes are the same as the form and terms of the Outstanding Notes except that: (i) the Exchange Notes have been registered under the Securities Act and therefore will not be subject to certain restrictions on transfer applicable to the Outstanding Notes and will not be entitled to resale registration under the Registration Agreement (subject to certain exceptions), although the Registration Agreement does provide for prospectus delivery procedures to assist resales of Exchange Notes, and (ii) the Exchange Notes generally will not provide for any increase in the interest rate thereon. In that regard, the Outstanding Notes provide that if the Company or the Subsidiary Guarantors fail to comply with certain provisions concerning registration rights, specifically the timing of the Exchange Offer, Additional Interest will accrue and be payable until such time as such registration defaults have been cured. Additional Interest will accrue and be payable semi-annually until such time as all Registration Defaults have been cured. See "Description of the Outstanding Notes" and "Risk Factors -- Consequences of a Failure to Exchange Outstanding Notes."

      The Exchange Offer is not being made to, nor will the Company accept tenders for exchange from, holders of Outstanding Notes in any jurisdiction in which the Exchange Offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

     Unless the context requires otherwise, the term "holder" with respect to the Exchange Offer means any person in whose name the Outstanding Notes are registered on the books of the Company or any other person who has obtained a properly completed bond power from the registered holder, or any person whose Outstanding Notes are held of record by the Depository who desires to deliver such Outstanding Notes by book-entry transfer at the Depository. Persons holding Outstanding Notes through the Depository and wishing to accept the Exchange Offer must do so pursuant to the Depository's Automated Tender Offer Program. See "-- Procedures for Tendering Outstanding Notes -- Book Entry Transfer."

Terms of the Exchange Offer

     The Company hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal, to exchange up to $140 million aggregate principal amount of Exchange Notes for a like aggregate principal amount of Outstanding Notes properly tendered on or prior to the Expiration Date and not properly withdrawn in accordance with the procedures described below. The Company will issue, promptly after the Expiration Date, an aggregate principal amount of up to $140 million of Exchange Notes in exchange for a like principal amount of Outstanding Notes tendered and accepted in connection with the Exchange Offer. The term "Expiration Date" means 5:00 p.m., New York City time, on December 2, 1997 unless the Exchange Offer is extended by the Company (in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended). Holders may tender their Outstanding Notes in whole or in part in a principal amount of $1,000 and integral multiples thereof. The Exchange Offer is not conditioned upon any minimum number of Outstanding Notes being tendered. As of the date of this Prospectus, $140 million aggregate principal amount of the Outstanding Notes is outstanding.

      Holders of Outstanding Notes do not have any appraisal or dissenters' rights in connection with the Exchange Offer. Outstanding Notes that are not tendered for or are tendered but not accepted in connection with the Exchange Offer will remain outstanding and be entitled to the benefits of the Indenture, but will not be entitled to any further registration rights under the Registration Agreement, except under limited circumstances. See "Risk Factors --

Consequences of a Failure to Exchange Outstanding Notes," "Description of the Exchange Notes" and "Description of the Outstanding Notes."

     If any tendered Outstanding Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Outstanding Notes will be returned, without expense, to the tendering holder thereof (or, in the case of Outstanding Notes tendered pursuant to the procedures for book-entry transfer described below, such Outstanding Notes will be credited to an account maintained with the Depository for the Outstanding Notes) promptly after the Expiration Date. Holders who tender Outstanding Notes in connection with the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions herein and in the Letter of Transmittal, transfer taxes with respect to the exchange of Outstanding Notes in connection with the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See "-- Fees and Expenses."

      NEITHER THE BOARD OF DIRECTORS OF THE COMPANY NOR THE COMPANY MAKES ANY RECOMMENDATION TO HOLDERS OF OUTSTANDING NOTES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ALL OR ANY PORTION OF THEIR OUTSTANDING NOTES PURSUANT TO THE EXCHANGE OFFER. IN ADDITION, NO ONE HAS BEEN AUTHORIZED TO MAKE ANY SUCH RECOMMENDATION. HOLDERS OF OUTSTANDING NOTES MUST MAKE THEIR OWN DECISION WHETHER TO TENDER PURSUANT TO THE EXCHANGE OFFER AND, IF SO, THE AGGREGATE AMOUNT OF OUTSTANDING NOTES TO TENDER AFTER READING THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL AND CONSULTING WITH THEIR ADVISERS, IF ANY, BASED ON THEIR OWN FINANCIAL POSITION AND REQUIREMENTS.

Acceptance for Exchange and Issuance of Exchange Notes

     Upon the terms and subject to the conditions of the Exchange Offer, the Company will exchange, and will issue to the Exchange Agent, Exchange Notes for Outstanding Notes validly tendered and not withdrawn (pursuant to the withdrawal rights described under "-- Withdrawal Rights") promptly after the Expiration Date. In all cases, delivery of Exchange Notes in exchange for Outstanding Notes tendered and accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of (i) Outstanding Notes or a book-entry confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Outstanding Notes into the Exchange Agent's account at the Depository's book-entry transfer facility system (the "Book-Entry Transfer Facility"), pursuant to the procedures for book-entry transfer described under "-- Procedures for Tendering Outstanding Notes -- Book-Entry Transfer," if available, (ii) the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message and (iii) any other documents required by the Letter of Transmittal. The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Exchange Agent and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering Outstanding Notes which are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal, and that the Company may enforce such agreement against the participant.

      Subject to the terms and conditions of the Exchange Offer, the Company will be deemed to have accepted for exchange, and thereby exchanged, Outstanding Notes validly tendered and not withdrawn as, if and when the Company gives oral or written notice to the Exchange Agent of the Company's acceptance of such Outstanding Notes for exchange pursuant to the Exchange Offer. The Exchange Agent will act as agent for the Company for the purpose of receiving tenders of Outstanding Notes, Letters of Transmittal and related documents, and as agent for tendering holders for the purpose of receiving Outstanding Notes, Letters of Transmittal and related documents and transmitting Exchange Notes to validly tendering holders. Such exchange will be made promptly after the Expiration Date. If for any reason whatsoever, acceptance for exchange or the exchange of any Outstanding Notes tendered pursuant to the Exchange Offer is delayed (whether before or after the Company's acceptance for exchange of Outstanding Notes) or the Company extends the Exchange Offer or is unable to accept for exchange or exchange Outstanding Notes tendered pursuant to the Exchange Offer, then, without prejudice to the Company's rights set forth herein, the Exchange Agent may, nevertheless, on behalf of the Company and subject to Rule 14e-1(c) under the Exchange Act, retain tendered Outstanding Notes and such Outstanding Notes may not be withdrawn except to the extent tendering holders are entitled to withdrawal rights as described under "-- Withdrawal Rights."

     A holder of Outstanding Notes will warrant and agree in the Letter of Transmittal that (i) it has full power and authority to tender, exchange, sell, assign and transfer Outstanding Notes and to acquire the Exchange Notes issuable upon exchange thereof, (ii) that the Company will acquire good, marketable and unencumbered title to the tendered Outstanding Notes, free and clear of all liens, restrictions, charges and encumbrances, and (iii) the Outstanding Notes tendered for exchange are not subject to any adverse claims or proxies.

     In addition, the holder will represent to the Company in the Letter of Transmittal that (i) the Exchange Notes acquired pursuant to the Exchange Offer by the holder of the tendered Outstanding Notes are being acquired in the ordinary course of business of the person receiving such Exchange Notes, (ii) the holder will have no arrangement or understanding with any person to participate in a distribution of such Exchange Notes in violation of the provisions of the Securities Act and (iii) the holder is not an "affiliate," as defined in Rule 405 under the Securities Act of the Company. See "--Resales of Exchange Notes." The holder also will warrant and agree that it will, upon request, execute and deliver any additional documents deemed by the Company or the Exchange Agent to be necessary or desirable to complete the exchange, sale, assignment, and transfer of the Outstanding Notes tendered pursuant to the Exchange Offer.

Procedures for Tendering Outstanding Notes

      Valid Tender

     In order for Outstanding Notes to be validly tendered pursuant to the Exchange Offer, (a) the Exchange Agent must receive prior to the Expiration Date a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, and either (i) the certificates for such Outstanding Notes or (ii) a Book-Entry Confirmation of such Outstanding Notes into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the procedures for book-entry transfer described below, if available, or (b) the Exchange Agent must receive prior to the Expiration Date a Book-Entry Confirmation of such Outstanding Notes into the Exchange Agent's account at the Book-Entry Transfer Facility with an Agent's Message and any other required documents or (c) the holder must comply with the guaranteed delivery procedures set forth below. Delivery of all documents must be made to the Exchange Agent at its address set forth herein. Holders may also request that their respective brokers, dealers, commercial banks, trust companies or nominees effect such tender for such holders.

      If less than all of the Outstanding Notes are tendered, a tendering holder should fill in the amount of Outstanding Notes being tendered in the appropriate box on the Letter of Transmittal. The entire amount of Outstanding Notes delivered to the Exchange Agent will be deemed to have been tendered unless otherwise indicated.

      THE METHOD OF DELIVERY OF CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS ARE AT THE OPTION AND SOLE RISK OF THE TENDERING HOLDER, AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT. IF DELIVERY IS BY MAIL, REGISTERED MAIL, RETURN RECEIPT REQUESTED, PROPERLY INSURED, OR AN OVERNIGHT DELIVERY SERVICE IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

      Book-Entry Transfer

     The  Exchange   Agent  will  establish  an  account  with  respect  to  the
Outstanding Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this Prospectus. Any financial institution that is a participant in the Book-Entry Transfer Facility may make a book-entry delivery of the Outstanding Notes by causing the Depository to transfer such Outstanding Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with the Depository's procedures for transfers. However, although delivery of Outstanding Notes may be effected through book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility, the Letter of Transmittal or an Agent's Message must in any case be delivered to and received by the Exchange Agent at one of the Exchange Agent's addresses set forth under "-- Exchange Agent" on or prior to the Expiration Date, or the guaranteed delivery procedure set forth below must be complied with. The Depository's Automated Tender Offer Program ("ATOP") is the only method of processing exchange offers through the Book-Entry Transfer Facility. To accept the Exchange Offer through ATOP, participants in the Book-Entry Transfer Facility must send electronic instructions to the Depository through the Depository's communication system in place of sending a signed, hard copy Letter of Transmittal. The Depository is obligated to communicate those electronic instructions to the Exchange Agent. To tender Outstanding Notes through ATOP, the electronic instructions sent to the Depository and transmitted by the Depository to the Exchange Agent must contain the character (i.e., the Agent's Message) by which the participant acknowledges its receipt of and agrees to be bound by the Letter of Transmittal.

      DELIVERY OF DOCUMENTS TO THE DEPOSITORY IN ACCORDANCE WITH THE DEPOSITORY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT. THE LETTER OF TRANSMITTAL MUST BE RECEIVED BY THE EXCHANGE AGENT ON OR PRIOR TO DECEMBER 2, 1997.

      Signature Guarantees

     Certificates for the Outstanding Notes need not be endorsed and signature guarantees on the Letter of Transmittal are unnecessary unless (a) a certificate for the Outstanding Notes is registered in a name other than that of the person surrendering the certificate or (b) such registered holder completes the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" in the Letter of Transmittal. In the case of (a) or (b) above, such certificates for Outstanding Notes must be duly endorsed or accompanied by a properly executed bond power, with the endorsement or signature on the bond power and on the Letter of Transmittal guaranteed by a firm or other entity identified in Rule 17Ad-15 under the Exchange Act as an "eligible guarantor" institution, including (as such terms are defined therein): (i) a bank; (ii) a broker, dealer, municipal securities broker or dealer or government securities broker or dealer; (iii) a credit union; (iv) a national securities exchange, registered securities association or clearing agency; or (v) a savings association that is a participant in a Securities Transfer Association (collectively, an "Eligible Institution"), unless surrendered on behalf of such Eligible Institution. See Instruction 5 to the Letter of Transmittal.

      Guaranteed Delivery

     If a holder desires to tender Outstanding Notes pursuant to the Exchange Offer and (i) the certificates for such Outstanding Notes are not immediately available, (ii) such holder cannot complete the procedures for book-entry transfer of the Outstanding Notes on a timely basis or (iii) time will not permit the Letter of Transmittal or other required documents to reach the Exchange Agent on or before the Expiration Date, such Outstanding Notes may nevertheless be tendered, provided that all of the following guaranteed delivery procedures are complied with:

      (i)   such tenders are made by or through an Eligible Institution;

      (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form accompanying the Letter of Transmittal, is received by the Exchange Agent, as provided below, on or prior to the Expiration Date; and

     (iii) the certificates representing all tendered Outstanding Notes, in proper form for transfer, or a Book-Entry Confirmation with respect to such Outstanding Notes, together with a properly completed and duly executed Letter of Transmittal, or Agent's Message and any other required documents, are received by the Exchange Agent within five American Stock Exchange trading days after the date of execution of such Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be delivered by hand, or transmitted by facsimile, overnight courier or mail to the Exchange Agent and must include a guarantee by an Eligible Institution in the form set forth in such notice.

     Notwithstanding any other provision hereof, the delivery of Exchange Notes in exchange for Outstanding Notes tendered and accepted for exchange pursuant to the Exchange Offer will in all cases be made only after timely receipt by the Exchange Agent of (i) Outstanding Notes, or a Book-Entry Confirmation with respect to such Outstanding Notes, (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) or an Agent's Message and (iii) any other required documents. Accordingly, the delivery of Exchange Notes might not be made to all tendering holders at the same time, and will depend upon when Outstanding Notes, book-entry confirmations with respect to Outstanding Notes and other required documents are received by the Exchange Agent. The Company's acceptance for exchange of Outstanding Notes tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering holder and the Company upon the terms and subject to the conditions of the Exchange Offer.

      Determination of Validity

      All questions as to the form of documents, validity, eligibility (including time of receipt) and acceptance for exchange of any tendered Outstanding Notes will be determined by the Company, in its sole discretion, whose determination shall be final and binding on all parties. The Company reserves the absolute right, in its sole and absolute discretion, to reject any and all tenders determined by it not to be in proper form or the acceptance of which, or exchange for, may, in the view of counsel to the Company, be unlawful. No tender of Outstanding Notes will be deemed to have been validly made until all irregularities with respect to such tender have been cured or waived. Neither the Company, any affiliates or assigns of the Company, the Exchange Agent nor any other person shall be under any duty to give any notification of any irregularities in tenders or incur any liability for failure to give any such notification. The Company also reserves the absolute right, subject to applicable law, to waive any condition or irregularity in any tender of Outstanding Notes of any particular holder whether or not similar conditions or irregularities are waived in the case of other holders.

     A beneficial owner of Outstanding Notes that are held by or registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian is urged to contact such entity promptly if such beneficial holder wishes to participate in the Exchange Offer. If such beneficial owner wishes to tender directly, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering its Outstanding Notes, either make appropriate arrangements to register ownership of the Outstanding Notes in such beneficial owner's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

     If the Letter of Transmittal is signed by the record holder(s) of the Outstanding Notes tendered thereby, the signature must correspond with the name(s) written on the face of the Outstanding Notes without alteration, enlargement or any change whatsoever. If the Letter of Transmittal is signed by a participant in the Book-Entry Transfer Facility, the signature must correspond with the name as it appears on the security position listing as the holder of the Outstanding Notes. If any Letter of Transmittal, endorsement, bond power, power of attorney, or any other document required by the Letter of Transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity such person should so indicate when signing, and unless waived by the Company, proper evidence satisfactory to the Company, in its sole discretion, of such person's authority to so act must be submitted.

Resales of Exchange Notes

     The Company is making the Exchange Offer in reliance on a position of the staff of the Division of Corporation Finance of the Commission as set forth in certain interpretive letters addressed to third parties in other transactions. However, the Company has not sought its own interpretive letter and there can be no assurance that the staff of the Division of Corporation Finance of the Commission would make a determination with respect to the Exchange Offer similar to that made in such interpretive letters to third parties. Based on these interpretations by the staff of the Division of Corporation Finance, and subject to the three immediately following sentences, the Company believes that Exchange Notes issued pursuant to this Exchange Offer in exchange for Outstanding Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than a holder who is a broker-dealer) without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that (i) such Exchange Notes are acquired in the ordinary course of such holder's business and (ii) such holder is not participating, and has no arrangement or understanding with any person to participate, in a distribution (within the meaning of the Securities Act) of such Exchange Notes. However, any holder of Outstanding Notes who is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act, or any broker-dealer who purchased Outstanding Notes from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act, (a) will not be able to rely on the interpretations of the staff of the Division of Corporation Finance of the Commission set forth in the above-mentioned interpretive letters, (b) will not be permitted or entitled to tender such Outstanding Notes in the Exchange Offer and (c) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of such Outstanding Notes unless such sale or transfer is made pursuant to an exemption from such requirements. In addition, any holder who tenders Outstanding Notes in the Exchange Offer with the intention or for the purpose of participating in a distribution of the Exchange Notes cannot rely on such interpretations of the staff of the Division of Corporation Finance of the Commission referred to above and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. A broker-dealer who is not an "affiliate" of the Company may participate in the Exchange Offer with respect to Outstanding Notes acquired for its own account as a result of market-making activities or other trading activities, provided that
(i) in connection with any resales of Exchange Notes received by the broker-dealer in exchange for such Outstanding Notes, the broker-dealer delivers a prospectus meeting the requirements of the Securities Act, and (ii) the broker-dealer has not entered into any arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities
Act) of such Exchange Notes. In the event that applicable interpretations by the staff of the Division of Corporate Finance of the Commission change or otherwise do not permit resales of the Exchange Notes without compliance with the registration and prospectus delivery requirements of the Securities Act, holders of Exchange Notes who transfer Exchange Notes in violation of the prospectus delivery provisions of the Securities Act or without an exemption from registration thereunder may incur liability thereunder.

     Each holder of Outstanding Notes who wishes to exchange such Outstanding Notes for Exchange Notes in the Exchange Offer will be required to represent that (i) it is not an "affiliate" of the Company, (ii) any Exchange Notes to be received by it are being acquired in the ordinary course of its business, and
(iii) at the time of consummation of the Exchange Offer such holder will have no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of such Exchange Notes in violation of the Securities Act. Each Participating Broker-Dealer must acknowledge that it acquired the Outstanding Notes for its own account as the result of market-making activities or other trading activities and must agree that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Based on the position taken by the staff of the Division of Corporation Finance of the Commission in the interpretive letters referred to above, the Company believes that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the Exchange Notes received upon exchange of such Outstanding Notes (other than Outstanding Notes which represent an unsold allotment from the original sale of the Outstanding Notes) with a prospectus meeting the requirements of the Securities Act that may be the prospectus prepared for an exchange offer so long as it contains a description of the plan of distribution with respect to the resale of such Exchange Notes. Accordingly, this Prospectus may be used by a Participating Broker-Dealer during the period referred to in the immediately following sentence in connection with resales of Exchange Notes received in exchange for Outstanding Notes where such Outstanding Notes were acquired by such Participating Broker-Dealer for its own account as a result of market-making or other trading activities. Subject to certain provisions set forth in the Registration Agreement, the Company has agreed that this Prospectus may be used by a Participating Broker-Dealer for such period of time as is necessary to comply with applicable law in connection with resales of such Exchange Notes, provided that such time period not exceed 180 days after the Registration Statement is declared effective. Any Participating Broker-Dealer who is an "affiliate" of the Company may not rely on such interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. See "Plan of Distribution."

     Each Participating Broker-Dealer will be deemed to have agreed, by its acquisition of the Outstanding Notes or Exchange Notes to be sold by such Participating Broker-Dealer, that, upon receipt of notice from the Company of the occurrence of any event or the discovery of any fact which makes any statement contained or incorporated by reference in this Prospectus untrue in any material respect or which causes this Prospectus to omit to state a material fact necessary in order to make the statements contained or incorporated by reference herein, in light of the circumstances under which they were made, not misleading or of the occurrence of certain other events specified in the Registration Agreement, such Participating Broker-Dealer will suspend the sale of Exchange Notes pursuant to this Prospectus until the Company has amended or supplemented this Prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemented Prospectus to such Participating Broker-Dealer or the Company has given notice that the sale of the Exchange Notes may be resumed, as the case may be. If the Company gives such notice to suspend the sale of the Exchange Notes, it shall extend the 180-day period referred to above during which Participating Broker-Dealers are entitled to use this Prospectus in connection with the resale of Exchange Notes by the number of days during the period from and including the date of the giving of such notice to and including the date when Participating Broker-Dealers shall have received copies of the amended or supplemented Prospectus necessary to permit resales of the Exchange Notes or to and including the date on which the Company has given notice that the sale of Exchange Notes may be resumed, as the case may be.

Withdrawal Rights

     Except as otherwise provided herein, tenders of Outstanding Notes may be withdrawn at any time on or prior to the Expiration Date. In order for a withdrawal to be effective a written, telegraphic, telex or facsimile transmission or (for participants in the Book-Entry Transfer Facility) electronic ATOP transmission of notice of withdrawal must be timely received by the Exchange Agent at one of its addresses set forth under "-- Exchange Agent" on or prior to the Expiration Date. Any such notice of withdrawal must specify the name of the person who tendered the Outstanding Notes to be withdrawn, the aggregate principal amount of Outstanding Notes to be withdrawn, and (if certificates for such Outstanding Notes have been tendered) the name of the registered holder of the Outstanding Notes as set forth on the Outstanding Notes, if different from that of the person who tendered such Outstanding Notes. If Outstanding Notes have been delivered or otherwise identified to the Exchange Agent, then prior to the physical release of such Outstanding Notes, the tendering holder must submit the serial numbers shown on the particular Outstanding Notes to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution, except in the case of Outstanding Notes tendered for the account of an Eligible Institution. If Outstanding Notes have been tendered pursuant to the procedures for book-entry transfer set forth in "-- Procedures for Tendering Outstanding Notes," the notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Outstanding Notes and otherwise comply with the procedures of such facility. Withdrawals of tenders of Outstanding Notes may not be rescinded. Outstanding Notes properly withdrawn will not be deemed validly tendered for purposes of the Exchange Offer, but may be retendered at any subsequent time on or prior to the Expiration Date by following any of the procedures described above under " -- Procedures for Tendering Outstanding Notes."

     All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by the Company, in its sole discretion, whose determination shall be final and binding on all parties. Neither the Company, any affiliates or assigns of the Company, the Exchange Agent nor any other person shall be under any duty to give any notification of any irregularities in any notice of withdrawal or incur any liability for failure to give any such notification. Any Outstanding Notes which have been tendered but which are withdrawn will be returned to the holder thereof (or, in the case of Outstanding Notes tendered pursuant to the procedures for book-entry transfer described above, such Outstanding Notes will be credited to the account, at the Book-Entry Transfer Facility specified in the notice of withdrawal) promptly after withdrawal.

Interest on the Exchange Notes

      Each Exchange Note will bear interest at the rate of 10% per annum from the most recent date to which interest has been paid or duly provided for on the Outstanding Note surrendered in exchange for such Exchange Note or, if no interest has been paid or duly provided for on such Outstanding Note, from May 29, 1997 (the date of original issuance of such Outstanding Notes). Interest on the Exchange Notes will be payable semiannually on June 1 and December 1 of each year, commencing on December 1, 1997.

      Holders of Outstanding Notes whose Outstanding Notes are accepted for exchange will not receive accrued interest on such Outstanding Notes for any period from and after the last interest payment date to which interest has been paid or duly provided for on such Outstanding Notes prior to the original issue date of the Exchange Notes or, if no such interest has been paid or duly provided for, will not receive any accrued interest on such Outstanding Notes, and will be deemed to have waived the right to receive any interest on such Outstanding Notes accrued from and after such interest payment date or, if no such interest has been paid or duly provided for, from and after May 29, 1997.

Exchange Agent

      First Union National Bank of North Carolina (the "Exchange Agent") has been appointed as Exchange Agent for the Exchange Offer. Delivery of the Letters of Transmittal and any other required documents, questions, requests for assistance, and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent as follows:


                                 First Union National Bank
                                 1525 W.T. Harris Blvd.
                                 C3C/NC 1179
                                 Charlotte, North Carolina  28288
                                 Attn:  Mr. Mike Klotz -- Reorg

                                 By Facsimile Transmission:
                                 (for Eligible Institutions Only)

                                 First Union National Bank
                                 1525 W.T. Harris Blvd.
                                 C3C/NC 1179
                                 Charlotte, North Carolina  28288

                                 Fax Number:  (704) 590-2786

                                 Confirm by Telephone:
                                 (800) 665-9343

      Delivery to other than the above addresses or facsimile number will not constitute a valid delivery.

Certain Conditions to the Exchange Offer

     Notwithstanding any other term of the Exchange Offer, the Company will not be required to accept for exchange, or exchange any Exchange Notes for any Outstanding Notes, and may terminate the Exchange Offer as provided herein before the acceptance of any Outstanding Notes for exchange, if:

          (a) any action or proceeding is instituted or threatened in any court or by any governmental agency with respect to the Exchange Offer which might materially impair the ability of the Company to proceed with the Exchange Offer or a material adverse development shall have occurred in any existing action or proceeding with respect to the Company or the Subsidiary Guarantors; or

          (b) any law, statute, rule or regulation is adopted or enacted, or any existing law, statute, rule or regulation is interpreted by the staff of the Commission which might materially impair the ability of the Company to proceed with the Exchange Offer; or

          (c) any governmental approval has not been obtained, which approval the Company shall deem necessary for the consummation of the Exchange Offer as contemplated hereby.

     The Company expressly reserves the right, at any time or from time to time, to extend the period of time during which the Exchange Offer is open, and thereby delay acceptance for exchange of any Outstanding Notes, by giving oral or written notice of such extension to the holders thereof. During any such extensions, all Outstanding Notes previously tendered will remain subject to the Exchange Offer and may be accepted for exchange by the Company. Any Outstanding Notes not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

     The Company expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any Outstanding Notes not theretofore accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified above under "--Certain Conditions to the Exchange Offer." The Company will give oral or written notice of any extensions, amendment, non-acceptance or termination to the holders of the Outstanding Notes as promptly as practicable, such notice in the case of any extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

     The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

     In addition, the Company will not accept for exchange any Outstanding Notes tendered, and no Exchange Notes will be issued in exchange for any such Outstanding Notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939, as amended.

Fees and Expenses; Transfer Taxes

     The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telecopy, telephone, or in person by officers and regular employees of the Company. No additional compensation will be paid to any such officers and employees who engage in soliciting tenders.

     The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payment to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Company, however, has agreed to pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

     The expenses to be incurred in connection with the Exchange Offer will be paid by the Company. Such expenses include fees and expenses of the Exchange Agent, accounting and legal fees and printing costs, among others.

     Holders who tender their Outstanding Notes for exchange will not be obligated to pay any transfer taxes in connection therewith. If, however, Exchange Notes are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the Outstanding Notes tendered, or if a transfer tax is imposed for any reason other than the exchange of Outstanding Notes in connection with the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

Certain Federal Income Tax Considerations

     The exchange of the Outstanding Notes for Exchange Notes by tendering holders should not be a taxable exchange for United States federal income tax purposes, and such holders should not recognize any taxable gain or loss for United States federal income tax purposes as a result of such exchange. Holders of Exchange Notes will continue to be required to include interest on the Exchange Notes in gross income in accordance with their method of accounting for United States federal income tax purposes. HOLDERS SHOULD REVIEW THE INFORMATION SET FORTH UNDER "CERTAIN FEDERAL INCOME TAX CONSIDERATIONS" FOR A DISCUSSION OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS RELATING TO THE EXCHANGE NOTES PRIOR TO TENDERING THE OUTSTANDING NOTES IN THE EXCHANGE OFFER.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company at June 30, 1997. This table should be read in conjunction with the Consolidated Financial Statements and related notes thereto included elsewhere in this Prospectus.


                                                                  June 30, 1997
                                                                 ---------------
                                                              (dollars in thousands)
Long term debt, including current maturities:
   Credit facility(1).........................................      $ 47,055
   10% Senior Notes due 2007..................................       140,000
                                                                  ----------
        Total long-term debt..................................       187,055
                                                                   ---------
Production payment liability..................................           831
Stockholders' equity:
   Preferred Stock, $.001 par value, 10,000,000 shares
      authorized: 80,000 shares issued and outstanding of Series A
      Preferred Stock (no liquidation preference) and
      1,000,000 shares issued and outstanding of TCW Preferred
      Stock(2) ($10 liquidation preference per share).........             1
   Common Stock, $.002 par value, 50,000,000 shares
      authorized: 14,252,822 shares issued and 13,596,883 shares          29
      outstanding.............................................
   Additional paid-in capital.................................        39,782
   Accumulated deficit........................................        (7,688)
   Unrealized gain on investments.............................           130
   Less treasury stock (655,939 shares of Common Stock).......            (1)
                                                               --------------
        Total stockholders' equity............................        32,253

                                                                ------------
        Total capitalization..................................     $ 231,670
                                                                ------------
                                                                ------------

- -----------

(1) For a discussion of the New Credit Facility, see "Description of New Credit Facility."

(2) TCW Preferred Stock refers to the 1996 Series A Convertible Preferred Stock issued to TCW.

                   UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

     The following unaudited pro forma combined financial data are derived from the Consolidated Financial Statements of the Company set forth elsewhere in this Prospectus and certain historical financial data in respect of various assets acquired by the Company. The historical revenues and oil and gas production and gas gathering and marketing expenses of the McLean Gas Plant, the Panoma Properties and the Permian Basin Properties represent amounts recorded with respect to such properties for the period indicated. The Unaudited Pro Forma Income Statement for the year ended December 31, 1996 has been prepared assuming the Panoma Acquisition, the issuance of the TCW Preferred Stock, the McLean Plant Acquisition, the conversion of the Series B and Series C Preferred Stock into Common Stock, the Permian Basin Acquisition (including the incurrence of indebtedness under the New Credit Facility and the Term Loan Facility and the use of proceeds therefrom) and the Offering and the application of the net proceeds therefrom had been consummated as of January 1, 1996. The Unaudited Pro Forma Income Statement for the six months ended June 30, 1997 has been prepared assuming the Permian Basin Acquisition (including the incurrence of indebtedness under the New Credit Facility and the Term Loan Facility and the use of proceeds therefrom) and the Offering and the application of the net proceeds therefrom had been consummated as of January 1, 1997. The pro forma adjustments set forth on the attached Unaudited Pro Forma Income Statements reflect the following as if they occurred on the dates hereinabove set forth:

(1) Recent Transactions. The Panoma Acquisition completed in July 1996; the conversion or redemption of the Series B and Series C Preferred Stock in 1996; the issuance of the TCW Preferred Stock in December 1996; and the McLean Plant Acquisition in January 1997.

(2) Permian Basin Acquisition. The Permian Basin Acquisition completed in April 1997 (including the incurrence of indebtedness under the New Credit Facility and the Term Loan Facility to finance the Permian Basin Acquisition and repay the indebtedness under the Previous Credit Facility).

(3)   The   Offering.   The   Offering and the  application  of the net proceeds
      therefrom as described in "Use of Proceeds."


      The unaudited pro forma combined financial data should be read in conjunction with the notes thereto and with the Consolidated Financial Statements of the Company and the notes thereto and the historical summaries of revenues and direct operating expenses of the Permian Basin Properties, all of which are included elsewhere in this Prospectus.

      The unaudited pro forma combined financial data are not indicative of the financial position or results of operations of the Company which would actually have occurred if the transactions described above had occurred at the dates presented or which may be obtained in the future. In addition, future results may vary significantly from the results reflected in such statements due to normal oil and natural gas production declines, changes in prices paid for oil and natural gas, future acquisitions, drilling activity and other factors.

                  UNAUDITED PRO FORMA COMBINED INCOME STATEMENT
                          Year Ended December 31, 1996
                             (dollars in thousands)

                                                                                                     Pro Forma     Pro Forma Recent
                                              Pro Forma        Pro Forma       Pro Forma Recent     Adjustments      Transactions,
                                 Magnum      Adjustments    Adjustments for    Transactions and    for Offering      Permian Basin
                                 Hunter      for Recent      Permian Basin       Permian Basin                      Acquisition and
                               Historical   Transactions      Acquisition         Acquisition                          Offering
                              ------------- --------------   -----------------  ------------------  -------------- -----------------
Operating Revenues:
     Oil and gas sales........     $10,248     $3,267 (1)       $39,433 (10)        $52,948         $     -             $52,948
     Gas gathering, marketing
         and processing.......       5,768      3,562 (2)            -               10,304               -              10,304
                                                  974 (1)
     Oil field services and
         international sales..         396        -                  -                  396               -                 396
                                  ----------  -------------  -----------------  ------------------  -------------- -----------------
         Total operating
              revenue.........      16,412      7,803             39,433             63,648               -              63,648
Operating Costs and
     Expenses:
     Oil and gas production...       4,390     1,049  (1)        11,646 (10)         17,085               -              17,085
     Gas gathering, marketing
         and processing.......       4,708     1,476  (2)           -                 6,879               -               6,879
                                                 695  (1)
     Oil field services and
         international sales..         267                                              267               -                 267
     Depreciation and
         depletion............       2,951     1,203  (3)        12,961 (11)         17,282               -              17,282
                                                 167  (4)
     General and
         administrative.......       1,225       100  (5)           150 (12)          1,475               -               1,475
                                  ---------  -------------  -----------------  ------------------  ----------------  ---------------
         Total operating costs
              and expenses....      13,541     4,690             24,757              42,988               -              42,988
                                  ----------  -------------  -----------------  ------------------  ---------------- ---------------
Operating profit..............       2,871     3,113             14,676              20,660               -              20,660
     Other income.............         344            -             -                   344               -                 344
     Interest expense.........      (2,394)   (1,555) (6)       (14,059)(13)        (18,008)              262 (14)      (17,746)
                                  ----------  -------------  -----------------  ------------------  ---------------- ---------------
Income before tax,minority
     interest and
     extraordinary item.......         821     1,558                617               2,996               262             3,258
     Provisions for deferred
         income taxes.........        (312)     (584) (7)          (231) (7)         (1,127)              (98)(7)        (1,225)
                                  ----------  -------------  -----------------  ------------------  ----------------  --------------
Income before extraordinary
      item...................          509       974                386               1,869               164             2,033
     Dividends applicable to
         preferred shares.....        (406)      389  (8)            -                 (875)               -               (875)
                                                (858) (8)
                                  ----------  -------------  -----------------  ------------------  ----------------  --------------
     Income applicable
         to common shares
         before extraordinary item   $ 103    $   505           $    386           $    994           $   164           $ 1,158
                                  ==========  =============  =================  ==================  ================  =============

Income per share
         before extraordinary item   $ .01    $   .03           $    .03             $ .07             $  .01            $  .08
                                   ========   ==========        =========         =========           =========          ==========


Other Data:
     EBITDA(15)...............      $6,166     $4,483           $ 27,637          $ 38,286            $   -            $ 38,286
     Cash interest expense(9)        2,347      1,512             13,794            17,653              (312)            17,341
     Capital expenditures.....     $41,471     $2,500           $133,000          $176,971            $   -            $176,971

                             See accompanying notes to Unaudited Pro Forma Combined Financial Data.


                  UNAUDITED PRO FORMA COMBINED INCOME STATEMENT
                        Six Months Ended June 30, 1997
                             (dollars in thousands)

                                                               Pro Forma                                            Pro Forma
                                               Magnum       Adjustments for     Pro Forma           Pro Forma      Permian Basin
                                               Hunter        Permian Basin    Permian Basin        Adjustments    Acquisition and
                                             Historical       Acquisition      Acquisition        For Offering       Offering
                                             -----------    ---------------   ---------------   ----------------  ----------------
Operating Revenues:
       Oil and gas sales...............       $11,791       $ 12,627  (10)      $24,418             $     -          $  24,418
       Gas gathering, marketing
       and processing..................         5,283             -               5,283                   -              5,283
Oil field services and
   international sales.................         3,606             -               3,606                   -              3,606
                                            -------------    --------------   ---------------   -----------------  ---------------

Total operating revenue................        20,680         12,627             33,307                   -             33,307

Operating Costs and Expenses:
Oil and gas production.................         4,740          3,039  (10)        7,779                   -              7,779
Gas gathering, marketing and
         processing....................         3,938             -               3,938                   -              3,938

Oil field services and international
         sales.........................         3,424             -               3,424                   -              3,424
Depreciation and depletion.............         4,460          3,629  (11)        8,089                   -              8,089
General and administrative.............           651             50  (12)          701                   -                701
                                           -------------     --------------   ---------------  ------------------  ---------------
Total operating costs and expenses.....        17,213          6,718             23,931                   -             23,931
                                           -------------     --------------   ---------------  ------------------  ---------------

Operating profit.......................         3,467          5,909              9,376                  -              9,376
         Other income..................           155             -                 155                  -                155
         Interest expense..............        (4,758)        (4,587) (13)       (9,345)                 87  (14)      (9,258)
                                           -------------     --------------   ---------------  ------------------- ---------------

Income before tax, minority interest and
   extraordinary item..................        (1,136)         1,322                186                  87               273

         Income tax (expense) benefit..           432           (497) (7)           (65)                (32) (7)          (97)
         Minority interest in
         subsidiary earnings...........           (20)            -                (20)                   -               (20)
                                            ------------     -------------   ---------------   ------------------  ---------------
Income before extraordinary item.......          (724)           825               101                   55               156

         Dividends applicable to
         preferred shares..............          (438)            -               (438)                   -              (438)
                                            ------------     -------------   ----------------  -------------------  --------------
Income (loss) applicable to common
         shares before extraordinary
         item..........................       $(1,162)         $ 825             $(337)            $    55           $   (282)
                                            ============     =============    ==============   ==================   ==============
Income (loss) per share
         before extraordinary item.....         $(0.09)        $0.07            $(0.02)            $     -           $  (0.02)
                                            ============    ==============   ===============   ===================  ==============

Other Data:
     EBITDA (15)                                $8,082        $9,538           $17,620             $     -           $ 17,620

     See accompanying notes to Unaudited Pro Forma Combined Financial Data.


              NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL DATA
                             (dollars in thousands)


(1) To record the operating revenues and oil and natural gas production expenses and gas gathering and marketing expenses for the first six months of 1996 for the Panoma Properties that were acquired effective July 1, 1996 as if the Panoma Acquisition had occurred on January 1, 1996.

(2) To record operating revenues and gas gathering and marketing expenses related to the Company's 50% interest in the McLean Gas Plant, which was acquired for $2,500 in January 1997, for the year ended December 31, 1996 as if the McLean Gas Plant had been acquired on January 1, 1996. The Company will receive 100% of the net profits generated by the facility until the $2,500 purchase price is recovered, after which it will receive 50% of the net profits. If the Company had received 50% of the net profits generated by the McLean Gas Plant during the pro forma period presented, its gross margin would have been reduced by $1,043.

(3) To record the pro forma depletion adjustment to reflect the Company's depletion expense as if the Panoma Properties that were acquired effective July 1, 1996 had been acquired on January 1, 1996.

(4) To record one year of depreciation expense on the McLean Gas Plant (depreciable life is 15 years) as if the McLean Gas Plant had been acquired on January 1, 1996.

(5) To record estimated additional general and administrative expenses that would have been incurred if the Panoma Properties that were acquired effective July 1, 1996 had been acquired on January 1, 1996.

(6) To record interest expense as if the McLean Plant Acquisition and the Panoma Acquisition had occurred on January 1, 1996 as set forth below. These acquisitions were assumed to be financed by the Previous Credit Facility with an average interest rate during 1996 of 7.625%.



McLean Gas Plant-interest...............................................$   191
Panoma Properties-interest..............................................  1,321
Panoma Properties-amortization of associated debt issuance costs........     43
                                                                      ----------
                                                                        $ 1,555
                                                                      ==========


(7) To record the effect of the pro forma adjustments on deferred and current federal and state income taxes at an assumed tax rate of 37.5% after consideration of available net operating losses and other carryforwards.

(8) To remove the $389 of dividends applicable to Series B and Series C Preferred Stock that was redeemed or converted to Common Stock in late 1996 as if the redemption or conversion had occurred on January 1, 1996, and to record dividends at a rate of 8.75% on the TCW Preferred Stock issued in December 1996 as if it had been outstanding since January 1, 1996.

(9)     Cash interest expense  consists of interest expense less   amortization
         of debt issuance costs, and excludes an extraordinary charge of $1,800 relating to debt issuance cost in connection with repayment of the Term Loan Facility.

(10) To record the Permian Basin Properties operating revenues and oil and gas production expenses as if the Permian Basin Acquisition had occurred on January 1, 1996 for the December 31, 1996 pro forma income statement and on January 1, 1997 for the Pro Forma June 30, 1997 income statement.

(11) To record the pro forma depletion adjustment to reflect the Company's depletion expense as if the Permian Basin Properties had been acquired on January 1, 1996 for the December 31, 1996 pro forma income statement and on January 1, 1997 for the Pro Forma June 30, 1997 income statement.

(12) To record the Company's estimates of general and administrative expenses that would have been incurred if the Permian Basin Properties had been acquired on January 1, 1996 for the December 31, 1996 pro forma income statement and on January 1, 1997 for the June 30,
         1997 income statement, net of estimated fees that would have been earned by the Company from third parties on the properties it operates, as follows:


                                                         1996        1997
                                                      ----------  ----------
Additional general and administrative expenses......  $   702      $  235
Operating fees earned from third parties............     (552)       (185)
                                                      ----------  ----------
                                                      $   150      $   50
                                                      ==========  ==========


(13) To record the interest expense associated with the borrowing of $119,500 under the New Credit Facility and $60,000 under the Term Loan Facility to complete the Permian Basin Acquisition and to refinance the Previous Credit Facility as if the acquisition and refinancing had closed on the beginning of the respective periods.

         The New Credit Facility and the Term Loan Facility are assumed to have interest rates of 9.0% and 11.5%, respectively. The debt issuance costs associated with the facilities are as follows:

         New Credit Facility debt issuance costs..................       $  700
         Term Loan Facility debt issuance costs...................        1,800
                                                                      ----------
                                                                         $2,500
                                                                      ==========

The components of this interest expense adjustment are as follows:
                                                                                                         1996           1997
                                                                                                      ----------      ---------
Elimination of pro forma interest adjustments for McLean Plant Acquisition and Panoma
   Acquisition and amortization of associated debt issuance costs................................     $(1,555)         $   -
Elimination of historical interest expense on Previous Credit Facility...........................      (2,394)          (1,415)
Interest on New Credit Facility..................................................................      10,755            3,385
Amortization of debt issuance costs on New Credit Facility.......................................         133               44
Interest on Term Loan Facility...................................................................       6,900            2,300
Amortization of debt issuance costs on Term Loan Facility........................................         220               73
                                                                                                      ----------      ----------
                                                                                                      $14,059          $ 4,587
                                                                                                     ==========       ==========

                                      -46-

(14) To adjust interest expense to reflect the repayment of the Term Loan Facility and repayment of $75,500 of indebtedness under the New Credit Facility with the net proceeds of the Offering. The assumed interest rate on the Notes is 10.0%. After repayment of the Term Loan Facility, using the net proceeds of the Offering, the New Credit Facility will bear interest on an assumed interest rate of 7.6% per annum. The $4,500 of estimated debt issuance costs are amortized using the effective yield method over the life of the Notes. This adjustment excludes an extraordinary charge to expense of $1,800 debt issuance costs associated with repayment of the Term Loan Facility. The components of the interest expense adjustment are as follows:

                                                                                                        1996               1997
                                                                                                     ---------           --------

Interest on the Notes............................................................................    $ 14,000           $ 4,667
Amortization of debt issuance costs on Notes.....................................................         270                90
Elimination of interest on $75,500 of debt under New Credit Facility and effect of reduction
   of interest rate on New Credit Facility following repayment of Term Loan Facility.............      (7,412)           (2,471)
Elimination of interest and amortization of associated debt issuance costs on Term Loan
   Facility......................................................................................      (7,120)           (2,373)
                                                                                                     ----------         ----------
                                                                                                     $   (262)           $  (87)
                                                                                                     ==========         ==========

(15) EBITDA is defined as net income (loss) before income taxes and minority interest, plus the sum of depletion and depreciation and interest expense.EBITDA is not a measure of cash flow as determined by generally accepted accounting principles. The Company has included information concerning EBITDA because EBITDA is a measure used by certain investors in determining the Company's historical ability to service its indebtedness. EBITDA should not be considered as an alternative to, or more meaningful than, net income or cash flows as determined in accordance with generally accepted accounting principles or as an indicator of the Company's operating performance or liquidity.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following historical selected consolidated financial data of the Company are derived from, and qualified by reference to, the Company's Consolidated Financial Statements and the notes thereto. The income statement data for the six months ended June 30, 1997 are not necessarily indicative of results for a full year. The historical selected financial data for the three years ended December 31, 1996 were derived from the Company's audited consolidated financial statements. The selected financial data for the six months ended June 30, 1996 and 1997 have been derived from the Company's unaudited interim consolidated financial statements and include, in the opinion of the Company's management, all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the data for such periods. The information contained in this table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the Consolidated Financial Statements of the Company and the notes thereto included elsewhere in this Prospectus.

                                                                                                         Six Months
                                                                                                            Ended
                                                                      Year Ended December 31,              June 30,
                                                            -------------------------------------   -------------------
                                                                  1994         1995        1996       1996        1997
                                                            -----------------------------------------------------------
                                                                                  (dollars in thousands)
Income Statement Data:
Operating revenues:
   Oil and natural gas.....................................   $     729    $     617   $  10,248  $    2,821   $ 11,791
   Gas gathering, marketing and processing.................           -            -       5,768       1,528      5,283
   Oil field services and international sales..............          16           32         396         201      3,606

                                                              ----------     ----------  ----------  ----------  ---------
      Total operating revenues.............................         745          649      16,412       4,550     20,680
                                                              ----------     ----------  ----------  ----------  ---------
Operating costs and expenses:
   Oil and natural gas production..........................         318          268       4,390       1,126      4,740
   Gas gathering, marketing and processing.................           -            -       4,708       1,314      3,938
   Oil field services and international sales..............           6           26         267         327      3,424
   Depreciation and depletion..............................         243          421       2,951       1,084      4,460
   General and administrative..............................         769          977       1,225         443        651
                                                              ---------    ----------  ----------  -----------  ---------
      Total operating costs and expenses...................       1,336        1,692      13,541       4,294      17,213
                                                              ---------    ----------  ----------  -----------  ---------
Operating profit (loss)....................................        (591)      (1,043)      2,871         256      3,467
   Other income............................................          51           77         344         186        155
   Interest expense........................................          (7)          (2)     (2,394)       (499)    (4,758)
                                                              ---------    ----------  ----------  -----------  ---------
Net income (loss) before income tax and minority interest..        (547)        (968)        821         (57)    (1,136)
   Provision for deferred income taxes.....................           -            -        (312)           -       432
                                                              ---------    ----------  ----------  -----------  ---------
Net income (loss) before minority interest.................        (547)        (968)        509         (57)      (704)
   Minority interest in subsidiary earnings................           -            -           -           -        (20)
                                                              ---------    ----------  ----------   ----------  ---------
Net income (loss) before extraordinary loss................        (547)        (968)        509         (57)      (724)

Extraordinary loss from early extinguishment of debt.......           -            -           -           -     (1,384)
                                                              ---------    ----------  ----------   ----------  ---------
Net Income (loss)..........................................        (547)        (968)        509         (57)    (2,108)
   Dividends applicable to preferred shares................        (579)        (617)       (406)       (340)      (438)
                                                              ---------    ----------  ----------  -----------  ---------
Net income (loss) applicable to common shares..............   $  (1,126)   $  (1,585)  $     103   $    (397)   $(2,546)

Income (loss) per common share
     Before extraordinary loss.............................      $(0.27)      $(0.28)      $0.01      $(0.03)    $(0.09)
     Extraordinary loss....................................           -            -           -           -      (0.10)
                                                              ---------    ----------  ----------   ----------  ---------
     After Extraordinary loss.............................       $(0.27)      $(0.28)      $0.01      $(0.03)    $(0.19)

Common shares used in per share calculation (in thousands).      4,167        5,607       12,486      11,659     13,645
Other Data:
EBITDA(1)..................................................   $   (297)    $   (545)   $   6,166   $   1,526   $  8,082
Cash interest expense(2)...................................          7            2        2,347         485      4,605
Capital expenditures(3)....................................      1,945        1,244       41,471      37,301    141,667



                                                                                   December 31,
                                                                      ------------------------------------    June 30,
                                                                       1994          1995          1996          1997
                                                                      ------------------------------------- --------------
                                                                               (dollars in thousands)
Balance Sheet Data:
Working capital...............................................        $1,197        $(916)        $2,279     $   4,170
Property, plant and equipment, net............................         7,255        36,405        73,648       210,397
Total assets..................................................         9,575        40,065        83,072       231,670
Total debt(4).................................................           186         9,612        38,766       187,055
Stockholders' equity..........................................         8,645        24,496        35,154        32,253

- -----------

     (1) EBITDA is defined as net income (loss) before income taxes and minority interest, plus the sum of depletion and depreciation and interest expense.
EBITDA is not a measure of cash flow as determined by generally accepted accounting principles. The Company has included information concerning EBITDA because EBITDA is a measure used by certain investors in determining the Company's historical ability to service its indebtedness. EBITDA should not be considered as an alternative to, or more meaningful than, net income or cash flows as determined in accordance with generally accepted accounting principles or as an indicator of the Company's operating performance or liquidity.

     (2) Cash interest expense consists of interest expense less amortization of debt issuance costs.

     (3) Capital expenditures include cash expended for acquisitions plus normal additions to oil and natural gas properties and other fixed assets.

     (4) Consists of long-term debt, including current maturities of long-term debt, and excluding production payment liabilities of $288,000, $937,000 and $831,000 as of December 31, 1995 and 1996 and June 30, 1997, respectively.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

          The following discussion should be read in conjunction with the Company's Consolidated Financial Statements, "Selected Consolidated Financial Data" and respective notes thereto, included elsewhere herein. The information below should not be construed to imply that the results discussed herein will necessarily continue into the future or that any conclusion reached herein will necessarily be indicative of actual operating results in the future. Such discussion represents only the best present assessment of management of the Company. Because of the size and scope of the Company's recent acquisitions and the relatively small scale of the Company's operations prior to 1996, the results of operations from period to period are not necessarily comparative.

Background

         In  December  1995,   the  Company   entered  into  the  Magnum  Hunter
Combination pursuant to which the Company issued to Hunter 5,085,077 shares of Common Stock and 111,825 shares of Series C Preferred Stock (which were subsequently converted into 335,475 shares of Common Stock) and assumed certain liabilities in exchange for all the capital stock of Hunter's subsidiaries (the "Hunter Subsidiaries"). The acquired assets included developed and undeveloped oil and natural gas properties, a gas gathering system, and an established oil and gas consulting and operating company, and were valued at $12.5 million at the time of acquisition based upon the then current stock price. In connection with the Magnum Hunter Combination, the management of Hunter assumed operating control of the Company.

        The new management implemented a business strategy emphasizing acquisition of long-lived, Proved Reserves with significant exploitation and development opportunities that management considered to have a lower risk profile than the Company's historic projects. The Company also participates to a lesser extent in selected exploration projects on a controlled risk basis. Prior to the Magnum Hunter Combination, the Company was primarily focused on developing and selling higher risk, non-operated exploratory and development projects and did not focus on acquisitions. In order to improve the economics of the acquisitions, the Company emphasizes strict cost control in all aspects of its business and seeks to operate its properties wherever possible.

        As a part of the Company's new strategy, in June 1996 the Company acquired the Panoma Properties, which include interests in 520 natural gas wells in the Texas Panhandle and western Oklahoma and an associated 427 mile gas gathering system, from Burlington for $34.7 million. The Company assumed operations of approximately 90% of the wells and of the gathering system and began planning for increased density development drilling on the Panoma Properties.

        In January 1997, the Company purchased for $2.5 million a 50% interest in a natural gas processing plant, the McLean Gas Plant, which currently processes 100% of the natural gas from the Panoma Properties. The Company receives 100% of the net profits of the plant until it recoups its investment, after which time the Company will receive 50% of the net profits. Management believes that the acquisition of the McLean Gas Plant allows the Company to capture a portion of the processing profits on the natural gas produced at the Panoma Properties that would otherwise go to third party processors.

        In April 1997, the Company purchased the Permian Basin Properties from Burlington for a net purchase price of $133.0 million, after purchase price adjustments of $10.5 million to take into account production cash flow from January 1, 1997 to the closing date and other minor adjustments. These properties consist of approximately 1,852 producing oil and natural gas wells and associated acreage in west Texas and southeast New Mexico. This acquisition substantially increased the Company's cash flow and inventory of exploitation, development and exploration opportunities.

     On April 29, 1997, the Company received and accepted two new loan commitments from Bankers Trust Company, as Agent, and Banque Paribas and First Union National Bank of North Carolina for senior credit facilities for the Company and several of its subsidiaries. The two new senior credit facilities were structured as a $130 million revolving line of credit with a term of five years and a $60 million one year senior subordinated bridge facility convertible into a five year term loan. The new credit facilities were conditioned, among other things, upon the closing of the Permian Basin Acquisition from Burlington, which took place April 30, 1997. The revolving line of credit gives the Company the flexibility of choosing a range of either "LIBOR" or "Prime" based interest rate options. This new credit facility replaced the previously existing $100 million revolving credit facility.

     On May 29, 1997, the Company placed, through a Rule 144A private placement offering, $140 million in Senior Notes due 2007. Net proceeds from the sale of the Senior Notes were used to completely repay the Company's outstanding bridge loan facility in the principal amount of $60 million with the remaining proceeds used to repay a substantial portion of the Company's outstanding revolving credit facility. The Notes have a 10% coupon, with interest payable on June 1 and December 1, commencing on December 1, 1997.

      While the Company is considering acquisitions and, to a lesser extent, plans to pursue selected exploratory drilling, the Company intends to focus its current efforts on the substantial inventory of exploitation and development opportunities arising from its recent acquisitions. Prior to the Permian Basin Acquisition, the Company approved a

$15.0 million capital budget to be spent during 1997, of which $12.0 million is allocated for development drilling and $3.0 million is allocated for several exploration projects. To facilitate its development drilling program, in December 1996 the Company issued $10.0 million of TCW Preferred Stock. Subsequent to the Permian Basin Acquisition, the Company has initially budgeted approximately $5.0 million for development expenditures on the Permian Basin Properties for 1997.

        The Company uses the full cost method of accounting for its investment in oil and natural gas properties. Under the full cost method of accounting, all costs of acquisition, exploration and development of oil and natural gas reserves are capitalized into a "full cost pool" as incurred, and properties in the pool are depleted and charged to operations using the unit-of-production method based on the ratio of current production to total proved oil and natural gas reserves. To the extent that such capitalized costs (net of accumulated depreciation, depletion and amortization) less deferred taxes exceed the SEC PV-10 of estimated future net cash flow from Proved Reserves of oil and natural gas, and the lower of cost or fair value of unproved properties after income tax effects, such excess costs are charged to operations. Once incurred, a write-down of oil and natural gas properties is not reversible at a later date even if oil or natural gas prices increase. While the Company has never been required to write-down its asset base, significant downward revisions of quantity estimates or declines in oil and gas prices from those in effect on December 31, 1996 which are not offset by other factors could result in a write-down for impairment of oil and gas properties.

Comparison of Six Months Ended June 30, 1997 to Six Months Ended June 30,
1996

     As discussed above, the Company acquired the Panoma Properties in June 1996, the McLean Gas Plant in January 1997, and the Permian Basin Properties in April 1997. As such, the results of operations for the six month period ended June 30, 1997, included six months of operations for Panoma and McLean and two months for Permian Basin, while the corresponding period in 1996 contained no results related to these properties. Unless otherwise stated, the increases in the 1997 interim period over the 1996 period were a result of these acquisitions.

     Oil and natural gas sales were $11,791,000 in 1997, a 318% increase over 1996. The Company sold 239,752 barrels of oil, a 167% increase, and 3,332,349 Mcf of gas, a 583% increase, in 1997. The price received for oil was $18.33 per barrel and for gas was $2.22 per Mcf in 1997, representing a 5% decrease in oil price and a 1% decrease in gas price compared to 1996. Oil and natural gas production costs increased 321% to $4,740,000 in 1997 over 1996. The gross operating margin from oil and natural gas production was $7,051,000 in 1997, a 316% increase over 1996. On an equivalent unit basis, the gross margin was $1.48 per Mcfe in 1997 versus $1.65 in 1996, a 10% decrease. The sales price declined 10% to $2.47 per Mcfe while production costs also declined 10% to $0.99 per Mcfe from 1996 to 1997. These production costs are inclusive of gathering and overhead charges of $0.19 per Mcfe. The sales price decline was caused by lower oil and gas prices in 1997, while the lower unit production costs were the result of lower Permian Basin Properties unit costs, principally gas gathering fees, compared to the unit costs of the Company's other properties. The overall increase in the gross operating margin from 1996 to 1997 was principally due to the 364% increase in Mcfe sold, from 1,027,182 Mcfe to 4,770,861 Mcfe.

     Gas gathering, marketing, and processing revenues were $5,283,000 in the 1997 period, a 246% increase over 1996, principally as a result of the acquisition of the Panoma Gas Gathering System and the McLean Gas Plant. Costs from these activities were $3,938,000 in 1997, a 200% increase over 1996. Gross operating margin was $1,345,000 in 1997 versus $214,000 in 1996, a 529%
increase. As a result of the acquisition of the Panoma System, gathering system throughput increased 385% to 21,057 Mcf per day in 1997 compared with 4,344 Mcf per day in 1996. Due to the McLean Plant acquisition, natural gas plant processing throughput was 15,303 Mcf per day in 1997 versus none reported in 1996. Gross operating margin from gathering operations was $787,000, or $0.22 per Mcf of throughput, in 1997 versus $214,000, or $0.27 per Mcf in 1996. The gross operating margin from natural gas processing was $558,000, or $0.22 per Mcf of throughput versus none reported in 1996.

     Revenues from oil field services and international sales were $3,606,000 in 1997, a $3,405,000 increase over 1996, principally due to an increase in sales of Hunter Butcher International, L.L.C. in the amount of $3,398,000. Operating costs increased 947% to $3,424,000 in 1997 from 1996, also principally due to Hunter Butcher in the amount of $3,338,000. The gross operating margin from these activities was $182,000 in 1997 versus a loss of $126,000 in the 1996 period. The margin from Hunter Butcher operations was $60,000 in 1997 versus $32,000 in 1996. Oil field services produced an operating margin of $122,000 in 1997 versus a loss of $158,000 in 1996.

     Depreciation and depletion expense increased 311% to $4,460,000 in 1997 due to the acquisitions. Depletion expense on oil and gas production was $4,080,000, or $0.86 per Mcfe, in 1997 versus $975,000, or $0.95 per Mcfe in 1996. General and administrative expense was $651,000 in 1997, a 47% increase over 1996, due to increased staffing and other costs as a result of the acquisitions.

     Operating profit increased to $3,467,000 in 1997 from $256,000 in 1996, a 1,245% increase. Interest expense increased to $4,758,000 in 1997 from $499,000 in 1996, an increase of 854%, due to increased levels of borrowing under the Company's revolving credit lines with banks, the 10% Senior Notes, and bridge financing used to fund the acquisitions previously mentioned. The Company incurred a net loss before income tax and minority interest of $1,136,000 in 1997, versus a $57,000 loss in 1996, principally due to interest expense on the acquisitions exceeding operating income and due to the higher charge for depreciation and depletion. The Company provided for a deferred income tax benefit of $432,000 on this loss in 1997. After recording a $20,000 minority interest in Hunter Butcher, the Company reported a net loss before extraordinary item of $724,000, or $0.09 per common share, in 1997 versus a $57,000 loss, or $0.03 per common share, in 1996.

     The Company realized an extraordinary loss of $1,384,000 ($0.10 per common share) as required under Accounting Principles Board ("APB") Statement No. 26 and Statement of Financial Accounting Standards ("SFAS") No. 4, from the early extinguishment of bank debt. The early extinguishment was a result of the new 10% Senior Notes financing and amended revolving credit agreements with banks arranged to facilitate the $133 million purchase of the Permian Basin Properties from Burlington. The net loss, after the extraordinary charge, applicable to common shares was $2,546,000 ($0.19 per share) in 1997 compared to a loss of $397,000 ($0.03 per share) in 1996. The Company accrued $436,000 in dividends on its preferred stock in 1997 versus $340,000 in 1996.

Results of Operations for the Three Month Periods ended June 30, 1997 and 1996

     The results of operations for the three month period ended June 30, 1997, included three months of operations for the Panoma Properties and the McLean Gas Plant and two months for the Permian Basin Properties, while the corresponding period in 1996 contained no results related to these properties. Unless otherwise stated, the increases in the 1997 interim period over the 1996 period were a result of these acquisitions.

     Oil and natural gas sales were $8,528,000 in 1997, a 492% increase over 1996. The Company sold 193,735 barrels of oil, a 326% increase, and 2,359,969 Mcf of gas, a 915% increase, in 1997. The price received for oil was $17.76 per barrel and for gas was $2.16 per Mcf in 1997, representing an 11% decrease in oil price and a 5% decrease in gas price in 1997 compared to 1996. Oil and natural gas production costs increased 460% to $3,143,000 in 1997 over 1996. The gross operating margin from oil and natural gas production was $5,385,000 in 1997, a 512% increase over 1996. On an equivalent unit basis, the gross margin was $1.53 per Mcfe in 1997 versus $1.74 in 1996, a 12% decrease. The sales price for natural gas declined 15% to $2.42 per Mcfe while production costs also declined 20% to $0.89 per Mcfe from 1996 to 1997. These production costs are inclusive of gathering and overhead charges of $0.09 per Mcfe. The sales price decline was caused by lower oil and gas prices in 1997, while the lower unit production costs were the result of lower Permian Basin Properties unit costs, principally gas gathering fees, compared to the unit costs of the Company's other properties. The overall increase in the gross operating margin from 1996 to 1997 was principally due to the 597% increase in Mcfe sold, from 505,136 Mcfe to 3,522,379 Mcfe.

     Gas gathering, marketing, and processing revenues were $1,391,000 in the 1997 period, an 80% increase over 1996, principally as a result of the acquisition of the Panoma gas gathering system and the McLean Gas Plant. Costs from these activities were $978,000 in 1997, a 46% increase over 1996. Gross operating margin was $413,000 in 1997 versus $101,000 in 1996, a 309% increase. As a result of the acquisition of the Panoma system, gathering system throughput increased 338% to 18,796 Mcf per day in 1997 compared with 4,287 Mcf per day in 1996. Due to the McLean Gas Plant acquisition, natural gas plant processing throughput was 12,614 Mcf per day in 1997 versus none in 1996. Gross operating margin from gathering operations was $179,414, or $0.10 per Mcf of throughput, in 1997 versus $101,000, or $0.26 per Mcf in 1996. The gross operating margin from natural gas processing was $234,000, or $0.20 per Mcf of throughput in 1997 versus none in 1996.

     Revenues from oil field services and international sales were $135,000 in 1997, a 36% increase over 1996, principally due to increased operator fees on oil and gas properties. Operating costs decreased 46% to $86,000 in 1997 from 1996 due to an increased allocation of operating costs to oil and gas production costs. The gross operating margin from these activities was $49,000 in 1997 versus a loss of $61,000 in the 1996 period.

     Depreciation and depletion expense increased 485% to $3,379,000 in 1997 due to the acquisitions. Depletion expense on oil and gas production was $3,184,000, or $0.90 per Mcfe, in 1997 versus $505,000, or $1.00 per Mcfe, in 1996. General and administrative expense was $429,000 in 1997, a 94% increase over 1996, due to increased staffing and other costs as a result of the acquisitions.

     Operating profit increased to $2,039,000 in 1997 from $121,000 in 1996, a 1,585% increase. Interest expense increased to $3,690,000 in 1997 from $245,000 in 1996, an increase of 1,406%, due to increased levels of borrowing under the Company's revolving credit lines with banks, the 10% Senior Notes, and bridge financing used to fund the acquisitions previously mentioned. The Company incurred a net loss before income tax and minority interest of $1,568,000 in 1997, versus income of $36,000 in 1996, principally due to interest expense on the acquisitions exceeding operating income (inclusive of depreciation and depletion in the total amount of $3,379,000). The Company provided for a deferred income tax benefit of $596,000 on this loss in 1997. The Company reported a net loss before extraordinary item of $974,000, or $0.09 per common share, in 1997 versus income of $36,000 in 1996.

     The Company realized an extraordinary loss of $1,384,000 ($0.10 per common share) as required under Accounting Principles Board ("APB") Statement No. 26 and Statement of Financial Accounting Standards ("SFAS") No. 4, from the early extinguishment of bank debt. The early extinguishment was a result of the new 10% Senior Notes financing and amended revolving credit agreements with banks arranged to facilitate the $133 million purchase of the Permian Basin Properties from Burlington Resources Inc. The net loss, after the extraordinary charge, applicable to common shares was $2,577,000 ($0.19 per share) in 1997 compared to a loss of $132,000 ($0.03 per share) in 1996. The Company accrued $219,000 in dividends on its preferred stock in 1997 versus $168,000 in 1996.


Comparison of Year Ended December 31, 1996 to Year End December 31, 1995

         After deduction for preferred dividends, the Company reported net income applicable to common shares for the year ended December 31, 1996 of $0.1 million, a $1.7 million increase as compared to the net loss of $1.6 million for the year ended December 31, 1995. Prior to the preferred dividends in both periods, the Company reported net income of $0.5 million in 1996, a $1.5 million increase over 1995. Net income per common share was $0.01 for 1996, a $0.29 per share increase over 1995. This increase was the result of higher production volumes in 1996 from (i) acquisition activities, which included the Magnum Hunter Combination in December 1995 and the Panoma Acquisition in July 1996,
(ii) increased prices received for oil and natural gas products, (iii) the acquisition of gas gathering systems in the Panoma Acquisition, and (iv) natural gas marketing activity. During 1996, oil and natural gas production volumes increased significantly to 3.8 Bcfe, an average of 10,470 Mcfe/d, as compared to
0.3 Bcfe, an average of 773 Mcfe/d, in 1995. The increased revenues recognized from production volumes were aided by a 22% increase in the average price received per Mcfe of production to $2.68 during 1996. The average oil price increased 31% to $20.46 per Bbl in 1996, as compared to $15.60 per Bbl in 1995, while average natural gas prices increased 62% to $2.37 per Mcf in 1996 as compared to $1.46 per Mcf in 1995.

       As a result of the acquisition activity and higher prices, total revenues in 1996 were $16.4 million, a $15.8 million increase over 1995. This increase consisted of an increase in oil and natural gas sales of $9.6 million from 1995 to 1996 and an increase in gas gathering, marketing and services revenue of $6.1 million over the same period. After the Panoma Acquisition in July 1996, the percentage of the Company's reserves attributable to natural gas was 74% as compared to 38% at the end of 1995. Due to the Company's owning more properties and larger volume of production, oil and natural gas production expenses increased $4.1 million to $4.4 million in 1996 versus $0.3 million in 1995. The average cost of oil and natural gas produced per Mcfe was $1.15 in 1996, an increase of $0.20 per Mcfe, due to costs of startup of operations at the Panoma Properties.

       Gross margin from oil and natural gas production increased $5.5 million to $5.9 million in 1996 from $0.4 million in 1995. Gross margins from gas gathering, marketing, and services increased to $1.1 million in 1996, from $0.0 million in 1995.

       Depreciation and depletion expense increased to $3.0 million in 1996, a $2.5 million increase over 1995, as a result of the Panoma Acquisition and the Magnum Hunter Combination. The Company-wide depreciation and depletion rate was $0.77 per Mcfe in 1996 versus $1.49 per Mcfe in 1995. General and administrative expense increased to $1.2 million in 1996, a $0.2 million increase over 1995, due to higher operational staffing and associated costs as a result of expanded operations, partially offset by a reduction in promotional and related expenses. Other income increased to $0.3 million in 1996 due to a gain on sale of assets. Interest expense increased to $2.4 million due to increased financing costs
incurred  as  a  result  of  the  Magnum  Hunter   Combination  and  the  Panoma
Acquisition.

         The Company made a provision for deferred income taxes of $0.3 million in 1996. No income taxes were due for 1996 as a result of utilization of net operating loss carryforwards. At December 31, 1996 the Company had $6.9 million available in such carryforwards to offset against future income. Dividends applicable to preferred stock were $0.4 million for 1996, a $0.2 million decrease from 1995, due to the redemption of the Series B and Series C Preferred Stock during 1996, offset by the effect of the issuance of the TCW Preferred Stock at the end of 1996.

Comparison of Year Ended December 31, 1995 to Year Ended December 31, 1994

        After deduction for preferred dividends, the Company reported a net loss applicable to common shares for the year ended December 31, 1995 of $1.6 million, an increased loss of $0.5 million as compared to 1994. Prior to the preferred dividends in both periods, the Company reported a net loss for 1995 of $1.0 million, a $0.4 million increase in net loss over 1994. On a per share basis, the net loss was $0.28 and $0.27, respectively, for 1995 and 1994. The increased loss in 1995 as compared to 1994 was primarily due to higher general and administrative expenses in anticipation of the Magnum Hunter Combination and a higher depletion rate on the Company's pre-existing properties after an evaluation of such reserves by the new management at year end 1995.

         Total revenues were $0.6 million in 1995, a $0.1 million decrease from 1994. This was the result of a decrease in oil and natural gas sales. The Company's production in 1995 decreased to 282 MMcfe, a 58 MMcfe decrease from 1994, although the average price received per Mcfe increased in 1995 to $2.19, a $0.04 per Mcfe increase from 1994. Gross margin from oil and natural gas production was $0.3 million in 1995, a $0.1 million decrease from 1994. The decline in oil and natural gas production and margin was largely attributable to a decline in oil production volumes from the South Tonkawa prospect after initial flush production in 1994. The average cost of oil and natural gas produced per Mcfe in 1995 was $0.95, an increase of $0.01 per Mcfe over 1994. Gross margin from services was essentially flat in 1995 compared to 1994.

        Depreciation and depletion expense increased to $0.4 million in 1995, a $0.2 million increase over 1994, as a result of an increase in depletable book value of the Company's properties and a reduction of the estimated proved undeveloped reserves of two of the Company's base properties after further evaluation by the new Hunter management at year end 1995. General and administrative expense increased to $1.0 million in 1995, a $0.2 million increase over 1994, due to an increase in staffing levels in anticipation of the Magnum Hunter Combination in December 1995. Other income and interest expense were essentially unchanged in 1995 from 1994.

        The Company made no provision for deferred income taxes in 1995. No income taxes were due for 1995 as a result of net operating loss carryforwards. Dividends applicable to preferred stock were $0.6 million, essentially unchanged from 1994.

Liquidity and Capital Resources

       The Company has three principal operating sources of operating cash: (i) sales of oil and natural gas, (ii) revenues from gas gathering, processing, and marketing, and (iii) revenues from petroleum management and consulting services. The Company's cash flow is highly dependent upon oil and natural gas prices. Decreases in the market price of oil and natural gas could result in reductions of both cash flow and the Borrowing Base under the Company's New Credit Facility, which would result in decreased funds available, including funds for capital expenditures.

     On April 30, 1997, the Company closed on the acquisition of the Permian Basin Properties for a net purchase price of approximately $133 million. At the same time, the Company's $100 million Previous Credit Facility was replaced by two new credit facilities, a revolving New Credit Facility of $130 million and a Term Loan Facility of $60 million, for a total of $190 million. The initial advances under these new facilities totaled $179.5 million, including funds to complete the Permian Basin Acquisition, to pay principal and accrued interest remaining on the $100 million Previous Credit Facility, and to provide cash for working capital purposes.

     On May 29, 1997, the Company sold, through a Rule 144A private placement offering, $140 million in Senior Notes due 2007. Net proceeds from the sale of the Senior Notes were used to completely repay the Company's Term Loan Facility in the principal amount of $60 million with the remaining proceeds used to repay a substantial portion of the Company's outstanding New Credit Facility. The Notes have a 10% coupon, with interest payable on June 1 and December 1, commencing on December 1, 1997. After paydown, the New Credit Facility was reduced from $130 million to $75 million, with a current borrowing base of $60 million. Total long-term debt under the New Credit Facility at June 30, 1997 was $47 million, leaving $13 million available to draw at such time, prior to the next borrowing base redetermination occurring during the third quarter. At June 30, 1997, the Company had $1.6 million in cash and cash equivalents and $4.2 million in net working capital, in addition to the funds available under the revolving line of credit.

     For fiscal 1997, the Company is currently projecting that it will spend approximately $20 million on development and exploration activities, of which $3 million is budgeted on exploration projects. In addition, with respect to the recently closed Permian Basin Properties acquisition, the Company projects to spend approximately $40 million in a development program to enhance an existing waterflood project in the Westbrook Field located in Mitchell County, Texas. This capital expenditure is budgeted over a four year period beginning in 1997. Based upon the Company's anticipated level of operations, management believes that cash flow from operations together with the availability under the New Credit Facility will be adequate to meet its anticipated requirements for working capital, capital expenditures and scheduled interest payments for the foreseeable future. The Company may seek to increase it liquidity through the sale of common equity and/or the exercise of its publicly traded warrants. A depressed price for oil or natural gas would have a material adverse effect on the Company's cash flow from operations and could cause the Company to alter its planned capital expenditures.

         For 1996, the Company had a net increase in cash of $143,000. The Company's operating activities provided net cash of $3,028,000, principally from operating income before depreciation, depletion and deferred taxes, reduced by a net increase in accounts receivable over accounts payable. The Company used $41,738,000 in investing activities, principally for additions to property and equipment of $41,471,000, as well as increases in deposits and other assets. Financing activities provided $38,853,000 of cash, principally from the aggregate proceeds from the issuance of long-term debt of $56,512,000 and production payments of $750,000, less payments on such debt and production payments of $27,459,000, as well as proceeds from the issuance of preferred stock of $9,796,000. The Company also paid $295,000 to redeem a portion of the outstanding Series C Preferred Stock and $438,000 to pay dividends on preferred stock.

     For 1995, the Company had a net decrease in cash of $101,000 as the proceeds received from the sale of preferred stock were principally used for oil and natural gas acquisition and development activity and for the payment of dividends and payables. The Company's operating activities used net cash of $849,000, principally as a result of the net loss from operations and the payoff of a substantial amount of accounts payable. Investing activities used net cash of $2,007,000, largely from acquisition and development of oil and gas properties. Financing activities accounted for net cash provided of $2,755,000, principally from the proceeds received due to the issuance of preferred stock mentioned above. Partially offsetting the proceeds from the stock issuances were advances made to Magnum Hunter Production, Inc. for acquisition costs and working capital of $1,034,000, prior to the Magnum Hunter Combination and the ultimate consolidation, and the payment of preferred dividends of $583,000.

   Capital Requirements

         Prior to the Permian Basin Acquisition, the Company approved a $15.0 million capital budget to be spent during 1997, of which $12.0 million is allocated for development drilling and $3.0 million is allocated for several exploration projects. To facilitate its development drilling program, in December 1996 the Company issued $10.0 million of TCW Preferred Stock.

     On April 30, 1997, the Company acquired from Burlington, effective as of January 1, 1997, the Permian Basin Properties. The net purchase price was $133.0 million after adjustments of $10.5 million for production cash flow from January 1, 1997 to the closing date and other minor adjustments. The Company financed the acquisition of the Permian Basin Properties with the $130.0 million New Credit Facility and the $60.0 million Term Loan Facility. The New Credit Facility and the Term Loan Facility were used to pay the $123.0 million balance of the net purchase price, to repay the $53.7 million in outstanding indebtedness under the Previous Credit Facility and to pay costs associated with the Permian Basin Acquisition and the related financings. In addition to providing the Company with significant new sources of earnings and operating cash flow, management of the Company believes the Permian Basin Properties will provide significant opportunities for exploitation and development of both oil and natural gas reserves through a combination of enhanced recovery projects and new drilling projects. The Company has initially budgeted approximately $5.0 million for development expenditures on the Permian Basin Properties for 1997.

     The Company has adopted a "controlled risk" approach to its exploratory drilling activity by concentrating in specific regions in the United States (primarily Oklahoma and Texas) where the Company's technical staff has considerable experience and near proved producing properties where the potential for significant reserve additions exists. To the extent feasible, the Company reduces its exploration risk by diversifying through investment in multiple prospects, by farming out (promoting out) interests to industry partners and by utilizing 3-D seismic surveys and other advanced technologies.

      As the Company continues to increase its asset base, management plans to expand the scope of its oil and natural gas activities, including the Company's possible participation in foreign energy prospects. The Company believes that Latin America offers significantly greater hydrocarbon reserve potential with less competition than in the United States. The Company does not plan to invest in any foreign prospects during 1997. However, the Company anticipates that, should it decide in the future to expand into Mexico, Central America or South America, any such investment would be made in an arrangement that shares the risks with one or more additional partners.

     Based upon the Company's anticipated level of operations, the Company believes that cash flow from operations together with the availability under the New Credit Facility (approximately $12.0 million as of September 30, 1997) will be adequate to meet its anticipated requirements for working capital, capital expenditures and scheduled interest payments for the foreseeable future. The Company may seek to increase its liquidity through the sale of common equity and/or the exercise of its publicly traded warrants. A depressed price for oil or natural gas would have a material adverse effect on the Company's cash flow from operations and could cause the Company to alter its planned capital expenditures.

   Inflation and Changes in Prices

     During the past several years, the Company has experienced some inflation in oil and natural gas prices with moderate increases in property acquisition and development costs. During 1996, the Company received somewhat higher commodity prices for the natural resources produced from its properties. The results of operations and cash flow of the Company have been, and will continue to be, affected to a certain extent by the volatility in oil and natural gas prices. Should the Company experience a significant increase in oil and natural gas prices that is sustained over a prolonged period, it would expect that there would also be a corresponding increase in oil and natural gas finding costs, lease acquisition costs, and operating expenses. Periodically the Company enters into futures, options, and swap contracts to reduce the effects of fluctuations in crude oil and natural gas prices. It is policy of the Company not to enter any such arrangements which exceed 50% of the Company's oil and natural gas production during the next 12 months.


      The Company markets natural gas for its own account, which exposes the Company to the attendant commodities risk. Hunter Gas Gathering, Inc., a subsidiary of the Company, currently sells the majority of its natural gas to Crosstex Energy Services ("Crosstex"), a gas marketing firm located in Dallas, Texas that was formed in January 1997 when Comstock Natural Gas, Inc. ("Comstock") sold its gas gathering, processing and marketing operations. Although the Company sold approximately 91% of its natural gas to Comstock in 1996 and has sold a comparable percentage to Crosstex to date in 1997, the Company does not believe that any discontinuation of such sales arrangement would be disruptive to the Company's gas marketing operations. The Company typically obtains letters of credit guaranteeing the payment of the purchase price for its natural gas.

   Hedging Activity

     Periodically, the Company enters into futures, options, and swap contracts to reduce the effects of fluctuations in crude oil and natural gas prices. As of June 30, 1997, the Company had 16% of its oil production and 17% of its natural gas production hedged. At June 30, 1997, the Company had open contracts for oil price collars of 15,000 Bbls of oil per month (with cap and floor prices of $25.10 and $20.00, respectively) through August 1997. At March 31, 1997, the Company had open contracts for natural gas price swaps of 100,000 MMBtu of gas per month at $1.905 per MMBtu through January 1998, and another 100,000 MMBtu of natural gas per month at $1.770 per MMBtu through January 1998. These contracts expire monthly. The Company has also entered into a hedge agreement to fix the differential between the New York Mercantile Exchange ("NYMEX") price and the El Paso Permian Basin Index at $0.20 per MMBtu for 100,000 MMBtu per month for the six-month period commencing May 1, 1997. The gains or losses on the Company's hedging transactions are determined as the difference between the contract price and a reference price, generally closing prices on NYMEX. The resulting transaction gains and losses are determined monthly and are included in the period the hedged production or inventory is sold. Net gains or losses relating to these derivatives for the years ended December 31, 1994, 1995, and 1996 were $0.0, $0.0, and $(0.3) million, respectively.

                             BUSINESS AND PROPERTIES

The Company

      Magnum Hunter is an independent energy company engaged in the exploitation and development, acquisition, exploration and operation of oil and natural gas properties with a focus on Texas, Oklahoma and New Mexico. In December 1995, the Company consummated the Magnum Hunter Combination, whereby the management of Hunter assumed operating control of the Company. The new management implemented a business strategy emphasizing acquisitions of long-lived Proved Reserves with significant exploitation and development opportunities where the Company generally can control the operations of the properties. As part of this strategy, in June 1996 the Company acquired the Panoma Properties from Burlington for $34.7 million. Additionally, in April 1997, the Company acquired the Permian Basin Properties from Burlington for a net purchase price of $133.0 million. While the Company is considering further acquisitions and, to a lesser extent, plans to pursue selected exploratory drilling opportunities, the Company intends to focus its efforts on the substantial inventory of exploitation and development opportunities arising from the acquisitions.

      The Company is a holding company that operates through three primary subsidiaries: (i) Gruy, which conducts the Company's operations; (ii) Magnum Hunter Production, Inc., which owns the Company's oil and natural gas assets; and (iii) Hunter Gas Gathering, Inc., which owns the Company's gas gathering and processing facilities.

      On a pro forma basis at December 31, 1996, the Company had an interest in 2,581 wells and had estimated Proved Reserves of 314.2 Bcfe with a SEC PV-10 of $408.0 million. As adjusted to use market prices in effect on March 31, 1997, the Proved Reserves were 300.5 Bcfe with an SEC PV-10 of $224.8 million on a pro forma basis at December 31, 1996. Approximately 68% of these reserves were Proved Developed Producing Reserves and 86% were attributable to the Panoma Properties and the Permian Basin Properties. On a pro forma basis at December 31, 1996, the Company's Proved Reserves had an estimated Reserve Life of 14.6 years and were 61% natural gas. The Company serves as operator for approximately 71% of its properties (based on the number of producing wells in which the Company owns an interest). Additionally, the Company owns over 500 miles of gas gathering systems and a 50% interest in a gas processing plant that is connected to the gas gathering system purchased with the Panoma Properties. In 1996, on a pro forma basis, the Company had revenues of $63.6 million and EBITDA of $38.3 million.

      Beginning with the Magnum Hunter Combination in December 1995, the Company has made nine acquisitions for an aggregate net purchase price of $185.4 million. This strategy has added approximately 305.6 Bcfe of reserves (determined as of the respective times of their acquisition) at an average cost of $0.61 per Mcfe, as well as a 427 mile gas gathering system and a 50% interest in the McLean Gas Plant. As a result of its acquisitions, the Company has achieved substantial growth as described below (comparing 1996 pro forma data to 1995 historical data):

   o Proved Reserves increased to 314.2 Bcfe at year end 1996 (300.5 Bcfe as adjusted for March 31, 1997 market prices) from 36.7 Bcfe at year end 1995;

   o    Annual production increased to 20.4 Bcfe in 1996 from 0.3 Bcfe in 1995;

   o SEC PV-10 increased to $408.0 million at year end 1996 ($224.8 million as adjusted for March 31, 1997 market prices) from $37.2 million at year end 1995; and

   o    EBITDA increased to $38.3 million in 1996 from $(0.5) million in 1995.

Company Strengths

   o Quality of Reserves. The Company has a high quality reserve base. The majority of the reserves are in the Permian Basin and Hugoton Embayment, both of which are well-known, mature oil and natural gas producing regions. The fields in which the properties are located generally have significant production history and performance data. In addition, approximately 68% of the Company's Proved Reserves were classified as Proved Developed Producing Reserves on a pro forma basis at December 31, 1996. These attributes reduce the risks associated with determining remaining reserves and forecasting future production from the properties The properties are also long-lived with an estimated Reserve Life on a pro forma basis at December 31, 1996 of 14.6 years.

   o Substantial Inventory of Exploitation and Development Projects. The Company has identified over 400 development drilling locations on its properties. The Company believes the majority of these locations are low-risk in-fill drilling opportunities which should add incremental reserves and increase production rates. In addition to drilling opportunities, the Company has identified several enhanced recovery projects which will include the use of waterflood and tertiary recovery methods.

   o Significant Operating Control. Through its Gruy subsidiary, the Company operates approximately 71% of the properties in which it owns an interest. This level of operating control benefits the Company in numerous ways by enabling the Company to: (i) control the timing and nature of capital expenditures, (ii) identify and implement cost control programs, (iii) respond quickly to operating problems and (iv) receive overhead reimbursements from other working interest owners.

   o Experienced Management. The Company's three senior managers have over 82 combined years of direct oil and natural gas experience in the areas of drilling and completions, production operations, acquisitions and divestitures and reservoir engineering. Most members of the Company's technical staff, having spent their entire careers specializing in these regions, have in-depth knowledge of the Company's core operating regions.

   o Balanced Reserve Mix. On a pro forma basis at December 31, 1996, the Company's reserve mix was approximately 39% oil and 61% natural gas. This balanced portfolio reduces the Company's exposure to a single product's price volatility.

Business Strategy

      The Company's objective is to aggressively grow its reserves, production, cash flow and earnings utilizing a balanced program of (i) exploitation and development of acquired properties, including development drilling, workovers and cost reduction programs, (ii) strategic acquisitions and (iii) a selective exploration program. Since the Magnum Hunter Combination, the Company has acquired long-lived properties with significant exploitation and development potential where the Company can control operations on a high percentage of the properties. The Company is now focusing its efforts on fully developing the large inventory of properties arising from its acquisitions and, to a lesser extent, is identifying and participating in selected exploratory prospects. The Company is also evaluating several smaller strategic acquisitions which fit the Company's objectives of having long-lived Proved Reserves with exploitation and development potential and operating control.

      The following are key elements of the Company's strategy:

   o Exploitation and Development of Existing Properties. The Company has a substantial inventory of exploitation projects including development drilling, workovers and recompletions and cost reduction programs. As of December 31, 1996, on a pro forma basis, 32% (100.0 Bcfe) of the Company's total Proved Reserves were classified as Proved Undeveloped Reserves. The Company seeks to maximize the value of the properties through development activities including in-fill drilling, waterflooding and other enhanced recovery techniques. Management believes that the proximity of these Proved Undeveloped Reserves to existing production makes development of these projects less risky and more cost effective than other drilling opportunities available to the Company.

   o Operating Cost Management. The Company emphasizes strict cost controls in all aspects of its business, and seeks to operate its properties wherever possible. By operating approximately 71% of its properties, the Company is generally able to control direct operating and drilling costs as well as to manage the timing of development and exploration activities. For example, following the Panoma Acquisition, the Company increased operating margins by restoring shut-in wells to production, reducing the number of field employees, implementing compression and other improvements on the Panoma gas gathering system and purchasing a 50% interest in the McLean Gas Plant. Management believes it can also reduce operating costs on the Permian Basin Properties by reducing the number of field employees, using contract pumpers and implementing other efficiencies. Moreover, as a result of its acquisition of the Permian Basin Properties, the Company expects only a moderate increase in its general and administrative expenses in relation to the large number of properties acquired. Therefore, the Company anticipates that such expenses will decline on a per Mcfe basis.

   o Strategic Acquisitions. Although the Company has an extensive inventory of exploitation and development opportunities, it is continuing to pursue smaller strategic acquisitions in its existing areas of operations which fit its objectives of having long-lived Proved Reserves with development potential and operating control.

   o Expansion of Gas Gathering and Marketing Operations. The Company has implemented several programs to expand and increase the efficiency of its gas gathering systems. The Company owns over 75% and markets 100% of the natural gas that moves through its gas gathering systems and, therefore,directly benefits from any cost and productivity improvements. Since the Company believes that its gas gathering systems have significant underutilized throughput capacity, it is actively pursuing several opportunities to add new Company and third party well connections. The Company is also considering opportunities to acquire complementary gas gathering systems and to form joint ventures with other operators. In addition, the Company believes that its acquisition of a 50% interest in the McLean Gas Plant allows the Company to capture a portion of the processing profits on natural gas produced at the Panoma Properties that would otherwise go to third party processors.

Recent Acquisitions

      The most significant of the Company's completed acquisitions are the Permian Basin Acquisition, the Panoma Acquisition, the Magnum Hunter Combination and the McLean Plant Acquisition.

 Permian Basin Acquisition

      On April 30, 1997, the Company acquired from Burlington, effective as of January 1, 1997, the Permian Basin Properties, consisting of 25 field areas in west Texas and 22 field areas in southeast New Mexico, for a net purchase price of $133.0 million after adjustments of $10.5 million for production cash flow from January 1, 1997 to the closing date and other minor adjustments. The primary producing formations include the Yates, Seven Rivers and Queen in Lea and Eddy Counties, New Mexico; the Atoka in the Brunson Ranch Field in Loving County, Texas; the Clearfork in the Westbrook Field in Mitchell County, Texas; the San Andres in the Levelland/Slaughter Field in Cochran County, Texas; and the Canyon Sand in Sutton County, Texas. The Permian Basin Properties include 1,852 producing oil and natural gas wells on approximately 113,810 gross acres (82,175 net acres). One of the Company's subsidiaries, Gruy, serves as operator on approximately 66% of the wells on the Permian Basin Properties. Management of the Company believes the Permian Basin Properties provide significant opportunities for exploitation and development of both oil and natural gas through enhanced recovery projects and drilling.

      During 1996,  daily net production  from the Permian Basin  Properties was
25.8 MMcf per day of natural gas and over 2,500 Bbl/d of oil. According to Ryder Scott, independent petroleum engineers engaged by the Company to evaluate the Permian Basin Properties, as of December 31, 1996, the Permian Basin Properties had Proved Reserves of 15.3 MMBbl of oil and 99.9 Bcf of natural gas, or on a Natural Gas Equivalent Basis, 191.6 Bcfe. Ryder Scott further estimated the future net cash flows and the SEC PV-10 for the Permian Basin Properties to be $468.8 million and $243.3 million, respectively, as of December 31, 1996 based on prices of $23.61 per Bbl of oil and $4.12 per Mcf of natural gas at December 31, 1996. Based on market prices of $20.41 per Bbl of oil and $2.30 per Mcf of natural gas at March 31, 1997, future net cash flows and the SEC PV-10 for the Permian Basin Properties would be $267.3 million and $139.6 million, respectively, as of December 31, 1996. As of December 31, 1996, approximately 68% of the Proved Reserves were classified as Proved Developed Producing Reserves. See "-- Oil and Natural Gas Reserves." Based on the $143.5 million gross purchase price and Proved Reserves of 191.6 Bcfe as of December 31, 1996, the Company paid approximately $0.75 per Mcfe for the Permian Basin Properties.

      The major fields in the Permian Basin Properties are the Westbrook, Levelland/Slaughter, Lea County Shallow Properties and the Brunson Ranch.

   Westbrook. The Westbrook Field consists of 431 wells that cover approximately 45 square miles in Mitchell County, Texas and produce from the Clearfork formation at a depth of approximately 3,200 feet. The interests acquired in the Permian Basin Acquisition include the following three properties in the Westbrook Field:


                                                                                         Net Revenue    Gross Oil Production
   Property                    Operator              Well Count        Working Interest     Interest             (Bbl/d)
- ------------------------      --------------        --------------    ----------------- -------------  ----------------------
Southwest Westbrook Unit        Company                  135                 89.9%            77.1%                560
Morrison "G" Lease              Company                    2                 83.8%            72.9%                 10
North Westbrook Unit            Third Party              294                  2.0%             1.6%              1,560

         Most of the leases and units in the field had waterflood projects initiated in the 1960's and those projects are still active. The Company plans to initiate waterflood enhancement operations on the Southwest Westbrook Unit and the Morrison "G" Lease.

         Ryder Scott attributed approximately 10.0%, or $24.3 million, of the SEC PV-10 at December 31, 1996 (9.9%, or $13.8 million, at such date using March 31, 1997 market prices) to a four year enhancement program, commencing in 1997, on an existing waterflood project on the Westbrook Field in Mitchell County, Texas. The Company has identified approximately 250 drilling locations, including production and injection wells, to further develop the fields at a cost of approximately $38.1 million. When completed, the properties will be fully developed on a ten acre, line drive waterflood pattern, as opposed to the current 28 acre, five-spot pattern. While the Ryder
         Scott report assumes approximately $6.6 million of development expenditures on this waterflood enhancement program in 1997, the Company is evaluating the timing of these development expenditures relative to its other capital expenditure requirements. The Company has initially budgeted approximately $5.0 million for development expenditures on the Permian Basin Properties for 1997.

         Levelland/Slaughter. The Levelland and Slaughter Fields consist of 155 wells located in Cochran County, Texas that produce from the San Andres formation at a depth of 5,000 feet. The interests acquired in the Permian Basin Acquisition include the following three properties in the Levelland and Slaughter Fields:

                                                                                Net Revenue     Gross Oil Production
  Property                     Operator     Well Count       Working Interest      Interest            (Bbl/d)
- -------------------           -----------   ----------      ------------------  ------------   ---------------------
TLB Unit                        Company          52                100.0%            87.3%               90
Veal Lease                      Company          20                100.0%            87.1%              250
NW Slaughter Unit               Company          83                 74.9%            62.8%              310

         Discovered in the 1930's, all three properties have been actively waterflooded since the 1970's. While the projects are mature, additional drilling and waterflood enhancement is likely. No Proved Undeveloped Reserves were assigned by Ryder Scott to either the Veal Lease or the TLB Unit. Proved Undeveloped Reserves were assigned by Ryder Scott to the NW Slaughter Unit in contemplation of a carbon dioxide injection project which is anticipated for that property. The operator of an adjacent property has been successfully injecting carbon dioxide for several years to enhance production.

         Lea County Shallow Properties. The Lea County Shallow Properties consist of approximately 300 wells in Lea County, New Mexico which are in the Rhodes, Jalmat, Monument, Langlia Mattix, Eumont and Eunice Fields. The fields produce from the Yates, Seven Rivers, Queen and other formations at depths generally shallower than 3,000 feet. Production is generally high Btu gas, which produces into low pressure gathering systems. No Proved Undeveloped Reserves have been assigned by Ryder Scott to the properties, but the Company anticipates that numerous recompletion, stimulation, workover or development drilling opportunities will result from detailed geological and engineering studies which are planned.

         Brunson Ranch. The Brunson Ranch Field consists of three wells located in Loving County, Texas in the deep Delaware Basin geological province of the Permian Basin. Three wells are currently producing a total of approximately 2.4 MMcf of natural gas per day from the Atoka formation at a depth of approximately 16,000 feet. Undeveloped potential exists on the properties through redrilling the Atoka formation and completing such wells using technology designed for high bottom hole pressure conditions.

         Burlington has agreed to indemnify the Company for breaches by Burlington of the purchase agreement as well as any claims attributable to or arising out of acts or omissions of Burlington (including, but not limited to, environmental claims) occurring before January 1, 1997. There are certain limitations on the amount of, and time period for bringing, a claim for indemnity made by the Company. Burlington is a defendant in two actions claiming that Burlington underpaid royalty owners on properties in New Mexico and Texas, including properties that are a part of the Permian Basin Properties. The plaintiffs in the New Mexico action are seeking class certification while the Texas action has been certified as a class action. Burlington's indemnity would hold the Company harmless from any of these claims arising prior to January 1, 1997. The Company has also agreed, subject to certain limitations, to indemnify Burlington for matters arising subsequent to January 1, 1997 as well as for certain liabilities and obligations assumed by the Company as part of the purchase transaction.

 Panoma Acquisition

         On June 28, 1996, the Company purchased interests in 520 natural gas wells in the Texas Panhandle and western Oklahoma (469 of which are operated by the Company) and the associated 427 mile gas gathering system from Burlington. The net purchase price, after certain purchase price adjustments, was $34.7 million, funded by borrowings under the Company's Previous Credit Facility. Gruy is the operator of the gas gathering system and the wells that were previously operated by Burlington. According to Gaffney, Cline, independent petroleum engineers engaged by the Company to evaluate the Panoma Properties, the Proved Reserves attributable to the Panoma Properties as of December 31, 1996 aggregated 77.3 Bcfe with an SEC PV-10 of $111.0 million. As adjusted to use market prices in effect on March 31, 1997, the Proved Reserves attributable to the Panoma Properties as of December 31, 1996 aggregated 74.2 Bcfe with an SEC PV-10 of $53.3 million.

         The Panoma Properties consist of approximately 520 natural gas wells in the West Panhandle, East Panhandle, and South Erick Fields along a corridor 65 miles long and 20 miles wide stretching from Beckham County, Oklahoma to Gray County, Texas. All wells are less than 2,800 feet deep and produce dry natural gas from the Granite Wash and/or Brown Dolomite formations. The easternmost fields are developed on 160 acre spacing because the original spacing of 640 acres proved inadequate to drain reserves efficiently. In-fill development is underway in the westernmost field with ten wells of a 40 well program having been completed during the first six months of 1997. The success of, and information obtained from, these first wells will determine the locations and timing of the remaining wells for 1997.

 Magnum Hunter Combination

         The recent growth experienced by the Company commenced with the Magnum Hunter Combination in December 1995. In that transaction, the Company assumed certain liabilities and issued an aggregate value of

$12.5 million of stock consisting of 5,085,077 shares of Common Stock and 111,825 shares of the Company's Series C Preferred Stock, which were subsequently converted into 335,475 shares of Common Stock. In connection with the Magnum Hunter Combination, management of the Company was replaced by
Hunter's management team. The acquisition of the Hunter Subsidiaries significantly increased the size and expanded the nature of the Company's business. The Hunter Subsidiaries were engaged in: (i) the acquisition, production and sale of crude oil; (ii) the gathering, transmission and marketing of natural gas; (iii) the management and operation of producing oil and natural gas properties for interest owners; and (iv) the provision of consulting and U.S. export services to facilitate Latin American trade in energy products. The acquisition of Gruy, a Hunter Subsidiary that specializes in the management of producing properties, has enabled the Company to gain a higher level of expertise in operating oil and natural gas properties. Estimated Proved Reserves for the properties acquired in the Magnum Hunter Combination were 3.1 MMBbl of oil and 11.0 Bcf of natural gas as of December 31, 1995.

 McLean Plant Acquisition

         On January 1, 1997, the Company complemented its Panoma Acquisition by purchasing for $2.5 million a 50% ownership interest in the McLean Gas Plant, which is connected to the Panoma gas gathering system, and a related products pipeline. The Company receives 100% of the net profits from the McLean Gas Plant until it recoups the $2.5 million purchase price, after which time it will receive 50% of the net profits. See "Business and Properties - Gathering and Processing of Natural Gas."

Development and Exploration Activities

 Overview

         While the Company is considering further acquisitions and, to a lesser extent, plans to pursue exploratory drilling opportunities, the Company intends to focus its current efforts on the substantial inventory of development opportunities arising from its recent acquisitions.

         The Company seeks to minimize its overhead and capital expenditures by subcontracting the drilling, redrilling and workover of wells to independent drilling contractors and by outsourcing other services. The Company typically compensates its drilling subcontractors on a turnkey (fixed price), footage or day rate basis depending on the Company's assessment of risk and cost considerations.

 Development Drilling

         The Company's development strategy focuses on maximizing the value and productivity of its oil and natural gas asset base through development drilling and enhanced recovery techniques. The Company has identified over 400 development drilling locations on its properties. In particular, the Company plans (i) to emphasize in-fill drilling on its Panoma Properties and several of its west Texas properties, (ii) to initiate waterflood projects on selected west Texas properties and (iii) to drill lateral re-entry wells in its Austin Chalk properties. In-fill drilling is the process of drilling a well between producing wells to better exploit the reservoir. In a waterflood, water is injected into a producing formation to enhance recovery by forcing oil into the producing well bores. Lateral re-entry wells are wells drilled horizontally from existing bore holes into undrained areas of the reservoir. In exploiting its producing properties, the Company relies upon its in-house technical staff of petroleum engineering and geological professionals and utilizes the services of outside consultants on a selective basis.

         Panoma Properties. The Company believes that developmental drilling can enhance the value of its recently acquired Panoma Properties, which produce from the Brown Dolomite and Granite Wash formations in the Texas Panhandle and western Oklahoma. The Company has identified over 80 in-fill drilling prospects on the Panoma Properties, and subject to receiving density approvals from the Texas Railroad Commission (the state oil and gas regulatory agency), the Company plans to drill 40 in-fill wells on the West Panhandle Field through the end of 1997. As of September 30, 1997, the Company had completed approximately half of these wells. Wells in the West

         Panhandle Field are currently drilled on 640-acre spacing as compared to 160-acre spacing for wells drilled in a neighboring field in the same geologic trend.

         West Texas. The Company believes it can enhance the value of selected west Texas fields through in-fill drilling and enhanced recovery projects, including several waterflood projects. While waterfloods typically take considerable time to respond to fluid injection, the west Texas properties have in-fill drilling potential that management believes could result in a somewhat faster increase in production and cash flow.

         Austin Chalk. The Company believes that horizontal drilling can be successfully used to augment the value of the Company's properties in the Austin Chalk formation of central Texas, an area where wells typically have high initial rates of production. The Company owns a 25% working interest in 38 producing wells on approximately 12,000 lease acres in Fayette and Gonzales Counties. The Company drilled one lateral well in the Austin Chalk formation in 1996, which was successfully completed as an oil well. Geological studies indicate the potential for up to 16 new lateral locations to be drilled from existing bore holes into undrained areas of the reservoir. Drilling laterally from existing bore holes is advantageous, as the cost is approximately one-third of the expenditure required for a new well.

         Permian Basin Properties. In evaluating the Permian Basin Properties, the Company believes there are many development opportunities. The Company has identified approximately 275 drilling locations, including production and injection wells, on the Permian Basin Properties. Engineering and geological studies are being initiated to more precisely identify specific development locations. In addition, in evaluating the Permian Basin Properties, Ryder Scott attributed approximately 10.0%, or $24.3 million, of their SEC PV-10 at December 31, 1996 (9.9%, or $13.8 million, at such date using March 31, 1997 prices) to a four-year enhancement program, commencing in 1997, on an existing waterflood on the Westbrook Field in Mitchell County, Texas. The proposed waterflood project is estimated to cost an aggregate of $38.1 million. While the reserve report for the Permian Basin Properties assumes approximately $6.6 million of development expenditures during 1997 to enhance this waterflood project, the Company is evaluating the timing of these development expenditures relative to its other capital expenditure requirements.

 Exploratory Drilling

         The Company attempts to lessen the risks inherent in exploratory drilling by (i) concentrating in specific areas in the United States where the Company's technical staff has considerable experience and which are in known onshore producing trends where the potential for significant reserves exists;
(ii) diversifying through investment in multiple prospects; (iii) utilizing 3-D seismic surveys and other advanced technologies; and (iv) promoting out interests to industry partners.

         The Company was successful in completing four out of the eight exploratory wells it drilled in 1996. The remaining four wells were not commercially productive. The exploratory wells drilled by the Company have ranged in cost from approximately $75,000 to $500,000 on a dry hole basis, with an average of approximately $150,000 each. The Company plans to spend approximately $3.0 million out of its $20.0 million 1997 capital budget on exploratory drilling.

     The Company participates in a successful exploratory gas discovery in the Douglas formation in western Oklahoma where a confirmation well is scheduled to commence in the fourth quarter of 1997. The Company is presently testing another exploratory well drilled earlier this year in the Austin Chalk formation in Fayette County, Texas. This potential oil well is the Company's first exploratory horizontal well. The Company's interests in these two wells are 25% and 20%, respectively. The Company also plans to drill four or five additional exploratory wells in 1997, including a prospect identified by 3-D seismic surveys in Victoria County on the Texas Gulf Coast and two or three other potential oil and natural gas wells on the Texas Gulf Coast. The Company is also reviewing other exploration opportunities, including potential prospects on the Permian Basin Properties.

Gathering and Processing of Natural Gas

         Hunter Gas Gathering, Inc., a wholly owned subsidiary of the Company, owns four gas gathering systems located in Oklahoma, Texas and Louisiana, none of which are subject to regulation by the Federal Energy Regulatory Commission ("FERC"), and a 50% interest in the McLean Gas Plant in the Texas Panhandle. Two of the gas gathering systems, Panoma and North Appleby, account for more than 90% of the throughput from the Company's four systems. Gruy operates all four gas gathering systems.

         Generally, the gathering systems transport the natural gas to a common point where it is dehydrated prior to redelivery to downstream pipelines. In managing its gas gathering systems, the Company has emphasized operating efficiency and overhead management and introduced a program which ties throughput costs to volume transported rather than to compression capacity. The Company believes that its focus on volume-based pricing reduces the potential financial impact of a decline in actual throughput.

         The Panoma system, the largest of the Company's four gas gathering systems, consists of approximately 427 total miles of pipeline. The main trunklines run east to west for approximately 66 miles with the east end starting in Beckham County, Oklahoma and the west end starting in Gray County, Texas. Natural gas throughput for the Panoma gas gathering system is approximately 16.5 MMcf per day. The Panoma gas gathering system currently delivers natural gas to El Paso Natural Gas Company for transport to markets in western Oklahoma and the West Coast, although the Company is actively seeking additional markets for such natural gas. The Company, which operates approximately 489 of the approximately 540 wells connected to the Panoma system, is also actively seeking to add new wells to such system through acquisition, development or arrangements with third party producers.

         The Company's North Appleby gas gathering system is located primarily in Nacogdoches County in east Texas. Approximately 39 wells are connected to the system, which delivers approximately 3.0 MMcf per day for third parties to Natural Gas Pipeline Co. for transportation to other markets. The Company's other two systems deliver an aggregate of 1.5 MMcf per day for third parties from 66 wells into various markets. The Company is presently negotiating a possible sale of one such system.

         Effective January 1, 1997, the Company purchased for $2.5 million a 50% interest in the McLean Gas Plant, the gas processing facility connected to the Company's Panoma gas gathering system. The purchase also included a 23-mile products pipeline between the McLean Gas Plant and the Koch Pipeline at Lefors, Texas and all natural gas and product purchase and sales agreements related to the plant. The McLean Gas Plant is a modern cryogenic gas processing plant with a capacity of 23.0 MMcf per day with a current throughput of 16.5 MMcf per day. The Company acquired its 50% interest in the plant from Carrera Gas Company, L.L.C. ("Carrera") of Tulsa, Oklahoma, which owns the remaining 50% of the plant and operates such facility. Under terms of the Company's operating agreement with Carrera, the Company receives 100% of the net profits from the McLean Gas Plant until it recoups the $2.5 million purchase price, at which point net profits will be divided equally between the Company and Carrera.

Marketing of Production

 General

         The Company markets all of its natural gas production as well as natural gas it purchases from third parties to gas marketing firms or end users either on the spot market on a month-to-month basis at prevailing spot market prices or at negotiated prices under long-term contracts. Marketing natural gas for its own account exposes the Company to the attendant commodities risk. The Company currently sells most of its natural gas to Crosstex, a gas marketing firm in Dallas, Texas formed in January 1997 when Comstock sold its gas gathering, processing and marketing operations. Although the Company sold approximately 91% of its natural gas to Comstock in 1996 and has sold a comparable percentage to Crosstex to date in 1997, the Company does not believe that any discontinuation of such sales arrangement would be disruptive to the Company's natural gas marketing operations. The Company typically obtains letters of credit guaranteeing the payment of the purchase price for its natural gas.

     The Company normally sells its own oil under month-to-month contracts with a variety of purchasers. Oil is usually sold for the Company's own account through Enmark Services, a marketing agent in Dallas, Texas. While the Company has historically been able to sell oil above posted prices, it is also exposed to the commodities risk inherent in short-term contracts. For a discussion of the Company's hedging activities, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- Hedging Activity" and Note 14 to the Company's Consolidated Financial Statements.

         The market for oil and natural gas produced by the Company depends on factors beyond its control, including the extent of domestic production and imports of oil and natural gas, the proximity and capacity of natural gas pipelines and other transportation facilities, weather, demand for oil and natural gas, the marketing of competitive fuels and the effects of state and federal regulation. The oil and natural gas industry also competes with other industries in supplying the energy and fuel requirements of industrial, commercial and individual consumers.

Petroleum Management and Consulting Services; Other Activities

Gruy

          The Company acquired Gruy in the Magnum Hunter Combination in December 1995. Gruy, which conducts operations for both the Company and third parties, has a 37-year history of managing properties for third parties, which include banks, financial institutions, bankruptcy trustees, estates, individual investors, trusts and independent oil and natural gas companies. Gruy provides drilling, completion and other well-site services; advice regarding environmental and other regulatory compliance; receipt and disbursement functions and other managerial services; petroleum engineering services; and consultation as an expert witness. Gruy manages, operates and provides consulting services on oil and natural gas properties located in Texas, Oklahoma, Mississippi, Louisiana, New Mexico and Kansas. Gruy is an important component of the Company's acquisition program. As the operator of wells for third parties and as a provider of consulting services for the energy industry, Gruy is often able to identify attractive acquisition opportunities.

 Hunter Butcher

         The Company provides consulting services to Latin American energy companies through Hunter Butcher. Hunter Butcher has primarily focused on assisting energy-related Mexican companies in obtaining financing for their purchases in the United States of products for export to Mexico. This is accomplished through a commercial bank credit facility established to facilitate short and medium term credit for Hunter Butcher to purchase these products and resell them to its clients at a slight premium. The credit risk to Hunter Butcher on such resales is lessened by partial guarantees of approximately 85% to 90% of such borrowings by the Export Import Bank of the United States (the "ExIm Bank"), by credit insurance and through deposits by Hunter Butcher's clients to secure the unguaranteed portion of the indebtedness and certain interest. Hunter Butcher could, however, incur a loss under such arrangement in repaying indebtedness under the credit facility since the applicable ExIm Bank guaranty and deposit would not be adequate to pay interest under the credit facility at the default rate or cover other possible losses. In addition, the Company itself may from time to time guarantee the indebtedness incurred under the credit facility by Hunter Butcher for its clients, but the New Credit Facility limits the Company to guaranteeing not more than $3.0 million of such indebtedness at any time.

 Possible Foreign Activities

     As the Company continues to increase its asset base, management plans to expand the scope of its oil and natural gas activities, including the Company's acquisition of or possible participation in foreign prospects. The Company believes that Latin America offers greater hydrocarbon reserve potential with less competition than in North America. In expanding into Mexico, Central America or South America, the Company anticipates that any investment would be made in partnership with one or more partners with which it had previously worked within the United States. The Company does not plan to invest in any foreign prospects during 1997.

Oil and Natural Gas Reserves

 General

         All information set forth in this Prospectus regarding estimated proved reserves, related estimated future net cash flows and SEC PV-10 of the Company's oil and natural gas interests is taken from reports prepared (i) by Gaffney, Cline and Glenn Harrison Petroleum Consultants, Inc. ("Glenn Harrison"), both independent petroleum engineers in Dallas, Texas with respect to the Company's interests at December 31, 1996 (using oil and natural gas prices at both
December 31, 1996 and March 31, 1997), (ii) by the engineers named in the footnotes to the tables below with respect to the Company's interests at December 31, 1994 and 1995 and (iii) by Ryder Scott with respect to the Permian Basin Properties at December 31, 1996 (using oil and natural gas prices at both December 31, 1996 and March 31, 1997). The estimates of these independent petroleum engineers were based upon their review of production histories and other geological, economic, ownership and engineering data provided by the Company, and, in the case of Ryder Scott's report, by Burlington and the Company.

         In accordance with Commission guidelines (and except for the alternative estimates of future net cash flows and SEC PV-10 as of December 31, 1996 using March 31, 1997 prices), the estimates of future net cash flows from Proved Reserves and their SEC PV-10 are made using oil and natural gas sales prices in effect as of the dates of such estimates and are held constant throughout the life of the properties. The Company's estimates of Proved Reserves, future net cash flows and SEC PV-10 were estimated using the following weighted average prices (other than prices at March 31, 1997, which are market prices as adjusted for Btu content), before deduction of production taxes:


                                                              Prices Used in Reserve Reports
                                                                      At December 31,
                                   ----------------------------------------------------------------------------
                                                                                      Pro Forma 1996 (1)
                                                                         --------------------------------------
                                                                           December 31, 1996     March 31, 1997
                                       1994        1995        1996           Prices (2)           Prices (3)
                                   ------------ ----------- ----------- ----------------------- ----------------

Natural gas (per Mcf)..............  $ 1.53      $ 1.46      $ 4.03             $ 4.05                $ 2.30
Oil (per Bbl)......................  $14.20      $15.60      $24.37             $24.18                $20.41

- -----------

(1) Gives effect to the Permian Basin Acquisition as if it had occurred on December 31, 1996.
(2) Proved Reserves attributable to the Permian Basin Properties at December 31, 1996 were estimated based upon weighted average prices (before deduction of production taxes) of $4.12 per Mcf of natural gas and $23.61 per Bbl of oil.
(3) Proved Reserves attributable to the Permian Basin Properties at December 31, 1996 using prices at March 31, 1997 were based upon market prices (before deduction of production taxes) of $2.30 per Mcf of natural gas and $20.41 per Bbl of oil.

         All reserves are evaluated at contract temperature and pressure which can affect the measurement of natural gas reserves. Operating costs, development costs and certain production-related and ad valorem taxes were deducted in arriving at the estimated future net cash flows. No provision was made for income taxes. The following estimates set forth reserves considered to be economically recoverable under normal operating methods and existing conditions at the prices and operating costs prevailing at the dates indicated above. The estimates of the SEC PV-10 from future net cash flows differ from the standardized measure of discounted future net cash flows set forth in the notes to the Consolidated Financial Statements of the Company, which is calculated after provision for future income taxes. There can be no assurance that these estimates are accurate predictions of future net cash flows from oil and natural gas reserves or their present value.

     Proved Reserves are estimates of oil and natural gas to be recovered in the future. Reservoir engineering is a subjective process of estimating the sizes of underground accumulations of oil and natural gas that cannot be measured in an exact way. The accuracy of any reserves estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. Reserve reports of other engineers might differ from the reports contained herein. Results of drilling, testing, and production subsequent to the date of the estimate may justify revision of such estimate. Future prices received for the sale of oil and natural gas may be different from those used in preparing these reports. The amounts and timing of future operating and development costs may also differ from those used. Accordingly, reserve estimates are often different from the quantities of oil and natural gas that are ultimately recovered. See "Risk Factors-Uncertainty of Estimates of Reserves and Future Net Cash Flows."

         Except for the effect of the decrease in oil and natural gas prices, no major discovery or other favorable or adverse event is believed to have caused a significant change in these estimates of the Company's proved reserves since December 31, 1996.

         No estimates of Proved Reserves of oil and natural gas have been filed by the Company with, or included in any report to, any United States authority or agency since January 1, 1996.

 Company Reserves

         The following tables set forth the estimated Proved Reserves of oil and natural gas of the Company and the SEC PV-10 thereof on (i) an actual basis for each year in the three-year period ended December 31, 1996 and (ii) a pro forma basis giving effect to the Permian Basin Acquisition.

                                 Estimated Proved Oil and Natural Gas Reserves(1)


                                                                      At December 31,
                                    -----------------------------------------------------------------------------------
                                                                                          Pro Forma 1996 (4)
                                                                                ---------------------------------------
                                                                                December 31, 1996       March 31, 1997

                                         1994         1995 (2)   1996(3)           Prices                    Prices(5)
                                    -----------    ----------- ---------        ----------------        ---------------
Net natural gas reserves (Mcf):
   Proved Developed Producing
      Reserves......................     394,872   8,796,748   71,166,555           148,486,702             139,410,816
   Proved Developed Non-Producing
      Reserves......................           0           0      108,586               161,546                 160,960
   Proved Undeveloped Reserves......   4,519,335   5,275,168   19,290,856            41,793,954              41,791,208
                                     ------------  ----------  ------------     -----------------       ----------------
      Total Proved Reserves of
        natural gas.................   4,914,207  14,071,916   90,565,997           190,442,202             181,362,984
                                     -----------   ----------  ------------     -----------------       ----------------
Net oil reserves (Bbl):
   Proved Developed Producing
      Reserves......................     239,795   1,681,841    1,849,846            10,804,735              10,050,370
   Proved Developed Non-Producing
      Reserves......................           0           0      112,338               125,979                 119,641
   Proved Undeveloped Reserves......   1,020,725   2,085,898    3,376,071             9,698,562               9,681,158
                                       ---------  ----------   ------------     -----------------       ----------------
      Total Proved Reserves of oil..   1,260,520   3,767,739    5,338,255            20,629,276              19,851,169
                                       ---------  ----------   ------------     -----------------       ----------------

      Total Proved Reserves (Mcfe)..  12,477,327  36,678,350  122,595,527           314,217,858             300,469,998
                                      ==========  =========== ============      =================        ===============




                                      -71-

                   Estimated SEC PV-10 of Proved Reserves(1)

                                                                      At December 31,
                                       ---------------------------------------------------------------------------------
                                                                                              Pro Forma 1996 (4)
                                                                                 ---------------------------------------
                                                                                   December 31, 1996    March 31, 1997
                                         1994        1995 (2)        1996(3)            Prices             Prices(5)
                                       ----------- ------------- --------------- ---------------------------------------
Estimated SEC PV-10(6):
   Proved Developed Producing
      Reserves......................   $5,337,427   $19,036,205    $115,858,134      $295,509,505      $161,683,897
   Proved Developed Non-Producing
      Reserves......................            0             0         664,308           987,032           682,003
   Proved Undeveloped Reserves......    2,437,383    18,173,125      48,244,017       111,552,418        62,465,119
                                        ---------- -------------  --------------   --------------      ---------------
   Total SEC PV-10 of Proved
      Reserves......................   $7,774,810   $37,209,330    $164,766,459      $408,048,955      $224,831,019

                                        =========   ===========    ============      ============      ==============

(1) Based upon reserve reports at December 31, 1994 prepared by Hensley Consultants, Inc., independent petroleum consultants in Tulsa, Oklahoma; reserve reports at December 31, 1994 and 1995 prepared by James J. Weisman, Jr.; and reserve reports at December 31, 1996 prepared by Gaffney, Cline and Glenn Harrison. Reserve information relating to the Permian Basin Properties is based upon reserve reports at December 31, 1996 prepared by Ryder Scott.
(2) Includes reserves acquired in the Magnum Hunter Combination. See "Business and Properties -- Recent Acquisitions."
(3) Includes reserves acquired in the Panoma Acquisition. See "Business and Properties -- Recent Acquisitions."
(4) Gives effect to the Permian Basin Acquisition as if it had occurred on December 31, 1996.
(5) Proved Reserves and SEC PV-10 have been estimated as of December 31, 1996 using March 31, 1997 market prices of $20.41 per Bbl of oil and $2.30 per Mcf of natural gas. Such Proved Reserves and SEC PV-10 have not been adjusted for production for the three-month period ended March 31, 1997.
(6) SEC PV-10 differs from the standardized measure of discounted future net cash flows set forth in the notes to the Consolidated Financial Statements of the Company, which is calculated after provision for future income taxes.

Significant Properties

      On December 31, 1996, after giving pro forma effect to the Permian Basin Acquisition, 86% of the Company's Proved Reserves on a Bcfe basis were located in the Permian Basin Properties and the Panoma Properties. On such date the Company's properties included, on a pro forma basis, working interests in 2,581 gross (1,436 net) productive oil and natural gas wells. The Company also held interests in 10,992 gross (5,003 net) undeveloped acres on a pro forma basis at December 31, 1996.

      The following table sets forth summary information with respect to the Company's estimated Proved Reserves of oil and natural gas on a pro forma basis at December 31, 1996.

                                                SEC PV-10 (1)
                                        ----------------------------                                     Natural Gas
                                                             % of          Oil        Natural Gas        Equivalent
                                             Amount          Total        (Bbl)          (Mcf)             (Mcfe)
                                        ----------------  ----------  ------------  --------------    ------------------
Permian Basin Properties(2)(3).........     $243,282         59.6%    15,291,021     99,876,205         191,622,331
Panoma Properties(4)...................      111,030         27.2%        28,531     77,114,928          77,286,115
Other(5)...............................       53,736         13.2%     5,309,724     13,451,068          45,309,412
                                        ----------------  ----------  ------------  --------------    ------------------
      Total(2).........................     $408,048        100.0%    20,629,276    190,442,202         314,217,858
                                        ================  ========== =============  ==============    ==================


- -----------

(1) SEC PV-10 differs from the standardized measure of discounted future net cash flows set forth in the Notes to the Consolidated Financial Statements of the Company, which is calculated after provision for future income taxes.
(2) Gives effect to the Permian Basin Acquisition as if it had occurred on December 31, 1996.
(3)      Based on a reserve report at December 31, 1996 prepared by Ryder Scott.
(4) Based on a reserve report at December 31, 1996 prepared by Gaffney, Cline.
(5) Based on reserve reports at December 31, 1996 prepared by Gaffney, Cline and by Glenn Harrison.
                                      -73-

 Permian Basin Reserves

         The following tables set forth as of December 31, 1996 the estimated Proved Reserves and the SEC PV-10 thereof for the Permian Basin Properties.

                                   Estimated Proved Oil and Natural Gas Reserves
                                        of the Permian Basin Properties(1)


                                                                                At December 31, 1996
                                                                    -----------------------------------------
                                                                      December 31, 1996       March 31, 1997
                                                                            Prices              Prices(2)
                                                                    -----------------------------------------
Net natural gas reserves (Mcf):
         Proved Developed Producing Reserves...................           77,320,147           71,319,816
         Proved Developed Non-Producing Reserves...............               52,960               52,960
         Proved Undeveloped Reserves...........................           22,503,098           22,503,098
                                                                    -------------------      ----------------
                  Total Proved Reserves of natural gas.........           99,876,205           93,875,874
                                                                    -------------------      ----------------

Net oil reserves (Bbl):
         Proved Developed Producing Reserves...................            8,954,889            8,296,370
         Proved Developed Non-Producing Reserves...............               13,641               13,641
         Proved Undeveloped Reserves...........................            6,322,491            6,304,139
                                                                    -------------------     -----------------
                  Total Proved Reserves of oil.................           15,291,021           14,614,150
                                                                    -------------------     -----------------

                  Total Proved Reserves (Mcfe).................          191,622,331          181,560,774
                                                                     ==================      ================




                                      Estimated SEC PV-10 of Proved Reserves
                                        of the Permian Basin Properties(1)


                                                                                At December 31, 1996
                                                                 ---------------------------------------------------
                                                                       December 31, 1996          March 31, 1997
                                                                             Prices                  Prices(2)
                                                                 ---------------------------------------------------
Estimated SEC PV-10(3):
         Proved Developed Producing Reserves....................          $179,651,371             $103,553,897
         Proved Developed Non-Producing Reserves................               322,724                  232,003
         Proved Undeveloped Reserves............................            63,308,400               35,782,169
                                                                 ---------------------------  ----------------------
                  Total SEC PV-10 of Proved Reserves............          $243,282,495             $139,568,069
                                                                 ===========================  ======================

-----------

(1)      Based upon reserve reports at December 31,1996 prepared by Ryder Scott.
(2) Proved Reserves and SEC PV-10 have been estimated as of December 31, 1996 using March 31, 1997 market prices of $20.41 per Bbl of oil and $2.30 per Mcf of natural gas at the Permian Basin Properties. Such Proved Reserves and SEC PV-10 have not been adjusted for production for the three-month period ended March 31, 1997.
(3) SEC PV-10 differs from the standardized measure of discounted future net cash flows set forth in the notes to the Consolidated Financial Statements of the Company, which is calculated after provision for future income taxes.

Oil and Natural Gas Production, Prices and Costs

         The following table shows the approximate net production attributable to the Company's oil and natural gas interests, the average sales price and the average production expense attributable to the Company's oil and natural gas production for the periods indicated. Except for pro forma data, production and sales information relating to properties acquired or disposed of is reflected in this table only since or up to the closing date of their respective acquisition or sale and may affect the comparability of the data between the periods presented.

                                                                                                       Six Months
                                                              Year Ended December 31,                 Ended June 30,
                                                  ----------------------------------------------- ------------------
                                                                                      Pro Forma
                                                     1994        1995       1996       1996 (1)      1996       1997
                                                  ----------- ---------- ----------- ------------ ---------- -------
Oil and natural gas production:
         Oil (MBbl)..............................          42         30         191        1,105       90       240
         Natural gas (MMcf)......................          88        102       2,675       13,811      488     3,332
         Natural Gas Equivalents (MMcfe).........         340        282       3,821       20,442    1,027     4,771
Average sales price(2):
         Oil (per Bbl)...........................      $14.20     $15.60      $20.46       $20.15   $19.32    $18.33
         Natural gas (per Mcf)...................        1.53       1.46        2.37         2.22     2.23      2.22
         Natural Gas Equivalents (per Mcfe)......        2.15       2.19        2.68         2.59     2.75      2.47
Oil and natural gas production expense
         (per Mcfe)(3)...........................       $0.94      $0.95       $1.15        $0.83    $1.10     $0.99
- -----------

(1) Gives effect to the Permian Basin Acquisition as if it had occurred on January 1, 1996.

(2) Before deduction of production taxes and net of hedging results for the three years ended December 31, 1996.

(3) Includes lease operating expenses and production and ad valorem taxes, if applicable. For the years ended December 31, 1996 on a historical basis and December 31, 1996 on a pro forma basis and the six months ended June 30, 1997, includes internal transfer price expenses for gas gathering and overhead costs of $0.23 per Mcfe, $0.04 per Mcfe and $0.19 per Mcfe, respectively.

Drilling Activity

         The following table sets forth the results of the Company's drilling activities during the three fiscal years ended December 31, 1996 and the period from January 1, 1997 through June 30, 1997.


                                                  Gross Wells (1)                       Net Wells (2)
                                    ------------------------------------------ ---------------------------------------
    Year          Type of Well         Producing (3)      Dry (4)      Total      Producing (3)      Dry (4)      Total
- ------------- --------------------- ------------------ ------------- --------- ------------------ ------------- -------
1994          Exploratory                   -                -           -             -                -           -
              Development                   2                1           3            0.50            0.25        0.75
1995          Exploratory                   2                -           2            0.55              -         0.55
              Development                   -                -           -             -                -           -
1996          Exploratory                   4                4           8            2.63            2.60        5.23
              Development                   3                -           3            0.66              -         0.66
1997(5)       Exploratory                   -                -           -             -                -           -
              Development                   4                -           4            3.40              -         3.40
- -----------

(1) The number of gross wells is the total number of wells in which a working interest is owned. Fluid injection wells for waterflood and other enhanced recovery projects are not included as gross wells.
(2) The number of net wells is the sum of fractional working interests owned in gross wells expressed as whole numbers and fractions thereof.
(3) A producing well is an exploratory or development well found to be capable of producing either oil or natural gas in sufficient quantities to justify completion as an oil or natural gas well.
(4) A dry well is an exploratory or development well that is not a producing well.
(5)      Based on wells completed through June 30, 1997.

Oil and Natural Gas Wells

         The following table sets forth the number of productive oil and natural gas wells in which the Company had a working interest at December 31, 1996.

                                                                                   Productive Wells
                                                                                As of December 31, 1996
                                                                 -------------------------------------------------------
                                                                         Gross (1)                     Net (2)
                                                                 -------------------------------------------------------
                                                                    Oil      Gas      Total      Oil      Gas      Total
                                                                 -------------------------------------------------------
Texas.........................................................       113      447       560     53.35   381.72    435.07
Oklahoma......................................................        26      117       143     21.85   103.09    124.94
Mississippi...................................................         4       -          4      2.98    -          2.98
New Mexico....................................................         3        3         6      2.48     0.64      3.12
California....................................................        14       -         14      1.05    -          1.05
Kansas........................................................         2       -          2      1.90    -          1.90
                                                                 -------    -------  -------- --------  --------  --------
                  Total    ...................................       162      567       729     83.61   485.45    569.06
                                                                 =======    =======  ======== ========  ========  ========

- -----------

(1) The number of gross wells is the total number of wells in which a working interest is owned. Well counts include wells with multiple completions, but do not include injector wells.
(2) The number of net wells is the sum of fractional working interests owned in gross wells expressed as whole numbers and fractions thereof.

         On a pro forma basis at December 31, 1996, the Company had a working interest in 2,581 gross (1,436 net) productive oil and natural gas wells.

Oil and Natural Gas Acreage

         The following table summarizes the Company's developed and undeveloped leasehold acreage at December 31, 1996.


                                                                        Developed                  Undeveloped
                                                               ----------------------------------------------------
Location                                                           Gross (1)      Net (2)      Gross (1)    Net (2)
- --------                                                       -------------    ----------- ------------- ----------
Texas.........................................................       167,216       151,293     10,432         4,711
Oklahoma......................................................        45,610        42,982       -             -
Mississippi...................................................           528           452       -             -
New Mexico....................................................           840           702       -             -
California....................................................           509            38       -             -
Kansas........................................................            80            69       -             -

                                                               -------------    ------------  ------------  --------
      Total...................................................       214,783       195,536     10,432         4,711

- -----------

(1) The number of gross acres is the total number of acres in which a working interest is owned.
(2) The number of net acres is the sum of fractional working interests owned in gross acres expressed as whole numbers and fractions thereof.

         On a pro forma basis at December 31, 1996, the Company held interests in 328,033 gross (277,419 net) developed acres and 10,992 gross (5,003 net) undeveloped acres.

         Substantially all of the Company's interests are leasehold working interests or overriding royalty interests (as opposed to mineral or fee interests) under standard onshore oil and natural gas leases. As is customary in the industry, the Company generally acquires oil and natural gas acreage without any warranty of title except as to claims made by, through or under the transferor. Although the Company has title examined prior to acquisition of developed acreage in those cases in which the economic significance of the acreage justifies the cost, there can be no assurance that losses will not result from title defects or from defects in the assignment of leasehold rights. In many instances, title opinions may not be obtained if in the Company's judgment it would be uneconomical or impractical to do so.

Competition

         The oil and gas industry is highly competitive. Competitors of the Company include major oil companies, other independent oil and natural gas concerns, and individual producers and operators, many of which have substantially greater financial resources and larger staffs and facilities than those of the Company. In addition, the Company frequently encounters competition in the acquisition of oil and natural gas properties and gas gathering systems, and in its management and consulting business. The principal means of such competition are the amount and terms of the consideration offered. The principal means of such competition with respect to the sale of oil and natural gas production are product availability and price. The price at which the Company's natural gas may be sold will continue to be affected by a number of factors, including the price of alternate fuels such as oil and coal and competition among various natural gas producers and marketers. See "Risk Factors -- Competition."

Regulation

 General Federal and State Regulation

         The Company's oil and natural gas exploration, production and related operations are subject to extensive rules and regulations promulgated by federal and state agencies. Failure to comply with such rules and regulations can result in substantial penalties. The regulatory burden on the oil and natural gas industry increases the Company's cost of doing business and affects its profitability. Because such rules and regulations are frequently amended or reinterpreted, the Company is unable to predict the future cost or impact of complying with such laws.

         The State of Texas and many other states require permits for drilling operations, drilling bonds and reports concerning operations and impose other requirements relating to the exploration and production of oil and natural gas. Such states also have statutes or regulations addressing conservation matters, including provisions for the unitization or pooling of oil and natural gas properties, the establishment of maximum rates of production from wells, and the regulation of spacing, plugging and abandonment of such wells. Many states restrict production to the market demand for oil and natural gas. Some states have enacted statutes prescribing ceiling prices for natural gas sold within their states.

         FERC regulates interstate natural gas transportation rates and service conditions, which affect the marketing of natural gas produced by the Company, as well as the revenues received by the Company for sales of such production. Since the mid-1980s, FERC has issued a series of orders, culminating in Order Nos. 636, 636-A and 636-B ("Order 636"), that have significantly altered the marketing and transportation of natural gas. Order 636 mandates a fundamental restructuring of interstate pipeline sales and transportation service, including the unbundling by interstate pipelines of the sale, transportation, storage and other components of the city-gate sales services such pipelines previously performed. One of FERC's purposes in issuing the orders is to increase competition within all phases of the natural gas industry. Order 636 and subsequent FERC orders on rehearing have been appealed and are pending judicial review. Because these orders may be modified as a result of the appeals, it is difficult to predict the ultimate impact of the orders on the Company and its natural gas marketing efforts. Generally, Order 636 has eliminated or substantially reduced the interstate pipelines' traditional role as wholesalers of natural gas, and has substantially increased competition and volatility in natural gas markets.

     The price the Company receives from the sale of oil and natural gas liquids is affected by the cost of transporting products to market. Effective January 1, 1995, FERC implemented regulations establishing an indexing system for transportation rates for oil pipelines, which, generally, would index such rates to inflation, subject to certain conditions and limitations. The Railroad Commission of the State of Texas is considering adopting rules to prevent discriminatory transportation practices by intrastate gas gatherers and transporters by requiring the disclosure of rate information under varying conditions of service. The Company is not able to predict with certainty the effects, if any, of these regulations on its operations. However, the regulations may increase transportation costs or reduce wellhead prices for oil and natural gas liquids.

         Finally, from time to time regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of oil and natural gas wells below natural production capacity in order to conserve supplies of oil and natural gas. See "Risk Factors -- Laws and Regulations."

 Environmental Regulation

         The Company's exploration, development, and production of oil and natural gas, including its operation of saltwater injection and disposal wells, are subject to various federal, state and local environmental laws and regulations. Such laws and regulations can increase the costs of planning, designing, installing and operating oil and natural gas wells. The Company's domestic activities are subject to a variety of environmental laws and regulations, including but not limited to, the Oil Pollution Act of 1990 ("OPA"), the Clean Water Act ("CWA"), the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), the Resource Conservation and Recovery Act ("RCRA"), the Clean Air Act ("CAA"), and the Safe Drinking Water Act ("SDWA"), as well as state regulations promulgated under comparable state statutes. The Company also is subject to regulations governing the handling, transportation, storage, and disposal of naturally occurring radioactive materials that are found in its oil and natural gas operations. Civil and criminal fines and penalties may be imposed for non-compliance with these environmental laws and regulations. Additionally, these laws and regulations require the acquisition of permits or other governmental authorizations before undertaking certain activities, limit or prohibit other activities because of protected areas or species, and impose substantial liabilities for cleanup of pollution.

         Under the OPA, a release of oil into water or other areas designated by the statute could result in the Company being held responsible for the costs of remediating such a release, certain OPA specified damages, and natural resource damages. The extent of that liability could be extensive, as set forth in the statute, depending on the nature of the release. A release of oil in harmful quantities or other materials into water or other specified areas could also result in the Company being held responsible under the CWA for the costs of remediation, and civil and criminal fines and penalties.

         CERCLA and comparable state statutes, also known as "Superfund" laws, can impose joint and several and retroactive liability, without regard to fault or the legality of the original conduct, on certain classes of persons for the release of a "hazardous substance" into the environment. In practice, cleanup costs are usually allocated among various responsible parties. Potentially liable parties include site owners or operators, past owners or operators under certain conditions, and entities that arrange for the disposal or treatment of, or transport hazardous substances found at the site. Although CERCLA, as amended, currently exempts petroleum, including but not limited to, crude oil, natural gas and natural gas liquids from the definition of hazardous substance, the Company's operations may involve the use or handling of other materials that may be classified as hazardous substances under CERCLA. Furthermore, there can be no assurance that the exemption will be preserved in future amendments of the act, if any.

         RCRA and comparable state and local requirements impose standards for the management, including treatment, storage, and disposal of both hazardous and nonhazardous solid wastes. The Company generates hazardous and nonhazardous solid waste in connection with its routine operations. From time to time, proposals have been made that would reclassify certain oil and natural gas wastes, including wastes generated during pipeline, drilling, and production operations, as "hazardous wastes" under RCRA which would make such solid wastes subject to much more stringent handling, transportation, storage, disposal, and clean-up requirements. This development could have a significant impact on the Company's operating costs. While state laws vary on this issue, state initiatives to further regulate oil and natural gas wastes could have a similar impact.

     Because oil and natural gas exploration and production, and possibly other activities, have been conducted at some of the Company's properties by previous owners and operators, materials from these operations remain on some of the properties and in some instances require remediation. In addition, the Company has agreed to indemnify sellers of producing properties from whom the Company has acquired reserves against certain liabilities for environmental claims associated with such properties. While the Company does not believe that costs to be incurred by the Company for compliance and remediating previously or currently owned or operated properties will be material, there can be no guarantee that such costs will not result in material expenditures.

         Additionally, in the course of the Company's routine oil and natural gas operations, surface spills and leaks, including casing leaks, of oil or other materials occur, and the Company incurs costs for waste handling and environmental compliance. Moreover, the Company is able to control directly the operations of only those wells for which it acts as the operator. Notwithstanding the Company's lack of control over wells owned by the Company but operated by others, the failure of the operator to comply with applicable environmental regulations may, in certain circumstances, be attributable to the Company. The Company currently expects to spend approximately $725,000 over the next five years in connection with remediation and environmental compliance, including $75,000 for the remainder of 1997, $200,000 in 1998 and $150,000 in 1999.

         It is not anticipated that the Company will be required in the near future to expend amounts that are material in relation to its total capital expenditures program by reason of environmental laws and regulations, but inasmuch as such laws and regulations are frequently changed, the Company is unable to predict the ultimate cost of compliance. There can be no assurance that more stringent laws and regulations protecting the environment will not be adopted or that the Company will not otherwise incur material expenses in connection with environmental laws and regulations in the future. See "Risk Factors-Laws and Regulations."

Employees

     At June 30, 1997, the Company had 50 full-time employees of which nine were management, 15 were administrative and 26 were field employees. None of the Company's employees are represented by a union. Management considers its relations with employees to be good.

Facilities

     The Company occupies approximately 11,590 square feet of office space at 600 East Las Colinas Boulevard, Suite 1200, Irving, Texas, under a lease that expires in November 2001. The Company owns a field office and production yard in Shamrock, Texas, consisting of approximately four acres of land.

Legal Proceedings

         No legal proceedings are pending other than ordinary routine litigation incidental to the Company's business, the outcome of which management believes will not have a material adverse effect on the Company.

                                   MANAGEMENT

         The following table sets forth the directors, executive officers and other significant employees of the Company, their ages, and all offices and positions with the Company. Each director is elected for a period of one year and thereafter serves until his successor is duly elected by the stockholders of the Company and qualifies.

                  Name                       Age                   Title
                  ----                       ---                   -----
Gary C. Evans............................    40     Director, President and Chief Executive Officer
                                                    of the Company
Matthew C. Lutz..........................    63     Chairman and Executive Vice President of Exploration and
                                                    Business Development of the Company
Chris Tong...............................    41     Senior Vice President and Chief Financial Officer of the Company
David S. Krueger.........................    47     Vice President and Chief Accounting Officer of the Company
Morgan F. Johnston.......................    36     Vice President, General Counsel and Secretary of the Company
Richard R. Frazier.......................    50     President and Chief Operating Officer of Magnum Hunter
                                                    Production, Inc. and Chief Operating Officer of Gruy
R. Renn Rothrock, Jr.....................    54     President of both Hunter Gas Gathering, Inc. and Gruy and
                                                    Executive Vice President of Magnum Hunter Production, Inc.
Gerald W. Bolfing........................    68     Director of the Company
Oscar C. Lindemann.......................    74     Director of the Company
John H. Trescot, Jr......................    72     Director of the Company
James E. Upfield.........................    75     Director of the Company


     Gary C. Evans has served as President, Chief Executive Officer and a director of the Company since December 31, 1995 and Chairman and Chief Executive Officer of all of the Hunter Subsidiaries since their formation or acquisition. He served as Chief Financial Officer from January 1997 to September 1997. He acted as Chairman, President and Chief Executive Officer of Hunter from September 1992 until October 1996. Previously, he was President and Chief Operating Officer of Hunter from December 1990 to September 1992. From 1985 to 1990, Mr. Evans was Chairman, President and Chief Executive Officer of Sunbelt Energy, Inc. and its subsidiaries, which were merged with Hunter. From 1981 to 1985, Mr. Evans was associated with the Mercantile Bank of Canada where he held various positions including Vice President and Manager of the Energy Division of the Southwestern United States. From 1978 to 1981, he served in various capacities with National Bank of Commerce (now BancTexas, N.A.) including Credit Manager and Credit Officer. Mr. Evans serves on the Board of Directors of Karts International Incorporated, an OTC traded company, and Digital Communications Technology Corporation, an American Stock Exchange listed company.

         Matthew C. Lutz became Chairman as of March 31, 1997 after having served as Vice Chairman of the Company since December 31, 1995. Mr. Lutz has also served as Executive Vice President of Exploration and Business Development since December 31, 1995. Mr. Lutz held similar positions with Hunter from September 1993 until October 1996. From 1984 through 1992, Mr. Lutz was Senior Vice President of Exploration and on the Board of Directors of Enserch Exploration, Inc. with responsibility for such company's worldwide oil and gas exploration and development program. Prior to joining Enserch, Mr. Lutz spent 28 years with Getty Oil Company. He advanced through several technical, supervisory and managerial positions which gave him various responsibilities including
exploration,   production,  lease  acquisition,   administration  and  financial
planning.

     Chris Tong became Senior Vice President and Chief Financial Officer as of August 18, 1997. Previously, Mr. Tong was Senior Vice President of Finance of Tejas Acadian Holding Company and its subsidiaries including Tejas Gas Corp., Acadian Gas Corporation and Transok, Inc., all of which are wholly-owned subsidiaries of Tejas Gas Corporation. Mr. Tong held these positions since August 1996, and served in other treasury positions with Tejas beginning August 1989. He is also responsible for managing Tejas' property and liability insurance. From 1980 to 1989, Mr. Tong served in various energy lending capacities with Canadian Imperial Bank of Commerce, Post Oak Bank, and Bankers Trust Company in Houston, Texas. Prior to his banking career, Mr. Tong also served over a year with Superior Oil Company as a Reservoir Engineering Assistant. Mr. Tong is a Summa Cum Laude graduate of the University of Southwestern Louisiana with a Bachelor of Arts degree in Economics and a minor in Mathematics.

         David S. Krueger has served as Chief Accounting Officer of the Company since January 1997. Mr. Krueger acted as Vice President-Finance of Cimarron Gas Holding Co., a natural gas processing and natural gas liquids marketing company in Tulsa, Oklahoma, from April 1992 until January 1997. He served as Vice
President/Controller of American Central Gas Companies, Inc., a natural gas gathering, processing and marketing company from May 1988 until April 1992. From 1974 to 1986, Mr. Krueger served in various managerial capacities for Southland Energy Corporation. From 1971 to 1973, Mr. Krueger was a staff accountant with Arthur Andersen LLP. Mr. Krueger, a certified public accountant, graduated from the University of Arkansas with a B.S./B.A. degree in Business Administration and earned his M.B.A. from the University of Tulsa.

         Morgan F. Johnston has served as Vice President and General Counsel since April 1, 1997 and has served as the Company's Secretary since May 1, 1996. Mr. Johnston was in private practice as a sole practitioner from May 1, 1996 to April 1, 1997, specializing in corporate and securities law. From February 1994 to May 1996, Mr. Johnston served as general counsel for Millennia, Inc. (formerly known as SOI Industries, Inc.) and Digital Communications Technology Corporation, two American Stock Exchange listed companies. He also served as general counsel to Halter Capital Corporation, a private consulting firm from August 1991 to May 1996. For the two years prior to August 1, 1991 he was securities counsel for Motel 6 L.P., a New York Stock Exchange listed company. Mr. Johnston graduated cum laude from Texas Tech Law School in May 1986 and is licensed to practice law in the State of Texas.

     Richard R. Frazier has been President of Magnum Hunter Production, Inc. and Chief Operating Officer of Magnum Hunter Production, Inc. and Gruy since January 1994. From 1977 to 1993, Mr. Frazier was with Edisto Resources Corporation in Dallas, serving as Executive Vice President Exploration and Production from 1983 to 1993, where he had overall responsibility for its property acquisition, exploration, drilling, production, gas marketing and engineering functions. From 1972 to 1976, Mr. Frazier served as District Production Superintendent and Petroleum Engineer with HNG Oil Company (now Enron Oil & Gas Company) in Midland, Texas. Mr. Frazier's initial employment, from 1968 to 1971, was with Amerada Hess Corporation as a petroleum engineer involved in numerous projects in Oklahoma and Texas. Mr. Frazier graduated in 1970 from the University of Tulsa with a Bachelor of Science Degree in Petroleum Engineering. He is a registered Professional Engineer in Texas and a member of the Society of Petroleum Engineers and many other professional organizations.

     R. Renn Rothrock, Jr. has been President of both Hunter Gas Gathering, Inc. and Gruy and Executive Vice President of Magnum Hunter Production, Inc. since January 1994. He served as Executive Vice President and Chief Operating Officer of Gruy from May 1988 until January 1994. Mr. Rothrock was Executive Vice President and General Manager of Gruy Engineering Corporation from 1986 until May 1988. Over his 28-year career, Mr. Rothrock has also served as a reservoir engineer and operations research engineer at Skelly Oil Company and as an area engineer at Amerada Petroleum Corporation; the Engineering Editor of Petroleum Engineer International Magazine; Vice President and Energy Manager of the First National Bank of Mobile, Alabama; Executive Vice President of Energy Assets International Corporation, a public company that financed oil and gas ventures; and the producer and operator of his own gas gathering and transportation system Mr. Rothrock earned a B.S. degree in Petroleum Engineering and an M.S. degree in Engineering from the University of Oklahoma. He is a member of the Society of Professional Engineers, the National Society of Professional Engineers, the National Academy of Forensic Engineers and the Texas Society of Professional Engineers. Mr. Rothrock is a registered Professional Engineer in Texas and Oklahoma.

         Gerald W. Bolfing has been a director of the Company since December 31, 1995. Mr. Bolfing was appointed a director of Hunter in August 1993. He is an investor in the oil and gas business and a past officer of one of Hunter's former subsidiaries. From 1962 to 1980, Mr. Bolfing was a partner in Bolfing Food Stores in Waco, Texas. During this time, he also joined American Service Company in Atlanta, Georgia from 1964 to 1965, and was active with Cable
Advertising Systems, Inc. of Kerrville, Texas from 1978 to 1981. He joined a Hunter subsidiary in the well servicing business in 1981 where he remained active until its divestiture in 1992. Mr. Bolfing is on the board of directors of Capital Marketing Corporation of Hurst, Texas.

     Oscar C. Lindemann has served as a director of the Company since December 31, 1995. Mr. Lindemann was previously a director of Hunter, having been appointed in November 1995. Mr. Lindemann has over 40 years experience in the financial industry. Mr. Lindemann began his banking career with the Texas Bank and Trust in Dallas, Texas in 1951. He served the bank until 1977 in many capacities, including Chief Executive Officer and Chairman of the Board. Since leaving Texas Bank and Trust, he has served as Vice Chairman of both the United National Bank and the National Bank of Commerce, also in Dallas. Mr. Lindemann has also served as a consultant to the banking industry. He retired from commercial banking in 1987. Mr. Lindemann is a former President of the Texas Bankers Association, and a former state representative to the American Bankers Association. He was a Founding Director and Board Member of VISA, and a member of the Reserve City Bankers Association. He has served as an instructor at both the Southwestern Graduate School of Banking at Southern Methodist University and the School of Banking of the South at Louisianna State University. He has also served as a faculty member for four years in the College of Business Administration at the University of Texas in Austin teaching various banking subjects.

     John W. Trescot, Jr. has served as a director of the Company since June 5, 1997. For the last five years, Mr. Trescot has been a principal of AWA Management Corporation, a professional consulting firm specializing in oil, timber, pulp and paper, and financial management. Early in his career, Mr. Trescot held various positions in woodlands, and pulp and paper, advancing to the position of Senior Vice President, Southern Operations at Hudson Pulp & Paper Corp. (now part of Georgia Pacific Corp.) Later Mr. Trescot became Vice President of The Charter Company, a corporation with operations in oil, communications and insurance. In 1979, Mr. Trescot became the Chief Executive Officer of "Jari" Florestal e Agropecuaria, Ltda., a pulp, timber, rice and kaolin operation in the Amazon Basin of Brazil owned by D.K. Ludwig. In 1981, Mr. Trescot became the Chief Executive Officer of TOT Drilling Corp., a contract drilling company drilling in west Texas and New Mexico.

         James E. Upfield has served as a director of the Company since December 31, 1995. Mr. Upfield was appointed a director of Hunter in August 1992. Mr. Upfield is Chairman of Temtex Industries, Inc. based in Dallas, Texas, a public company that produces consumer hard goods and building materials. In 1969, Mr. Upfield served on a select Presidential Committee serving postal operations of the United States of America. He later accepted the responsibility for the Dallas region, which encompassed Texas and Louisiana. From 1959 to 1967, Mr. Upfield was President of Baifield Industries, Inc. ("Baifield") and its predecessor, a company he founded in 1949 which merged with Baifield in 1963. Baifield was engaged in prime government contracts for military systems and sub-systems in the production of high-strength, light-weight metal products. In 1967, Baifield was acquired by Automatic Sprinkler Corporation of America, where Mr. Upfield remained until resigning in 1968 to pursue other business opportunities.

Significant Officers of Subsidiaries

         R. Douglas Cronk, age 50, has been Vice President of Operations for Magnum Hunter Production, Inc. since May 1996, at which time the Company had acquired from Mr. Cronk 100% of the capital stock of Rampart Petroleum, Inc., based in Abilene, Texas. Rampart has been an active operating and exploration company in the north central and west Texas region since 1983. Prior to the formation of Rampart, Mr. Cronk was an independent oil and gas consultant in Houston, Texas for approximately two years. From 1974 to 1981, Mr. Cronk held various positions with subsidiaries of Deutsch Corporation of Tulsa, Oklahoma, including Southland Drilling and Production where he became Vice President of Drilling and Production. Mr. Cronk is a Chemical Engineer graduate from the University of Tulsa.

     Russell A. Talley, age 64, has been Executive Vice President and Drilling Manager of Gruy Company since January 1991. From 1959 to 1970, Mr. Talley worked for Diamond Shamrock Oil & Gas Company in Amarillo, Texas, where he had substantial responsibilities in drilling, production and workover programs. From 1970 to 1985, Mr. Talley worked for Samedan Oil Corporation in Houston, Texas, where he became the Manager of Offshore Drilling and Production. He managed all domestic and Canadian drilling operations and supervised international operations in Ecuador, the North Sea and Canada. From 1985 to 1987, Mr. Talley was Vice President of Operations for Seagull Energy E & P, Inc. in Houston, where he was responsible for all onshore and offshore drilling operations. In 1988 he established Texstar Energy Operators, Inc., which was acquired by Gruy in 1991.

                             PRINCIPAL STOCKHOLDERS
                        AND SHARE OWNERSHIP OF MANAGEMENT

Security Ownership

     The following table sets forth certain information as of June 30, 1997, regarding the share ownership of the Company by (i) each person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock of the Company, (ii) each director, (iii) the Company's Chief Executive Officer and the two other most highly compensated executive officers of the Company, and (iv) all directors and executive officers of the Company, as a group. None of the directors or executive officers named below owned, as of June 30, 1997, any shares of the Company's Series A Preferred Stock or its TCW Preferred Stock. The business address of each officer and director listed below is: c/o Magnum Hunter Resources, Inc., 600 East Las Colinas Blvd., Suite 1200, Irving, Texas 75039.

                                  Common Stock
                               Beneficially Owned
                                                                                                            Percent
                                                                                           Number of          of
                                                                                            Shares         Class (1)
                                                                                          -----------      ----------
Directors and Executive Officers
   Gary C. Evans.....................................................................     1,653,060 (2)      12.1%
   Matthew C. Lutz...................................................................       145,460           1.1
   Gerald W. Bolfing.................................................................       323,144           2.4
   Oscar C. Lindemann................................................................         1,185            *
   John H. Trescot, Jr...............................................................        20,837            *
   James E. Upfield..................................................................        29,268            *
   Richard R. Frazier................................................................        47,745            *


                                                                                      ------------        ----------
   All directors and executive officers as a group (8 persons).......................     2,220,699          16.3%
Beneficial owners of 5% or more (excluding persons named above)

   TCW Group, Inc.
   865 South Figueroa Street
   Los Angeles, CA 90017.............................................................     1,702,127 (3)      11.1%

- -----------

* Less than 1%

(1) The number of shares outstanding was calculated in accordance with Rule 13d-3(d) promulgated under the Exchange Act.
(2) Includes 17,024 shares held in the name of Jacquelyn Evelyn Enterprises Inc., a corporation whose sole shareholder is Mr. Evans'wife. Mr. Evans disclaims any ownership in such securities other than those in which he has an economic interest.
(3) Consists of shares attributable to shares of Common Stock issuable upon conversion of 1,000,000 shares of the Company's TCW Preferred Stock.


                              CERTAIN TRANSACTIONS

         During 1996, as part of the Company's overall compensation package, the Company's officers and directors were granted rights to participate in certain development and exploration projects of the Company on a promoted basis. As of December 31, 1996, 11 of the Company's officers and directors as a group spent an aggregate of $137,340 participating in six wells. The Company discontinued this program as of January 1, 1997.

                       DESCRIPTION OF NEW CREDIT FACILITY

     On April 30, 1997, the Company entered into a $130.0 million revolving credit facility (the "New Credit Facility") with Bankers Trust Company, as Administrative Agent, Banque Paribas and First Union National Bank of North Carolina (collectively, the "Lenders"). The purpose of the New Credit Facility was to (i) repay the remaining $53.7 million of indebtedness under the Previous Credit Facility, (ii) partially finance the Permian Basin Acquisition, and (iii) provide funds for working capital support and general corporate purposes. A $20.0 million letter of credit sub-facility is available as support for purposes approved by the Lenders.

     The New Credit Facility is subject to a Borrowing Base determination established on October 1 and April 1 of each year by the Lenders. The current Borrowing Base is $60.0 million. The Borrowing Base was reduced to this level on May 29, 1997, due to the issuance of the Outstanding Notes. On such date the Company applied approximately $75.5 million of the proceeds of the Offering of the Outstanding Notes to reduce indebtedness under the New Credit Facility to $44 million, with First Union National Bank of North Carolina's participation in such loan being repaid and it ceasing to be a Lender.

         Under the terms of the New Credit Facility, the Company must maintain a Debt to Capitalization Ratio of not more than 0.86 until March 31, 1998, not more than 0.75 from April 1, 1998 until September 30, 1998 and not more than
0.70 thereafter. Another covenant requires the Company to maintain a ratio of Consolidated EBITDA to Interest Expense of not less than 2.00 to 1 through June 30, 1998, not less than 2.50 to 1 from July 1, 1998 until December 31, 1998 and not less than 2.75 to 1 thereafter.

         The Company may select an interest rate equal to the Base Rate (defined in the New Credit Facility as the higher of (i) the prime rate of Bankers Trust Company or (ii) the sum of the overnight rate on federal funds transactions plus 0.50%) or a LIBOR-based rate, which varies depending upon the Company's usage of its Borrowing Base. The LIBOR-based interest rate will range from LIBOR plus 1.00% if less than 25% of the Borrowing Base is used to LIBOR plus 1.75% if at least 75% of the Borrowing Base is used. The New Credit Facility currently bears interest at 7.4375% per annum.

         The New Credit Facility has a maturity of five years with no required principal payments until maturity, provided that the outstanding principal balance does not exceed the Borrowing Base determinations established from time to time by the Lenders. Indebtedness under the New Credit Facility constitutes Senior Indebtedness. Outstanding indebtedness is secured by a first priority security interest taken by the Lenders in substantially all assets owned now or in the future by the Company (including its subsidiaries). All of the capital stock of all wholly owned material subsidiaries of the Company is pledged pursuant to the New Credit Facility. Each of the Company's wholly owned subsidiaries has guaranteed the New Credit Facility.

         The representations and warranties, conditions to extensions of credit, events of default and indemnifications are substantially the same as under the Previous Credit Facility. The New Credit Facility also contains certain financial and other covenants, which include a minimum tangible net worth test, a minimum current ratio and other covenants in addition to the Debt to Capitalization Ratio and the ratio of Consolidated EBITDA to Interest Expense.

                          DESCRIPTION OF THE EXCHANGE NOTES

         The Exchange Notes will be issued under an indenture (the "Indenture") dated as of May 29, 1997 by and among the Company, the Subsidiary Guarantors and First Union National Bank of North Carolina, as Trustee (the "Trustee"). Upon the issuance of the Exchange Notes, the Indenture will be subject to and governed by the provisions of the Trust Indenture Act of 1939, as amended (the "TIA").

     The Exchange Notes will be issued under the same Indenture as the Outstanding Notes, and the Exchange Notes, the Private Exchange Notes (if any) and the Outstanding Notes will constitute a single series of debt securities under the Indenture. In the event that the Exchange Offer is consummated, any Outstanding Notes that remain outstanding after consummation of the Exchange Offer, the Private Exchange Notes and the Exchange Notes issued in the Exchange Offer will vote together as a single class for purposes of determining whether holders of the requisite percentage in outstanding principal amount of Notes have taken certain actions or exercised certain rights under the Indenture. The Exchange Notes, the Private Exchange Notes and the Outstanding Notes are sometimes collectively referred to herein as the "Notes."

     The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the TIA and all of the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part of the Indenture by reference to the TIA as in effect on the date of the Indenture. A copy of the form of Indenture may be obtained from the Company. The definitions of certain capitalized terms used in the following summary are set forth below under "-- Certain Definitions." Capitalized terms used in this summary and not otherwise defined below have the meaning assigned to them in the Indenture. For purposes of this "Description of the Exchange Notes" section, references to the "Company" include only Magnum Hunter Resources, Inc. and not its Subsidiaries.

     The Outstanding Notes are and the Exchange Notes will be general unsecured obligations of the Company ranking pari passu in right of payment to all unsubordinated indebtedness of the Company and will rank senior in right of payment to all subordinated indebtedness of the Company. The Guarantees will be general unsecured obligations of the Subsidiary Guarantors and will rank pari passu in right of payment to all unsubordinated indebtedness of the Subsidiary Guarantors and will rank senior in right of payment to all subordinated indebtedness of the Subsidiary Guarantors. However, the Notes will be effectively subordinated to secured indebtedness of the Company and the Subsidiary Guarantors to the extent of the value of the assets securing such indebtedness. As of September 30, 1997, the Company had approximately $48 million of secured indebtedness outstanding.

     The Exchange Notes will be issued in fully registered form only, without coupons, in denominations of $1,000 and integral multiples thereof. Initially, the Trustee will act as paying agent and registrar for the Exchange Notes. The Exchange Notes may be presented for registration of transfer and exchange at the offices of the registrar, which initially will be the Trustee's corporate trust office. The Company may change any paying agent and registrar without notice to holders of the Notes (the "Holders"). The Company will pay principal (and premium, if any) on the Exchange Notes at the Trustee's corporate office in New York, New York. At the Company's option, interest may be paid at the Trustee's corporate trust office or by check mailed to the registered addresses of the Holders. Any Outstanding Notes that remain outstanding after the completion of the Exchange Offer, together with the Exchange Notes and the Private Exchange Notes issued in connection with the Exchange Offer, will be treated as a single class of securities under the Indenture. See "The Exchange Offer."

Principal, Maturity and Interest

     The Notes are limited in aggregate principal amount to $140 million and will mature on June 1, 2007. Interest on the Notes generally will accrue at the rate of 10% per annum and will be payable semi-annually in cash on each June 1 and December 1, commencing on December 1, 1997, to the Persons who are registered Holders at the close of business on the May 15 and November 15, respectively, immediately preceding the applicable interest payment date. Interest on the Notes will accrue from and including the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance. Interest generally will be computed on the basis of a 365 day year.

         The Exchange Notes will not be entitled to the benefit of any mandatory sinking fund.

Redemption

          Optional Redemption. The Notes will be redeemable, at the Company's option, in whole at any time or in part from time to time, on and after June 1, 2002, upon not less than 30 nor more than 60 days' notice, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the 12-month period commencing on June 1 of the years set forth below, plus, in each case, accrued interest, if any, thereon to the date of redemption:


Year                                                             Percentage
- ----                                                             ----------
2002....................................................          105.000%
2003....................................................          103.333%
2004....................................................          101.667%
2005 and thereafter.....................................          100.000%

           Optional Redemption upon Equity Offerings. At any time, or from time to time, on or prior to June 1, 2000, the Company may, at its option, use all or a portion of the net cash proceeds of one or more Equity Offerings (as defined) to redeem up to 35% of the aggregate principal amount of the Notes originally issued at a redemption price equal to 110% of the aggregate principal amount of the Notes to be redeemed, plus accrued interest, if any, thereon to the date of redemption; provided, however, that at least 65% of the aggregate principal amount of Notes originally issued remains outstanding immediately after giving effect to any such redemption. In order to effect the foregoing redemption with the proceeds of any Equity Offering, the Company shall make such redemption not more than 60 days after the consummation of any such Equity Offering.

Selection and Notice of Redemption

         In the event that less than all of the Notes are to be redeemed at any time, selection of such Notes, or portions thereof, for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not then listed on a national securities exchange, on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate; provided, however, that no Notes of a principal amount of $1,000 or less shall be redeemed in part; and provided, further, that if a partial redemption is made with the proceeds of an Equity Offering, selection of the Notes or portions thereof for redemption shall be made by the Trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to the procedures of DTC), unless such method is otherwise prohibited. Notice of redemption shall be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the applicable redemption date, interest will cease to accrue on Notes or portions thereof called for redemption as long as the Company has deposited with the paying agent for the Notes funds in satisfaction of the applicable redemption price pursuant to the Indenture.

Guarantees

         Each Subsidiary Guarantor will unconditionally guarantee, on a senior basis, jointly and severally, to each Holder and the Trustee, the full and prompt performance of the Company's obligations under the Indenture and the Notes, including the payment of principal of and interest on the Notes.

         The obligations of each Subsidiary Guarantor will be limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, will result in the obligations of such Subsidiary Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Subsidiary Guarantor that makes a payment or distribution under its Guarantee shall be entitled to a contribution from each other Subsidiary Guarantor in an amount pro rata, based on the net assets of each Subsidiary Guarantor, determined in accordance with GAAP.

         Each Subsidiary Guarantor may consolidate with or merge into or sell its assets to the Company or another Subsidiary Guarantor that is a Wholly Owned Restricted Subsidiary without limitation, or with or to other Persons upon the terms and conditions set forth in the Indenture. See "-Certain Covenants-Merger, Consolidation and Sale of Assets." In the event all of the Capital Stock of a Subsidiary Guarantor is sold by the Company and/or one or more of its Restricted Subsidiaries and the sale complies with the provisions set forth in "-Certain Covenants-Limitation on Asset Sales," such Subsidiary Guarantor's Guarantee will be released.

         Separate financial statements of the Subsidiary Guarantors are not included herein because such Subsidiary Guarantors are jointly and severally liable with respect to the Company's obligations under the Indenture and the Notes, and the aggregate net assets, earnings and equity of the Subsidiary Guarantors and the Company are substantially equivalent to the net assets, earnings and equity of the Company on a consolidated basis.

     If the Non-Guarantor Subsidiaries (as defined), individually or in the aggregate, and any such direct or indirect subsidiaries of the Company that are created, acquired or owned in the future, ceases to be inconsequential to the Company on a consolidated basis, the Company will either: (i) present in a footnote to its consolidated financial statements in future Exchange Act reports condensed consolidated financial information for the Company, the combined Guarantors and the combined Non-Guarantor Subsidiaries as of the same dates and for the same periods as the consolidated financial statements for so long as any subsidiary guarantees remain outstanding; or (ii) request additional relief from the Division with respect to the filing obligations of the Guarantors.


Holding Company Structure

         The Company is a holding company for its Subsidiaries, with no material operations of its own. Accordingly, the Company is dependent upon the distribution of the earnings of its Subsidiaries, whether in the form of dividends, advances or payments on account of intercompany obligations, to service its debt obligations. In addition, the claims of the Holders of Notes are subject to the prior payment of all secured indebtedness of the Guarantors. There can be no assurance that, after providing for all such secured claims, there would be sufficient assets available from the Company and its Subsidiaries to satisfy the claims of the Holders of Notes. See "Risk Factors-Holding Company Structure; Effective Subordination of Notes."

Change of Control

         The Indenture provides that upon the occurrence of a Change of Control, each Holder will have the right to require that the Company purchase all or a portion of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer"), at a purchase price equal to 101% of the principal amount thereof, plus accrued interest, if any, thereon to the date of purchase.

         Within 30 days following the date upon which the Change of Control occurred, the Company must send, by first class mail, a notice to each Holder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 45 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date"). A Change of Control Offer shall remain open for a period of 20 Business Days or such longer period as may be required by law. Holders electing to have a Note purchased pursuant to a Change of Control Offer will be required to surrender the Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Note completed, to the paying agent for the Notes at the address specified in the notice prior to the close of business on the third Business Day prior to the Change of Control Payment Date.

         If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the Change of Control purchase price for all the Notes that might be delivered by Holders seeking to accept the Change of Control Offer. In the event the Company is required to purchase outstanding Notes pursuant to a Change of Control Offer, the Company expects that it would seek third party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Company would be able to obtain such financing. Additionally, the occurrence of a Change of Control would constitute an event of default under the Senior Credit Facility which would permit the lenders thereunder to accelerate all indebtedness under the Senior Credit Facility.

         Neither the Board of Directors of the Company nor the Trustee may waive the covenant relating to the Company's obligation to make a Change of Control Offer. Restrictions in the Indenture described herein on the ability of the Company and its Restricted Subsidiaries to incur additional Indebtedness, to grant liens on their property, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of the Company, whether favored or opposed by the management of the Company. Consummation of any such transaction in certain circumstances may require repurchase of the Notes, and there can be no assurance that the Company or the acquiring party will have sufficient financial resources to effect such repurchase. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of the Company by the management of the Company. While such restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the Indenture may not afford the Holders of Notes protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

         The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Change of Control" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Change of Control" provisions of the Indenture by virtue thereof.

Certain Covenants

         The Indenture contains, among others, the following covenants:

          Limitation on Incurrence of Additional Indebtedness. Other than Permitted Indebtedness, the Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, "incur") any Indebtedness (including, without limitation, Acquired Indebtedness); provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, the Company and the Restricted Subsidiaries or any of them may incur Indebtedness, in each case, if on the date of the incurrence of such Indebtedness, after giving pro forma effect to the incurrence thereof and the receipt and application of the proceeds therefrom, both (a) the Company's Consolidated EBITDA Coverage Ratio would have been greater than 2.25 to 1.0 if such proposed incurrence is on or prior to June 30, 1998 and at least equal to 2.5 to 1.0 if such proposed incurrence is thereafter and (b) the Company's Adjusted Consolidated Net Tangible Assets are equal to or greater than 150% of the aggregate consolidated Indebtedness of the Company and its Restricted Subsidiaries.

         For purposes of determining any particular amount of Indebtedness under
this   covenant,   guarantees  of   Indebtedness   otherwise   included  in  the
determination of such amount shall not also be included.

         Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition of Capital Stock or otherwise) or is merged with or into the Company or any Restricted Subsidiary or which is secured by a Lien on an asset acquired by the Company or a Restricted Subsidiary (whether or not such Indebtedness is assumed by the acquiring Person) shall be deemed incurred at the time the Person becomes a Restricted Subsidiary or at the time of the asset acquisition, as the case may be.

         The Company will not, and will not permit any Subsidiary Guarantor to, incur any Indebtedness which by its terms (or by the terms of any agreement governing such Indebtedness) is subordinated in right of payment to any Indebtedness of the Company or such Subsidiary Guarantor, as the case may be, other than the Notes and the Guarantees unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate in right of payment to the Notes or the Guarantee of such Subsidiary Guarantor, as the case may be, pursuant to subordination provisions that are substantially identical to the subordination provisions of such Indebtedness (or agreement) that are most favorable to the holders of such other Indebtedness of the Company or such Subsidiary Guarantor, as the case may be.

         Limitation on Restricted Payments. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly,
(a) declare or pay any dividend or make any distribution (other than dividends or distributions made to the Company or any Wholly Owned Restricted Subsidiary and other than any dividends or distributions payable solely in Qualified Capital Stock of the Company or warrants, rights or options to purchase or acquire shares of Qualified Capital Stock of the Company) on or in respect of shares of the Capital Stock of the Company or any Restricted Subsidiary to holders of such Capital Stock, (b) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or any Restricted Subsidiary or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock other than through the exchange therefor solely of Qualified Capital Stock of the Company or warrants, rights or options to purchase or acquire shares of Qualified Capital Stock of the Company, (c) make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of the Company or a Subsidiary Guarantor that is subordinate or junior in right of payment to the Notes or such Subsidiary Guarantor's Guarantee, as the case may be, or (d) make any Investment (other than a Permitted Investment) (each of the foregoing actions set forth in clauses (a), (b), (c) and (d) being referred to as a "Restricted Payment"), if at the time of such Restricted Payment or immediately after giving effect thereto, (i) a Default or an Event of Default shall have occurred and be continuing or (ii) the Company is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with "-Limitation on Incurrence of Additional Indebtedness" above or (iii) the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to the Issue Date (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined reasonably and in good faith by the Board of Directors of the Company) shall exceed the sum of:
(A) 50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of the Company earned subsequent to the Issue Date and on or prior to the last date of the Company's fiscal quarter immediately preceding such Restricted Payment (the "Reference Date") (treating such period as a single accounting period); plus (B) 100% of the aggregate net cash proceeds received by the Company from any Person (other than a Restricted Subsidiary of the Company) from the issuance and sale subsequent to the Issue Date and on or prior to the Reference Date of Qualified Capital Stock of the Company; plus (C) without duplication of any amounts included in clause (iii)(B) above, 100% of the aggregate net cash proceeds of any equity contribution received by the Company from a holder of the Company's Capital Stock (excluding, in the case of clauses (iii)(B) and (C), any net cash proceeds from an Equity Offering to the extent used to redeem the Notes); plus
(D) an amount equal to the net reduction in Investments in Unrestricted Subsidiaries resulting from dividends, interest payments, repayments of loans or advances, or other transfers of cash, in each case to the Company or to any Restricted Subsidiary of the Company from Unrestricted Subsidiaries (but without duplication of any such amount included in calculating cumulative Consolidated Net Income of the Company), or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (in each case valued as provided in "-Limitation on Designation of Unrestricted Subsidiaries" below), not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary and which was treated as a Restricted Payment under the Indenture; plus (E) without duplication of the immediately preceding subclause (D), an amount equal to the lesser of the cost or net cash proceeds received upon the sale or other disposition of any Investment made after the Issue Date which had been treated as a Restricted Payment (but without duplication of any such amount included in calculating cumulative Consolidated Net Income of the Company).

         Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph shall not prohibit: (1) the payment of any dividend or redemption payment within 60 days after the date of declaration of such dividend or the applicable redemption if the dividend or redemption payment, as the case may be, would have been permitted on the date of declaration; (2) if no Default or Event of Default shall have occurred and be continuing, the acquisition of any shares of Capital Stock of the Company, through the application of net proceeds of a substantially concurrent sale for cash (other than to a Restricted Subsidiary of the Company) of shares of Qualified Capital Stock of the Company; (3) if no Default or Event of Default shall have occurred and be continuing, the acquisition of any Indebtedness of the Company or Subsidiary Guarantor that is subordinate or junior in right of payment to the Notes or such Subsidiary Guarantor's Guarantee, as the case may be, either (A) solely in exchange for shares of Qualified Capital Stock of the Company or warrants, rights or options to purchase or acquire shares of Qualified Capital Stock of the Company, or (B) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Restricted Subsidiary of the Company) of (I) shares of Qualified Capital Stock of the Company or (II) Refinancing Indebtedness; (4) if no Default or Event of Default shall have occurred and be continuing, the redemption of the TCW Preferred Stock to the extent required pursuant to the terms thereof as a result of the Company not having received at least $15 million of net cash proceeds from the issuance and sale by the Company of Common Stock; (5) if no Default or Event of Default shall have occurred and be continuing, the payment of dividends on the TCW Preferred Stock; and (6) the initial designation of Hunter Butcher International Limited Liability Company as an Unrestricted Subsidiary. In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (iii) of the immediately preceding paragraph, amounts expended pursuant to clauses (1),
(2), (4), (5) and (6) shall be included in such calculation.

     Limitation on Asset Sales. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless
(a) the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by the Company's Board of Directors or senior management of the Company);
(b) (i) at least 85% of the consideration received by the Company or such Restricted Subsidiary, as the case may be, from such Asset Sale shall be in the form of cash or Cash Equivalents and is received at the time of such disposition; and (c) upon the consummation of an Asset Sale, the Company shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 270 days of receipt thereof either (i) to repay or prepay Indebtedness outstanding under the Senior Credit Facility, including, without limitation, a permanent reduction in the related commitment,
(ii) to repay or prepay any Indebtedness of the Company that is secured by a Lien permitted to be incurred pursuant to "-Limitation on Liens" below, (iii) to make an investment in properties or assets that replace the properties or assets that were the subject of such Asset Sale or in properties or assets that will be used in the business of the Company and its Restricted Subsidiaries as existing on the Issue Date or in businesses reasonably related thereto ("Replacement Assets"), (iv) to an investment in Crude Oil and Natural Gas Related Assets or
(v) a combination of prepayment and investment permitted by the foregoing clauses (c)(i) through (c)(iv). On the 271st day after an Asset Sale or such earlier date, if any, as the Board of Directors of the Company determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clauses
(c)(i) through (c)(iv) of the next preceding sentence (each a "Net Proceeds Offer Trigger Date"), such aggregate amount of Net Cash Proceeds which have been received by the Company or such Restricted Subsidiary but which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (c)(i) through (c)(iv) of the next preceding sentence (each a "Net Proceeds Offer Amount") shall be applied by the Company or such Restricted Subsidiary, as the case may be, to make an offer to purchase (a "Net Proceeds Offer") on a date (the "Net Proceeds Offer Payment Date") not less than 30 nor more than 45 days following the applicable Net Proceeds Offer Trigger Date, from all Holders on a pro rata basis, that principal amount of Notes purchasable with the Net Proceeds Offer Amount at a price equal to 100% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest, if any, thereon to the date of purchase; provided, however, that if at any time any non-cash consideration received by the Company or any Restricted Subsidiary, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this covenant. The Company may defer the Net Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of $5 million resulting from one or more Asset Sales (at which time, the entire unutilized Net Proceeds Offer Amount, and not just the amount in excess of $5 million, shall be applied as required pursuant to this paragraph).

         In the event of the transfer of substantially all (but not all) of the property and assets of the Company and its Restricted Subsidiaries as an entirety to a Person in a transaction permitted under "--Merger, Consolidation and Sale of Assets," the successor corporation shall be deemed to have sold the properties and assets of the Company and its Restricted Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale. In addition, the fair market value of such properties and assets of the Company or its Restricted Subsidiaries deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of this covenant.

         Notwithstanding the two immediately preceding paragraphs, the Company and its Restricted Subsidiaries will be permitted to consummate an Asset Sale without complying with such paragraphs to the extent (a) the consideration for such Asset Sale constitutes Replacement Assets and/or Crude Oil and Natural Gas Related Assets and (b) such Asset Sale is for fair market value; provided, however, that any consideration not constituting Replacement Assets and Crude Oil and Natural Gas Related Assets received by the Company or any of its Restricted Subsidiaries in connection with any Asset Sale permitted to be consummated under this paragraph shall constitute Net Cash Proceeds subject to the provisions of the two immediately preceding paragraphs.

         Notice of each Net Proceeds Offer will be mailed to the record Holders as shown on the register of Holders within 30 days following the Net Proceeds
Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in the Indenture. Upon receiving notice of the Net Proceeds Offer, Holders may elect to tender their Notes in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent Holders properly tender Notes with an aggregate principal amount exceeding the Net Proceeds Offer Amount, Notes of tendering Holders will be purchased on a pro rata basis (based on principal amounts tendered). A Net Proceeds Offer shall remain open for a period of 20 Business Days or such longer period as may be required by law.

         The Company's ability to repurchase Notes in a Net Proceeds Offer is restricted by the terms of the Senior Credit Facility and may be prohibited or otherwise limited by the terms of any then existing borrowing arrangements and the Company's financial resources.

         The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Asset Sale" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Asset Sale" provisions of the Indenture by virtue thereof.

         Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on or in respect of its Capital Stock; (b) make loans or advances, or to pay any Indebtedness or other obligation owed, to the Company or any other Restricted Subsidiary; (c) guarantee any Indebtedness or any other obligation of the Company or any Restricted Subsidiary; or (d) transfer any of its property or assets to the Company or any other Restricted Subsidiary (each such encumbrance or restriction, a "Payment Restriction"), except for such encumbrances or restrictions existing under or by reason of: (i) applicable law; (ii) the
Indenture; (iii) the Senior Credit Facility; (iv) customary non-assignment provisions of any contract or any lease governing a leasehold interest of any Restricted Subsidiary; (v) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to such Restricted Subsidiary, or the properties or assets of such Restricted Subsidiary, other than the Person or the properties or assets of the Person so acquired; (vi) agreements existing on the Issue Date to the extent and in the manner such agreements are in effect on the Issue Date; (vii) customary restrictions with respect to a Restricted Subsidiary of the Company pursuant to an agreement that has been entered into for the sale or disposition of Capital Stock or assets of such Restricted Subsidiary to be consummated in accordance with the terms of the Indenture solely in respect of the assets or Capital Stock to be sold or disposed of;
(viii) any instrument governing a Permitted Lien, to the extent and only to the extent such instrument restricts the transfer or other disposition of assets subject to such Permitted Lien; or (ix) an agreement governing Refinancing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (ii), (iii), (v) or (vi) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such Refinancing Indebtedness are no less favorable to the Holders in any material respect as determined by the Board of Directors of the Company in their reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in the applicable agreement referred to in such clause (ii), (iii), (v) or (vi).

         Limitation on Preferred Stock of Restricted Subsidiaries. The Company will not cause or permit any of its Restricted Subsidiaries to issue any Preferred Stock (other than to the Company or to a Wholly Owned Restricted Subsidiary) or permit any Person (other than the Company or a Wholly Owned Restricted Subsidiary) to own any Preferred Stock of any Restricted Subsidiary.

         Limitation on Liens. Other than Permitted Liens, the Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens of any kind against or upon any property or assets of the Company or any of its Restricted Subsidiaries (whether owned on the Issue Date or acquired after the Issue Date) or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom unless (a) in the case of Liens securing Indebtedness that is expressly subordinate or junior in right of payment to the Notes or any Guarantee, the Notes or such Guarantee, as the case may be, are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens at least to the same extent as the Notes are senior in priority to such Indebtedness and (b) in all other cases, the Notes and the Guarantees are equally and ratably secured.

         Merger, Consolidation and Sale of Assets. The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company's assets (determined on a consolidated basis for the Company and its Restricted Subsidiaries), whether as an entirety or substantially as an entirety to any Person unless: (a) either (i) the Company shall be the surviving or continuing corporation or (ii) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and its Restricted Subsidiaries substantially as an entirety (the "Surviving Entity") (x) shall be a corporation organized and validly existing under the laws of the United States or any state thereof or the District of Columbia and (y) shall expressly assume, by supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, premium, if any, and interest on all of the Notes and the performance of every covenant of the Notes, the Indenture and the Registration Rights Agreement on the part of the Company to be performed or observed; (b) immediately after giving effect to such transaction and the assumption contemplated by clause (a)(ii)(y) above (including giving effect to any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), the Company or such Surviving Entity, as the case may be, (i) shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction and
(ii) shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to "-Limitation on Incurrence of Additional Indebtedness" above; (c) immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause
(a)(ii)(y) above (including, without limitation, giving effect to any Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; and (d) the Company or the Surviving Entity, as the case may be, shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied; provided, however, that such counsel may rely, as to matters of fact, on a certificate or certificates of officers of the Company.

         For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

         Upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, in which the Company is not the continuing corporation, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the Notes with the same effect as if such surviving entity had been named as such.

         Each Subsidiary Guarantor (other than any Subsidiary Guarantor whose Guarantee is to be released in accordance with the terms of the Guarantee and the Indenture in connection with any transaction complying with the provisions of the Indenture described under "-Limitation on Asset Sales") will not, and the Company will not cause or permit any Subsidiary Guarantor to, consolidate with or merge with or into any Person other than the Company or another Subsidiary Guarantor that is a Wholly Owned Restricted Subsidiary unless: (a) the entity formed by or surviving any such consolidation or merger (if other than the Subsidiary Guarantor) or to which such sale, lease, conveyance or other disposition shall have been made is a corporation organized and existing under the laws of the United States or any state thereof or the District of Columbia;
(b) such entity assumes by execution of a supplemental indenture all of the obligations of the Subsidiary Guarantor under its Guarantee; (c) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and (d) immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, the Company could satisfy the provisions of clause (b) of the first paragraph of this covenant. Any merger or consolidation of a Subsidiary Guarantor with and into the Company (with the Company being the surviving entity) or another Subsidiary Guarantor that is a Wholly Owned Restricted Subsidiary need only comply with clause (d) of the first paragraph of this covenant.

         Limitations on Transactions with Affiliates. (a) The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, amend or permit or suffer to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property, the guaranteeing of any Indebtedness or the rendering of any service) with, or for the benefit of, any of their respective Affiliates (each an "Affiliate Transaction"), other than (i) Affiliate Transactions permitted under paragraph (b) of this covenant and (ii)
Affiliate Transactions that are on terms that are fair and reasonable to the Company or the applicable Restricted Subsidiary and are no less favorable to the Company or the applicable Restricted Subsidiary than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of the Company or such Restricted Subsidiary. All Affiliate Transactions (and each series of related Affiliate Transactions which are similar or part of a common plan) involving aggregate payments or other property with a fair market value in excess of $1 million shall be approved by the Board of Directors of the Company, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the foregoing provisions. If the Company or any Restricted Subsidiary enters into an Affiliate Transaction (or a series of related Affiliate Transactions related to a common plan) that involves an aggregate fair market value of more than $10 million, the Company shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such transaction or series of related transactions to the Company or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, from an Independent Advisor and file the same with the Trustee.

         (b) The restrictions set forth in clause (a) shall not apply to (i) reasonable fees and compensation paid to and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any Restricted Subsidiary as determined in good faith by the Board of Directors or senior management of the Company or such Restricted Subsidiary, as the case may be;
(ii) transactions exclusively between or among the Company and any of its Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries; provided, however, that such transactions are not otherwise prohibited by the Indenture; and (iii) Restricted Payments permitted by the Indenture.

         Limitation on Restricted and Unrestricted Subsidiaries. The Board of Directors of the Company may, if no Default or Event of Default shall have occurred and be continuing or would arise therefrom, designate an Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that (i) any such redesignation shall be deemed to be an incurrence as of the date of such redesignation by the Company and its Restricted Subsidiaries of the Indebtedness (if any) of such redesignated Subsidiary for purposes of "--Limitation on Incurrence of Additional Indebtedness" above,

(ii) unless such redesignated Subsidiary shall not have any Indebtedness outstanding, other than Indebtedness which would be Permitted Indebtedness, no such designation shall be permitted if immediately after giving effect to such redesignation and the incurrence of any such additional Indebtedness the Company could not incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to "-Limitation on Incurrence of Additional Indebtedness" above and (iii) such Subsidiary assumes by execution of a supplemental indenture all of the obligations of a Subsidiary Guarantor under a Guarantee.

         The Board of Directors of the Company also may, if no Default or Event of Default shall have occurred and be continuing or would arise therefrom, designate any Restricted Subsidiary to be an Unrestricted Subsidiary if (i) such designation is at that time permitted under "-Limitation on Restricted Payments" above and (ii) immediately after giving effect to such designation, the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to "-Limitation on Incurrence of Additional Indebtedness" above. Any such designation by the Board of Directors shall be evidenced to the Trustee by the filing with the Trustee of a certified copy of the resolution of the Board of Directors giving effect to such designation or redesignation and an Officers' Certificate certifying that such designation or redesignation complied with the foregoing conditions and setting forth in reasonable detail the underlying calculations. In the event that any Restricted Subsidiary is designated an Unrestricted Subsidiary in accordance with this covenant, such Restricted Subsidiary's Guarantee will be released.

         For purposes of the covenant described under "-Limitation on Restricted Payments" above, (i) an "Investment" shall be deemed to have been made at the time any Restricted Subsidiary is designated as an Unrestricted Subsidiary in an amount (proportionate to the Company's equity interest in such Subsidiary) equal to the net worth of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated as an Unrestricted Subsidiary; (ii) at any date the aggregate amount of all Restricted Payments made as Investments since the Issue Date shall exclude and be reduced by an amount (proportionate to the Company's equity interest in such Subsidiary) equal to the net worth of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary, not to exceed, in the case of any such redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the amount of Investments previously made by the Company and its Restricted Subsidiaries in such Unrestricted Subsidiary (in each case (i) and (ii) "net worth" to be calculated based upon the fair market value of the assets of such Subsidiary as of any such date of designation); and (iii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.

         Notwithstanding the foregoing, the Board of Directors may not designate any Subsidiary of the Company to be an Unrestricted Subsidiary if, after such designation, (a) the Company or any Restricted Subsidiary (i) provides credit support for, or a guarantee of, any Indebtedness of such Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness) or (ii) is directly or indirectly liable for any Indebtedness of such Subsidiary or (b) such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, any Restricted Subsidiary which is not a Subsidiary of the Subsidiary to be so designated.

         Subsidiaries of the Company that are not designated by the Board of Directors as Restricted or Unrestricted Subsidiaries will be deemed to be Restricted Subsidiaries. Notwithstanding any provisions of this covenant, all Subsidiaries of an Unrestricted Subsidiary will be Unrestricted Subsidiaries.

         Additional  Subsidiary  Guarantees.  If  the  Company  or  any  of  its
Restricted Subsidiaries transfers or causes to be transferred, in one transaction or a series of related transactions, any property to any Restricted Subsidiary that is not a Subsidiary Guarantor, or if the Company or any of its Restricted Subsidiaries shall organize, acquire or otherwise invest in or hold an Investment in another Restricted Subsidiary that causes the total consolidated assets owned by all Restricted Subsidiaries that are not Subsidiary Guarantors to exceed in the aggregate 1% of the total consolidated assets of the Company, then the Company shall cause one or more of such transferees or acquired or other Restricted Subsidiaries to become Subsidiary Guarantors to the extent necessary to cause the total consolidated assets owned by all Restricted Subsidiaries that are not Subsidiary Guarantors not to exceed in the aggregate 1% of the total consolidated assets of the Company. If required to become a Subsidiary Guarantor pursuant to the immediately preceding sentence, such transferee or acquired or other Restricted Subsidiary shall (a) execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such

Restricted Subsidiary shall unconditionally guarantee all of the Company's obligations under the Notes and the Indenture on the terms set forth in the Indenture and (b) deliver to the Trustee an opinion of counsel that such supplemental indenture has been duly authorized, executed and delivered by such Restricted Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Restricted Subsidiary. Thereafter, such Restricted Subsidiary shall be a Subsidiary Guarantor for all purposes of the Indenture.

         Limitation on Conduct of Business. The Company will not, and will not permit any of its Restricted Subsidiaries to, engage in the conduct of any business other than the Crude Oil and Natural Gas Business.

         Reports to Holders. The Company will deliver to the Trustee within 15 days after the filing of the same with the Commission, copies of the quarterly and annual reports and of the information, documents and other reports, if any, which the Company is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act. Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the Commission, to the extent permitted, and provide the Trustee and Holders with such annual reports and such information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act. The Company will also comply with the other provisions of 314(a) of the TIA.

Events of Default

         The following events are defined in the Indenture as "Events of Default":

                  (a) the failure to pay interest (including any Additional Interest) on any Notes when the same becomes due and payable and the default continues for a period of 30 days;

                  (b) the failure to pay the principal on any Notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase Notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer);

                  (c) a default in the observance or performance of any other covenant or agreement contained in the Indenture which default continues for a period of 45 days after the Company receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes (except in the case of a default with respect to observance or performance of any of the terms or provisions of "-Change of Control" or "Certain Covenants - Merger, Consolidation and Sale of Assets" or "-Limitation on Asset Sales" which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

                  (d) a default  under any  mortgage,  indenture  or  instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness of the Company or of any Restricted Subsidiary (or the payment of which is guaranteed by the Company or any Restricted Subsidiary), whether such Indebtedness now exists or is created after the Issue Date, which default (i) is caused by a failure to pay principal of or premium, if any, or interest on such
         Indebtedness after any applicable grace period provided in such Indebtedness on the date of such default (a "payment default") or (ii) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates at least $5 million;

                  (e) one or more judgments in an aggregate amount in excess of $5 million (unless covered by insurance by a reputable insurer as to which the insurer has not disclaimed coverage) shall have been rendered against the Company or any of its Restricted Subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable;

                  (f) certain events of bankruptcy affecting the Company or any of its Significant Subsidiaries; or

                  (g) any of the Guarantees cease to be in full force and effect or any of the Guarantees are declared to be null and void or invalid and unenforceable or any of the Subsidiary Guarantors denies or disaffirms its liability under its Guarantees (other than by reason of release of a Subsidiary Guarantor in accordance with the terms of the Indenture).

         The Indenture provides that, if an Event of Default (other than an Event of Default specified in clause (f) above relating to the Company) shall occur and be continuing, the Trustee or the Holders of at least 25% in principal amount of outstanding Notes may declare the principal of, premium, if any, and accrued and unpaid interest on all the Notes to be due and payable by notice in writing to the Company and the Trustee specifying the Event of Default and that it is a "notice of acceleration", and the same shall become immediately due and payable. If an Event of Default specified in clause (f) above relating to the Company occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

         The Indenture provides that, at any time after a declaration of acceleration with respect to the Notes as described in the preceding paragraph, the Holders of a majority in principal amount of the Notes may rescind and cancel such declaration and its consequences (a) if the rescission would not conflict with any judgment or decree, (b) if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of such acceleration, (c) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid, (d) if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances and (e) in the event of the cure or waiver of an Event of Default of the type described in clause (f) of the description of Events of Default above, the Trustee shall have received an officers' certificate and an opinion of counsel that such Event of Default has been cured or waived; provided, however, that such counsel may rely, as to matters of fact, on a certificate or certificates of officers of the Company. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

         The Indenture provides that, at any time prior to the declaration of acceleration of the Notes, the Holders of a majority in principal amount of the Notes may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of or interest on any Notes.

         The Indenture provides that, Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture and under the TIA. During the existence of an Event of Default, the Trustee is required to exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise thereof as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. Subject to the provisions of the Indenture relating to the duties of the Trustee, whether or not an Event of Default shall occur and be continuing, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

         Under the Indenture, the Company is required to provide an officers' certificate to the Trustee promptly upon any such officer obtaining knowledge of any Default or Event of Default (provided that such officers shall provide such certification at least annually whether or not they know of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

Legal Defeasance and Covenant Defeasance

         The Company may, at its option and at any time, elect to have its obligations and the corresponding obligations of the Subsidiary Guarantors discharged with respect to the outstanding Notes ("Legal Defeasance"). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes, and satisfied all of its obligations with respect to the Notes, except for (a) the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due, (b) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payments, (c) the rights, powers, trust, duties and immunities of the Trustee and the Company's obligations in connection therewith and (d) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (other than non-payment, bankruptcy, receivership, reorganization and insolvency events) described under "-Events of Default" will no longer constitute an Event of Default with respect to the Notes.

         In order to exercise  either Legal  Defeasance or Covenant  Defeasance,
(a) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders cash in United States dollars, non-callable United States government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be; (b) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (i) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (ii) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred, (c) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (d) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (e) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture or any other agreement or instrument to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound;
(f) the Company shall have delivered to the Trustee an officers' certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others; (g) the Company shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with; provided, however, that such counsel may rely, as to matters of fact, on a certificate or certificates of officers of the Company; (h) the Company shall have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; provided, however, that such counsel may rely, as to matters of fact, on a certificate or certificates of officers of the Company; and (i) certain other customary conditions precedent are satisfied.

Satisfaction and Discharge

         The Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when (a) either (i) all the Notes, theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation or (ii) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be; (b) the Company has paid all other sums payable under the Indenture by the Company; and (c) the Company has delivered to the Trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with; provided, however, that such counsel may rely, as to matters of fact, on a certificate or certificates of officers of the Company.

Modification of the Indenture

         From time to time, the Company, the Subsidiary Guarantors and the Trustee, without the consent of the Holders, may amend the Indenture for certain specified purposes, including curing ambiguities, defects or inconsistencies, to comply with any requirements of the Commission in order to effect or maintain the qualification of the Indenture under the TIA or to make any change that would provide any additional benefit or rights to the Holders or that does not adversely affect the rights of any Holder. In formulating its opinion on such matters, the Trustee will be entitled to rely on such evidence as it deems appropriate, including, without limitation, solely on an opinion of counsel; provided, however, that in delivering such opinion of counsel, such counsel may rely, as to matters of fact, on a certificate or certificates of officers of the Company. Other modifications and amendments of the Indenture may be made with the consent of the Holders of a majority in principal amount of the then outstanding Notes issued under the Indenture, except that, without the consent of each Holder affected thereby, no amendment may: (a) reduce the amount of Notes whose Holders must consent to an amendment; (b) reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any Notes; (c) reduce the principal of or change or have the effect of changing the fixed maturity of any Notes, or change the date on which any Notes may be subject to redemption or repurchase, or reduce the redemption or repurchase price therefor; (d) make any Notes payable in money other than that stated in the Notes; (e) make any change in provisions of the Indenture protecting the right of each Holder to receive payment of principal of and interest on such Note on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of Notes to waive Defaults or Events of Default; (f) amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control or make and consummate a Net Proceeds Offer with respect to any Asset Sale that has been consummated or modify any of the provisions or definitions with respect thereto; (g) modify or change any provision of the Indenture or the related definitions affecting the ranking of the Notes or any Guarantee in a manner which adversely affects the Holders; or (h) release any Subsidiary Guarantor from any of its obligations under its Guarantee or the Indenture otherwise than in accordance with the terms of the Indenture.

Governing Law

         The Indenture provides that the Indenture, the Notes and the Guarantees will be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

The Trustee

     First Union National Bank is the Trustee under the Indenture and has been appointed Exchange Agent for the Exchange Offer.

         The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

         The Indenture and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of the Company or a Subsidiary Guarantor, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions; provided, however, that if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

Registration Agreement

     The Company, the Subsidiary Guarantors and the Initial Purchasers entered into the Registration Agreement on May 29, 1997, which required the Company and the Subsidiary Guarantors, among other things, to commence the Exchange Offer and maintain the effectiveness of the Registration Statement on the terms set forth herein. In addition to their obligations in connection with the Exchange Offer (and assuming the Exchange Offer is consummated by December 10, 1997), the Company and the Subsidiary Guarantors will have a continuing obligation to register Notes for resale under a Form S-3 Registration Statement (the "Shelf Registration Statement") if either (i) any Holder of Private Exchange Notes so requests in writing to the Company within 60 days after the consummation of the Exchange Offer or (ii) in the case of any Holder that participates in the Exchange Offer, such Holder does not receive Exchange Notes on the date of the exchange that may be sold without restriction under state and federal securities laws (other than due solely to the status of such Holder as an affiliate of the Company within the meaning of the Securities Act). If the Company and the Subsidiary Guarantors are required to file the Shelf Registration Statement, they must keep the Shelf Registration Statement effective under the Securities Act, subject to certain exceptions, until May 29, 1999 or such shorter period ending when all of the Notes covered by such Shelf Registration Statement have been sold. The Company and the Subsidiary Guarantors are required to pay certain additional interest (the "Additional Interest") on the Notes if a required Shelf Registration Statement is not filed with, or declared effective by, the Commission within the prescribed time periods.

     In the event of the filing of a Shelf Registration Statement or if this Prospectus is required to be delivered under the Securities Act by any Participating Broker-Dealer who seeks to sell Exchange Notes during the 180-day period following the effectiveness of the Registration Statement of which this Prospectus is a part, the Company will provide to each Holder of the Notes or such Participating Broker-Dealer copies of, respectively, this Prospectus or the prospectus which is part of the Shelf Registration Statement. A Holder of Notes that sells such Notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions of the Securities Act in connection with such sales and will be bound by the provisions of the Registration Agreement which are applicable to such Holder (including certain indemnification obligations). In addition, each Holder of Notes to be covered by the Shelf Registration Statement will be required to furnish to the Company such information regarding such Holder and the proposed distribution of its Notes as the Company may reasonably request in order for such Holder to have its Notes included in the Shelf Registration Statement.

     Pursuant to the Registration Agreement, each Holder of Notes to be covered by the Shelf Registration Statement and each Participating Broker-Dealer agrees by its acquisition of such Notes that, upon actual receipt of any notice from the Company of (i) the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement of which this Prospectus is a part or the Shelf Registration Statement, as appropriate, (ii) the receipt by the Company of any notification of the suspension of the qualification or the exemption from qualification of such Registration Statement or the Shelf Registration Statement, as appropriate, or the Notes in any jurisdiction,
(iii) the occurrence of an event, the existence of any condition or any information becoming known which causes this Prospectus or the prospectus in the Shelf Registration Statement to contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or (iv) the Company's determination that a post-effective amendment is appropriate, each Holder (or Participating Broker-Dealer, as the case may be) will discontinue its sale of Notes until the Company has amended or supplemented the applicable prospectus or advised such Holder (or Participating Broker-Dealer) that the use of the applicable prospectus may be resumed, as the case may be. If the Company suspends the sale of Notes under such circumstances, the relevant period during which this Registration Statement or the Shelf Registration Statement, as the case may be, must remain effective shall be correspondingly extended.

     This summary of certain provisions of the Registration Agreement is not complete and is subject to, and is qualified in its entirety by, the provisions of the Registration Agreement, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.



Certain Definitions

         Set forth below is a summary of certain of the defined terms to be used in the Indenture. Reference is made to the form of Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

         "Acquired Indebtedness" means Indebtedness of a Person or any of its Subsidiaries (i) existing at the time such Person becomes a Restricted Subsidiary or at the time it merges or consolidates with the Company or any of its Restricted Subsidiaries or (ii) which becomes Indebtedness of the Company or a Restricted Subsidiary in connection with the acquisition of assets from such Person, in each case not incurred in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such acquisition, merger or consolidation.

         "Adjusted Consolidated Net Tangible Assets" means (without duplication), as of the date of determination, (a) the sum of (i) discounted future net revenues from proved oil and gas reserves of the Company and its consolidated Subsidiaries, calculated in accordance with Commission guidelines (before any state or federal income tax), as estimated by a nationally recognized firm of independent petroleum engineers as of a date no earlier than the date of the Company's latest annual consolidated financial statements, as increased by, as of the date of determination, the estimated discounted future net revenues from (A) estimated proved oil and natural gas reserves acquired since the date of such year-end reserve report, and (B) estimated oil and natural gas reserves attributable to upward revisions of estimates of proved oil and gas reserves since the date of such year-end reserve report due to exploration, development or exploitation activities, in each case calculated in accordance with Commission guidelines (utilizing the prices utilized in such year-end reserve report), and decreased by, as of the date of determination, the estimated discounted future net revenues from (C) estimated proved oil and gas reserves produced or disposed of since the date of such year-end reserve report and (D) estimated oil and natural gas reserves attributable to downward revisions of estimates of proved oil and natural gas reserves since the date of such year-end reserve report due to changes in geological conditions or other factors which would, in accordance with standard industry practice, cause such revisions, in each case calculated in accordance with Commission guidelines
(utilizing the prices utilized in such year-end reserve report); provided, however, that, in the case of each of the determinations made pursuant to clauses (A) through (D), such increases and decreases shall be as estimated by the Company's petroleum engineers, unless in the event that there is a Material Change as a result of such acquisitions, dispositions or revisions, then the discounted future net revenues utilized for purposes of this clause (a)(i) shall be confirmed in writing, by a nationally recognized firm of independent petroleum engineers (which may be the Company's independent petroleum engineers who prepare the Company's annual reserve report) plus (ii) the capitalized costs that are attributable to oil and natural gas properties of the Company and its Subsidiaries to which no proved oil and gas reserves are attributable, based on the Company's books and records as of a date no earlier than the date of the Company's latest annual or quarterly financial statements, plus (iii) the Net Working Capital on a date no earlier than the date of the Company's latest consolidated annual or quarterly financial statements plus (iv) with respect to each other tangible asset of the Company or its consolidated Restricted Subsidiaries specifically including, but not to the exclusion of any other qualifying tangible assets, the Company's or its consolidated Restricted
Subsidiaries' gas gathering and processing facilities and unproved oil and natural gas properties (less any remaining deferred income taxes which have been allocated to such gas gathering and processing facilities in connection with the acquisition thereof), land, equipment, leasehold improvements, investments carried on the equity method, restricted cash and the carrying value of marketable securities, the greater of (A) the net book value of such other tangible asset on a date no earlier than the date of the Company's latest consolidated annual or quarterly financial statements or (B) the appraised value, as estimated by a qualified Independent Advisor, of such other tangible assets of the Company and its Restricted Subsidiaries, as of a date no earlier than the date of the Company's latest audited financial statements minus (b) minority interests and, to the extent not otherwise taken into account in determining Adjusted Consolidated Net Tangible Assets, any natural gas balancing liabilities of the Company and its consolidated Restricted Subsidiaries reflected in the Company's latest audited financial statements. In addition to, but without duplication of, the foregoing, for purposes of this definition, "Adjusted Consolidated Net Tangible Assets" shall be calculated after giving effect, on a pro forma basis, to (1) any Investment not prohibited by the Indenture, to and including the date of the transaction giving rise to the need to calculate Adjusted Consolidated Net Tangible Assets (the "Assets Transaction Date"), in any other Person that, as a result of such Investment, becomes a Restricted Subsidiary of the Company, (2) the acquisition, to and including the Assets Transaction Date (by merger, consolidation or purchase of stock or assets), of any business or assets, including, without limitation, Permitted Industry Investments, and (3) any sales or other dispositions of assets permitted by the Indenture (other than sales of Hydrocarbons or other mineral products in the ordinary course of business) occurring on or prior to the Assets Transaction Date.

         "Affiliate" means, with respect to any specified Person, (a) any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or under common control with, such specified Person and (b) any Related Person of such Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative of the foregoing.

         "Affiliate Transaction" has the meaning set forth under "Certain Covenants-Limitation on Transactions with Affiliates."

         "Asset Acquisition" means (a) an Investment by the Company or any Restricted Subsidiary in any other Person pursuant to which such Person shall become a Restricted Subsidiary, or shall be merged with or into the Company or any Restricted Subsidiary, or (b) the acquisition by the Company or any Restricted Subsidiary of the assets of any Person (other than a Restricted Subsidiary) which constitute all or substantially all of the assets of such Person or comprises any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

         "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, exchange, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Company or any of its Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than the Company or a Restricted Subsidiary of
(a) any Capital Stock of any Restricted Subsidiary; or (b) any other property or assets (including any interests therein) of the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction; provided, however, that Asset Sales shall not include (i) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company in a transaction which is made in compliance with the provisions of "-Certain Covenants-Merger, Consolidation and Sale of Assets," (ii) any Investment in an Unrestricted Subsidiary which is made in compliance with the provisions of "-Certain Covenants-Limitation on Restricted Payments" above, (iii) disposals or replacements of obsolete equipment in the ordinary course of business, (iv) the sale, lease, conveyance, disposition or other transfer (each, a "Transfer") by the Company or any Restricted Subsidiary of assets or property to the Company or one or more Restricted Subsidiaries, (v) any disposition of Hydrocarbons or other mineral products for value in the ordinary course of business and (vi) the Transfer by the Company or any Restricted Subsidiary of assets or property in the ordinary course of business; provided, however, that the aggregate amount (valued at the fair market value of such assets or property at the time of such Transfer) of all such assets and property Transferred since the Issue Date pursuant to this clause (vi) shall not exceed $1 million in any one year.

         "Board of Directors" means, as to any Person, the board of directors of such Person or any duly authorized committee thereof.

         "Board Resolution" means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

         "Business Day" means any day other than a Saturday, Sunday or any other day on which banking institutions in the City of New York are required or authorized by law or other governmental action to be closed.

         "Capital Stock" means (a) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person and including any warrants, options or rights to acquire any of the foregoing and instruments convertible into any of the foregoing and (b) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.

         "Capitalized Lease Obligation" means, as to any Person, the discounted present value of the rental obligations of such Person under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed) that is required to be classified and accounted for as a capital lease obligation at such date, determined in accordance with GAAP.

         "Cash Equivalents" means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof; (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Corporation ("S&P") or Moody's Investors Service, Inc. ("Moody's"); (c) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's; (d) certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250 million; (e) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (d) above and (f) money market mutual or similar funds having assets in excess of $100 million.

         "Change of Control" means the occurrence of one or more of the following events: (a) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a "Group") (whether or not otherwise in compliance with the provisions of the Indenture); (b) the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of the Indenture); (c) any Person or Group shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 40% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Company; or (d) the replacement of a majority of the Board of Directors of the Company over a two-year period from the directors who constituted the Board of Directors of the Company at the beginning of such period with directors whose replacement shall not have been approved (by recommendation, nomination or election, as the case may be) by a vote of at least a majority of the Board of Directors of the Company then still in office who either were members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved.

         "Change of Control Offer" has the meaning set forth under "-Change of Control."

         "Change of Control Payment Date" has the meaning set forth under "-Change of Control."

         "Common Stock" of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person's common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

         "Commission" means the Securities and Exchange Commission.

         "Company Properties" means all Properties, and equity, partnership or other ownership interests therein, that are related or incidental to, or used or useful in connection with, the conduct or operation of any business activities of the Company or the Subsidiaries, which business activities are not prohibited by the terms of the Indenture.

         "Consolidated EBITDA" means, for any period, the sum (without duplication) of (a) Consolidated Net Income and (b) to the extent Consolidated Net Income has been reduced thereby, (i) all income taxes of the Company and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary, unusual or nonrecurring gains or losses or taxes attributable to sales or dispositions outside the ordinary course of business), (ii) Consolidated Interest Expense, (iii) the amount of any Preferred Stock dividends paid by the Company and its Restricted Subsidiaries and (iv) Consolidated Non-cash Charges, less any non-cash items increasing Consolidated Net Income for such period, all as determined on a consolidated basis for the Company and its Restricted Subsidiaries in accordance with GAAP.

         "Consolidated EBITDA Coverage Ratio" means, with respect to the Company, the ratio of (a) Consolidated EBITDA of the Company during the four full fiscal quarters for which financial information in respect thereof is available (the "Four Quarter Period") ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated EBITDA Coverage Ratio (the "Transaction Date") to (b) Consolidated Fixed Charges of the Company for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" shall be calculated after giving effect (without duplication) on a pro forma basis for the period of such calculation to (a) the incurrence or repayment of any Indebtedness of the Company or any of its
Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period and (b) any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Company or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness, and also including, without limitation, any Consolidated EBITDA attributable to the assets which are the subject of the Asset Acquisition or Asset Sale during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period. If the Company or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if the Company or the Restricted Subsidiary, as the case may be, had directly incurred or otherwise assumed such guaranteed Indebtedness. Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated EBITDA Coverage Ratio," (i) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; (ii) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period; (iii) notwithstanding clauses (i) and (ii) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap

Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

         "Consolidated Fixed Charges" means, with respect to the Company for any period, the sum, without duplication, of (a) Consolidated Interest Expense (including any premium or penalty paid in connection with redeeming or retiring Indebtedness of the Company and its Restricted Subsidiaries prior to the stated maturity thereof pursuant to the agreements governing such Indebtedness), plus
(b) the product of (i) the amount of all dividend payments on any series of Preferred Stock of the Company (other than dividends paid in Qualified Capital Stock) paid, accrued or scheduled to be paid or accrued during such period times
(ii) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local income tax rate of such Person, expressed as a decimal.

         "Consolidated Interest Expense" means, with respect to the Company for any period, the sum of, without duplication: (a) the aggregate of the interest expense of the Company and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including without limitation, (i) any amortization of original issue discount, (ii) the net costs under Interest Swap Obligations, (iii) all capitalized interest and (iv) the interest portion of any deferred payment obligation; and (b) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by the Company and its Restricted Subsidiaries during such period, as determined on a consolidated basis in accordance with GAAP.

         "Consolidated Net Income" means, with respect to the Company for any period, the aggregate net income (or loss) of the Company and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided, however, that there shall be excluded therefrom (a) after-tax gains from Asset Sales or abandonments or reserves relating thereto,
(b) after-tax items classified as extraordinary or nonrecurring gains, (c) the net income of any Person acquired in a "pooling of interests" transaction accrued prior to the date it becomes a Restricted Subsidiary or is merged or consolidated with the Company or any Restricted Subsidiary, (d) the net income (but not loss) of any Restricted Subsidiary to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by charter, contract, operation of law or otherwise, (e) the net income of any Person in which the Company has an interest, other than a Restricted Subsidiary, except to the extent of cash dividends or distributions actually paid to the Company or to a Restricted Subsidiary by such Person, (f) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued) and (g) in the case of a successor to the Company by consolidation or merger or as a transferee of the Company's assets, any net income (or loss) of the successor corporation prior to such consolidation, merger or transfer of assets.

         "Consolidated Net Worth" of any Person as of any date means the consolidated stockholders' equity of such Person, determined on a consolidated basis in accordance with GAAP, less (without duplication) amounts attributable to Disqualified Capital Stock of such Person.

         "Consolidated Non-cash Charges" means, with respect to the Company, for any period, the aggregate depreciation, depletion, amortization and other non-cash expenses of the Company and its Restricted Subsidiaries reducing Consolidated Net Income of the Company for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss or any such charge which requires an accrual of or a reserve for cash charges for any future period).

         "Consolidation" means, with respect to any Person, the consolidation of the accounts of the Restricted Subsidiaries of such Person with those of such Person, all in accordance with GAAP; provided, however, that "consolidation" will not include consolidation of the accounts of any Unrestricted Subsidiary of such Person with the accounts of such Person. The term "consolidated" has a correlative meaning to the foregoing.

        "Covenant Defeasance" has the meaning set forth under "-Legal Defeasance and Covenant Defeasance."

         "Crude Oil and Natural Gas Business" means (i) the acquisition, exploration, development, operation and disposition of interests in oil, natural gas and other Hydrocarbon properties located in the Western Hemisphere, (ii) the gathering, marketing, treating, processing, storage, selling and transporting of any production from such interests or properties of the Company or of others and
(iii) activities incidental to the foregoing.

         "Crude Oil and Natural Gas Hedge Agreements" means, with respect to any Person, any oil and gas agreements and other agreements or arrangements or any combination thereof entered into by such Person in the ordinary course of business and that are designed to provide protection against oil and natural gas price fluctuations.

         "Crude Oil and Natural Gas Properties" means all Properties, including equity or other ownership interests therein, owned by any Person which have been assigned "proved oil and gas reserves" as defined in Rule 4-10 of Regulation S-X of the Securities Act as in effect on the Issue Date.

         "Crude Oil and Natural Gas Related Assets" means any Investment or capital expenditure (but not including additions to working capital or repayments of any revolving credit or working capital borrowings) by the Company or any Subsidiary of the Company which is related to the business of the Company and its Subsidiaries as it is conducted on the date of the Asset Sale giving rise to the Net Cash Proceeds to be reinvested.

         "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary of the Company against fluctuations in currency values.

         "Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

         "Disqualified Capital Stock" means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is mandatorily redeemable at the sole option of the holder thereof, in whole or in part, in either case, on or prior to the final maturity of the Notes.

         "Equity Offering" means an offering of Qualified Capital Stock of the Company.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

         "fair market value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between an informed and willing seller and an informed and willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the Board of Directors of the Company acting reasonably and in good faith and shall be evidenced by a Board Resolution of the Company delivered to the Trustee; provided, however, that (A) if the aggregate non-cash consideration to be received by the Company or any Restricted Subsidiary from any Asset Sale shall reasonably be expected to exceed $5 million or (B) if the net worth of any Restricted Subsidiary to be designated as an Unrestricted Subsidiary shall reasonably be expected to exceed $10 million, then fair market value shall be determined by an Independent Advisor.

         "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board as of any date of determination.

         "Holder" means any Person holding a Note.

         "Hydrocarbons" means oil, natural gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof and products processed therefrom.

         "Incur" has the meaning set forth under "-Certain Covenants- Limitation on Incurrence of Additional Indebtedness."

         "Indebtedness"  means with respect to any Person,  without duplication,
(a) all Obligations of such Person for borrowed money, (b) all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,
(c) all Capitalized Lease Obligations of such Person, (d) all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable), (e) all Obligations for the reimbursement of any obligor on a letter of credit, banker's acceptance or similar credit transaction, (f) guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (a) through (e) above and clause
(h) below, (g) all Obligations of any other Person of the type referred to in clauses (a) through (f) above which are secured by any Lien on any property or asset of such Person, the amount of such Obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the Obligation so secured, (h) all Obligations under Crude Oil and Natural Gas Hedge Agreements, Currency Agreements and Interest Swap Obligations and (i) all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed redemption price or repurchase price. For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the Company. The "amount" or "principal amount" of Indebtedness at any time of determination as used herein represented by (a) any Indebtedness issued at a price that is less than the principal amount at maturity thereof shall be the face amount of the liability in respect thereof, (b) any Capitalized Lease Obligation shall be the amount determined in accordance with the definition thereof, (c) any Interest Swap Obligations included in the definition of Permitted Indebtedness shall be zero, (d) all other unconditional obligations shall be the amount of the liability thereof determined in accordance with GAAP and (e) all other contingent obligations shall be the maximum liability at such date of such Person.

         "Independent Advisor" means a reputable accounting, appraisal or nationally recognized investment banking, engineering or consulting firm (a) which does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect material financial interest in the Company and
(b) which, in the judgment of the Board of Directors of the Company, is otherwise disinterested, independent and qualified to perform the task for which it is to be engaged.

         "Interest Swap Obligations" means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

         "Investment"  means, with respect to any Person, any direct or indirect
(i) loan, advance or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property (valued at the fair market value thereof as of the date of transfer) others or any payment for property or services for the account or use of others), (ii) purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any Person (whether by merger, consolidation, amalgamation or otherwise and whether or not purchased directly from the issuer of such securities or evidences of Indebtedness), (iii) guarantee or assumption of the Indebtedness of any other Person (other than the guarantee or assumption of Indebtedness of such Person or a Restricted Subsidiary of such Person which guarantee or assumption is made in compliance with the provisions of "-Certain Covenants-Limitation on Incurrence of Additional Indebtedness" above), and (iv) other items that would be classified as investments on a balance sheet of such Person prepared in accordance with GAAP. Notwithstanding the foregoing, "Investment" shall exclude extensions of trade credit by the Company and its Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of the Company or such Restricted Subsidiary, as the case may be. The amount of any Investment shall not be adjusted for increases or decreases in value, or write- ups, write-downs or write-offs with respect to such Investment. If the Company or any Restricted Subsidiary sells or otherwise disposes of any Capital Stock of any Restricted Subsidiary such that, after giving effect to any such sale or disposition, it ceases to be a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Capital Stock of such Restricted Subsidiary not sold or disposed of.

         "Issue Date" means the date of original issuance of the Notes.

         "Legal Defeasance" has the meaning set forth under " -Legal Defeasance and Covenant Defeasance."

         "Lien" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

         "Material Change" means an increase or decrease of more than 10% during a fiscal quarter in the discounted future net cash flows (excluding changes that result solely from changes in prices) from proved oil and natural gas reserves of the Company and consolidated Subsidiaries (before any state or federal income tax); provided, however, that the following will be excluded from the Material Change calculation: (i) any acquisitions during the quarter of oil and natural gas reserves that have been estimated by independent petroleum engineers and on which a report or reports exist, (ii) any disposition of properties existing at the beginning of such quarter that have been disposed of as provided in "Limitation on Asset Sales" and (iii) any reserves added during the quarter attributable to the drilling or recompletion of wells not included in previous reserve estimates, but which will be included in future quarters.

         "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents received by the Company or any of its Restricted Subsidiaries from such Asset Sale net of (a) reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions), (b) taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements, (c) repayment of Indebtedness that is required to be repaid in connection with such Asset Sale and (d) appropriate amounts (determined by the Chief Financial Officer of the Company) to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any post closing adjustments or liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale (but excluding any payments which, by the terms of the indemnities will not be made during the term of the Notes).

         "Net Proceeds Offer" has the meaning set forth under "-Certain Covenants-Limitation on Asset Sales."

         "Net Proceeds Offer Amount" has the meaning set forth under "-Certain Covenants-Limitation on Asset Sales."

         "Net Proceeds Offer Payment Date" has the meaning set forth under "-Certain Covenants--Limitation on Asset Sales."

         "Net Proceeds Offer Trigger Date" has the meaning set forth under "-Certain Covenants-Limitation on Asset Sales."

         "Net Working Capital" means (i) all current assets of the Company and its consolidated Subsidiaries, minus (ii) all current liabilities of the Company and its consolidated Subsidiaries, except current liabilities included in Indebtedness, in each case as set forth in financial statements of the Company prepared in accordance with GAAP.

         "Obligations" means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

         "Payment  Restriction"  has  the  meaning  set  forth  under  "-Certain
Covenants-Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries."

         "Permitted Indebtedness" means,  without  duplication,  each   of   the
following:

                  (a) the Exchange Notes, the Private Exchange Notes, if any, and the Guarantees;

                  (b) Indebtedness incurred pursuant to the Senior Credit Facility in an aggregate principal amount at any time outstanding not to exceed $60.0 million reduced by any required permanent repayments (which are accompanied by a corresponding permanent commitment reduction) thereunder (it being recognized that a reduction in the borrowing base in and of itself shall not be deemed a required permanent repayment);

                  (c) Interest Swap Obligations of the Company or a Restricted Subsidiary covering Indebtedness of the Company or any of its Restricted Subsidiaries; provided, however, that such Interest Swap Obligations are entered into to protect the Company and its Restricted Subsidiaries from fluctuations in interest rates on Indebtedness incurred in accordance with the Indenture to the extent the notional principal amount of such Interest Swap Obligations does not exceed the principal amount of the Indebtedness to which such Interest Swap Obligation relates;

                  (d) Indebtedness of a Restricted Subsidiary to the Company or to a Wholly Owned Restricted Subsidiary for so long as such Indebtedness is held by the Company or a Wholly Owned Restricted Subsidiary, in each case subject to no Lien held by a Person other than the Company or a Wholly Owned Restricted Subsidiary; provided, however, that if as of any date any Person other than the Company or a Wholly Owned Restricted Subsidiary owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the issuer of such Indebtedness;

                  (e) Indebtedness of the Company to a Wholly Owned Restricted Subsidiary for so long as such Indebtedness is held by a Wholly Owned Restricted Subsidiary, in each case subject to no Lien; provided, however, that (i) any Indebtedness of the Company to any Wholly Owned Restricted Subsidiary that is not a Subsidiary Guarantor is unsecured and subordinated, pursuant to a written agreement, to the Company's obligations under the Indenture and the Notes and (ii) if as of any date any Person other than a Wholly Owned Restricted Subsidiary owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the Company;

                  (f) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within two Business Days of incurrence;

                  (g) Indebtedness of the Company or any of its Restricted Subsidiaries represented by letters of credit for the account of the Company or such Restricted Subsidiary, as the case may be, in order to provide security for workers' compensation claims, payment obligations in connection with self-insurance, bid, performance on surety bonds or completion guarantees or similar requirements in the ordinary course of business;

                  (h)      Refinancing Indebtedness;

                  (i) Capitalized Lease Obligations and Purchase Money Indebtedness of the Company or any of its Restricted Subsidiaries not to exceed $5 million at any one time outstanding;

                  (j) Obligations arising in connection with Crude Oil and Natural Gas Hedge Agreements of the Company or a Restricted Subsidiary;

                  (k) Indebtedness under Currency Agreements; provided, however, that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of the Company and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

                  (l) additional Indebtedness of the Company or any of its Restricted Subsidiaries in an aggregate principal amount at any time outstanding not to exceed the greater of (i) $10.0 million or (ii) 5.0% of Adjusted Consolidated Net Tangible Assets of the Company; and

                  (m) Indebtedness owed by the Company in connection with its guaranty of the obligations of Hunter Butcher International Limited Liability Company to Wells Fargo HSBC Trade Bank N.A., provided that the amount guaranteed by the Company does not exceed $3.0 million.

         "Permitted Industry Investments" means (i) capital expenditures, including, without limitation, acquisitions of Company Properties and interests therein; (ii) (a) entry into operating agreements, joint ventures, working interests, royalty interests, mineral leases, unitization agreements, pooling arrangements or other similar or customary agreements, transactions, properties, interests or arrangements, and Investments and expenditures in connection therewith or pursuant thereto, in each case made or entered into in the ordinary course of the oil and natural gas business, and (b) exchanges of Company
Properties for other Company Properties of at least equivalent value as determined in good faith by the Board of Directors of the Company; and (iii) Investments of operating funds on behalf of co-owners of Crude Oil and Natural Gas Properties of the Company or the Subsidiaries pursuant to joint operating agreements.

         "Permitted Investments" means (a) Investments by the Company or any Restricted Subsidiary in any Person that is or will become immediately after such Investment a Restricted Subsidiary or that will merge or consolidate into the Company or a Restricted Subsidiary that is not subject to any Payment Restriction; (b) Investments in the Company by any Restricted Subsidiary; provided, however, that any Indebtedness evidencing any such Investment held by a Restricted Subsidiary that is not a Subsidiary Guarantor is unsecured and subordinated, pursuant to a written agreement, to the Company's obligations under the Notes and the Indenture; (c) Investments in cash and Cash Equivalents;
(d) Investments made by the Company or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with "-Certain Covenants-Limitation on Asset Sales" above; (e) Permitted Industry Investments; and (f) additional Investments in Unrestricted Subsidiaries in an aggregate amount not to exceed $5 million at any one time.

         "Permitted Junior Securities" means any securities of the Company or any other Person that are (i) equity securities without special covenants or
(ii) subordinated in right of payment to all Senior Indebtedness that may at the time be outstanding, to substantially the same extent as, or to a greater extent than, the Notes are subordinated as provided in the Indenture, in any event pursuant to a court order so providing and as to which (a) the rate of interest on such securities shall not exceed the effective rate of interest on the Notes on the date of the Indenture, (b) such securities shall not be entitled to the benefits of covenants or defaults materially more beneficial to the holders of such securities than those in effect with respect to the Notes on the date of the Indenture and (c) such securities shall not provide for amortization (including sinking fund and mandatory prepayment provisions) commencing prior to the date six months following the final scheduled maturity date of the Senior Indebtedness (as modified by the plan of reorganization of readjustment pursuant to which such securities are issued).

         "Permitted Liens" means each of the following types of Liens:

                  (a) Liens existing as of the Issue Date to the extent and in the manner such Liens are in effect on the Issue Date (and any extensions, replacements or renewals thereof covering property or assets secured by such Liens on the Issue Date);

                  (b) Liens securing Indebtedness outstanding under the Senior Credit Facility;

                  (c)      Liens securing the Notes and the Guarantees;

                  (d) Liens of the Company or a Restricted Subsidiary on assets of any Restricted Subsidiary;

                  (e) Liens securing Refinancing Indebtedness which is incurred to Refinance any Indebtedness which has been secured by a Lien permitted under the Indenture and which has been incurred in accordance with the provisions of the Indenture; provided, however, that such Liens (x) are no less favorable to the Holders and are not more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being Refinanced and (y) do not extend to or cover any property or assets of the Company or any of its Restricted Subsidiaries not securing the Indebtedness so Refinanced;

                  (f) Liens for taxes, assessments or governmental charges or claims either (i) not delinquent or (ii) contested in good faith by appropriate proceedings and as to which the Company or a Restricted Subsidiary, as the case may be, shall have set aside on its books such reserves as may be required pursuant to GAAP;

                  (g)  statutory  and  contractual  Liens of landlords to secure rent arising in the ordinary course of business to the extent such Liens relate only to the tangible property of the lessee which is located on such property and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

                  (h) Liens incurred or deposits made in the ordinary course of business (i) in connection with workers' compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or (ii) to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

                  (i) judgment and attachment Liens not giving rise to an Event of Default;

                  (j) easements, rights-of-way, zoning restrictions, restrictive covenants, minor imperfections in title and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

                  (k) any interest or title of a lessor under any Capitalized Lease Obligation; provided that such Liens do not extend to any property or assets which are not leased property subject to such Capitalized Lease Obligation;

                  (l) Liens securing Purchase Money Indebtedness of the Company or any Restricted Subsidiary; provided, however, that (i) the Purchase Money Indebtedness shall not be secured by any property or assets of the Company or any Restricted Subsidiary other than the property and assets so acquired or constructed (except for proceeds, improvements, rents and similar items relating to the property or assets so acquired) and (ii) the Lien securing such Indebtedness shall be created within 90 days of such acquisition or construction;

                  (m) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

                  (n) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and set-off;

                  (o) Liens securing Interest Swap Obligations which Interest Swap Obligations relate to Indebtedness that is otherwise permitted under the Indenture and Liens securing Crude Oil and Natural Gas Hedge Agreements;

                  (p) Liens securing Acquired Indebtedness incurred in accordance with "--Certain Covenants-Limitation on Incurrence of Additional Indebtedness" above; provided, however, that (i) such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary and (ii) such Liens do not extend to or cover any property or assets of the Company or of any of its Restricted
         Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company or a Restricted Subsidiary (except for proceeds, improvements, rents and similar items relating to the property or assets so secured) and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary;

                  (q) Liens on, or related to, properties and assets of the Company and its Subsidiaries to secure all or a part of the costs incurred in the ordinary course of business of exploration, drilling, development, production, processing, gas gathering, transportation, marketing or storage, or operation thereof;

                  (r) Liens on pipeline or pipeline facilities, Hydrocarbons or properties and assets of the Company and its Subsidiaries which arise out of operation of law;

                  (s) royalties,  overriding royalties,  revenue interests,  net revenue interests, net profit interests, reversionary interests, production payments, production sales contracts, preferential rights of purchase, operating agreements, working interests and other similar interests, properties, arrangements and agreements, all as ordinarily exist with respect to Properties and assets of the Company and its Subsidiaries or otherwise as are customary in the oil and gas business;

                  (t) with respect to any Properties and assets of the Company and its Subsidiaries, Liens arising under, or in connection with, or related to, farm-out, farm-in, joint operation, area of mutual interest agreements and/or other similar or customary arrangements, agreements or interests that the Company or any Subsidiary determines in good faith to be necessary for the economic development of such Property;

                  (u) any (a) interest or title of a lessor or sublessor under any lease, (b) restriction or encumbrance that the interest or title of such lessor or sublessor may be subject to (including, without limitation, ground leases or other prior leases of the demised premises, mortgages, mechanics' liens, tax liens, and easements), or
         (c) subordination of the interest of the lessee or sublessee under such lease to any restrictions or encumbrance referred to in the preceding clause (b);

                  (v) Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Company or any Restricted Subsidiary on deposit with or in possession of such bank; and

                  (w) Liens incurred in the ordinary course of business and not exceeding $2.0 million in the aggregate at any one time.

         "Person" means an individual, partnership, corporation, unincorporated organization, limited liability company, trust, estate, or joint venture, or a governmental agency or political subdivision thereof.

         "Preferred Stock" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

         "Property" means, with respect to any Person, any interests of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, Capital Stock, partnership interests and other equity or ownership interests in any other Person.

         "Private Exchange Notes" means senior notes of the Company, guaranteed by the Subsidiary Guarantors, issued in exchange for the Notes and identical in all material respects to the Exchange Notes, except for the placement of a restrictive legend on such Private Exchange Notes.

         "Purchase Money Indebtedness" means Indebtedness the net proceeds of which are used to finance the cost (including the cost of construction) of property or assets acquired in the normal course of business by the Person incurring such Indebtedness.

         "Qualified   Capital  Stock"  means  any  Capital  Stock  that  is  not
Disqualified Capital Stock.

         "Reference Date" has the meaning set forth under "- Certain Covenants - Limitation on Restricted Payments."

         "Refinance" means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. "Refinanced" and "Refinancing" shall have correlative meanings.

         "Refinancing Indebtedness" means any Refinancing by the Company or any Restricted Subsidiary of the Company of Indebtedness incurred in accordance with "- Certain Covenants - Limitation on Incurrence of Additional Indebtedness" above (other than pursuant to clause (b), (c), (d), (e), (f), (g), (i), (j),
(k), (l) or (m) of the definition of Permitted Indebtedness), in each case that does not (i) result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses incurred by the Company and its Restricted Subsidiaries in connection with such Refinancing) or (ii) create Indebtedness with (x) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced or (y) a final maturity earlier than the final maturity of the Indebtedness being Refinanced; provided, however, that (1) if such Indebtedness being Refinanced is Indebtedness of the Company or a Subsidiary Guarantor, then such Refinancing Indebtedness shall be Indebtedness solely of the Company and/or such Subsidiary Guarantor and (2) if such Indebtedness being Refinanced is subordinate or junior to the Notes or a Guarantee, then such Refinancing Indebtedness shall be subordinate to the Notes or such Guarantee, as the case may be, at least to the same extent and in the same manner as the Indebtedness being Refinanced.

         "Registration Rights Agreement" means the Registration Rights Agreement dated as of the Issue Date among the Company, the Subsidiary Guarantors and the Initial Purchasers.

         "Related Person" of any Person means any other Person directly or indirectly owning 10% or more of the outstanding voting Common Stock of such Person (or, in the case of a Person that is not a corporation, 10% or more of the equity interest in such Person).

         "Replacement Assets" has the meaning set forth under "-Certain Covenants - Limitation on Asset Sales."

         "Restricted Payment" has the meaning set forth under "- Certain Covenants - Limitation on Restricted Payments."

         "Restricted Subsidiary" means any Subsidiary of the Company that has not been designated by the Board of Directors of the Company, by a Board Resolution delivered to the Trustee, as an Unrestricted Subsidiary pursuant to and in compliance with "- Certain Covenants - Limitation on Restricted and Unrestricted Subsidiaries" above. Any such designation may be revoked by a Board Resolution of the Company delivered to the Trustee, subject to the provisions of such covenant.

         "Sale and Leaseback Transaction" means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Company or a Restricted Subsidiary of any Property, whether owned by the Company or any Restricted Subsidiary at the Issue Date or later acquired which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such Property.

         "Senior Credit Facility" means the Amended and Restated Credit Agreement dated as of April 30, 1997, by and among the Company, Bankers Trust Company, as Administrative Agent and as Issuing Bank, First Union National Bank of North Carolina, as Syndication Agent and Collateral Agent, Banque Paribas, as Documentation Agent, and each of the Lenders named therein, or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreements extending the maturity of, refinancing, replacing, increasing or otherwise restructuring all or any portion of the Indebtedness under such agreements.

         "Significant Subsidiary" shall have the meaning set forth in Rule 1.02(w) of Regulation S-X under the Securities Act.

         "Subsidiary", with respect to any Person, means (a) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or (b) any other Person of which at least a majority of the voting interests under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

         "Subsidiary  Guarantor"  means  (a)  each of the  Company's  Restricted
Subsidiaries as of the Issue Date and (b) each of the Company's Restricted Subsidiaries that in the future executes a supplemental indenture in which such Restricted Subsidiary agrees to be bound by the terms of the Indenture as a
Subsidiary  Guarantor;   provided,  however,  that  any  Person  constituting  a
Subsidiary Guarantor as described above shall cease to constitute a Subsidiary Guarantor when its Guarantee is released in accordance with the terms of the Indenture.

         "Surviving Entity" has the meaning set forth under "- Certain Covenants
 - Merger, Consolidation and Sale of Assets."

         "TCW Preferred Stock" means the one million shares of the Company's 1996 Series A Convertible Preferred Stock, $0.001 par value per share and a $10.00 stated value per share with a quarterly dividend rate of $0.21875 per share.

         "Unrestricted Subsidiary" means any Subsidiary of the Company designated as such pursuant to and in compliance with " - Certain Covenants - Limitation on Restricted and Unrestricted Subsidiaries" above; provided, however, the Unrestricted Subsidiaries shall initially include Hunter Butcher International Limited Liability Company. Any such designation may be revoked by a Board Resolution of the Company delivered to the Trustee, subject to the provisions of such covenant.

         "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

         "Wholly Owned Restricted Subsidiary" means any Restricted Subsidiary of which all the outstanding voting securities normally entitled to vote in the election of directors are owned by the Company or another Wholly Owned Restricted Subsidiary.

                      DESCRIPTION OF THE OUTSTANDING NOTES

     The terms of the Outstanding Notes are identical in all material respects to the Exchange Notes, except that the Outstanding Notes have not been registered under the Securities Act, are subject to certain restrictions on transfer and are entitled to certain registration rights under the Registration Agreement (which rights terminate upon the consummation of the Exchange Offer, except under limited circumstances) (see "Description of the Exchange Notes-Registration Agreement"). In addition, the Outstanding Notes provide that if the Company or the Subsidiary Guarantors fail to comply with certain provisions concerning registration rights, primarily the timing of the Exchange Offer, Additional Interest will accrue and be payable until such time as such registration defaults have been cured. The Exchange Notes generally are not entitled to any such Additional Interest. The Outstanding Notes and the Exchange Notes will constitute a single series of debt securities under the Indenture. See "Description of the Exchange Notes."


                    CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following summary describes certain United States federal income tax consequences generally applicable to a holder that exchanges Outstanding Notes for Exchange Notes pursuant to the Exchange Offer, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), existing, temporary and proposed Treasury Regulations, Internal Revenue Service ("IRS") rulings and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect) or different interpretations. This summary deals (i) only with holders ("Holders") that hold Outstanding Notes and will hold Exchange Notes received therefor as "capital assets" (within the meaning of Section 1221 of the Code) and (ii) primarily with Holders that are citizens or residents of the United States, or any state thereof, or a corporation or other entity created or organized under the laws of the United States, or any political subdivision thereof, an estate the income of which is subject to United States federal income tax regardless of source or that is otherwise subject to United States federal income tax on a net income basis in respect of the Notes, or a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States fiduciaries who have the authority to control all substantial decisions of the trust ("U.S. Holders"). This summary does not address tax considerations arising under the laws of any foreign, state or local jurisdiction or applicable to investors that may be subject to special tax rules, such as banks, tax-exempt organizations, insurance companies, dealers in securities or currencies or persons that will hold Outstanding Notes and Exchange Notes as a position in a hedging transaction, "straddle" or "conversion transaction" or other integrated investment transaction for tax purposes. The Company has not sought any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

         INVESTORS CONSIDERING THE EXCHANGE OF OUTSTANDING NOTES FOR EXCHANGE NOTES PURSUANT TO THE EXCHANGE OFFER SHOULD CONSULT THEIR OWN TAX ADVISERS
REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THEIR PARTICIPATION IN THE EXCHANGE OFFER AND THEIR OWNERSHIP AND DISPOSITION OF THE EXCHANGE NOTES, AND THE EFFECT THAT THEIR PARTICULAR CIRCUMSTANCES MAY HAVE ON SUCH TAX CONSEQUENCES.

The Exchange Offer

     Pursuant to recently issued Treasury Regulations, the exchange of Outstanding Notes for Exchange Notes pursuant to the Exchange Offer should not constitute a significant modification of the terms of the Outstanding Notes and, accordingly, such exchange should not be treated as a taxable event for federal income tax purposes. Therefore, such exchange should have no federal income tax consequences to U.S. Holders of Outstanding Notes, and each U.S. Holder of Exchange Notes will continue to be required to include interest on the Exchange Notes in its gross income in accordance with its method of accounting for federal income tax purposes.

Payment of Interest and Additional Interest

         Interest on an Outstanding Note or Exchange Note generally will be includable in the income of a U.S. Holder as ordinary income at the time such interest is received or accrued, in accordance with such U.S. Holder's method of accounting for United States federal income tax purposes. The Outstanding Notes were treated by the Company as issued without original issue discount ("OID") within the meaning of the Code. Had the Company failed to effect the Exchange Offer on a timely basis, Additional Interest would have accrued on the Outstanding Notes. Because the Company determined that, when the Outstanding Notes were issued, there was only a remote possibility that events would occur which would cause the Additional Interest to accrue on the Outstanding Notes, the Company determined that the Additional Interest should not be taken into account in concluding that the Outstanding Notes were issued without OID.

Sale, Exchange or Redemption of the Notes

     Subject to the discussion of the Exchange Offer above, upon the sale, exchange or redemption of an Outstanding Note or Exchange Note, a U.S. Holder generally will recognize capital gain or loss equal to the difference between
(i) the amount of cash proceeds and the fair market value of any property received on the sale, exchange or redemption (except to the extent such amount is attributable to accrued interest income or market discount not previously included in income which is taxable as ordinary income) and (ii) such U.S. Holder's adjusted tax basis in the Outstanding Note or Exchange Note. A U.S. Holder's adjusted tax basis in an Outstanding Note or Exchange Note generally will equal the cost of the Outstanding Note or Exchange Note to such U.S. Holder increased by the amount of interest income on the Outstanding Note or Exchange Note previously taken into income by the U.S. Holder but not yet received by the U.S. Holder and by the amount of any market discount previously taken into income by the U.S. Holder, and reduced by the amount of any bond premium amortized by the U.S. Holder with respect to the Outstanding Notes or Exchange Notes and by any principal payments on the Outstanding Notes or Exchange Notes. Except to the extent that an intention to call the Outstanding Notes or Exchange Notes prior to their maturity existed at the time of their original issue as an agreement or understanding between the Company and the original holders of a substantial amount of the Outstanding Notes or Exchange Notes (which is unlikely), gain or loss realized by a U.S. Holder on the sale, exchange, redemption or other disposition of an Outstanding Note or an Exchange Note generally will be long-term capital gain or loss if the U.S. Holder's holding period in the Outstanding Note or Exchange Note is more than one year at the time of disposition (subject to the market discount rules discussed below).

Amortizable Bond Premium

         Generally, the excess of a U.S. Holder's tax basis in an Outstanding Note or Exchange Note over the amount payable at maturity is bond premium that the U.S. Holder may elect to amortize under Section 171 of the Code on a yield to maturity basis over the period from the U.S. Holder's acquisition date to the maturity date of the Outstanding Note or Exchange Note. The amortizable bond premium is treated as an offset to interest income on the Outstanding Note or Exchange Note for United States federal income tax purposes. A U.S. Holder who elects to amortize bond premium must reduce its tax basis in the Outstanding Note or Exchange Note by the deductions allowable for amortizable bond premium. An election to amortize bond premium is revocable only with the consent of the IRS and applies to all obligations owned or acquired by the U.S. Holder on or after the first day of the taxable year to which the election applies.

         An Outstanding Note or Exchange Note may be called or submitted for redemption at a premium prior to maturity. See "Description of the Exchange Notes--Optional Redemption." An earlier call date is treated as the maturity date of the Outstanding Note or Exchange Note and the amount of bond premium is determined by treating the amount payable on such call date as the amount payable at maturity, if such a calculation produces a smaller bond premium than the method described in the preceding paragraph. If a U.S. Holder is required to amortize and deduct the bond premium by reference to a certain call date, the Outstanding Note or Exchange Note will be treated as maturing on that date for the amount then payable. If the Outstanding Note or Exchange Note is not redeemed on that call date, the Outstanding Note or Exchange Note will be treated as reissued on that date for the amount of the call price on that date. If an Outstanding Note or Exchange Note purchased at a premium is redeemed prior to its maturity, a U.S. Holder who has elected to deduct the bond premium may be permitted to deduct any remaining unamortized bond premium as an ordinary loss in the taxable year of the redemption.

Market Discount

         The resale of Outstanding Notes or Exchange Notes may be affected by the market discount provisions of the Code. A U.S. Holder has market discount if an Outstanding Note or Exchange Note is purchased (other than at original issue) at an amount below the stated redemption price at maturity of the Outstanding Note or Exchange Note. A de minimis amount of market discount is ignored. A U.S. Holder of an Outstanding Note or Exchange Note with market discount must either elect to include market discount in income as it accrues or treat a portion of the gain recognized on the disposition or retirement of the Outstanding Note or Exchange Note as ordinary income. The amount of gain treated as ordinary income would equal the lesser of (i) the gain recognized (or the appreciation, in the case of a nontaxable transaction such as a gift) or (ii) the portion of the market discount that accrued on a ratable basis (or, if elected, on a constant interest rate basis) while the Outstanding Note or Exchange Note was held by the U.S. Holder.

         A U.S. Holder who acquires an Outstanding Note or Exchange Note at a market discount also may be required to defer a portion of any interest expense that otherwise may be deductible on any indebtedness incurred or maintained to purchase or carry such Outstanding Note or Exchange Note until the U.S. Holder disposes of the Outstanding Note or Exchange Note in a taxable transaction. Moreover, to the extent of any accrued market discount on such Outstanding Note or Exchange Note, any partial principal payment with respect to an Outstanding Note or Exchange Note will be includable as ordinary income upon receipt, as will the fair market value of the Outstanding Note or Exchange Note on certain otherwise non-taxable transfers (such as gifts).

         A U.S. Holder of Outstanding Notes or Exchange Notes acquired at a market discount may elect for United States federal income tax purposes to include market discount in gross income as the discount accrues, either on a straight-line basis or on a constant interest rate basis. This current inclusion election, once made, applies to all market discount obligations acquired by the U.S. Holder on or after the first day of the first taxable year to which the election applies, and may not be revoked without the consent of the IRS. If a U.S. Holder of Outstanding Notes or Exchange Notes makes such an election, the foregoing rules with respect to the recognition of ordinary income on sales and other dispositions of such debt instruments and on any partial principal payment with respect to the Outstanding Notes or Exchange Notes, and the deferral of interest deductions on indebtedness incurred or maintained to purchase or carry such debt instruments, would not apply.

Non-U.S. Holders

         Under present United States federal income and estate tax law and subject to the discussion of backup withholding below:

                  (a) Payments of interest on the Outstanding Notes or the Exchange Notes by the Company or any agent of the Company to any holder of an Outstanding Note or an Exchange Note that is not a U.S. Holder (a "Non-U.S. Holder") will not be subject to United States federal withholding tax, provided that such interest income is not effectively connected with a United States trade or business of the Non-U.S. Holder and provided that (i) the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote; (ii) the Non-U.S. Holder is not a controlled foreign corporation that is related to the Company through stock ownership; (iii) either (A) the beneficial owner of the Outstanding Notes or the Exchange Notes certifies (by submitting to the Company or its agent a Form W-8 (or a suitable substitute form)) in compliance with applicable laws and regulations to the Company or its agent, under penalties of perjury, that it is not a "United States person" as defined in the Code and provides its name and address or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution"), that holds the Outstanding Notes on behalf of the beneficial owner, and that provides a statement to the Company or its agent in which it certifies that a Form W-8 (or a suitable substitute form) has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof; and (iv) the Non-U.S. Holder is not a bank which acquired the Outstanding Notes or Exchange Notes in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business. A Non -U.S. Holder that is not exempt from tax under these rules generally will be subject to United States federal income tax withholding at a rate of 30% unless the interest is effectively connected with the conduct of a United States trade or business, in which case the interest will be subject to the United States federal income tax on net income that applies to United States persons generally. Non-U.S. Holders should consult applicable income tax treaties, which may include different rules.

                  (b) A Non-U.S. Holder generally will not be subject to United States federal withholding tax on gain realized on the sale, exchange or redemption of an Outstanding Note or an Exchange Note unless (i) the gain is effectively connected with a United States trade or business of the Non-U.S. Holder, (ii) in the case of a Non-U.S. Holder who is an individual, such Holder is present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition or (iii) the Holder is subject to tax pursuant to the provisions of the Code applicable to certain United States expatriates. If the Company is a "United States real property holding corporation" within the meaning of the Code, a Non-U.S. Holder may be subject to United States federal income tax with respect to gain realized on the disposition, which tax may be required to be withheld. The amount withheld in accordance with these rules will be creditable against the Non-U.S. Holder's United States federal income tax liability and may entitle the Non-U.S. Holder to a refund upon furnishing the required information to the IRS. Non-U.S. Holders should consult applicable income tax treaties, which may provide different rules.

                  (c) An Outstanding Note or an Exchange Note held by an individual who at the time of death is not a citizen or resident of the United States will not be subject to United States federal estate tax as a result of such individual's death if, at the time of such death, the individual did not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote and the income on the Outstanding Notes or the Exchange Notes would not have been effectively connected with the conduct of a trade or business by the individual in the United States had such income been received by the decedent at the time of his death.

         Recently proposed Treasury regulations that would be effective January 1, 1998, provide for several alternative methods for Non-U.S. Holders or "qualified intermediaries" who hold the Outstanding Notes or the Exchange Notes on behalf of Non-U.S. Holders to obtain an exemption from withholding on interest payments. The proposed Treasury regulations also would require, in the case of Outstanding Notes or Exchange Notes held by a foreign partnership, that
(i) the certification described in clause (a) (iii) of the preceding paragraph be provided by the partners rather than by the foreign partnership and (ii) the partnership provide certain information to the payor, including a United States taxpayer identification number. A look-through rule would apply in the case of tiered partnerships. There can be no assurance as to whether the proposed Treasury regulations will be adopted or as to the provisions that they will include if and when adopted in temporary or final form.

     Except to the extent that an applicable treaty otherwise provides, a Non-U.S. Holder generally will be taxed in the same manner as a U.S. Holder with respect to interest if the interest income is effectively connected with a United States trade or business of the Non-U.S. Holder. Effectively connected interest received by a corporate Non-U.S. Holder may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate (or, if applicable, a lower treaty rate). Even through such effectively connected interest is subject to income tax, and may be subject to the branch profits tax, it is not subject to withholding tax if the Non-U.S. Holder delivers a properly executed IRS Form 4224 to the payor.

Information Reporting and Backup Withholding Tax

         In general, information reporting requirements may apply to principal and interest payments on an Outstanding Note or Exchange Note and to payments of the proceeds of the sale of an Outstanding Note or Exchange Note. A 31% backup withholding tax may apply to such payments unless the Holder (i) is a corporation, Non-U.S. Holder or comes within certain other exempt categories and, when required, demonstrates its exemption, or (ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A Holder of an Outstanding Note or Exchange Note who does not provide the Company with the Holder's correct taxpayer identification number may be subject to penalties imposed by the IRS. Any amounts withheld under the backup withholding rules from a payment to a Holder will be allowed as a credit against such Holder's United States federal income tax, provided that the required information is furnished to the IRS.

                          BOOK-ENTRY; DELIVERY AND FORM

     The Outstanding Notes and the related guarantees are and the Exchange Notes (and related guarantees) initially will be represented by one or more permanent global certificates in definitive, fully registered form (the "Global Notes"). The Global Notes will be deposited on the Issue Date with, or on behalf of, The Depository Trust Company, New York, New York (the "Depository") and registered in the name of a nominee of the Depository.

     The Global Notes. The Company expects that pursuant to procedures established by the Depository (i) upon the issuance of the Global Notes, the Depository or its custodian will credit, on its internal system, the principal amount of Notes of the individual beneficial interests represented by such Global Notes to the respective accounts of persons who have accounts with such depositary and (ii) ownership of beneficial interests in the Global Notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by the Depository or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Such accounts initially will be designated by or on behalf of the Initial Purchasers and ownership of beneficial interests in the Global Notes will be limited to persons who have accounts with the Depository ("participants") or persons who hold interests through participants. QIBs and institutional Accredited Investors who are not QIBs may hold their interests in the Global Notes directly through the Depository if they are participants in such system, or indirectly through organizations which are participants in such system.

     So long as the Depository, or its nominee, is the registered owner or holder of the Notes, the Depository or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Notes for all purposes under the Indenture. No beneficial owner of an interest in the Global Notes will be able to transfer that interest except in accordance with the Depository's procedures, in addition to those provided for under the Indenture with respect to the Notes.

     Payments of the principal of, premium (if any), interest (including Additional Interest) on, the Global Notes will be made to the Depository or its nominee, as the case may be, as the registered owner thereof. None of the Company, the Trustee or any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

     The Company expects that the Depository or its nominee, upon receipt of any payment of principal, premium, if any, interest (including Additional Interest) on the Global Notes, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of the Depository or its nominee. The Company also expects that payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

     Transfers between participants in the Depository will be effected in the ordinary way through the Depository's same-day funds system in accordance with the Depository rules and will be settled in same day funds. If a holder requires physical delivery of a Certificated Security for any reason, including to sell Notes to persons in states which require physical delivery of the Notes, or to pledge such securities, such holder must transfer its interest in a Global Note, in accordance with the normal procedures of the Depository and with the procedures set forth in the Indenture.

     The Depository has advised the Company that it will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more participants to whose account the the Depository interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Indenture, the Depository will exchange the Global Notes for Certificated Securities, which it will distribute to its participants.

     The Depository has advised the Company as follows: the Depository is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Depository was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the the Depository system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

     Although the Depository has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants of the Depository, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by the Depository or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

     Certificated Securities. If (i) the Depository is at any time unwilling or unable to continue as a depositary for the Global Note and a successor depositary is not appointed by the Company within 90 days or (ii) an Event of Default has occurred and is continuing and the Registrar (as defined in the Indenture) has received a written request from the Depository to issue certificated securities, permanent certificated securities will be issued in exchange for the Global Notes.

                              PLAN OF DISTRIBUTION

     Based on interpretations of the staff of the Division of Corporation Finance of the Commission set forth in no-action letters issued to third parties, the Company believes that, except as described below, Exchange Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by the respective holders thereof without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that (i) such Exchange Notes are acquired in the ordinary course of such holder's business and (ii) such holder is not participating, and has no arrangement or understanding with any person to participate, in a distribution of the Exchange Notes. A holder of Outstanding Notes that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act or that is a broker-dealer that purchased Outstanding Notes from the Company to resell pursuant to an exemption from registration under the Securities Act (a) cannot rely on such interpretations by the staff of the Division of Corporation Finance of the Commission, (b) will not be permitted or entitled to tender such Outstanding Notes in the Exchange Offer and (c) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of such Outstanding Notes unless such sale or transfer is made pursuant to an exemption from such requirements. In addition, any holder who tenders Outstanding Notes in the Exchange Offer with the intention or for the purpose of participating in a distribution of the Exchange Notes cannot rely on such interpretation by the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Unless an exemption from registration is otherwise available, any such resale transaction should be covered by an effective registration statement containing selling security holders information required by Item 507 of Regulation S-K under the Securities Act. To date, the staff of the Commission has taken the position that a broker-dealer that has acquired securities in exchange for securities that were acquired by such broker-dealer as a result of market-making activities or other trading activities may fulfill its prospectus delivery requirements with the prospectus contained in an exchange offer registration statement.

     Each holder of Outstanding Notes who wishes to exchange its Outstanding Notes for Exchange Notes in the Exchange Offer will be required to make certain representations to the Company set forth in "The Exchange Offer - Acceptance for Exchange and Issuance of Exchange Notes."

     Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes. This Prospectus may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Outstanding Notes where such Outstanding Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, starting on the date the Registration Statement is declared effective and generally ending on the close of business on the 180th day following such date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "The Exchange Offer - Resales of Exchange Notes."


                                      -121

         The Company will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit from any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     In general, for a period of 180 days after the date the Registration Statement is declared effective, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any Participating Broker-Dealer that requests such documents in the Letter of Transmittal. The Company and the Subsidiary Guarantors has agreed to pay the expenses incident to the Exchange Offer, other than any discounts or commissions incurred upon the sale of the Notes. The Company and the Subsidiary Guarantors will indemnify the holders of the Outstanding Notes and each Participating Broker-Dealer selling Exchange Notes during a period generally not to exceed 180 days after the effective date of the Registration Statement against certain liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

         The validity of the Exchange Notes issued in the Exchange Offer will be passed upon for the Company by Thompson & Knight, P.C., Dallas, Texas.

                                    EXPERTS

     The consolidated balance sheet of Magnum Hunter Resources, Inc. as of December 31, 1996 and the related consolidated statements of operations, stockholders' equity and cash flows for the year then ended, included elsewhere and incorporated by reference in this Prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is included and incorporated by reference herein and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The financial statements of the Company as of December 31, 1995 and for the year then ended have been audited by Hein + Associates LLP, independent certified public accountants, as stated in their report which is included and incorporated by reference herein and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. The change in accountants from Hein + Associates LLP to Deloitte & Touche LLP was effective for fiscal 1996 and was not due to any disagreements between the Company and Hein + Associates LLP.

     The historical summaries of revenues and direct operating expenses of the Permian Basin Properties for the years ended December 31, 1996, 1995 and 1994 and the Properties Acquired June 28, 1996 have been audited by Hein + Associates LLP, independent certified public accountants, as stated in their reports, the first of which is included and incorporated by reference herein and the second of which is incorporated by reference herein and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


         The reference to the report of Ryder Scott Co., independent petroleum consultants, contained herein estimating the Proved Reserves, future net cash flows from such Proved Reserves and the SEC PV-10 of such estimated future net cash flows for the Permian Basin Properties as of December 31, 1996 is made in reliance upon the authority of such firm as an expert with respect to such matters.

         The reference to the report of Gaffney, Cline & Associates Inc., independent petroleum consultants, contained herein estimating the Proved Reserves, future net cash flows from such Proved Reserves and the SEC PV-10 of such estimated future net cash flows for the Company's properties (other than certain west Texas properties) as of December 31, 1996 is made in reliance upon the authority of such firm as experts with respect to such matters.

         The reference to the report of Glenn Harrison Petroleum Consultants, Inc., independent petroleum consultants, contained herein estimating the Company's Proved Reserves, future net cash flows from such Proved Reserves and the SEC PV-10 of such estimated future net cash flows for certain west Texas properties as of December 31, 1996 is made in reliance upon the authority of such firm as experts with respect to such matters.

         The reference to the reports of James J. Weisman, Jr., an independent petroleum engineer, contained herein auditing the Company's estimates of its Proved Reserves, the estimated future net cash flows from such Proved Reserves, and the SEC PV-10 of such estimated future net cash flows as of December 31, 1995 and estimating Hunter's Proved Reserves, the estimated net cash flows from such Proved Reserves, and the SEC PV-10 of such future net cash flows as of December 31, 1994 is made in reliance upon the authority of such individual as an expert with respect to such matters.

         The reference to the report of Hensley Consultants, Inc., independent petroleum consultants, contained herein estimating the Company's Proved Reserves, the estimated future net cash flows from such Proved Reserves, and the SEC PV-10 of such estimated future net cash flows as of December 31, 1994 is made in reliance upon the authority of such firm as experts with respect to such matters.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the office of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the regional offices of the Commission at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such information can be obtained by mail from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Additionally, the Commission maintains a web site that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's web site is http://www.sec.gov. The Company's Common Stock is listed on the American Stock Exchange and copies of reports, proxy statements and other information concerning the Company also can be inspected at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006-1881.

     In addition, the Company has agreed that, whether or not it is required to do so by the rules and regulations of the Commission, for so long as any Notes remain outstanding, it will furnish to the holders of the Notes and, to the extent permitted by applicable law or regulation, file with the Commission (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K (or, if permitted, Forms 10-QSB and 10-KSB) if the Company were required to file such Forms, including for each a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereof by the Company's independent certified public accountants and (ii) all reports that would be required to be filed on Form 8-K if it were required to file such reports. In addition, for so long as any of the Notes remain outstanding, the Company has agreed to make available to any prospective purchaser of the Notes or beneficial owner of the Notes, in connection with any sale thereof, the information required by Rule 144A(d)(4) under the Securities Act. Any such request should be directed to the Company at the address and phone number set forth below.

         This Prospectus constitutes a part of a registration statement on Form S-4 (the "Registration Statement") filed by the Company with the Commission under the Securities Act. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission, and reference is hereby made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the Notes. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to a copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

         The Company, a corporation organized under the laws of Nevada, has its principal executive offices located at 600 East Las Colinas Blvd., Suite 1200, Irving, Texas 75039; its telephone number is (972) 401-0752.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents and information heretofore filed with the Commission by the Company are hereby incorporated by reference into this
Prospectus:

1. The Company's Annual Report on Form 10-KSB for the year ended December 31, 1996, as amended by Form 10-KSB/A filed June 27, 1997;

2. An amendment to the Company's Quarterly Report on Form 10-QSB/A for the quarter ended September 30, 1996, filed on March 18, 1997;

3. The Company's Quarterly Report on Form 10-QSB for the quarters ended March 31, 1997, as amended by Form 10-QSB/A filed on May 21, 1997, and June 30, 1997; and

4. The Company's Current Reports on Form 8-K dated June 28, 1996 (as amended by Forms 8-K/A filed on August 13, 1996 and August 16, 1996), December 23, 1996, January 20, 1997 (as amended by Form 8-K/A filed on February 5, 1997), February 28, 1997, May 20, 1997 and May 29, 1997.

         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the termination of the Offering shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any and all of the documents incorporated by reference herein (other than exhibits to such documents which are not specifically incorporated by reference in such documents). Written requests for such copies should be directed to the Company, 600 East Las Colinas Blvd., Suite 1200, Irving, Texas 75039, Attention: Morgan F. Johnston, Vice President, General Counsel and Secretary. Telephone requests may be directed to Mr. Johnston at (972) 401-0752.

                                    GLOSSARY

         The terms defined in this glossary are used throughout this Prospectus.

 Bbl. One stock tank barrel, or 42 U.S. gallons liquid volume, used herein in reference to oil or other liquid hydrocarbons.

 Bbl/d. One billion cubic feet of natural gas per day.

 Bcf.                               One billion cubic feet of natural gas.

 Bcfe. One billion cubic feet of natural gas equivalents converting one Bbl of oil to six Mcf of natural gas.

 Btu. British Thermal Unit, the quantity of heat required to raise one pound of water by one degree Fahrenheit.

 Developed Acreage.                 The number of acres which are allocated or
                                    assignable to producing wells or wells
                                    capable of production.

 Development Well.                  A well drilled within the proved area of an
                                    oil or gas reservoir to the depth of a
                                    stratigraphic horizon known to be productive

 Dry Hole.                          A well found to be incapable of producing
                                    either oil or natural gas in sufficient
                                    quantities to justify completion as an oil or natural gas well.

 Exploratory Well.                  A well drilled to find and produce oil or
                                    gas in an unproved area, to find a new
                                    reservoir in a field previously found to be productive of oil or gas in another reservoir, or to extend a known reservoir.

 Gross acres or gross  wells.       The  total  acres or wells,  as the case may
                                    be, in which a working interest is owned.

 In-fill Well.                      A well drilled between known producing
                                    wells to better exploit the reservoir.

 MBbl. One thousand barrels of oil or other liquid hydrocarbons.

 Mcf.                               One thousand cubic feet of natural gas.

 Mcfe. One thousand cubic feet of natural gas equivalents converting one Bbl of oil to six Mcf of natural gas.

 Mcfe/d.                            Mcfe per day.

 MMBbl. One million barrels of oil or other liquid hydrocarbons.

 MMBtu.                             One million Btu.

 MMcf.                              One million cubic feet of natural gas.

 MMcfe. One million cubic feet of natural gas equivalents converting one Bbl of oil to six Mcf of natural gas.

 MMcf/d. One million cubic feet of natural gas per day.

 Natural Gas Equivalent.            The amount of natural gas having the same
                                    Btu content as a given quantity of oil,
                                    with one Bbl of oil being converted to six
                                    Mcf of natural gas.

 Net Acres or Net Wells.            The sum of the fractional working interests
                                    owned in gross acres or gross wells.

 Net Oil and Gas Sales.             Oil and natural gas sales less oil and
                                    natural gas production expenses.

 Net Revenue  Interest.             A share  of the  Working Interest  that does
                                    not bear any portion of the expense of drilling and completing a well and that represents the holder's share of production after satisfaction of all royalty,overriding royalty, oil payments and other nonoperating interests.

Productive Well.                    A well that is producing oil or natural gas
                                    or that is capable of production in
                                    paying quantities.

Proved Developed
Non-Producing Reserves.             Reserves that consist of (i) proved reserves
                                    from wells which have been completed and tested but are not producing due to lack of market or minor completion problems which are expected to be corrected and (ii) proved reserves currently behind the pipe in existing wells and which are expected to be productive due to both the well log characteristics and analogous production in the immediate vicinity of the wells.

Proved Developed
Producing Reserves.                 Reserves that can be expected to be
                                    recovered from currently producing zones under the continuation of present operating methods.

Proved Developed Reserves.          Reserves that can be expected to be
                                    recovered through existing wells with
                                    existing equipment and operating methods.

Proved Reserves.                    The estimated  quantities of oil,
                                    natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions.

Proved Undeveloped  Reserves.       Proved reserves that are expected to be
                                    recovered from new wells on undrilled
                                    acreage, or from existing wells
                                    where a relatively major expenditure is required for recompletion.

 Recompletion.                      The completion for production of an existing
                                    wellbore in a different formation or
                                    producing horizon from that in which the well was previously completed.

 Reserve Life.                      The  estimated  productive  life of a
                                    proved  reservoir  based  upon the  economic
                                    limit    of   such    reservoir    producing
                                    hydrocarbons in paying  quantities  assuming
                                    certain  price  and  cost  parameters.   For
                                    purposes of this Prospectus, reserve life is calculated by dividing the Proved Reserves
                                    (on an Mcfe basis) at the end of the period by projected production volumes for the next
                                    12 months.

 Royalty Interest.                  An interest in an oil and natural gas
                                    property entitling the owner to a share of oil and natural gas production free of cost of production.

 SEC PV-10.                         The present  value  of proved reserves is an
                                    estimate  of the  discounted future net cash
                                    flows  from   each   of  the  properties  at
                                    December  31,   1996,    or   as   otherwise
                                    indicated. Net cash flow is defined as net revenues less, after deducting production and ad valorem taxes, future capital costs and operating expenses, but before deducting federal income taxes. As required by rules of the Commission, the future net cash flows have been discounted at an annual rate of 10% to determine their "present value." The present value is shown to indicate the effect of time on the value of the revenue stream and should not be construed as being the fair market value of the properties. In accordance with Commission rules, estimates have been made using constant oil and gas prices and operating costs, at December 31, 1996, or as otherwise indicated.

Undeveloped Acreage.                Lease  acreage on which wells have
                                    not been  drilled  or  completed  to a point
                                    that   would   permit  the   production   of
                                    commercial quantities of oil and natural gas regardless of whether such acreage contains proved reserves.

 Working Interest.                  The operating interest that gives
                                    the owner the right to drill, produce and conduct operating activities on the property and a share of production, subject to all royalties, overriding royalties and other burdens and to all costs of exploration, development and operations and all risks in connection therewith.




                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                                                             Page
Audited Financial Statements
   Independent Auditors' Report-Deloitte & Touche LLP.....................................................       F-2
   Independent Auditors' Report-Hein + Associates LLP.....................................................       F-3
   Consolidated Balance Sheets as of December 31, 1996 and 1995...........................................       F-4
   Consolidated Statements of Operations for the years ended December 31, 1996 and 1995...................       F-6
   Consolidated Statements of Stockholders' Equity for the years ended December 31, 1996 and 1995.........       F-7
   Consolidated Statements of Cash Flows for the years ended December 31, 1996 and 1995...................       F-9
   Notes to Consolidated Financial Statements.............................................................      F-10
   Supplemental Information on Oil and Gas Producing Activities (Unaudited)...............................      F-27
Unaudited Consolidated Financial Statements
   Consolidated Balance Sheet as of June 30, 1997 (Unaudited) ...........................................       F-30
   Consolidated Statements of Operations for the three months ended June 30, 1997 and 1996
      and the six months ended June 30, 1997 and 1996 (Unaudited).........................................      F-31
   Consolidated Statements of Cash Flows for the six months ended June 30, 1997 and 1996
      (Unaudited).........................................................................................      F-32
   Notes to Consolidated Financial Statements (Unaudited).................................................      F-33
Financial Statements of Permian Basin Properties
   Independent Auditors' Report-Hein + Associates LLP.....................................................      F-35
   Historical Summaries of Revenues and Direct Operating Expenses of the Permian Basin Properties
      for the years ended December 31, 1996, 1995 and 1994 and for the four month periods ended April 30,
      1997 and 1996.......................................................................................      F-36
   Notes to Historical Summaries of Revenues and Direct Operating Expenses for the years ended
      December 31, 1996, 1995 and 1994 and for the four month periods ended April 30, 1997 and 1996.......      F-37




                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
Magnum Hunter Resources, Inc.

We have audited the accompanying consolidated balance sheet of Magnum Hunter Resources, Inc. and Subsidiaries as of December 31, 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Magnum Hunter Resources, Inc. and Subsidiaries as of December 31, 1996, and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.

Deloitte & Touche LLP

Dallas, Texas
March 14, 1997 (April 30, 1997 as to Note 16)

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
Magnum Hunter Resources, Inc.

We have audited the accompanying consolidated balance sheet of Magnum Hunter Resources, Inc. (formerly Magnum Petroleum, Inc.) and Subsidiaries as of December 31, 1995, and the related consolidated statements of operations, cash flows, and stockholders' equity for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Magnum Hunter Resources, Inc. and Subsidiaries as of December 31, 1995, and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.

As discussed in Note 2 to the financial statements, the Company changed its method of accounting for oil and gas producing operations from the successful efforts method to the full cost method.

HEIN + ASSOCIATES LLP

Dallas, Texas
April 3, 1996

                 MAGNUM HUNTER RESOURCES, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                            (in thousands of dollars)

                                                                                                December 31,     December 31,
                                                                                                   1996              1995
                                                                                           -----------------------------------------
                                         ASSETS
CURRENT ASSETS:
     Cash and cash equivalents                                                             $         1,687       $      1,544
     Securities available for sale                                                                     233                101
     Accounts receivable:
     Trade, net of allowance of $132 and $134                                                        4,372              1,247
     Due from affiliates                                                                               241                116
     Notes receivable from affiliate                                                                   264                121
     Current portion of long-term note receivable                                                      198                201
     Prepaid and other                                                                                  52                 22
                                                                                           -----------------------------------------
          TOTAL CURRENT ASSETS                                                                       7,047              3,352
                                                                                           -----------------------------------------
PROPERTY, PLANT AND EQUIPMENT
     Oil and gas properties, full cost method:
          Unproved                                                                                     459                843
          Proved                                                                                    70,575             36,257
     Pipelines                                                                                       7,102              1,087
     Other property                                                                                    381                146
                                                                                            ---------------------------------------
           TOTAL PROPERTY, PLANT AND EQUIPMENT                                                      78,517             38,333
     Accumulated depreciation, depletion and impairment                                             (4,869)            (1,928)
                                                                                             ---------------------------------------
          NET PROPERTY, PLANT AND EQUIPMENT                                                         73,648             36,405
                                                                                             ---------------------------------------

OTHER ASSETS

     Deposits and other assets                                                                        645                118
     Long-term notes receivable, net of imputed interest                                            1,732                190
                                                                                             ---------------------------------------
         TOTAL ASSETS                                                                         $    83,072           $ 40,065
                                                                                             =================      ==============
The accompanying notes are an integral part of these consolidated financial statements.

                                      F-4

                 MAGNUM HUNTER RESOURCES, INC. AND SUBSIDIARIES
                     CONSOLIDATED BALANCE SHEETS (continued)
                            (in thousands of dollars)


                          LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
    Trade accounts payable and accrued liabilities                                           $       3,698       $      1,283
    Gas imbalance payable                                                                              242
    Dividends payable                                                                                   22                177
    Suspended revenue payable                                                                          784                794
    Current maturities of long-term debt                                                                22              2,014
                                                                                            ----------------------------------------
          TOTAL CURRENT LIABILITIES                                                                  4,768              4,268
                                                                                            ----------------------------------------
LONG-TERM LIABILITIES

   Long-term debt, less current maturities                                                          38,744              7,598
   Production payment liability                                                                        937                288
   Other                                                                                               -                  290
   Deferred income taxes                                                                             3,469              3,125

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
     Preferred stock - $.001 par value; 10,000,000 shares authorized
          216,000 designated as Series A; 80,000 and 80,000 issued and outstanding, respectively,
                 liquidation amount $0                                                                 -                   -
          925,000 designated as Series B; none and 62,050 issued and outstanding, respectively         -                   -
          625,000 designated as Series C; none and 625,000 shares issued and outstanding,
                respectively                                                                           -                    1
          1,000,000 designated as 1996 Series A Convertible ; 1,000,000 and none issued and
                outstanding, respectively, liquidation amount $10,000,000                                1                 -
       Common stock - $.002 par value; 50,000,000 shares authorized;
         14,252,822 issued and 11,598,183 shares issued and outstanding, respectively                   29                 23
       Additional paid-in capital                                                                   40,216             29,660
       Accumulated deficit                                                                          (5,142)            (5,245)
       Unrealized gain on investments                                                                   51                 57
                                                                                           ----------------------------------------
                                                                                                    35,155             24,496
      Treasury stock (544,495 shares of common stock)                                                   (1)                -
                                                                                           -----------------------------------------
         TOTAL STOCKHOLDERS' EQUITY                                                                 35,154             24,496

                   TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                 $     83,072       $     40,065
                                                                                              =================     ==============

The accompanying notes are an integral part of these consolidated financial statements.




                                      F-5

                 MAGNUM HUNTER RESOURCES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                  (in thousands, except for per share amounts)

                                                                                     For the Years Ended
                                                                                        December 31,
                                                                                ---------------------------
                                                                                  1996               1995
                                                                                ---------------------------

OPERATING REVENUE
     Oil and gas sales                                                          $  10,248       $     617
     Gas gathering and marketing                                                    5,768               -
     Oil field services and commissions                                               396              32
                                                                                ---------------------------
          TOTAL OPERATING REVENUE                                                  16,412             649
                                                                                ---------------------------
OPERATING COSTS AND EXPENSES
     Oil and gas production                                                         4,390             268
     Gas gathering and marketing                                                    4,708               -
     Costs related to other services                                                  267              26
     Depreciation and depletion                                                     2,951             421
     General and administrative                                                     1,225             977
                                                                                ---------------------------
         TOTAL OPERATING COSTS AND EXPENSES                                        13,541           1,692
                                                                                ---------------------------
OPERATING PROFIT (LOSS)                                                             2,871          (1,043)

OTHER INCOME                                                                          344              77
INTEREST EXPENSE                                                                   (2,394)             (2)
                                                                                ---------------------------
NET INCOME (LOSS) BEFORE INCOME TAXES                                                 821            (968)

     Provision for deferred income taxes                                             (312)             -
                                                                                ---------------------------
NET INCOME (LOSS)                                                                     509            (968)


DIVIDENDS APPLICABLE TO PREFERRED SHARES                                             (406)           (617)
                                                                                ---------------------------
INCOME (LOSS) APPLICABLE TO COMMON SHARES                                       $     103       $  (1,585)
                                                                                =============   ===========

INCOME (LOSS) PER COMMON SHARE                                                  $    0.01      $   (0.28)
                                                                                =============   ===========

COMMON SHARES USED IN PER SHARE CALCULATION                                        12,485,893     5,606,669
                                                                                =============   ===========

         The accompanying notes are an integral part of these consolidated financial statements

                                      F-6

                 MAGNUM HUNTER RESOURCES, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995
                            (in thousands of dollars)

                                                                                                                 Additional
                                                       Preferred  Stock      Common    Stock   Treasury   Stock   Paid-In
                                                       Shares     Amount     Shares   Amount    Shares    Amount  Capital
                                                       -----------------------------------------------------------------------------
Balance at December 31, 1994                            645,775  $     1    4,537,045     $9                        $12,606
                                                       -----------------------------------------------------------------------------

Conversion of preferred stock to common stock           (11,300)      -       28,900       -
Issuance and costs from exercise of warrants             20,750       -      833,324       2                          2,841
Issuance of Series C preferred stock                                                                                    249
Issuance of common stock to acquire oil and gas
     properties                                                              386,615       1                          1,378
Issuance of common stock for services                                        602,222       1                          1,370
Issued to directors for collateral                                           125,000       -
Sale of investment shares
Payments received on receivable from stockholders
Acquisition of Hunter Resources, Inc. for Series C
     preferred stock and common stock                   111,825      -     5,085,077      10                         11,216
Dividends declared on preferred stock
Net loss from operations
Unrealized gain on investments

                                                       -----------------------------------------------------------------------------
Balance at December 31, 1995                            767,050   $    1  11,598,183     $23      -        -        $29,660
                                                       -----------------------------------------------------------------------------
Conversion of preferred stock to common stock           (658,934)     (1)  1,821,638       4                             (3)
Redemption of 28,116 shares of Series C preferred stock  (28,116)                                                      (294)
Issuance of 1996 Series A convertible preferred stock,
     net of offering costs                             1,000,000       1                                              9,785
Shares issued as collateral, returned and held
     as treasury stock                                                       610,170        1   (610,170)    (1)         (1)
Exercise of employees' common stock options                                    -            -     12,258      -           9
Issuance of common stock to acquire oil and gas properties                   188,410        1     51,300      -         938
Sale of investment shares
Dividends declared on preferred stock                                         34,421        -      2,117      -         122
Net income from operations
Unrealized gain on investments


                                                       -----------------------------------------------------------------------------
Balance at December 31, 1996                           1,080,000   $  1   14,252,822   $  29   (544,495)    $(1)    $40,216
                                                       =========   ====== ==========   ======= =========    =====  ========



     The accompanying notes are an integral part of these consolidated financial statements

                 MAGNUM HUNTER RESOURCES, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
           FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995 (continued)
                           (in thousands of dollars)

                                                                                                   Unrealized Gain
                                                    Deferred Costs                  Receivable      (Loss) On
                                                    of Warrant         Accumulated  from            Investments
                                                    Offerings          Deficit      Stockholder
                                                  -------------------------------------------------------------
Balance at December 31, 1994                        $(240)              $(3,659)      $(63)            $ (9)
                                                  -------------------------------------------------------------

Conversion preferred stock to common stock
Issuance and costs from exercise of warrants          240
Issuance of Series C preferred stock
Issuance of common stock for services and
     to acquire oil and gas properties
Issued to directors for collateral
Sale of investment shares                                                                                9
Payments received on receivable from stockholders                                        63
Acquisition of Hunter Resources, Inc. for Series C
     preferred stock and common stock
Dividends declared on preferred stock                                      (618)
Net income from operations                                                 (968)
Unrealized gain on investments                                                                          57
                                                 --------------------------------------------------------------
Balance at December 31, 1995                      $   -                 $(5,245)       $ -            $ 57
                                                 --------------------------------------------------------------

Conversion of preferred stock to common stock
Redemption of 28,116 shares of Series C preferred stock
Issuance of 1996 Series A convertible preferred stock,
     net of offering costs
Shares issued as collateral, returned and held
     as treasury stock
Exercise of employees' common stock options
Issuance of common stock to acquire oil and gas
properties
Sale of investment shares                                                                             (57)
Dividends declared on preferred stock                                     (406)
Net income from operations                                                 509
Unrealized gain on investments                                                                         51


                                                --------------------------------------------------------------
Balance at December 31, 1996                      $   -               $(5,142)          $  -         $ 51
                                                 =========             =======         =========     =====


                     The accompanying notes are an integral part of these consolidated financial statements


                 MAGNUM HUNTER RESOURCES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (in thousands of dollars)

                                                                                          For the Years Ended
                                                                                               December 31,
                                                                                   ------------------------------
                                                                                        1996            1995
                                                                                   ------------------------------
CASH FLOW FROM OPERATING ACTIVITIES:
   Net income (loss)                                                               $   509            $ (968)
   Adjustments to reconcile net income (loss) to cash provided by (used for)
          operating activities:
      Depreciation and depletion                                                     2,951               421
      Deferred income taxes                                                            312                 -
      Common stock issued for services                                                   -               102
      (Gain) Loss on sale of assets                                                   (143)               76
      Other                                                                             32                15
      Changes in certain assets and liabilities:
        Accounts receivable                                                         (3,250)              (37)
        Costs in excess of billings on uncompleted drilling contracts                    -                55
        Deposits and other assets                                                      (30)                -
        Accounts payable and accrued liabilities                                     2,647              (513)
                                                                                   ------------------------------
Net Cash Provided By (Used By) Operating Activities                                $ 3,028            $ (849)
                                                                                   ------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Proceeds from sale of assets                                                        318                88
   Additions to property and equipment                                             (41,471)           (1,244)
   Increase in deposits and other assets                                              (527)                -
   Loan made for promissory note receivable                                            (58)             (121)
   Payments received on promissory notes receivable                                      -               334
   Purchase of securities available for sale                                             -               (30)
   Obligations and property acquisitions funded in Hunter acquisition                    -            (1,034)
                                                                                   ------------------------------
   Net Cash Used By Investing Activities                                           (41,738)           (2,007)
                                                                                   ------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from issuance of long-term debt and production payment                  57,262                 -
   Payments of principal on long-term debt and production payment                  (27,459)             (186)
   Payments on other liabilities                                                      (290)                -
   Proceeds from issuance of common and preferred stock,
           net of offering costs                                                     9,796             3,332
   Redemption of preferred stock                                                      (295)                -
   Payments received on notes receivable                                               277                62
   Increase in segregated funds for payments of notes payable                            -               130
   Dividends paid                                                                     (438)             (583)
                                                                                  -------------------------------

   Net Cash Provided By Financing Activities                                        38,853             2,755
                                                                                  -------------------------------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                   143              (101)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                                     1,544             1,645
                                                                                   ------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                                        $  1,687         $   1,544
                                                                                  ============     ==========





The accompanying notes are an integral part of these consolidated financial statements

                 MAGNUM HUNTER RESOURCES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1-SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Organization and Nature of Operations

         Magnum Hunter Resources, Inc. (the "Company"), formerly Magnum Petroleum, Inc., is incorporated under the laws of the state of Nevada. The Company is engaged in the acquisition, operation and development of oil and gas properties, the gathering, transmission and marketing of natural gas, providing management and advisory consulting services on oil and gas properties for third parties, and providing consulting and U.S. export services to facilitate Latin American trade in energy products. In conjunction with the above activities, the Company owns and operates oil and gas properties in six states, predominantly in the Southwest region of the United States. In addition, the Company owns and operates four gathering systems located in Texas, Louisiana and Oklahoma.

 Merger and Consolidation

         The accompanying consolidated financial statements include the accounts of the Company and its existing wholly-owned subsidiaries, Gruy Petroleum Management Company, Hunter Gas Gathering, Inc., Inesco Corporation, Magnum Hunter Production, Inc., Midland Hunter Petroleum Limited Liability Company, and SPL Gas Marketing, Inc. and its 51% owned subsidiary, Hunter Butcher International Limited Liability Company. As more fully discussed in Note 3, the Company entered into an amended definitive agreement on December 19, 1995 to acquire all of the assets, subject to the existing liabilities, of Hunter Resources, Inc. ("Hunter"). The purchase was accounted for by the purchase method effective December 31, 1995. As such, the accompanying consolidated financial statements for 1995 include the balance sheet accounts of Hunter. However, the Statement of Operations for 1995 does not include the operations of Hunter for that fiscal year. All significant intercompany accounts and transactions have been eliminated in consolidation. Certain reclassifications have been made to the consolidated financial statements of the prior year to conform with the current presentation.

 Cash and Cash Equivalents

         The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. The Company has cash deposits in excess of federally insured limits.

 Investments

         In 1994, the Company adopted Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities. Under this standard, the equity securities held by the Company that have readily determinable fair values are classified as current assets available-for-sale and are measured at fair value. Unrealized gains and losses for these investments are reported as a separate component of stockholders' equity. In 1994, investments in equity securities for which sale within one year was restricted by governmental securities regulations were classified as non-current assets.

         At December 31, 1996, the Company's available for sale securities had an amortized cost basis of $150,000, gross unrealized gains reported in equity of $51,150 and a fair market value of $232,500. During 1996, securities were sold for gross proceeds of $187,312 and the Company realized a gain of $142,872.

                 MAGNUM HUNTER RESOURCES, INC. AND SUBSIDIARIES

         At December 31, 1995, the Company's available for sale securities had an amortized cost basis of $44,440, gross unrealized gains reported in equity of $57,200 and a fair market value of $101,640. During 1995, securities were sold for gross proceeds of $73,083 and the Company realized a gain of $19,370.

 Suspended Revenues

         Suspended revenue interests represent oil and gas sales payable to third parties largely on properties operated by the Company. The Company distributes such amounts to third parties upon receipt of signed division orders or resolution of other legal matters.

 Oil and Gas Producing Operations

         The Company follows the full-cost method of accounting for oil and gas properties, as prescribed by the Securities and Exchange Commission ("SEC"). Accordingly, all costs associated with acquisition, exploration and development of oil and gas reserves, including directly related overhead costs, are capitalized.

         All capitalized costs of oil and gas properties, including the estimated future costs to develop proved reserves, are amortized on the unit-of-production method using estimates of proved reserves. Cost directly associated with the acquisition and evaluation of unproved properties are excluded from the amortization base until the related properties are evaluated. Such unproved properties are assessed periodically and any provision for impairment is transferred to the full-cost amortization base. Sales of oil and gas properties are credited to the full-cost pool unless the sale would have a significant effect on the amortization rate. Abandonments of properties are accounted for as adjustments to capitalized costs with no loss recognized. The Company's unproved properties excluded from the amortization base were $459,000, $843,000, and $700,000 at December 31, 1996, 1995, and 1994, respectively. These costs arose in 1995 and 1994 and are expected to be evaluated and transferred into the amortization base over the next twelve months.

         The net capitalized costs are subject to a "ceiling test," which generally limits such costs to the aggregate of the estimated present value of future net revenues from proved reserves discounted at ten percent based on current economic and operating conditions.

 Drilling Operations

         Fees from fixed-price contracts with other working interest owners to drill, complete and place oil and gas wells into production, less related costs, are accounted for as adjustments to oil and gas properties.

 Pipelines

         Pipelines are carried at cost. Depreciation is provided using the straight-line method over an estimated useful life of 15 years. Gain or loss on retirement or sale or other disposition of assets is included in results of operations in the period of disposition.

                 MAGNUM HUNTER RESOURCES, INC. AND SUBSIDIARIES

Other Property

         Other property and equipment are carried at cost. Depreciation is provided using the straight-line method over estimated useful lives ranging from five to ten years. Gain or loss on retirement or sale or other disposition of assets is included in results of operations in the period of disposition.

Other Oil and Gas Related Services

         Other oil and gas related services consist largely of fees earned from the Company's salt water disposal facility. Such fees are recognized in the month the disposal service is provided.

 Impact of Recently Issued Pronouncements

         The Financial Accounting Standards Board has issued Statement No. 121, ("SFAS No. 121") "Accounting for Impairments of Long-Lived Assets and Assets to be Disposed of", and Statement No. 123,"Accounting For Stock-Based Compensation"
 ("SFAS No. 123"). The Company adopted the provisions of SFAS No.121 in 1996 but it did not have any effect on the Company's consolidated financial statements, and it adopted the disclosures only portion of SFAS No. 123 as it continued to follow the provisions of APB No. 25 which is the intrinsic value method of accounting for stock-based compensation. See Note 15 which follows for the effect of stock based compensation on a pro forma basis.

 Income Taxes

         The Company files a consolidated federal income tax return. Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due, if any, plus net deferred taxes related primarily to differences between the basis of assets and liabilities for financial and income tax reporting. Deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets include recognition of operating losses that are available to offset future taxable income and tax credits that are available to offset future income taxes. Valuation allowances are recognized to limit recognition of deferred tax assets where appropriate. Such allowances may be reversed when circumstances provide evidence that the deferred tax assets will more likely than not be realized.

 Income or Loss Per Common Share

         Income or loss per common share is based on the weighted average number of shares of common stock outstanding. Convertible securities and warrants were anti-dilutive at December 31, 1996, 1995, and 1994 and were not included in the calculation of income or loss per common share.

 Deferred Cost of Warrant Exercise Offering

         The Company incurred costs to update its registration statement relating to Series C preferred stock that is convertible into common stock and relating to common stock purchase warrants. The Company made an offer to the warrant holders allowing them to exercise their warrants at a discount through February 16, 1995. As presented in Note 9, certain of the common stock purchase warrants were exercised prior to the expiration of the discount period. The Company had deferred direct costs as of December 31, 1994 of $240,281 related to the discounted warrant

                 MAGNUM HUNTER RESOURCES, INC. AND SUBSIDIARIES exercise offering. Such costs and $250,488 incurred in 1995 were offset against the proceeds received in 1995 from the exercise of the warrants. There were no warrants exercised during 1996.

 Use of Estimates and Certain Significant Estimates

         The preparation of the Company's financial statements in conformity with generally accepted accounting principles requires the Company's management to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes. Actual results could differ from those estimates. Significant assumptions are required in the valuation of proved oil and gas reserves, which as described above may affect the amount at which oil and gas properties are recorded. It is at least reasonably possible those estimates could be revised in the near term and those revisions could be material.

NOTE 2-CHANGE IN ACCOUNTING METHOD

         The Company accounted for its oil and gas producing activities using the successful efforts method from inception through June 30, 1995. However, the full cost method has subsequently been adopted. The Company is of the opinion that the full cost method of accounting is preferable to the successful efforts method of accounting for its oil and gas activities for the following reasons:

     (1) The Company  recently  acquired  the  subsidiaries  of Hunter (See note
3),which comprise corporations engaged in oil and gas related activities and which utilize the full cost method of accounting for these activities. For both legal and accounting purposes, the Company is the acquiring entity; however, the subsidiaries are increasing their oil and gas activities and have more proved oil and gas reserves than the Company. Furthermore, management of Hunter became the management of the Company upon completion of the acquisition. One of the Hunter subsidiaries specializes in the management of oil and gas properties and all accounting functions and financial reporting have been undertaken by the subsidiary's personnel. The individuals employed by the subsidiaries have comprised the vast majority of the Company's employees and the Company believes that by allowing these employees and Hunter's management to continue to use the full cost method, it would greatly benefit in accurately reporting on its oil and gas operations.

     (2) The subsidiaries have established relationships with lending sources which the Company intends to continue to utilize and expand upon. These sources are accustomed to evaluating the subsidiaries' financial statements on the full cost method of accounting. The Company intends to request additional borrowing arrangements from these lenders and believes that it is desirable for these lending sources to review financial statements prepared on a consistent basis.

         The accompanying financial statements have been restated to apply the full cost method retroactively. This change in accounting principle has no significant effect on income taxes. The effect of the accounting change on net loss and accumulated deficit as previously reported for the respective periods is:

                                                                                                    Year Ended
                                                                                                December 31, 1994
                                                                                              ---------------------
Statement of Operations:
Net Loss as Previously Recorded............................................................           $(1,258,808)
Adjustment for Effect of Change in Accounting Principle that is Applied Retroactively......               $712,426
Net Loss as Adjusted.......................................................................             $(546,382)
Per Share Amounts:
Net Loss as Previously Reported............................................................                 $(.44)
Adjustment for Effect of Change in Accounting Principle that is Applied Retroactively......                 $(.17)
Net Loss as Adjusted.......................................................................                 $(.27)
Common Shares Used in Per Share Calculation................................................              4,166,822


                 MAGNUM HUNTER RESOURCES, INC. AND SUBSIDIARIES

                                                                                     Year Ended December 31,
                                                                                     -----------------------
                                                                                         1995            1994
                                                                                         ----            ----

Statement of Accumulated Deficit:
Balance at Beginning of Period as Previously Reported...........................      $(4,166,058)    $(2,327,925)
Add Adjustment for the Cumulative Effect on Prior Years of Applying
  Retroactively the Full Cost Method............................................           506,651       (205,775)
                                                                                 -----------------    -------------
Balance at Beginning of Period, as Adjusted.....................................       (3,659,407)     (2,533,700)
Net Loss........................................................................         (968,272)       (546,382)
Preferred Dividends.............................................................         (617,220)       (579,325)
                                                                                 -----------------    --------------
Balance at End of Year..........................................................      $(5,244,899)    $(3,659,407)
                                                                                 =================    ==============


         The effect on 1995 operations of changing the accounting method was to increase net loss and net loss per share by $307,000 and $.05, respectively.

NOTE 3-ACQUISITIONS AND DISPOSITIONS

         During the year ended December 31, 1994, the Company acquired three properties through the issuance of both cash and common stock. One property was acquired for $888,000, for which the Company paid $200,000 cash and issued 343,000 shares of its common stock, based on a value of $2.00 per share or $686,000. Two other properties were acquired for a total of $692,500. In one transaction, 150,000 shares were issued at $1.25 per share for $187,500 and in the other transaction, 120,000 shares were issued at $3.00 per share for
$360,000. In the latter transaction, the Company committed to file a registration statement relating to 40,000 shares, and has agreed to pay all costs relating to the registration of these shares.

         During 1994, the Company sold a 20% working interest in unproved oil and gas mineral leases in which the Company has acquired an interest. The Company received cash and 22,220 shares of common stock of a publicly traded corporation.

         During March 1995, the Company acquired an additional fifty percent (50%) working interest (for a total of 100% working interest) in a proved undeveloped oil and gas property on which one well is located. The acquisition cost of this additional interest was $410,000, of which $130,000 was paid in cash and 80,000 shares of the Company's restricted common stock, valued at $3.50 per share, were issued. During April 1995, the Company also acquired an additional 40 percent (40%) working interest (for a total of ninety percent (90%) working interest) in a proved undeveloped property on which one well is located. The acquisition cost of this additional interest was $480,000, of which $20,000 was paid in cash and 125,000 shares of the Company's restricted common stock were issued, valued at $3.50 per share, and the transfer of securities held by the Company as an investment in equity securities at December 31, 1994.

         In October 1995, the Company issued 85,131 shares of restricted common stock, valued at $3.52 per share, in an acquisition completed by a Hunter subsidiary for the remaining stock ownership interest in a limited liability company. Also, in October 1995, the Company issued 64,176 shares of restricted common stock, valued at $4.00 per share, in an acquisition of oil and gas properties completed by a Hunter subsidiary. In December 1995, the Company issued 32,308 shares of restricted common stock, valued at $3.25 per share, in an acquisition of a proven undeveloped property by a Hunter subsidiary.

                 MAGNUM HUNTER RESOURCES, INC. AND SUBSIDIARIES

         The Company executed a definitive agreement on July 21, 1995 to acquire all of the assets, subject to the existing liabilities of Hunter Resources, Inc. ("Hunter"). Pursuant to the agreement, the Company issued, subject to shareholder approval, 2,750,000 shares of its restricted common stock to Hunter in exchange for the assets acquired. In addition, 575,000 shares of restricted common stock were issued to a third party as an additional cost of the acquisition. The third party distributed a total of 250,000 of the shares to a former director and a former officer of the Company for their assistance in completing the acquisition.

         On December 19, 1995 to be effective December 22, 1995, the Company and Hunter entered into an amended agreement. Under the terms of the amendment, which was executed by Hunter shareholders representing over fifty percent (50%) of the common stock of Hunter, an additional 2,335,077 shares of restricted common stock and 111,825 shares of Series C preferred stock were issued to Hunter. The acquisition was recorded under the "purchase method" of accounting, based upon the estimated value of the shares issued of $12,495,005. The operations of Hunter have been consolidated with those of the Company beginning on December 31, 1995.

         On June 28, 1996, the Company purchased 469 natural gas wells and approximately 427 miles of a gas gathering pipeline system for a net purchase price of $34,652,395. The properties are located in the Panhandle of Texas and Western Oklahoma and are referred to as the "Panoma Properties." As the purchase was not completed until the end of the second quarter of 1996, the consolidated financial statements for 1996 include the operating results of the Panoma Properties for only the last six months of the year.

         On November 4, 1996, the Company entered into an agreement to sell certain oil and gas properties for $1,850,000, including $150,000 of restricted securities of an American Stock Exchange listed company and a $1,700,000 promissory note payable out of 100% of the net oil and gas income of the properties. The agreement calls for the Company's subsidiary to continue to operate the properties for a monthly management fee.

         The following summary, prepared on a pro forma basis, presents the results of operations for the years ended December 31, 1996 and 1995, as if the acquisitions occurred as of the beginning of the respective years. The pro forma information includes the effects of adjustments for increased general and administrative expense, interest expense, depreciation, depletion and income taxes:


                                                       1996               1995
                                                       ----               ----
                                                             (Unaudited)

Revenue......................................... $20,653,000        $12,515,000
Net Income (Loss) Applicable to Common Stock....    (304,000)        (4,403,000)
Net Income (Loss) Per Common Share..............       $(.02)             $(.79)
Average shares outstanding......................  12,485,893          5,606,669

NOTE 4-NOTES RECEIVABLE

         During July of 1994, the Company received an interest bearing note due on May 1, 1995, in exchange for $319,206 paid by the Company. Interest in the amount of $3,000 per month accrued through February 28, 1995 and was paid in March 1995. For the remaining two months, interest in the amount of $4,500 per month was accrued which, along with the principal amount, was paid during May 1995. The note was collateralized by securities, the fair market value of which was less than the amount of the note.

         On July 28, 1995, the Company received a non-interest bearing note receivable in the amount of $223,500 in exchange for its interest in an oil and gas property. Interest at 10 percent was imputed on the note resulting in a discount of $28,366. The note provides for payments of $7,000 per month which were received timely in 1996. As of December 31, 1996, the unpaid balance, net of discount, is $112,288.

                 MAGNUM HUNTER RESOURCES, INC. AND SUBSIDIARIES

         On November 4, 1996, the Company received an interest bearing note due on November 1, 1999, in exchange for its interest in oil and gas properties. Interest is at the rate of 12% per annum. The note is collateralized by stock in an American Stock Exchange listed company and the oil and gas properties sold. As of December 31, 1996, the unpaid balance is $1,627,534.

NOTE 5-RELATED PARTY TRANSACTIONS

         During June of 1993, the Company sold 250,000 shares of its common stock at $2.00 per share for a total of $500,000. The purchasers made a 10% down payment of $50,000 and executed notes for $450,000, payable in one year and bearing interest at 6% per annum. During June of 1994, the Company renegotiated the notes and entered into a verbal agreement with another individual whereby $27,000 of interest due on the previous notes was accrued and a new principal amount of $289,500, being a reduction of $160,500 from the original notes, was agreed upon as the amount due to the Company. Additionally, the Company sold this individual 40,000 shares of the Company's common stock at $1.25 per share for net proceeds of $50,000. The full amount of the reduced purchase price was paid during the third quarter of 1994; however, no interest was paid. The Company does not intend to pursue the collection of the unpaid interest from any of the parties involved. The net effect of the above transactions was that the Company sold 300,000 shares of its common stock for $350,000, or approximately $1.17 per share.

         During June of 1994, the Company also issued 110,000 shares of its common stock pursuant to an agreement to pay the Company within one year of the issuance of the shares, $137,500 and interest at the rate of 5% per annum, which is equivalent to $1.25 per share. Prior to December 31, 1994, the Company had collected $75,000 and subsequently the balance of the note was paid. The Company did not collect any interest due on the Note and does not intend to pursue the collection thereof.

         In conjunction with the acquisition of Hunter, the Company assumed a note receivable with a balance of $178,527 and $120,758 at December 31, 1996 and 1995 respectively, from an owner in an affiliated limited liability company. The note provides for interest at ten percent and has a due date of January 31, 1997.

         In connection with the acquisition of Hunter, the Company assumed a note receivable from a company affiliated with the President of the Company in the amount of $54,615 at December 31, 1996 and 1995. This note bears interest at ten percent and is due on demand. Additionally, trade accounts receivable from this affiliated company were $30,761 and $51,346 at December 31, 1996 and 1995, respectively.

         In connection with the acquisition of Hunter, the Company assumed unsecured accounts receivable from the President personally in the amount of $10,000 as of December 31, 1995, which amount has been subsequently repaid.

         A company owned by two former directors of the Company previously operated several of the wells in which the Company owned an interest. Operating fees paid this company were $35,519 in 1995. The operations of these wells were transferred to a subsidiary of Hunter during 1995. In addition, the related company received a commission of $25,000 from the sale of an oil and gas property to the Company in 1995.

         During 1996, as part of the Company's overall compensation package, the Company's officers and directors were granted the right to participate in certain development and exploration projects of the Company on a promoted basis. As of December 31, 1996, eleven (11) of the Company's officers and directors as a group spent an aggregate of $137,340 participating in 6 wells. The Company discontinued this program as of January 1, 1997.

NOTE 6-LONG-TERM DEBT

         Long-term debt at December 31, 1996 and 1995 consisted of the following:

                 MAGNUM HUNTER RESOURCES, INC. AND SUBSIDIARIES

                                                                                 1996                  1995
                                                                                ---------------    ----------------              ---
Banks
Revolving   promissory  note,   collateralized  by  pipeline  and  oil  and  gas
   properties, due June 30, 2001, interest at LIBOR + 2.25% (total of
   7.625% at December 31, 1996)(1).......................................        $38,700,000        $    -
Promissory note, collateralized by pipelines and oil and gas properties, payable in monthly installments for 1996 of $174,000 through October 1, 1996, then $171,000  thereafter  plus interest at prime plus one percent  (total of
   9.75% at December 31, 1995), assumed in
   Hunter acquisition(2).................................................                  -          9,555,000
Note payable, payable in monthly installments of $498 through
   July 1996 plus interest at 7.25 percent, collateralized by truck......                  -              3,000
Note payable to bank collateralized by vehicle payable in monthly installments of $1,031 including interest at 8.5% through
   February 1999.........................................................             24,000                  -
Other
Notes payable,  non-interest  bearing and  uncollateralized,  payable in monthly installments of $1,000 through July 1, 2000, assumed in
   Hunter acquisition....................................................             42,000             54,000


                                                                                ----------------   ----------------
Total Long-Term Debt.....................................................         38,766,000          9,612,000
Less Current Portion.....................................................             22,000          2,014,000


                                                                                ----------------   ----------------
Long-Term Debt...........................................................        $38,744,000         $7,598,000
                                                                                ================    ===============

NOTE 6-LONG-TERM DEBT

         Maturities of long-term debt based on contractual requirements for the years ending December 31, are as follows:


1997...........................................................   $      22,000
1998...........................................................          24,000
1999...........................................................          14,000
2000...........................................................           6,000
2001...........................................................      38,700,000
                                                                ----------------
                                                                  $  38,766,000
                                                                ================
- -----------

(1) The revolving promissory note to the banks is a borrowing under a $100,000,000 line of credit on which there existed a borrowing base of $55,000,000 at December 31, 1996. The level of the borrowing base is dependent on the valuation of the assets pledged, primarily oil and gas reserve values. The line of credit includes covenants, the most restrictive of which require maintenance of a current ratio, interest coverage ratio, and tangible net worth, as specified in the loan agreement. The bank group must approve all dividends paid on common stock.

(2) The promissory note to bank was a borrowing under a $20,000,000 line of credit on which there existed a borrowing base of approximately $8.7 million at December 31, 1995. The balance at December 31, 1995 included $1,125,000 due to the seller of certain oil and gas properties which was refinanced in February,

                 MAGNUM HUNTER RESOURCES, INC. AND SUBSIDIARIES

         1996 under the line of credit. The final principal payments under the line of credit were due June 1, 2000. The amount that could be borrowed under the line of credit was based upon a designated percentage of oil and gas reserve values. The line of credit included covenants, the most restrictive of which require maintenance of a current ratio and tangible net worth, as specifically defined in the loan agreement.

NOTE 7-PRODUCTION PAYMENT LIABILITY

         As a result of the merger with Hunter in 1995, the Company assumed an obligation under a production payment conveyance. The conveyance provides for a royalty payment equal to 50% of the monthly net revenue proceeds received by the Company in certain oil and gas properties. The balance owed under the conveyance bears interest at 15% per annum and is non-recourse to the Company. The balance owed under this conveyance was $210,000 and $288,000 at December 31, 1996 and 1995, respectively.

         In November, 1996, the Company entered into a second production payment conveyance with the same party. The Company received a production payment amount of $750,000 and agreed to make royalty payments of up to 50% of the monthly net revenue proceeds received from certain oil and gas properties. The balance owed under the conveyance was $726,000 at December 31, 1996. The production payment bears interest at the rate of 13.5% per annum and is non-recourse to the Company.

NOTE 8-INCOME TAXES

         The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, which requires the recognition of a liability or asset, net of a valuation allowance, for the deferred tax consequences of all temporary differences between the tax bases and the reported amounts of assets and liabilities, and for the future benefit of operating loss carryforwards. The following is a reconciliation of income tax expense reported in the statement of operations:


                                                                    1996
                                                               ------------
Tax expense at statutory rates............................       $279,000
State taxes...............................................         24,000
Other.....................................................          9,000
                                                               ------------
      Total...............................................       $312,000
                                                               ============


         The tax effects of significant temporary differences and carryforwards are as follows:

                                                                           December 31,
                                                      ---------------------------------------------------------
                                                            1996               1995                1994
                                                            ----               ----                ----
Property and equipment, including intangible
   drilling costs...................................     $(6,381,000)       $(5,890,000)          $(218,000)
Annualized gain on investment.......................         (32,000)                -                   -
                                                     ------------------  ------------------  ------------------
Total deferred tax liability........................      (6,413,000)        (5,890,000)           (218,000)
                                                     -----------------   ------------------  ------------------
Allowance for doubtful accounts.....................          49,000             50,000                   -
Depletion carryforwards.............................         361,000            365,000                   -
Operating loss carryforwards........................       2,534,000          2,350,000           1,135,000
                                                     -----------------   ------------------  ------------------
Total deferred tax assets...........................       2,944,000          2,765,000           1,135,000
                                                     -----------------   ------------------  ------------------
Valuation allowance.................................          -                  -                 (917,000)
                                                     -----------------   ------------------  ------------------
Net Deferred Tax Liability..........................    $(3,469,000)       $(3,125,000)          $     -
                                                     =================   ==================  ===================


                 MAGNUM HUNTER RESOURCES, INC. AND SUBSIDIARIES

         The Company and its subsidiaries have net operating loss  carryforwards
(NOL) of approximately $6,900,000 that expire, if unused, in years through 2011, none in 1997. Approximately $1,700,000 of the NOL carries a limitation of approximately $200,000 per year. In addition, the Company has depletion carryforwards of approximately $1,000,000.

NOTE 9-STOCKHOLDERS' EQUITY

         Shares of preferred stock may be issued in such series, with such designations, preferences, stated values, rights, qualifications or limitations as determined solely by the Board of Directors. Of the 10,000,000 shares of $.001 par value preferred stock the Company is authorized to issue, 216,000 shares have been designated as Series A Preferred Stock, 925,000 shares have been designated as Series B Preferred Stock, 625,000 shares have been designated as Series C Preferred Stock and 1,000,000 shares have been designated as 1996 Series A Convertible Preferred Stock. Thus, 7,234,000 preferred shares have been authorized for issuance but have not been issued nor have the rights of these preferred shares been designated. No dividends can be paid on the common stock until the dividend requirements of the preferred shares have been satisfied.

         Holders of the Series A Preferred Stock are entitled to receive dividends only to the extent that funds are available from the West Dilley Prospect. Such dividends are limited to $7.50 per share, in the aggregate. Dividend payments to Series A preferred shareholders will be based on fifty percent (50%) of the net operating revenue received by the working interest owners of the West Dilley Prospect. Due to a decline in production from the well located on this prospect, the Company has shut this well in and is no longer producing the property. The Series A dividends are not cumulative except for unpaid amounts due from this calculation. No dividends have been paid on the Series A preferred stock. There is no aggregate annual dividend requirement for the Series A preferred stock.

         The Series B Preferred Stock was issued as a unit, comprised of 1,000 shares of Series B Preferred Stock and two production certificates. The Series B preferred stockholders are entitled to receive cumulative dividends of $0.35 annually per share, payable quarterly. The holders of the units are entitled to receive $10,000 per unit in dividends and in production payments. The production payments were derived from 50% of the Company's net revenue from production of oil and gas. The Board of Directors declared dividends on the Series B preferred stock of $21,893 and $25,172 for the years ended December 31, 1995 and 1994 respectively. Beginning June 15, 1994, the Company offered to exchange (the "Exchange Offer") 1,250 shares of common stock for each Series B production certificate. During 1994, 141.1 production certificates were exchanged for 176,375 shares of common stock and the Series B preferred shareholders agreed to convert their Series B preferred shares into common stock at December 31, 1995 if all dividends were paid through that date. All of the shares were converted to common stock during 1996.

         Separate and apart from the Exchange Offer, two of the Company's officers and directors (the "Officers") set aside 125,000 shares (the "Stock") of their own common stock of the Company for a single individual (the "Individual") who owned approximately 55% of the Series B Production certificates that were exchanged. The Stock was being held by an independent party to this transaction until fair market value of the Exchange Shares, when the Exchange Shares become eligible for sale pursuant to Rule 144 of the Securities Act of 1933, is determined. The Company issued 125,000 shares of its common stock to the Officers in exchange for their assignment to the Company of all of the Officers' rights, title and interest in the Stock. The Company has recorded the new shares issued at par value. The value of the exchange shares were determined in 1996, and the Company issued 5,000 shares of its common stock to the Individual. Subsequent to year-end, the 125,000 shares being held were returned to the Company and are being held as treasury stock.

         The Series C preferred stock was convertible at the option of the holder at any time into three shares of common stock and, after November 12, 1994, would automatically convert into common stock anytime the closing bid price of the common stock equals or exceeds $5.00 per share for twenty consecutive trading days. The Series C

                 MAGNUM HUNTER RESOURCES, INC. AND SUBSIDIARIES preferred stock was redeemable by the Company beginning November 12, 1995, at $10.50 per share plus accrued and unpaid dividends. If declared by the Board of Directors, dividends accrue at the annual rate of $1.10 per share, are cumulative from the date of first issuance and are paid quarterly in arrears. The Board of Directors declared dividends on the Series C preferred stock of $554,153, $595,327, and $339,827 for the years ended December 31, 1994, 1995, and 1996, respectively. During 1994, 40,025 Series C preferred shares were converted into 120,075 shares of common stock and 24,250 shares of Series C preferred stock were issued upon exercise of representatives' warrants. The aggregate annual dividend requirements for the 625,000 shares of Series C preferred stock outstanding at December 31, 1995 and 1996 amounts to $687,500 and none, respectively. As of December 31, 1996, all Series C preferred stock had been redeemed or converted to common stock.

         On December 6, 1996, the Company entered into an agreement to issue 1,000,000 shares of new Series A preferred stock, known as the 1996 Series A Convertible Preferred Stock, in a private placement. The shares have a stated and liquidation value of $10 per share and pay a fixed annual cumulative dividend of eight and three quarters percent (8.75%) payable quarterly in arrears beginning December 31, 1996. The shares are convertible into shares of common stock at a conversion price of $5.875 per share. Beginning in December 1998, the Company has an option to exchange the stock into convertible subordinated debentures of equivalent value. The purpose of the private placement was to fund the capital cost necessary to drill certain development projects and to fund the capital costs of several West Texas waterflood projects. Proceeds from the offering were initially used to reduce the Company's existing bank indebtedness. Certain capital expenditure requirements for developmental drilling and waterflood projects are required under the agreement whereby this stock was issued. In addition, under the terms of the preferred stock, the Company is required to raise an aggregate of $15 million of additional equity by March 31, 1998 or the Company is required to redeem on June 30 of each of the years 2006, 2007, and 2008, 333,333 shares of preferred stock. On December 23, 1996, the 1996 Series A Convertible Preferred Stock was issued, resulting in net proceeds to the Company after offering costs of $9,787,000. Dividends of $22,000 were declared in 1996 and paid subsequent to year end.

         The preferred shareholders are not entitled to vote except on those matters in which the consent of the holders of preferred stock is specifically required by Nevada law. If the Company were to liquidate prior to payment of the full dividend requirements on the preferred stock, the preferred stock would receive a liquidation preference from the liquidation proceeds. The Series A preferred shareholders would receive an amount equal to the lesser of the proceeds from the liquidation of the West Dilley Prospect or the remaining unpaid dividend. The 1996 Series A Convertible Preferred Stock would receive an amount of $10 per share. On liquidation, holders of all series of the preferred stock would be entitled to receive the par value, $.001 per share, in preference to the common stock shareholders.

         The Series C preferred stock was originally issued as a unit comprised of one share of Series C preferred stock and warrants to purchase three (3) shares of common stock. A total of 1,687,500 warrants were issued and are exercisable at $5.50 per share through November 12, 1998. The Company offered the holders of the warrants a discount period commencing November 15, 1994 and ending February 16, 1995 during which time the warrants could be exercised at $4.00. During this time, warrants were exercised for 833,324 shares of common stock. The exercise of these warrants resulted in cash proceeds of $3,333,298 to the Company. The warrants are redeemable by the Company at $0.02 per warrant upon 30 day notice at any time after November 12, 1995 or earlier if the closing bid price of the common stock equals or exceeds $6.75 for five consecutive trading days. At December 31, 1995, 854,176 of the warrants remained outstanding.

         The Company granted an unrelated company the right to acquire 100,000 shares of common stock under the terms of a consulting agreement. The rights became exercisable at the rate of 3,325 shares in November 1994, 8,335 shares per month from December 1994 through October 1995 and 4,990 shares in November 1995. The rights are exercisable at $4.125 per share. The rights expire in June 1997.

                 MAGNUM HUNTER RESOURCES, INC. AND SUBSIDIARIES

         In October 1995, in connection with an acquisition of oil and gas properties, the Company issued 25,000 warrants with an exercise price of $4.00 per share, and 25,000 warrants with an exercise price of $4.50 per share with each such warrant expiring in October 1997. In December 1995 the Company issued 37,500 warrants at an exercise price of $3.00 per share to an unaffiliated third party for services rendered. The warrants expire in December 1997.

         During 1995, 20,750 representatives' warrants were exercised at $12.00 per warrant resulting in $249,000 of proceeds to the Company. Each warrant entitles the holder to receive one share of Series C preferred stock and three
(3) common stock warrants exercisable at $4.00 per share through February 1995 and $5.50 thereafter. 9,300 shares of Series C preferred stock and 2,000 shares of Series B preferred stock have also been converted into 28,900 shares of common stock. The Company issued 5,000 shares of common stock, valued at $3.50 per share to its directors, which resulted in $17,500 of compensation expense in 1995. Also, 22,222 shares of common stock with a value of $3.80 per share were issued for services rendered in 1995.

         In January, 1996, 60,000 warrants were issued at an exercise price of $3.375 per share and expiring in January 1999. At December 31, 1996, 45,000 of these warrants had been earned. In connection with the receipt of a production payment, in October 1996 the Company issued 25,000 warrants with an exercise price of $5.18 expiring October 1999, 25,000 warrants with an exercise price of $5.65 expiring October 2000 and 25,000 warrants with an exercise price of $6.13 expiring October 2001. No warrants were exercised in 1996.

         At December 31, 1996, the Company had 1,176,676 total warrants issued, including the publicly traded warrants. Additionally, in 1996, 610,170 shares of the Company's common stock that had been held as collateral were returned and held in the treasury, 12,258 shares of common stock were issued upon exercise of employees stock options, 239,710 shares of common stock, valued at $939,000, were issued to acquire oil and gas properties, and 36,538 shares of common stock were issued as dividends on the Company's Series C Preferred Stock.

NOTE 10-SUPPLEMENTAL CASH FLOW INFORMATION

         During 1994, the Company purchased oil and gas properties by issuing 613,000 shares of common stock valued at $1,233,500 along with cash in the amount of $200,000. The Company issued 176,375 shares of its common stock, valued at $584,016, in exchange for the production payment interests held by production certificate holders. Shareholders converted 10,500 shares of Series B preferred stock and 40,250 shares of Series C preferred stock into 5,250 and 120,075 shares of common stock, respectively. A vehicle with a carrying value of $10,923 was sold to an officer of the Company with the officer assuming a related note payable in the amount of $10,923. The Company received equity securities with a fair value of $66,660 as partial payment for the sale of property interests. The Company granted shareholders a $187,500 adjustment to the price of common stock previously sold by reducing notes receivable from the shareholders by that amount. Also in 1994, the Company issued 150,000 shares of common stock in exchange for notes receivable from the purchasing shareholders in the amount of $187,500.

         During 1995, as more fully described in Note 3, the Company issued common stock and preferred stock valued at $12,495,005 in the acquisition of the assets from Hunter Resources, Inc. Oil and gas properties were acquired by issuing $1,379,204 of common stock and $22,220 of marketable securities;
preferred stock was converted to common stock; and common stock was issued, creating a receivable from a shareholder of $250. In addition $17,500 of common stock was issued as compensation to directors and $84,444 of common stock was issued for services rendered in 1995.

         During 1996, the Company purchased oil and gas properties by issuing 239,710 shares of its common stock, valued at $938,444. The Company converted 658,934 shares of Series B and Series C preferred stock into 1,821,638 shares of common stock. 36,538 shares of common stock valued at $121,700 were issued in lieu of cash dividends

                 MAGNUM HUNTER RESOURCES, INC. AND SUBSIDIARIES on preferred stock. The Company received equity securities with a fair value of $150,000 as partial payment for the sale of property interests. Interest paid in 1996 was $2,344,308.

NOTE 11-ENVIRONMENTAL ISSUES

         Being engaged in the oil and gas exploration and development business, the Company may become subject to certain liabilities as they relate to environmental clean up of well sites or other environmental restoration procedures as they relate to the drilling of oil and gas wells and the operation thereof. In the Company's acquisition of existing or previously drilled well bores, the Company may not be aware of what environmental safeguards were taken at the time such wells were drilled or during the time that such wells were operated. Should it be determined that a liability exists with respect to any environmental clean up or restoration, the liability to cure such a violation would most likely fall upon the Company. In certain acquisitions, the Company has received contractual warranties that no such violations exist, while in other acquisitions the Company has waived its rights to pursue a claim for such violations from the selling party. No claim has been made nor has a claim been asserted, nor is the Company aware of the existence of any material liability which the Company may have, as it relates to any environmental clean up, restoration or the violation of any rules or regulations relating thereto.

NOTE 12-COMMITMENTS AND CONTINGENCIES

         The Company assumed in the Hunter acquisition lease agreements for the use of office space and office equipment. The office space lease extends through November 2001 with an option to renew the lease for a three year term. The various office equipment leases extend until 1999. The leases have been classified as operating leases. The following is a schedule by years of future minimum lease payments required under the operating lease agreements:


Year Ended December 31:
1997............................................................       $183,046
1998............................................................        173,168
1999............................................................        169,815
2000............................................................        173,711
2001............................................................        159,235
Thereafter......................................................              0
                                                                    ------------
Total Minimum Payments Required.................................       $858,975
                                                                    ============


         Rental  expense was $129,169,  $61,191 and $21,283 for 1996,  1995, and
1994 respectively.

         At December 31, 1996, the Company is involved in litigation proceedings arising in the normal course of business. The Company has accrued $87,750 as of December 31, 1996 for potential expenses to be incurred in settlement of the litigation. In the opinion of management, any additional liabilities resulting from such litigation would not have a material effect on the Company's financial condition, cash flows or results of operations.

NOTE 13-FINANCIAL INSTRUMENTS AND CONCENTRATION OF CREDIT RISK

         Financial instruments that subject the Company to credit risk consist principally of accounts and notes receivable. The receivables are primarily from companies in the oil and gas business or from individual oil and gas investors. These parties are primarily located in the Southwestern regions of the United States. No single receivable is considered to be sufficiently material as to constitute a concentration. The Company does not ordinarily require collateral, but in the case of receivables for joint operations, the Company often has the ability to offset amounts due

                 MAGNUM HUNTER RESOURCES, INC. AND SUBSIDIARIES against the participant's share of production from the related property. The Company believes the allowance for doubtful accounts at December 31, 1996, 1995, and 1994 is adequate.

         Management estimates the market values of notes receivable and payable based on expected cash flows and believes those market values approximate carrying values at December 31, 1996, 1995, and 1994. The market values of equity investments are based upon quoted prices (see Note 1).

NOTE 14-COMMODITY DERIVATIVES AND HEDGING ACTIVITIES

         Periodically,  the  Company  enters  into  futures,  options,  and swap contracts to reduce the effects of fluctuations in crude oil and natural gas prices. At December 31, 1996, the Company had open contracts for oil price collars on 12,000 barrels of oil per month (with cap and floor prices of $22.20 and $18.00, respectively) through February 1997 and 15,000 barrels of oil per month (with cap and floor prices of $25.10 and $20.00, respectively) from March 1997 through August, 1997. At December 31, 1996, the Company had open contracts for gas prices swaps of 302,000 Mmbtu of gas per month at $2.16 per Mmbtu during January 1997, 100,000 Mmbtu of gas per month at $1.905 per Mmbtu from February 1997 through January 1998 and another 100,000 Mmbtu of gas per month at $1.77 per Mmbtu from February 1997 through January 1998. These contracts expire monthly as indicated above. The gains or losses on the Company's hedging transactions are determined as the difference between the contract price and a reference price, generally closing prices on the NYMEX. The resulting transaction gains and losses are determined monthly and are included in the period the hedged production or inventory is sold. Net losses relating to these derivatives for the years ended December 31, 1996, 1995, and 1994 were $272,000, none, and none, respectively.

NOTE 15-STOCK COMPENSATION PLAN

         The Company adopted in 1996 two stock compensation plans for its employees and directors, (i) the Magnum Hunter Resources Employee Stock Ownership Plan, (the "ESOP"), and (ii) the Magnum Hunter Resources, Inc. 1996 Incentive Stock Option Plan. In addition, the Company authorized the issuance of its common stock to participants in the Magnum Hunter Resources, Inc. 401(k) plan in an amount that matched employee contributions up to one hundred percent (100%). The cost of this matching contribution was $59,000 in 1996.

 ESOP

         The Company established an ESOP and a related trust as a long-term benefit for its employees. Under terms of the plan, eligible participants may elect to make elective deferred contributions of not less than 1% of more than 15% of their annual compensation, limited in combination with the 401(k) plan to the maximum allowable per year by the Internal Revenue Code. The plan also allows for the Company to make Discretionary Contributions to the ESOP, but it is not the intent of the Company to do so. It is also the Company's intent to invest all contributions in Employer Stock. In this regard, on October 11, 1996, the Plan purchased 22,556 shares of the Company's common stock for $3.75 per share from a third party. To fund this purchase, the Plan borrowed $84,585 from a bank. Participant contributions will be used to acquire shares at the price stated above by retiring the principal and interest of this debt. As of December 31, 1996, no Participant contributions had been made to the ESOP.

                 MAGNUM HUNTER RESOURCES, INC. AND SUBSIDIARIES

1996 Incentive Stock Option Plan

         The Company established this plan effective April 1, 1996, and is governed by Section 422 of the Internal Revenue Code, and Section 16(b) of the Securities Exchange Act of 1934. The Plan covers 1,200,000 shares of the Company's Common Stock. Eligibility is limited to employees and directors of the Company and its subsidiaries. The actual selection of grantees is made by the Board of Directors. The term of the plan is 10 years, and the term of the options is at the discretion of the Board, with a term of 5 years. All options are fully vested and exercisable when granted. The exercise price is fair market value at the date of grant, except for individuals who own 10% or more of the Company's stock.

         Prior to 1995, Hunter had granted certain of its employees and directors options to purchase its common shares. In connection with the merger, the Company has substituted the Hunter options with 264,558 options under the Plan, 239,022 of which have an exercise price of $.73425 per share and 25,536 of which have an exercise price of $1.65 per share. During 1996, 12,258 of these options were exercised. In addition, during 1996, the Board granted the remaining 935,442 options to employees and directors at an exercise price of $4.50 per share.

         The following is a summary of stock option activity under the Plan:


                                                            Weighted Average                    Weighted Average
                                               Shares         Exercise Price        Shares        Exercise Price
                                       ---------------   --------------------   ------------   -----------------
Outstanding-Beginning of Year.........         264,558                 $0.82       264,558           $0.82
Granted...............................         935,442                  4.50             -               -
Exercised.............................         (12,258)                  .73             -               -
Cancelled.............................               -                     -             -               -
                                       ---------------   --------------------   ------------   -----------------
Outstanding-End of Year...............       1,187,742                 $3.72       264,558           $0.82
                                       ===============   ====================   ============   =================



         The following is a summary of plan stock options outstanding at December 31, 1996:

                           Number of
                            Options         Weighted Average Remaining
    Exercise Price        Outstanding        Contractual Life (Years)     Number of Exercisable Options
    --------------     ----------------    ---------------------------    ---------------------------
        $ .73               226,764                  1.0                          35,242
         1.65                25,536                  3.0                            -
         4.50               935,442                  4.3                         935,442
                       ----------------                                   ---------------------------
                          1,187,742                                              970,684
                       ================                                   ===========================



     The Company adopted the disclosures only portion of SFAS No. 123 as it continued to follow the provisions of APB No. 25, which is the intrinsic value method of accounting for stock-based compensation.

     On a pro forma basis, the effect of stock based compensation had the Company adopted Statement No. 123 is as follows:


                                                                          1996
                                                                       ---------
Net Income (Loss):                       As reported                   $103,000
                                          Pro Forma                  (1,540,000)
Primary Earnings per Share:              As reported                        .01
                                          Pro Forma                        (.12)
Fully Diluted Earnings per Share:        As reported                        .01
                                          Pro Forma                        (.12)

                 MAGNUM HUNTER RESOURCES, INC. AND SUBSIDIARIES

         The weighted average grant date fair value of options granted was $2.56 and of warrants granted was $1.09 during 1996. Fair value of options and warrants was calculated by using the Black-Scholes options pricing model using the following weighted average assumptions for 1996 activity: risk free interest rate of 5.74%, expected life of 4.28 years, expected volatility of 60.8% and no dividend yield.

NOTE 16-SUBSEQUENT EVENTS

         In January, 1997, the Company purchased a fifty percent (50%) interest in the McLean Gas Plant, the gas processing facility connected to the Company's Panoma gas gathering system for $2.5 million. Under the terms of the purchase agreement, the Company will receive 100% of the net profits of the plant until it receives the $2.5 million purchase price, at which point its net profits interest will revert to fifty percent (50%), the Company's ownership position. The acquisition was funded through the Company's revolving credit agreement with certain banks.

         On April 30, 1997, the Company acquired from a subsidiary of Burlington Resources, Inc., effective as of January 1, 1997, the Permian Basin Properties, consisting of 25 field areas in west Texas and 22 field areas in southeast New Mexico, for a net purchase price of $133.0 million after adjustments of $10.5 million for production cash flow from January 1, 1997 to the closing date and other minor adjustments.

         The Company financed the acquisition of the Permian Basin Properties with a new $130.0 million credit facility (the "New Credit Facility") and a senior subordinated credit facility of $60.0 million (the "Term Loan Facility"). Borrowings of $119.5 million under the New Credit Facility and $60.0 million under the Term Loan Facility were used to pay the $123.0 million balance of the $133.0 million net purchase price for the Permian Basin Properties, to repay the $53.7 million in outstanding indebtedness as of April 30, 1997 under the Company's previous $100.0 million credit facility (the "Previous Credit Facility") and to pay the costs associated with the Permian Basin Acquisition and the related financings. The New Credit Facility currently bears interest at 9.0% per annum. After repayment of the Term Loan Facility using the proceeds of a $125 million offering of Senior Subordinated Notes due 2007, the New Credit Facility will initially bear interest at LIBOR plus 1.75% per annum, which would be 7.6% based on the LIBOR rate at April 30, 1997. The unpaid principal amount under the New Credit Facility matures on April 30, 2002. At April 30, 1997, the interest rate on the Term Loan Facility was 11.5% per annum. The Term Loan Facility initially matures on April 30, 1998, at which time the Company has the option to extend such facility for an additional five years.

         In the event that the borrowings under the New Credit Facility are not less than $75.0 million on July 15, 1997, the Company is obligated to pay the lenders an additional fee. In addition, if borrowings under the Term Loan Facility have not been repaid beginning August 28, 1997, the Company, at various dates thereafter within the initial one-year term, will incur an increase in interest rates and be obligated to pay the lenders additional fees and/or warrants to purchase common stock of the Company. More specifically, the interest rate under the Term Loan Facility increases by 1.0% on each of three specified dates with a maximum interest rate of 15.5%. The Company may also be obligated to issue equity securities up to a maximum of 5.0% of the fully diluted common equity of the Company.

         In April 1997, the terms of the Company's 1996 Series A Convertible Preferred Stock were amended to require the Company to raise $15 million of additional equity by December 31, 1997 rather than March 31, 1998 as described in Note 9.

NOTE 17-EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND
CHANGE-IN-CONTROL ARRANGEMENTS

     Mr. Gary C. Evans and Mr. Matthew C. Lutz have employment agreements with Magnum Hunter Resources, Inc. Mr. Evans' agreement terminates December 31, 1997 and continues thereafter on a year to year basis

                 MAGNUM HUNTER RESOURCES, INC. AND SUBSIDIARIES and provides for a base salary of $200,000 per annum. Mr. Lutz's agreement terminates September 30, 1997 and continues thereafter on a year to year basis and provides for a base salary of $100,000 per annum. Both agreements provide that the same benefits supplied to other Company employees shall be available to the employee. The employment agreements also contain, among other things, covenants by the employee that in the event of termination, he will not associate with a business that competes with the Company for a period of one year after cessation of employment. The Company also has key man life insurance on Mr. Evans in the amount of $1,000,000.

                 MAGNUM HUNTER RESOURCES, INC. AND SUBSIDIARIES

          SUPPLEMENTAL INFORMATION ON OIL AND GAS PRODUCING ACTIVITIES

                                   (UNAUDITED)

         Proved oil and gas reserves consist of those estimated quantities of crude oil, natural gas, and natural gas liquids that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed oil and gas reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.

         Estimates of petroleum reserves have been made by independent engineers and Company employees. These estimates include reserves in which the Company holds an economic interest under production-sharing and other types of operating agreements. These estimates do not include probable or possible reserves. The estimated net interests in proved reserves are based upon subjective engineering judgments and may be affected by the limitations inherent in such estimation. The process of estimating reserves is subject to continual revision as additional information becomes available as a result of drilling, testing, reservoir studies and production history. There can be no assurance that such estimates will not be materially revised in subsequent periods.

         Estimated quantities of proved oil and gas reserves of the Company were as follows:

                                                                                                     Natural Gas
                                                                                                      (Thousand
                                                                                 Oil (Barrels)       Cubic Feet)
                                                                                ---------------     --------------
December 31, 1996
   Proved reserves...........................................................      5,338,255         90,565,997
   Proved developed reserves.................................................      1,962,184         71,275,141
December 31, 1995
   Proved reserves...........................................................      3,767,739         14,071,916
   Proved developed reserves.................................................      1,681,841          8,796,748
December 31, 1994
   Proved reserves...........................................................      1,260,520          4,914,207
   Proved developed reserves.................................................        239,795            394,872

         The changes in proved reserves for the years ended December 31, 1996 and 1995 were as follows:

                                                                                                     Natural Gas
                                                                                                      (Thousand
                                                                                  Oil (Barrels)      Cubic Feet)
                                                                                ---------------   ----------------
Reserves at December 31, 1994..................................................      1,260,520          4,914,207
Purchase of minerals-in-place..................................................      3,122,382         10,973,298
Extensions and discoveries.....................................................         38,498            564,247
Production.....................................................................        (29,972)          (102,056)
Revisions of estimates.........................................................       (623,689)        (2,277,780)
                                                                                ---------------   ----------------
Reserves at December 31, 1995..................................................      3,767,739         14,071,916
Purchase of minerals-in-place..................................................      2,678,579         81,943,557
Sale of minerals-in-place......................................................       (214,381)        (1,318,164)
Extensions and discoveries.....................................................                           151,606
Production.....................................................................       (191,203)        (2,674,793)
Revisions of estimates.........................................................       (702,479)        (1,608,125)
                                                                                ---------------   ----------------
Reserves at December 31, 1996..................................................      5,338,255         90,565,997
                                                                                ===============   ================

                                      F-27

                 MAGNUM HUNTER RESOURCES, INC. AND SUBSIDIARIES

          SUPPLEMENTAL INFORMATION ON OIL AND GAS PRODUCING ACTIVITIES

                                   (UNAUDITED)

   The aggregate amounts of capitalized costs relating to oil and gas producing activities and the related accumulated depreciation, depletion and impairment as of December 31, 1996, 1995, and 1994 were as follows:

                                                                1996              1995               1994
                                                                ----              ----               ----
Unproved oil and gas properties.......................     $    459,254          $842,889            $700,344
Proved properties.....................................       70,574,890        36,256,428           7,932,496
                                                       ----------------   ----------------  ------------------
Gross Capitalized Costs...............................       71,034,144        37,099,317           8,632,840
Accumulated depreciation, depletion and
   impairment.........................................       (4,513,541)       (1,914,602)         (1,499,095)
                                                       ----------------   ----------------  ------------------
Net Capitalized Costs.................................      $66,520,603       $35,184,715          $7,133,745
                                                       ================   ================  ==================

         Costs incurred in oil and gas producing activities, both capitalized and expensed, during the years ended December 31, 1996, 1995, and 1994 were as follows:

                                                                 1996              1995              1994
                                                                 ----              ----              ----
Property acquisition costs
   Proved properties.....................................     $31,982,821       $27,983,521       $1,737,543
   Unproved properties...................................               -           142,545                -
Exploration costs........................................       1,114,733           340,411                -
Development costs........................................         837,273                 -          791,144
                                                            ---------------     -------------    ---------------
Total Costs Incurred.....................................     $33,934,827       $28,466,477       $2,528,687
                                                            ===============     =============    ===============


         Results of operations from oil and gas producing activities for the years ended December 31, 1996, 1995, and 1994 were as follows:

                                                                  1996              1995             1994
                                                                  ----              ----             ----
Oil and gas production revenue............................     $10,247,688         $616,596         $729,478
Disposal services revenue.................................          20,487           31,978           15,704
Production costs..........................................      (4,389,465)        (267,647)        (324,392)
Depreciation and depletion................................      (2,598,939)        (421,101)        (243,180)
                                                           ----------------   ---------------  ---------------
Results of Operations for Producing
Activities................................................      $3,279,771        $ (40,174)         $177,610
                                                           ================   ===============  ===============


         The standardized measure of discounted estimated future net cash flows related to proved oil and gas reserves at December 31, 1996, 1995, and 1994 were as follows:

                                                        1996                  1995                 1994
                                                        ----                  ----                 ----
Future cash inflows...........................      $492,157,062          $95,068,694          $25,900,669
Future development and production costs.......      (138,614,804)         (37,746,877)         (10,011,434)
                                               ---------------------  -------------------  -------------------
Future net cash flows, before income tax......       353,542,258           57,321,817           15,889,235
Future income taxes...........................      (102,341,098)         (11,381,779)          (3,679,963)
                                               ---------------------  -------------------  -------------------
Future Net Cash Flows.........................       251,201,160           45,940,038           12,209,272
10% annual discount...........................      (134,116,299)         (16,120,359)          (5,974,156)
                                               ---------------------  -------------------  -------------------
Standardized Measure of Discounted Future
   Net Cash Flows.............................      $117,084,861          $29,819,679           $6,235,116
                                               =====================   ==================  ====================

                 MAGNUM HUNTER RESOURCES, INC. AND SUBSIDIARIES

          SUPPLEMENTAL INFORMATION ON OIL AND GAS PRODUCING ACTIVITIES

                                   (UNAUDITED)

         The primary changes in the standardized measure of discounted estimated future net cash flows for the years ended December 31, 1996, 1995, and 1994 were as follows:


                                                                  1996               1995               1994
                                                                  ----               ----               ----
Purchases of minerals-in-place.......................        $129,544,769       $30,507,745         $2,736,310
Sales of minerals-in-place...........................          (2,195,780)                -                  -
Extensions, discoveries and improved recovery,
   less related costs................................             302,785           582,001            162,944
Sales of oil and gas produced, net of production
   costs.............................................          (5,858,223)         (350,083)          (300,517)
Development costs incurred during the period.........                -                 -               467,192
Revision of prior estimates:
   Net change in prices and costs....................          14,993,539         4,864,688         (1,074,222)
   Change in quantity estimates......................         (10,107,737)       (7,637,000)        (2,981,078)
Accretion of discount................................           2,981,968           623,512          1,289,466
Net change in income taxes...........................         (42,396,139)       (5,006,300)          (594,905)
                                                         ------------------  ----------------  ------------------
Net Change...........................................         $87,265,182       $23,584,563          $(294,810)
                                                        =================== ================= ==================

         Estimated future cash inflows are computed by applying year-end prices of oil and gas to year-end quantities of proved reserves. Estimated future development and production costs are determined by estimating the expenditures to be incurred in developing and producing the proved oil and gas reserves at the end of the year, based on year-end costs and assuming continuation of existing economic conditions. Estimated future income tax expense is calculated by applying year-end statutory tax rates to estimated future pre-tax net cash flows related to proved oil and gas reserves, less the tax basis of the properties involved.

         The assumption used to compute the standardized measure are those prescribed by the Financial Accounting Standards Board and as such, do not necessarily reflect the Company's expectations of actual revenues to be derived from those reserves nor their present worth. The limitations inherent in the reserve quantity estimation process are equally applicable to the standardized measure computations since these estimates are the basis for the valuation process.

                 MAGNUM HUNTER RESOURCES, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                                  (UNAUDITED)
                                 (in thousands)

                                                                                         June 30,
                                                                                         1997
                                                                                ----------------------

                                               ASSETS
CURRENT ASSETS:
     Cash and cash equivalents                                                  $        1,571
     Securities available for sale                                                         360
     Accounts receivable
       Trade, net of allowance of $134,158                                              10,541
       Due from affiliates                                                                 101
     Notes receivable from affiliate                                                       382
     Current portion of long-term note receivable                                          129
     Prepaid and other                                                                     384
                                                                                ----------------------
          TOTAL CURRENT ASSETS                                                          13,468
                                                                                ----------------------
     PROPERTY, PLANT AND EQUIPMENT
     Oil and gas properties, full cost method
          Unproved                                                                         460
          Proved                                                                       208,871
     Pipelines                                                                           9,824
     Other property                                                                        571
                                                                                ---------------------
          TOTAL PROPERTY, PLANT AND EQUIPMENT                                          219,726
     Accumulated depreciation, depletion and impairment                                 (9,329)
                                                                                ---------------------
          NET PROPERTY, PLANT AND EQUIPMENT                                            210,397
                                                                                ---------------------

OTHER ASSETS
     Deposits and other assets                                                           6,140
     Long-term notes receivable, net of imputed interest                                 1,665
                                                                                ---------------------

                                            TOTAL ASSETS                        $      231,670
                                                                                =====================

                                  LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
    Trade payables and accrued liabilities                                      $        5,524
    Dividends payable                                                                      219
    Suspended revenue payable                                                              834
    Current maturities of long-term debt                                                    22
    Notes payable                                                                        2,699
                                                                                ---------------------
          TOTAL CURRENT LIABILITIES                                                      9,298
                                                                                ---------------------
LONG-TERM LIABILITIES
   Long-term debt, less current maturities                                             187,033
   Production payment liability                                                            831
   Deferred income taxes                                                                 2,215
   Minority interest                                                                        40

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
   Preferred stock - $.001 par value; 10,000,000 shares authorized,
         216,000  designated as Series A; 80,000 shares issued and  outstanding,
         liquidation  amount  $0                                                            -
   1,000,000  shares  designated  as  1996  Series  A Convertible;
         1,000,000 issued and outstanding, liquidation amount $10,000,000                    1
   Common stock - $.002 par value; 50,000,000 shares authorized,
         14,263,037 shares issued and outstanding                                           29
   Additional paid-in capital                                                           39,782
   Accumulated deficit                                                                  (7,688)
   Unrealized gain (loss) on investments                                                   130
                                                                                --------------------
                                                                                        32,254
   Treasury stock (654,939 shares of common stock)                                          (1)
                                                                                --------------------
   TOTAL STOCKHOLDERS' EQUITY                                                           32,253
                                                                                --------------------
       TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                               $      231,670
                                                                                ====================

     The accompanying notes are an integral part of these consolidated financial statements.

                 MAGNUM HUNTER RESOURCES, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

             (in thousands of dollars, except for per share amounts)



                                                                           Three Months Ended                 Six Months Ended
                                                                               June 30,                          June 30,
                                                                      --------------------------------------------------------------
                                                                             1997         1996              1997           1996
                                                                      --------------------------------------------------------------

Operating Revenues:
     Oil and gas sales                                                $    8,528     $   1,441            $ 11,791      $ 2,821
     Gas gathering,  marketing and processing                              1,391           771               5,283        1,528
     Oil field services and international sales                              135            99               3,606          201
                                                                      --------------------------------------------------------------

Total Operating Revenues                                                  10,054         2,311              20,680        4,550
                                                                      --------------------------------------------------------------

Operating Costs and Expenses
     Oil and gas production                                                3,143           561               4,740        1,126
     Gas gathering, marketing and processing                                 978           670               3,938        1,314
     Oil field services and international sales                               86           160               3,424          327
     Depreciation and depletion                                            3,379           578               4,460        1,084
     General and administrative                                              429           221                 651          443
                                                                      --------------------------------------------------------------

Total Operating Costs and Expenses                                         8,015         2,190              17,213        4,294
                                                                      --------------------------------------------------------------

Operating Profit (Loss)                                                    2,039           121               3,467          256

     Other income                                                             83           160                 155          186
     Interest expense                                                     (3,690)         (245)             (4,758)        (499)
                                                                      --------------------------------------------------------------

Net Income (Loss) before income tax and minority interest                 (1,568)           36              (1,136)         (57)

     Benefit (Provision) for deferred income tax                             596            -                  432            -
                                                                      --------------------------------------------------------------

Net Income (Loss) before minority interest                                  (972)           36                (704)         (57)

     Minority interest in subsidiary earnings                                 (2)           -                  (20)           -
                                                                      --------------------------------------------------------------

Net Income (Loss) Before Extraordinary Loss                                 (974)           36                (724)         (57)

Extraordinary Loss From Early Extinguishment of Debt                      (1,384)           -               (1,384)           -
                                                                      --------------------------------------------------------------

Net Income (Loss)                                                         (2,358)           36              (2,108)         (57)

     Dividends Applicable to Preferred Stock                                (219)         (168)               (438)        (340)
                                                                      --------------------------------------------------------------

Loss Applicable to Common Shares                                      $   (2,577)    $    (132)           $ (2,546)     $  (397)
                                                                      ==============================================================

Loss Before Extraordinary Loss per Common Share                       $    (0.09)    $   (0.01)           $  (0.09)     $ (0.03)


Extraordinary Loss per Common Share                                   $    (0.10)    $     -              $  (0.10)     $    -
                                                                      --------------------------------------------------------------

Loss per Common Share                                                 $    (0.19)    $   (0.01)           $  (0.19)     $ (0.03)
                                                                      ==============================================================

Common Shares Used In Per Share Calculation                           13,602,940     11,710,065          13,644,884     11,658,958
                                                                      ==============================================================

     The accompanying notes are an integral part of these consolidated financial statements.


                 MAGNUM HUNTER RESOURCES, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                   (UNAUDITED)
                                 (in thousands)


                                                                                          Six Months Ended
                                                                                               June 30,
                                                                                ----------------------------------

                                                                                      1997               1996
                                                                                ----------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES
       Net income (loss)                                                        $    (2,108)          $   (57)
       Adjustments to reconcile net income (loss) to cash provided by
       (used for) operating activities:
          Extraordinary loss                                                          1,384               -
          Depreciation and depletion                                                  4,460             1,084
          Amortization of financing fees                                                153               -
          Deferred income taxes                                                        (432)              -
          Minority interest                                                              20               -
          (Gain) Loss on sale of assets                                                  -               (143)
          Other                                                                          51               -
          Change in certain assets and liabilities
              Accounts and notes receivables                                         (6,029)             (479)
              Other current assets                                                     (332)              (82)
              Deposits and other assets                                                  -               (401)
              Accounts payable and accrued liabilities                                1,634               351
                                                                                ----------------------------------
NET CASH PROVIDED BY (USED BY) OPERATING ACTIVITIES                             $    (1,198)          $   273
                                                                                ----------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
     Proceeds from the sale of assets                                                   463               188
     Additions to property and equipment                                           (141,667)          (37,301)
     Loan made for promissory note receivable                                          (145)             -
     Payments received on promissory note receivable                                    164              -
                                                                                ----------------------------------
NET CASH USED BY INVESTING ACTIVITIES                                              (141,185)          (37,113)
                                                                                ----------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
     Proceeds from issuance of long-term debt and production payment                335,000            54,313
     Fees paid related to financing activities                                       (7,881)             -
     Proceeds from short-term notes payable                                           2,699              -
     Payments of principal on long-term debt and production payment                (186,817)          (15,890)
     Payment of fees on issuance of preferred stock                                    (505)             -
     Proceeds from issuance of common and preferred stock,
          net of offering costs                                                          12              -
     Dividends paid                                                                    (241)             (349)
                                                                                ----------------------------------
NET CASH PROVIDED BY FINANCING ACTIVITIES                                           142,267            38,074

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                   (116)            1,234
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                                      1,687             1,544
                                                                                ---------------------------------

 CASH AND CASH EQUIVALENTS, END OF PERIOD                                       $     1,571           $ 2,778
                                                                                =================================


              The accompanying  notes are an integral part of these consolidated financial statements.


                 MAGNUM HUNTER RESOURCES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                  June 30, 1997
                                   (Unaudited)


NOTE 1 - MANAGEMENT'S REPRESENTATION

     The consolidated balance sheet as of June 30, 1997, the consolidated statements of operations for the six months ended June 30, 1997 and 1996, and the consolidated statements of cash flows for the six month periods then ended are unaudited. In the opinion of management, all necessary adjustments (which include only normal recurring adjustments) have been made to present fairly the financial position, results of operations and changes in cash flows.

     Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. It is suggested that these condensed financial statements be read in conjunction with the financial statements and notes thereto included in the December 31, 1996 annual report on Form 10-KSB for the Company. The results of operations for the six month period ended June 30, 1997, are not necessarily indicative of the operating results for the full year.

     The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation. Certain items have been reclassified to conform with the current presentation.

NOTE 2 - RECENT EVENTS

     In February, 1997, the Company entered into a definitive agreement with Burlington Resources, Inc. to acquire for $143.5 million, subject to certain purchase price adjustments, effective January 1, 1997, the Permian Basin Properties consisting of 25 field areas in West Texas and 22 field areas in Southeast New Mexico containing 1,852 producing oil and natural gas wells. In accordance with the definitive acquisition agreement, the Company made a performance deposit of $10 million against the purchase price.

     On April 30, 1997, the Company closed on the purchase of the Permian Basin Properties for a net purchase price of approximately $133 million, including, but not limited to, certain adjustments for a January 1, 1997 effective date.

     The Company financed the acquisition of the Permian Basin Properties with a new $130.0 million credit facility (the "New Credit Facility") and a senior subordinated credit facility of $60.0 million (the "Bridge Loan Facility"). Borrowings of $119.5 million under the New Credit Facility and $60.0 million under the Bridge Loan Facility were used to pay the $123.0 million balance of the $133.0 million net purchase price for the Permian Basin Properties, to repay the $53.7 million in outstanding indebtedness as of April 30, 1997 under the Company's previous $100.0 million credit facility and to pay the costs associated with the Permian Basin acquisition and the related financings.

     On May 28, 1997, the Company completed an offering of $140,000,000 aggregate principal amount of its 10% Senior Notes due 2007 (the "Notes"). Interest on the Notes will accrue from their date of original issuance and will be payable semi-annually in arrears on June 1 and December 1 of each year, commencing on December 1, 1997, at the rate of 10% per annum. The Notes will be redeemable, in whole or in part, at the option of the Company on or after June 1, 2002, at the redemption prices set forth herein, plus accrued interest to the date of redemption. The Notes will be general unsecured obligations of the
Company and will rank pari passu with any unsubordinated indebtedness of the Company and will rank senior in right of payment to all subordinated obligations of the Company. The net proceeds from the offering were approximately $135.5 million after deducting estimated fees and expenses of $4.5 million payable by the Company. The Company utilized the net proceeds to repay the $60.0 million of outstanding indebtedness under the Bridge Loan Facility and to reduce indebtedness under the New Credit Facility by approximately $75.5 million. As of June 30, 1997, the Company had approximately $47 million of secured indebtedness outstanding (excluding unused commitments of $13 million under the New Credit Facility).

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
Magnum Hunter Resources, Inc.
Irving, Texas

         We have audited the accompanying historical summaries of revenue and direct operating expenses of properties to be acquired April 30, 1997 (the "Permian Basin Properties"), for the years ended December 31, 1996, 1995 and 1994. The historical summaries are the responsibility of the Company's management. Our responsibility is to express an opinion on the historical summaries based on our audit.

         We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the historical summaries are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the historical summary. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall historical summary presentation. We believe that our audit provides a reasonable basis for our opinion.

     The accompanying historical summaries were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in the Form S-4 of Magnum Hunter Resources, Inc.) as described in Note 1 and are not intended to be a complete presentation of the properties' revenues and expenses.

         In our opinion, the historical summaries referred to above present fairly, in all material respects, the revenue and direct operating expenses of the properties to be acquired April 30, 1997, in conformity with generally accepted accounting principles.



HEIN + ASSOCIATES LLP



April 23, 1997
Dallas, Texas

                 MAGNUM HUNTER RESOURCES, INC. AND SUBSIDIARIES
                            PERMIAN BASIN PROPERTIES
         HISTORICAL SUMMARIES OF REVENUES AND DIRECT OPERATING EXPENSES
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
             AND FOR THE FOUR MONTH PERIODS ENDED APRIL 30, 1997 AND 1996

                                                           Year Ended 1996     Year Ended 1995     Year Ended 1994
                                                           ---------------     ---------------     ---------------
OIL AND GAS SALES.......................................    $39,433,000         $30,098,000          $33,605,000
DIRECT OPERATING EXPENSES...............................    (11,646,000)        (11,711,000)         (12,314,000)
                                                         ------------------  ------------------  -------------------
NET REVENUE.............................................    $27,787,000         $18,387,000          $21,291,000
                                                         ==================  ==================  ===================




                                                       Four Months ended      Four Months Ended
                                                         April 30, 1997         April 30, 1996
                                                           (Unaudited)             (Unaudited)
                                                     ------------------      ------------------
OIL AND GAS SALES...................................     $12,627,000           $12,323,000
DIRECT OPERATING EXPENSES                                 (3,039,000)           (3,891,000)
                                                     ------------------      ------------------
NET REVENUE                                              $ 9,588,000           $ 8,432,000
                                                     ==================      ==================



See Notes to Historical Summaries of Revenues and Direct Operating Expenses for the Years Ended December 31, 1996, 1995 and 1994 and for the Four Month Periods Ended April 30, 1997 and 1996.

                 MAGNUM HUNTER RESOURCES, INC. AND SUBSIDIARIES
                            PERMIAN BASIN PROPERTIES
     NOTES TO HISTORICAL SUMMARIES OF REVENUES AND DIRECT OPERATING EXPENSES
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
             AND FOR THE FOUR MONTH PERIODS ENDED APRIL 30, 1997 AND 1996

NOTE 1-BASIS OF PREPARATION

         The accompanying historical summaries of revenues and direct operating expenses relate to the operations of the oil and gas properties to be acquired by Magnum Hunter Resources, Inc. (the "Company") on April 30, 1997 from Burlington Resources Oil and Gas Company (Burlington). The properties are to be acquired for approximately $133,000,000, net of purchase adjustments.

         Revenues are recorded when the Company's share of oil or natural gas and related liquids are sold. Direct operating expenses are recorded when the related liability is incurred. Direct operating expenses include lease operating expenses, ad valorem taxes and production taxes. Depreciation and amortization of oil and gas properties, general and administrative expenses and income taxes have been excluded from operating expenses in the accompanying historical summaries because the amounts would not be comparable to those resulting from proposed future operations. Sales of natural gas and oil (until August 1996) have generally been made to an affiliated entity of Burlington.

     The historical summaries presented herein were prepared for the purposes of complying with the financial statement requirements of a business acquisition to be filed on Form S-4 as promulgated by Regulation S-B Item 3-10 of the Securities Exchange Act of 1934.

 Unaudited Information

     The historical summaries for the four month periods ended April 30, 1997 and 1996 were taken from Burlington's books and records without audit. However, in the opinion of management, such information includes all adjustments (consisting only of normal recurring accruals) which are necessary to properly reflect the historical summaries of the Permian Basin Properties for the four month periods ended April 30, 1997 and 1996.

NOTE 2-CONTINGENCIES

         The properties to be acquired are subject to several lawsuits against Burlington that have arisen from the ordinary course of operations. Burlington has indemnified the Company in the Purchase and Sale Agreement against any liability from those claims.

         In the Purchase and Sale Agreement, Burlington agreed to indemnify the Company against environmental claims relating to the acquired properties and arising prior to January 1, 1997 provided that the Company notifies Burlington of such claims by December 31, 1997. Burlington will provide indemnification against such claims up to $10,762,500 and share the next $21,525,000 of claims with the Company on an equal basis. Burlington represented in the Purchase and Sale Agreement that no material environmental claims have been asserted; however certain of these properties require remediation which, in the Company's opinion, will not result in material costs.

NOTE 3-SUPPLEMENTAL INFORMATION ON OIL AND GAS RESERVES (UNAUDITED)

         Proved oil and gas reserves consist of those estimated quantities of crude oil, natural gas, and natural gas liquids that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed oil and gas reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.

         The following estimates of proved reserves have been made by independent engineers. The estimated net interests in proved reserves are based upon subjective engineering judgments and may be affected by the limitations inherent in such estimation. The process of estimating reserves is subject to continual revision as additional information becomes available as a result of drilling, testing, reservoir studies and production history. There can be no assurance that such estimates will not be materially revised in subsequent periods.

         Estimated quantities of proved oil and gas reserves of the properties to be acquired April 30, 1997 are as follows:

                                                                                         Natural Gas (Thousand
                                                                      Oil (Barrels)           Cubic Feet)
December 31, 1996
   Proved reserves...............................................      15,291,000             99,876,000
                                                                      =============          =============

   Proved developed reserves.....................................       8,968,000             77,373,000
                                                                      =============          =============

December 31, 1995
   Proved reserves...............................................      16,176,000           108,476,000
                                                                      =============         ==============

   Proved developed reserves.....................................       9,853,000            85,973,000
                                                                      =============         ==============

December 31, 1994
   Proved reserves...............................................      17,121,000           118,076,000
                                                                      =============         ==============


   Proved developed reserves.....................................      10,798,000            95,573,000
                                                                      =============         ==============


         The changes in proved reserves for the years ended December 31, 1996, 1995 and 1994 were as follows:

                                                                                            Natural Gas (Thousand
                                                                            Oil (Barrels)           Cubic Feet)
Reserves at January 1, 1994......................................             18,120,000           128,066,000
Revisions and other..............................................                 55,000             1,417,000
Production.......................................................            (1,054,000)          (11,407,000)
                                                                  ---------------------  ---------------------
Reserves at December 31, 1994....................................             17,121,000           118,076,000
Revisions and other..............................................                 73,000               730,000
Production.......................................................            (1,018,000)          (10,330,000)
                                                                  ---------------------  ---------------------
Reserves at December 31, 1995....................................             16,176,000           108,476,000
Revisions and other..............................................                 29,000               808,000
Production.......................................................              (914,000)           (9,408,000)
                                                                  ---------------------  ---------------------
Reserves at December 31, 1996....................................             15,291,000            99,876,000
                                                                  ====================== =====================

         The standardized measure of discounted estimated future net cash flows related to proved oil and gas reserves at December 31, 1996, 1995 and 1994 were as follows:


                                                     1996                   1995                  1994
                                                     ----                   ----                  ----
Future cash inflows........................           $769,681,000      $410,721,000          $423,775,000
Future development and production costs....          (300,868,000)      (275,252,000)         (285,124,000)
                                            ---------------------  ---------------------  ---------------------
Future net cash flows, before income tax...            468,813,000       135,469,000           138,651,000
Future income taxes........................          (116,660,000)                 -           (1,103,000)
                                            ---------------------  ---------------------  ---------------------
Future Net Cash Flows......................            352,153,000       135,469,000           137,548,000
10% annual discount........................          (169,385,000)       (60,181,000)          (59,395,000)
                                            ---------------------  ---------------------  ---------------------
Standardized Measure of Discounted
   Future
Net Cash Flows.............................           $182,768,000       $75,288,000           $78,153,000
                                            ======================  ====================== ====================


         The primary changes in the standardized measure of discounted estimated future net cash flows for the years ended December 31, 1996, 1995 and 1994 were as follows:

                                                            1996                 1995                  1994
                                                            ----                 ----                  ----
Beginning of year...............................        $75,288,000           $78,153,000           $95,678,000
Sales of oil and gas produced, net of
   production costs.............................        (27,787,000)          (18,387,000)          (21,291,000)
Net change in price and costs...................        182,919,000             6,800,000           (13,600,000)
Change in quantity estimates and other..........            933,000               432,000               611,000
Accretion of discount...........................          7,528,000             7,800,000             9,568,000
Net change in income taxes......................        (56,113,000)              490,000             7,187,000
                                                   -----------------    -------------------   ------------------
End of year.....................................       $182,768,000           $75,288,000           $78,153,000
                                                   =================    ===================   ==================


         Estimated future cash inflows are computed by applying year-end prices of oil and gas to year-end quantities of proved reserves. Estimated future development and production costs are determined by estimating the expenditures to be incurred in developing and producing the proved oil and gas reserves at the end of the year, based on year-end costs and assuming continuation of existing economic conditions. Estimated future income tax expense is calculated by applying year-end statutory tax rates to estimated future pre-tax net cash flow related to proved oil and gas reserves, less the tax basis of the properties involved.

          The assumptions used to compute the standardized measure are those prescribed by the Financial Accounting Standards Board and as such, do not necessarily reflect the Company's expectations of actual revenues to be derived from those reserves nor their present worth. The limitations inherent in the reserve quantity estimation process are equally applicable to the standardized measure computations since these estimates are the basis for the valuation process.

     No dealer, salesperson, or other person has been authorized to give any information or to make any representations in connection with the offer contained herein other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Initial Purchasers. This Prospectus does not constitute an offer to sell or the solicitation of any offer to buy any security other than those to which it relates, nor does it constitute an offer to sell, or the solicitation of an offer to buy, to any person in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof nor that the information contained herein is correct as of any time subsequent to the date hereof.

                                   ---------

                                TABLE OF CONTENTS

                                                                            Page
Prospectus Summary..........................................................  7
Risk Factors................................................................ 20
Use of Proceeds............................................................. 29
The Exchange Offer.......................................................... 30
Capitalization.............................................................. 41
Unaudited Pro Forma Combined
  Financial Data............................................................ 42
Selected Consolidated Financial Data........................................ 48
Management's Discussion and Analysis of
  Financial Condition and Results
  of Operations............................................................. 50
Business and Properties..................................................... 61
Management.................................................................. 80
Principal Stockholders and Share
  Ownership of Management................................................... 83
Certain Transactions........................................................ 83
Description of New Credit Facility.......................................... 84
Description of the Exchange Notes........................................... 85
Description of the Outstanding Notes........................................115
Certain Federal Income Tax Considerations...................................115
Book-Entry; Delivery and Form...............................................119
Plan of Distribution........................................................121
Legal Matters...............................................................123
Experts.....................................................................123
Available Information.......................................................124
Incorporation of Certain Documents
   by Reference.............................................................125
Glossary....................................................................126
Index to Consolidated Financial Statements..................................F-1

                        -------------------------------

                                   PROSPECTUS

                        -------------------------------





                                  $140,000,000




                                     [LOGO]





                            MAGNUM HUNTER RESOURCES,
                                      INC.





                           10% Senior Notes due 2007



                                October 24, 1997

                                   P A R T II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers.

         The General Corporation Law of Nevada permits provisions in the articles, by-laws or resolutions approved by shareholders which limit liability of directors for breach of fiduciary duty in certain specified circumstances. The Articles of Incorporation, with certain exceptions, eliminate any personal liability of a director to the Company or its shareholders for monetary damages for the breach of a director's fiduciary duty, and therefore a director cannot be held liable for damages to the Company or its shareholders for gross negligence or lack of due care in carrying out his fiduciary duties as a director. Nevada law permits indemnification if a director or officer acts in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation. A director or officer must be indemnified as to any matter in which he successfully defends himself. Indemnification is prohibited as to any matter in which the director or officer is adjudged liable to the corporation.

Item 21(a).  Exhibits.

         The information required by this Item 21(a) is set forth in the Index to Exhibits accompanying this Registration Statement and is incorporated herein by reference.

Item 22.  Undertakings.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in the documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

         The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, each of the registrants has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Irving, Texas, on the 23th day of October, 1997.

                                        MAGNUM HUNTER RESOURCES, INC.

                                          /s/ Gary C. Evans
                                      By:-----------------------------------
                                         Gary C. Evans
                                         President and Chief Executive Officer


                                        MAGNUM HUNTER PRODUCTION, INC.

                                          /s/ Gary C. Evans
                                      By:-----------------------------------
                                         Gary C. Evans
                                         Chief Executive Officer


                                        HUNTER GAS GATHERING, INC.

                                         /s/ Gary C. Evans
                                      By:-----------------------------------
                                          Gary C. Evans
                                          Chief Executive Officer


                                        GRUY PETROLEUM MANAGEMENT CO.


                                           /s/ Gary C. Evans
                                       By:---------------------------------
                                           Gary C. Evans
                                           Chief Executive Officer


                                        CONMAG ENERGY CORPORATION


                                            /s/ Gary C. Evans
                                        By:--------------------------------
                                           Gary C. Evans
                                           Chief Executive Officer


                                        RAMPART PETROLEUM, INC.


                                            /s/ Gary C. Evans
                                        By:--------------------------------
                                           Gary C. Evans
                                           Chief Executive Officer

                          MAGNUM HUNTER RESOURCES, INC.
                                POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                               Title                         Date

 /s/ Gary C. Evans
-------------------------     Director, President and Chief     October 23, 1997
Gary C. Evans                 Executive Officer

Matthew C. Lutz      *
--------------------------    Director, Chairman of the Board   October 23, 1997
Matthew C. Lutz               and Executive Vice President of
                              Exploration and Business
                              Development

/s/ Chris Tong
--------------------------    Senior Vice President and         October 23 1997
Chris Tong                    Chief Financial Officer

David S. Krueger     *
--------------------------    Vice President and Chief
David S. Krueger              Accounting Officer (principal     October 23, 1997
                              accounting officer)

Gerald W. Bolfing    *
--------------------------    Director                          October 23, 1997
Gerald W. Bolfing

Oscar C. Lindemann   *
-------------------------     Director                          October 23, 1997
Oscar C. Lindemann

John H. Trescot, Jr. *
-------------------------     Director                          October 23, 1997
John H. Trescot, Jr.

James E. Upfield     *
--------------------------    Director                          October 23, 1997
James E. Upfield


*By: /s/ Gary C. Evans
--------------------------
Attorney-in-fact

                         MAGNUM HUNTER PRODUCTION, INC.
                                POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



Signature                            Title                             Date


Richard R. Frazier    *
- ------------------------- Director, President and Chief    October 23, 1997
Richard R. Frazier          Operating Officer


/s/ Gary C. Evans
- ------------------------- Director and Chief Executive     October 23, 1997
Gary C. Evans               Officer(principal
                            executive officer)

/s/ Chris Tong
--------------------------  Senior Vice President and         October 23, 1997
Chris Tong                  Chief Financial Officer


David S. Krueger      *
- ------------------------- Vice President and Chief         October 23, 1997
 David S. Krueger           Accounting Officer


Matthew C. Lutz       *
- ------------------------- Director                         October 23, 1997
Matthew C. Lutz


*By: /s/ Gary C. Evans
--------------------------
Attorney-in-fact

                           HUNTER GAS GATHERING, INC.
                                POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



Signature                             Title                             Date

R. Renn Rothrock, Jr.  *
--------------------------- Director and President            October 23, 1997
R. Renn Rothrock, Jr.

/s/  Gary C. Evans
--------------------------- Director and Chief Executive      October 23, 1997
Gary C. Evans               Officer (principal executive
                            officer)

/s/ Chris Tong
--------------------------  Senior Vice President and         October 23, 1997
Chris Tong                  Chief Financial Officer

David S. Krueger  *
--------------------------- Vice President and Chief          October 23, 1997
David S. Krueger            Accounting Officer


Matthew C. Lutz   *
--------------------------- Director                          October 23, 1997
Matthew C. Lutz


*By: /s/ Gary C. Evans
--------------------------
Attorney-in-fact

                          GRUY PETROLEUM MANAGEMENT CO.
                                POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



Signature                           Title                             Date


Richard R. Frazier     *
------------------------   Director and Chief Operating      October 23, 1997
Richard R. Frazier          Officer

/s/ Gary C. Evans
-------------------------  Director and Chief Executive      October 23, 1997
Gary C. Evans               Officer (principal executive
                            officer)

R. Renn Rothrock, Jr.  *
-------------------------  Director and President            October 23, 1997
R. Renn Rothrock, Jr.

/s/ Chris Tong
-------------------------- Senior Vice President and         October 23, 1997
Chris Tong                  Chief Financial Officer

David S. Krueger       *
-------------------------  Vice President and Chief          October 23, 1997
David S. Krueger            Accounting Officer


Matthew C. Lutz        *
-------------------------  Director                          October 23, 1997
Matthew C. Lutz


*By: /s/ Gary C. Evans
--------------------------
Attorney-in-fact

                               CONMAG ENERGY, INC.
                                POWER OF ATTORNEY




     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



Signature                         Title                             Date


/s/ Richard R. Frazier
--------------------------- Director, President and Chief     October 23, 1997
Richard R. Frazier          Operating Officer


Gary C. Evans           *
--------------------------- Director and Chief Executive      October 23, 1997
Gary C. Evans               Officer (principal executive
                            officer)

David S. Krueger        *
--------------------------  Vice President and Chief          October 23, 1997
David S. Krueger            Accounting Officer


/s/ Chris Tong
--------------------------  Senior Vice President and         October 23, 1997
Chris Tong                  Chief Financial Officer


Matthew C. Lutz         *
--------------------------  Director                          October 23, 1997
Matthew C. Lutz



*By: /s/ Gary C. Evans
--------------------------
Attorney-in-fact

                             RAMPART PETROLEUM, INC.
                                POWER OF ATTORNEY


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



Signature                         Title                             Date

/s/ Richard R. Frazier
------------------------    Director, President and Chief    October 23, 1997
Richard R. Frazier           Operating Officer

Gary C. Evans         *
-------------------------   Director and Chief Executive     October 23, 1997
Gary C. Evans                Officer (principal executive
                             officer)
/s/ Chris Tong
-------------------------   Senior Vice President and        October 23, 1997
Chris Tong                   Chief Financial Officer

David S. Krueger       *
------------------------    Vice President and Chief         October 23, 1997
David S. Krueger             Accounting Officer


Matthew C. Lutz         *
------------------------    Director                         October 23, 1997
Matthew C. Lutz


*By: /s/ Gary C. Evans
--------------------------
Attorney-in-fact

                                INDEX TO EXHIBITS

Exhibit
Number                     Description of Exhibit

3.1 & 4.1                  Articles of Incorporation  (Incorporated by reference
                           to  Registration  Statement  on  Form  S-18, File No.
                           33-30298-D)
3.2 & 4.2                  Articles  of  Amendment to Articles of  Incorporation
                           (Incorporated by reference to Form  10-K for the year
                           ended December 31, 1990)
3.3 & 4.3                  Articles  of  Amendment  to Articles of Incorporation
                           (Incorporated by reference to  Registration Statement
                           on Form SB-2, File No. 33-66190)
3.4 & 4.4                  Articles of Amendment  to Articles  of  Incorporation
                           (Incorporated by reference to  Registration Statement
                           on Form S-3, File No. 333-30453)
3.5 & 4.5                  By-Laws,  as  Amended  (Incorporated by  reference to
                           Registration Statement on Form SB-2File No. 33-66190)
3.6 & 4.6                  Certificate of Designation of 1996 Series A Preferred
                           Stock (Incorporated  by  reference to  Form 8-K dated
                           December 26, 1996, filed January 3, 1997)
3.7 & 4.7                  Amendment to Certificate  of  Designations  for  1996
                           Series A Convertible Preferred Stock (Incorporated by
                           reference to Registration Statement on Form S-3, File
                           No. 333-30453)
4.8                        Indenture  dated May 29, 1997 between  Magnum  Hunter
                           Resources,  the subsidiary  guarantors  named therein
                           and First Union National Bank of North  Carolina,  as
                           Trustee (Incorporated by Reference to Registration
                           Statement on Form S-4 File No. 333- 31149)
4.9                        Form of 10% Senior Note due 2007 (Incorporated by
                           Reference to Registration Statement on Form S-4 File
                           No. 333- 31149)
5                          Opinion of Thompson & Knight, a Professional
                           Corporation(Incorporated by Reference to Registration
                           Statement on Form S-4 File No. 333- 31149)
10.1                       Amended and Restated Credit Agreement,dated April 30,
                           1997,  between  Magnum  Hunter  Resources,  Inc.  and
                           Bankers Trust Company, et al. (Incorporated by
                           Reference to Registration Statement on Form S-4 File
                           No. 333- 31149)
10.2                       First  Amendment  to  Amended  and  Restated   Credit
                           Agreement, dated April 30, 1997,between Magnum Hunter
                           Resources, Inc. and Bankers Trust Company, et al.
                           (Incorporated by Reference to Registration Statement
                           on Form S-4 File No. 333- 31149)
10.3                       Employment Agreement for Gary C. Evans  (Incorporated
                           by reference to Registration
                           Statement on Form S-4, File No. 333-2290)
10.4                       Employment Agreement for Matthew C. Lutz Incorporated
                           by reference to Registration   Statement on Form S-4,
                           File No. 333-2290)
10.5                       Stock  Purchase   Agreement   among   Magnum   Hunter
                           Resources, Inc. and Trust Company of the West and TCW
                           Asset Management Company, in the capacities described
                           herein,TCW Debt and Royalty Fund IVB and TCW Debt and
                           Royalty  Fund  IVC,  dated  as  of  December  6, 1996
                           (Incorporated by reference to Form 8-K dated December
                           26, 1996, filed January 3, 1997)
10.6                       Registration Rights  Agreement,  dated May  29, 1997,
                           between  Magnum  Hunter Resources, Inc. and   Bankers
                           Trust Company, et al. (Incorporated by Reference to
                           Registration Statement on Form S-4 File No.333-31149)
10.7                       Purchase  and Sale  Agreement,  dated  May   17, 1996
                           between  Meridian  Oil,  Inc.  and   ConMag   Energy
                           Corporation (Incorporated by  reference  to Form 8-K,
                           dated June 28, 1996, filed July 12, 1996)
10.8                       Purchase and Sale Agreement,  dated February 27, 1997
                           among  Burlington  Resources  Oil  and  Gas  Company,
                           Glacier Park Company and Magnum Hunter Production,Inc
                           (Incorporated by reference to  Form 8-K, dated  April
                           30, 1997, filed May 12, 1997)
21                         Subsidiaries of the Registrant (Incorporated by
                           Reference to Registration Statement on Form S-4
                           File No. 333- 31149)
23.1                       Consent  of   Thompson  &   Knight,   a  Professional
                           Corporation   (contained  in  its  opinion  filed  as
                           Exhibit 5)
23.2**                     Consent of Deloitte & Touche LLP
23.3**                     Consent of Hein + Associates LLP
23.4                       Consent of Ryder Scott Co. (Incorporated by Reference
                           to Registration Statement on Form S-4 File  No.  333-
                           31149)

23.5                       Consent of Gaffney, Cline & Associates Inc.
                           (Incorporated by Reference to Registration Statement on Form S-4 File No. 333- 31149)
23.6                       Consent of Glenn Harrison Petroleum Consultants, Inc.
                           (Incorporated by Reference to Registration Statement on Form S-4 File No. 333- 31149)
23.7                       Consent of James J. Weisman, Jr.
                           (Incorporated by Reference to Registration Statement on Form S-4 File No. 333- 31149)
23.8                       Consent of Hensley Consultants, Inc.
                           (Incorporated by Reference to Registration Statement on Form S-4 File No. 333- 31149)
25 Statement of Eligibility of First Union National Bank of North Carolina, as Trustee (Incorporated by Reference to Registration Statement on Form S-4 File No. 333- 31149)


    **   Filed herewith.